Form 10-K, Exhibit 13
period 1997-12-31
SHORE BANCSHARES INC
filed 1998-03-30
CIK 1035092

[GRAPHIC LOGO GOES HERE]

                                      1997
                                 Annual Report

SELECTED FINANCIAL DATA

------------------------------------------------------------------------------------------------------------------------
For the Year                                                    1997            1996            1995            1994

------------------------------------------------------------------------------------------------------------------------
Net interest income                                         $   6,957,167   $  6,265,431    $  6,012,491    $  6,097,626
Provision for credit losses                                            --             --              --         274,000
Net interest income after provision for credit losses           6,957,167      6,265,431       6,012,491       5,823,626
Non-interest income                                               909,049        999,423         877,386         856,585
Net income                                                      2,370,198      2,307,742       2,138,500       2,030,864
------------------------------------------------------------------------------------------------------------------------
Per Share Data:*
------------------------------------------------------------------------------------------------------------------------
Diluted net income                                          $        2.35   $       2.29    $       2.12    $       2.02
Cash dividends declared                                              0.97           0.92            0.85            0.60
Book value                                                          23.34          21.93           20.70           19.19
Number of common shares                                         1,007,424      1,007,424       1,007,424       1,007,424
------------------------------------------------------------------------------------------------------------------------
At Year End
------------------------------------------------------------------------------------------------------------------------
Total Assets                                                $ 175,115,011   $146,899,477    $138,100,669    $144,942,996
Loans, net of unearned income                                 109,167,283     88,892,757      87,049,483      79,329,222
Allowance for credit losses                                     1,403,747      1,503,268       1,478,555       1,481,501
Investment securities                                          48,742,568     43,652,747      37,131,443      53,209,881
Deposits                                                      145,813,270    124,166,248     116,479,753     124,984,593
Long-term debt                                                  5,000,000             --              --              --
Stockholders' equity                                           23,514,810     22,095,951      20,849,348      19,332,344
------------------------------------------------------------------------------------------------------------------------
Average Balances
------------------------------------------------------------------------------------------------------------------------
Total assets                                                $ 165,695,678   $141,410,379    $139,313,160    $143,919,722
Total deposits and borrowings                                 141,504,846    118,945,631     118,224,470     124,027,077
Stockholders' equity                                           22,789,823     21,626,308      20,318,612      19,027,257
Return on average total assets                                      1.43%          1.63%           1.54%           1.41%
Return on average stockholders' equity                             10.40%         10.67%          10.52%          10.67%
========================================================================================================================


For the Year                                                   1993
------------------------------------------------------------------------
Net interest income                                        $  5,841,071
Provision for credit losses                                   1,000,000
Net interest income after provision for credit losses         4,841,071
Non-interest income                                             855,619
Net income                                                    1,759,683
------------------------------------------------------------------------
Per Share Data:*
------------------------------------------------------------------------
Diluted net income                                         $       1.75
Cash dividends declared                                            0.53
Book value                                                        17.95
Number of common shares                                       1,007,424
------------------------------------------------------------------------
At Year End
------------------------------------------------------------------------
Total Assets                                               $144,079,772
Loans, net of unearned income                                86,247,915
Allowance for credit losses                                   1,851,369
Investment securities                                        36,663,520
Deposits                                                    125,249,716
Long-term debt                                                       --
Stockholders' equity                                         18,085,400
------------------------------------------------------------------------
Average Balances
------------------------------------------------------------------------
Total assets                                               $140,857,647
Total deposits and borrowings                               122,441,750
Stockholders' equity                                         17,858,590
Return on average total assets                                    1.25%
Return on average stockholders' equity                            9.85%
========================================================================

* Per share data for 1992 through 1995 is restated to reflect the 100% stock dividend paid May 20, 1994 and the July 1, 1996 2 for 1 stock split effected upon conversion to Shore Bancshares, Inc.

The year ended December 31, 1997 reflects the merger of Kent Savings and Loan Association, Inc. on April 1, 1997 and accounted as a purchase transaction.

------------------------------------------------------------------
                             CONTENTS
------------------------------------------------------------------

Letter to Stockholders                                          4

Management's Discussion and Analysis of
Results of Operations and Financial Condition                5-11

Consolidated Financial Statements                           12-32

Independent Auditiors' Report                                  33

Average Balances, Yields, and Rates                            34

Rate and Volume Variance Analysis                              35

Market Price of and Dividends on
Registrant's Common Equity and Related
Stockholder Matters                                            36

Board of Directors                                             37

Officers                                                       38

Employees and Offices                                          39
------------------------------------------------------------------

                                BUSINESS PROFILE

Shore Bancshares Inc. (the Company), a Maryland corporation, incorporated on March 15, 1996, became a registered bank holding company on July 1, 1996 under the Bank Holding Company Act of 1956, as amended. The Company engages in its business through its sole subsidiary, The Centreville National Bank of Maryland (the Bank), a national banking association.

The Company's and Bank's main office is located at 109 North Commerce Street, Centreville, Queen Anne's County, Maryland. Banking business is conducted at 5 full service branch offices, all in Maryland with two located in Centreville, Queen Anne's County, a branch in Stevensville, Queen Anne's County, a Hillsboro location, serving Queen Anne's and Caroline Counties, and our most recent addition in Chestertown, Kent County.

The Bank has been doing business in Centreville since 1876 and is engaged in both the commercial and consumer banking business. The Bank provides a wide range of personal banking services designed to meet the need of local consumers. The Bank engages in the financing of commerce and industry by providing credit and deposit services for small to medium sized businesses, local governments, and for the agricultural community in the Bank's market area.

The Company's and the Bank's management are committed to providing personal, friendly, quality service to our customers while earning a reasonable return for our shareholders. Our commitment to the communities in which we operate and their economic vitality is a crucial element of our focus. We believe in giving back to the community we serve. We have grown and changed along with our local region. Shore Bancshares Inc. will continue to respond to the changing business environment through our investment in technology and products and services developed to meet the needs of our customers, while remaining true to our principle of excellent customer service.

TO OUR STOCKHOLDERS:

     The Board of Directors and management of Shore Bancshares, Inc. are pleased to present the Annual Report for the year ended December 31, 1997.

     It has truly been another eventful year for Shore Bancshares and The Centreville National Bank of Maryland. The acquisition and merger of Kent Savings and Loan Association, F.A. was completed as of the close of business March 31, 1997, resulting in the Bank's fifth branch, its first in Kent County. Several new products were introduced during 1997 including a Silver Certificate for depositors 62 and over and a Prime Rate Home Equity Line of Credit. The Company's and Bank's administrative offices moved into the newly renovated space on Commerce Street and the project was almost complete as of year end. The Annual Meeting will be held in the new facility this year, located at 109 North Commerce Street in Centreville.

     Among the projects facing us, is preparing our systems for the year 2000. As you may know, there is the potential for problems with computers and other types of electronic equipment as the date changes to January 1, 2000. We have assembled a team to assess our exposure and analyze and implement solutions to make the transition a smooth one. We fully expect to be prepared to provide our customary level of service into the next century.

     We attained record earnings for the year ended December 31, 1997 of $2.37 million, or $2.35 diluted earnings per common share, in net income after taxes compared to $2.31 million, or $2.29 diluted earnings per common share, in 1996. Total assets grew by 19.2% to $175.1 million, and deposits increased to $145.8 million or 17.4%, largely as a result of the Kent Savings merger.

     Cash dividends totaling $0.97 per share were paid to stockholders during 1997, an increase of $0.05 per share, or 5.4%, over the prior year. Stockholders' equity increased by 6.4% over the year ended December 31, 1996. The book value of your stock increased by the same percentage to $23.34 per share. Total capital remains well above regulatory requirements as discussed in the Notes to Consolidated Financial Statements.

     On behalf of the Board of Directors and the entire staff, we thank you for your continued support. We encourage your comments and suggestions. We look forward to another exciting year of change and challenge. However, our commitment to service in our communities will never change.

/s/ Walter E. Schmidt                       /s/ Daniel T. Cannon
_____________________                       ____________________
Walter E. Schmidt                           Daniel T. Cannon
Chairman of the Board                       President and CEO

           MANAGEMENT'S DISCUSSION AND ANALYSIS RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION

The following discussion is designed to provide a better understanding of the financial position of Shore Bancshares, Inc. (the Company), and should be read in conjunction with the Audited Consolidated Financial Statements and Notes.

                           ORGANIZATIONAL BACKGROUND

    On July 1, 1996, the Company commenced operations as the parent company of its sole subsidiary, The Centreville National Bank of Maryland ("the Bank"), which has conducted the business of banking since 1876. Since the Bank is the primary possession of the Company, the assets and liabilities of the Company are comprised almost entirely of the assets and liabilities of the Bank. The same is true for the income and expense of the Company. All data for periods on and after July, 1996 is presented in this analysis in consolidated form and is compared to like data for the Bank for prior years. Comparative financial data for 1995 is that of the Bank restated to reflect the exchange of shares of Bank common stock for Company shares.

    Effective April 1, 1997, The Centreville National Bank of Maryland completed its merger with Kent Savings and Loan Association, F.A. (Kent Savings) of Chestertown Maryland. The transaction was accounted for as a purchase and, therefore, results of operations for Kent Savings subsequent to March 31, 1997 are included in the consolidated statements of income and cash flows from date of acquisition. Under the terms of the agreement the Bank paid approximately $5.1 million for all of the outstanding shares of Kent Savings resulting in $2.1 million in goodwill to be amortized over 15 years. Kent Savings has one office located on High Street in downtown Chestertown.

                         RESULTS OF OPERATIONS OVERVIEW

    The Company reported $2.4 million in net income for 1997 or $2.35 diluted earnings per share compared to 1996 net income of $2.3 million or $2.29 diluted earnings per share and 1995 net income of $2,139,000 or $2.12 per share diluted earnings. Excluding the gain on the sale of investment securities of $9 thousand in 1997 and $204 thousand in 1996, net income before taxes in 1997 actually increased $266 thousand or 11.5% over the same period in 1996. Earnings for the year represent a record level of performance for the Company. The improvement was attributable to the 11% growth in net interest income, the Company's major income component. Non-interest income grew 13.2%, excluding the securities gains. Non-interest expenses increased 15.4% over the prior year. The increase was primarily attributable to expenses associated with the merger of Kent Savings, including goodwill amortization, and higher depreciation expense in the third and fourth quarters resulting from the renovation of the Centreville office. Return on average assets was 1.43%, 1.63% and 1.54% in 1997, 1996, and 1995, respectively, which reflects the Company's growth in assets in 1997, as a result of the Kent Savings merger, at a faster rate than the growth in earnings. Earnings growth reflects a lower net interest margin and the additional costs of the Kent Savings merger. The return on average stockholders' equity for 1997 was 10.40% compared to 10.67% and 10.52% in 1996 and 1995, respectively.

                  NET INTEREST INCOME AND NET INTEREST MARGIN

    Net interest income is the principal source of earnings for a banking company. It represents the difference between interest and fees earned on the loan and investment portfolios and the interest paid on deposits and borrowings. The year ended December 31, 1997 was characterized by relatively stable interest rates whereas the years ended December 31, 1996 and 1995 have been represented by generally declining interest rates. For the Company, 1997 rate activity reflected slightly increasing loan rates in the first quarter and a reduction of rates in the fourth quarter. Deposit rates followed the same trends although rate reductions began in the third quarter. The years 1996 and 1995 reflect increasing loan rates and generally declining deposit rates until the second half of 1996 when deposit rates increased slightly.

    Net interest income (on a tax equivalent basis) for 1997 increased by $688 thousand or 10.6% compared to the year ended December 31, 1996, while 1996 increased by $192 thousand or 3.0% from the previous year ended December 31, 1995. Interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities. Despite a decrease in interest rate spread, 1997 reflects an increase in net interest income due primarily to an increase in volume associated with the Kent Savings merger. The 1996 variances are largely the result of the effect of increased interest rate spread as of December 31, 1996 versus 1995. Interest rate spread for the years ended December 31, 1997, 1996 and 1995 was 3.82%, 3.87%, and 3.86%, respectively. The 1997 interest rate spread decreased compared to 1996 by .05%. The rate spread variance reflects a decrease in yield on earning assets of .02% as a result of a lower yielding loan portfolio and growth in the investment securities portfolio, a lower yielding asset when compared to loans. The yield on the loan portfolio was impacted by the introduction of the Kent Savings loans which yield slightly less than the loans originated by the Company prior to the acquisition. Federal funds and securities portfolio yields actually increased over 1996 by .13% and .07%, respectively. Interest-bearing liabilities' yield increased .03% over 1996, reflecting the higher cost of the $5,000,000 Federal Home Loan Bank of Atlanta
(FHLB) long-term borrowing and IRA deposits. Other deposit accounts actually reflected a reduced yield compared to the previous year. Interest rate spread in 1996 increased by .01% over 1995 as a result of a modest increase in yield on earning assets of .04% and an increase in expense of interest-bearing liabilities of .03%. Overall, when compared to 1995, loan rates showed an increase during 1996, as did the average balance in loans, providing a higher return compared to investment securities. Total interest expense actually decreased in 1996 compared to 1995 by $21 thousand, or less than 1%, as a result of decreasing deposit rates in the first 6 months of 1996 and 1.1% decrease in average balance of interest bearing deposits as of December 31, 1996. See the table titled "Average Balances, Yields and Rates" on page 34 for additional information.

    Net interest margin is calculated as tax equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets. For 1997, the net interest margin decreased to 4.64% from 4.85% in 1996. This decrease is the result of earning assets growing 15.5% while net interest income grew at a rate of 10.6%. The net interest margin for 1996 increased to 4.85% from 4.75% the previous year. These changes are the result of repricing as previously discussed and are illustrated in the table titled "Tax Equivalent Net Interest Income and Rate/Volume Analysis" on pages 34 and 35. Comparing 1997 and 1996 shows that changes in rates increased net interest margin $6 thousand, while changes in volume provided $682 thousand for a net increase of $688 thousand. Volume increases accounted for the growth in net interest margin and is attributed to the Kent Savings merger. Excluding the $20.3 million in total loans from Kent Savings, loan growth was actually flat. The majority of the $7 million growth in average investment securities is attributed to the purchase of bonds to leverage the FHLB borrowing. When comparing 1996 vs. 1995, repricing actually reduced the net interest margin $20 thousand in net interest income and volume changes provided $212 thousand for a net increase of $192 thousand. The 1.1% 1996 increase in average earning assets was assisted by a $4.5 million increase in average total loans and was tempered by a 17% or $7.8 million reduction in average total investment securities. The funds made available as a result of a declining investment portfolio and increased deposits which were not invested in the loan portfolio were invested federal funds. The balance of outstanding mortgage loans increased by approximately $4.4 million. This increase is attributed to an increase in commercial real estate loans and the addition of a 10 year draw home equity line of credit product as well as a significant increase in the outstanding balance of the first time home buyer product.

    Management and the Board of Directors monitor interest rates on a regular basis to assess the Company's competitive position and to maintain a reasonable and profitable interest rate spread. The Company also considers the maturity distribution of loans, investments, and deposits and its effect on net interest income as interest rates rise and fall over time.

    For additional analysis see the Notes to the Consolidated Financial Statements.

                   PROVISION AND ALLOWANCE FOR CREDIT LOSSES

    For the year ended December 31, 1997, the Bank recorded net charge off of $115 thousand compared to net recoveries of $25 thousand in 1996 and net charge offs of $3 thousand in 1995. Internal loan review, in particular, has been effective in identifying problem credits and in achieving timely recognition of potential and actual losses within the loan portfolio. Improved overall credit quality and increased collection efforts have also contributed to the relatively small amount of net charge offs in 1997 and 1995 and net recoveries in 1996.

    Gross charge offs amounted to $159 thousand, $78 thousand and $105 thousand in 1997, 1996, and 1995, respectively, the majority of which were installment loans. Efforts to collect charged off loans continue and are evidenced by the amount of recoveries, totaling $44 thousand in 1997, $103 thousand in 1996 and $102 thousand in 1995.

    The provision for credit losses has followed the same general trend as the amount of charge offs. No provision for credit losses was charged to expense in 1997, 1996, or 1995. $15 thousand was added to the allowance upon the merger with Kent Savings. The allowance for credit losses is maintained at a level believed adequate by management to absorb estimated probable credit losses. Management's quarterly evaluation of the adequacy of the allowance is based on analysis of the loan portfolio and its known and inherent risks, assessment of current economic conditions, diversification and size of the portfolio, adequacy of the collateral, past and anticipated loss experience and the amount of non-performing loans. The allowance for credit losses has remained relatively unchanged despite the increase in outstanding loan balances. The allowance for credit losses of $1.4 million as of December 31,1997 represented 1.29% of gross loans. The allowance for credit losses of $1.5 million as of December 31, 1996 amounted to 1.69% of the outstanding loan portfolio. The decrease in the percentage of allowance to outstanding loans, despite the increasing outstanding gross loans, is justified by lower levels of past due and classified loans. Analysis by loan review and internal audit supports the adequacy of the allowance. This reduction in percentage of allowance to outstanding loans reflects improvements in credit quality achieved through better credit underwriting and more aggressive collection efforts and is further evidenced by lower past due loan totals. In management's opinion, the allowance for credit losses is adequate as of December 31, 1997.

    See Note 5 in the Notes to the Consolidated Financial Statements.

                              NON-INTEREST INCOME

    Non-interest income decreased $90 thousand or 9.04% as of December 31, 1997 compared to the year ended December 31, 1996. However, excluding the securities gains, non-interest income increased $105 thousand or 13.2%. Increased service charges from increased levels of checks drawn against insufficient funds accounted for $46 thousand of the increase. Gain on life insurance of $31 thousand and $47 thousand increase in earnings from unconsolidated subsidiaries also contributed to the improvement in non-interest income.

    As of December 31, 1996, non-interest income increased $122 thousand or 13.9% over 1995. The increase was due primarily to a $204 thousand gain on the sale of Sallie Mae Stock. Service charges on deposit accounts increased $45 thousand reflecting increased levels of checks drawn against insufficient funds. Income of unconsolidated subsidiaries declined in 1996 to $25 thousand; a $92 thousand reduction from the prior year. See details in Note 7 in the Notes to Consolidated Financial Statements.

    For the year ended December 31, 1995, non-interest income increased $21 thousand or 2.4% compared to the prior year. The increase was due largely to an increase of $43 thousand in service charges on deposit accounts which were the result of increased levels of checks drawn against insufficient funds and was offset by a $51 thousand decrease in income of unconsolidated subsidiaries.

                             NON-INTEREST EXPENSES

    The year ended December 31, 1997 reflected a $583 thousand increase or 15.4% when compared to the year ended December 31, 1996. A significant portion, or $248 thousand, of the increase is related to employee salaries and benefits. The number of full time equivalent employees increased by four when comparing the year ended December 31, 1997 to the same period in 1996. The Company added 3 full time staff positions as well as a branch manager position with the addition of the Kent Branch. Salaries and benefits also include cost of living increases and benefit cost increases.

    FDIC insurance premiums increased in 1997 with the inclusion of SAIF deposits from Kent Savings. Premises and fixed assets expenses continued to increase. Facility improvements and equipment upgrades resulted in increased depreciation expense, maintenance costs and equipment service contracts. This trend is expected to continue in 1998 when a full year of depreciation expense will be recorded for the Commerce Street renovation. Renovations and expansions at three branch locations were completed in 1995 and increased the Bank's investment in premises. The Company began the Commerce Street renovation in January 1997, and anticipates completion of this office in 1998. Larger buildings require more maintenance and the additional investment will be depreciated over the estimated useful life of the asset. The impact of this additional expense is not expected to have a material effect on the Company's net income.

    Increases were noted in marketing and stationery and supplies. These areas of increased expense include costs associated with the promotion and establishment of the Kent Branch. In addition, the Company has adopted a full scale marketing program including direct mail, cable television commercial and product promotion. Marketing plays a significant role in banking today, more so than in the past. As the banking industry continues to consolidate, both banking and non-banking companies are competing much more aggressively. Direct competition for deposits comes from other commercial banks, savings banks, savings and loan associations, and credit unions as well as brokerage houses, mutual funds and the securities market. The Bank also competes with the same banking entities for loans, as well as with mortgage banking companies and institutional lenders. Significant growth was also noted in "Other expenses" primarily due to $106 thousand of goodwill amortization produced from the Kent Savings merger.

    Non-interest expenses increased slightly by $1 thousand or less than 1% for the year ended December 31, 1996 from the previous year. The minimal fluctuation in other non-interest expense is primarily the result of reduced FDIC premiums offsetting the increase in other costs. FDIC deposit insurance premiums were reduced in 1996 to unusually low levels since the fund surpassed it recapitalization goal. Increases in costs were noted for salaries and benefits as the result of the reflection of a full year of salaries for the employees who were added in 1995, increased benefit costs and cost of living adjustments. The number of full time equivalent staff as of December 31, 1996 did not change from the previous year.

    Non-interest expenses for the year ended December 31, 1995 reflected a slight increase of less than 1% over the prior year end as well. This increase was slowed as a result of a 50% reduction in FDIC premiums for 1995. The Company added one full-time and eight part-time employees to the staff during 1995. Part-time employees were hired to provide a consistent level of service to our customers during peak times. The increase in salaries and benefit costs, which includes cost of living adjustments for current staff, amounted to $71 thousand or 3.9%. Increases were also noted in postage expense, marketing expense and mortgage appraisal fees. Postage rate and volume increases accounted for a 27.2% increase in postage expense.

                                  INCOME TAXES

    For 1997, the effective tax rate for the Company decreased to 32.3% compared to 33.7% for 1996 and 31.1% for 1995. The reduction in effective tax rate in 1997 resulted from a $51 thousand rehabilitation tax credit. The Company's income tax expense differs from the amount computed at statutory rates primarily due to tax-exempt interest from certain loans and investment securities and, in 1997, the rehabilitation tax credit. Note 13 to the Consolidated Financial Statements includes a reconciliation of the Federal tax expense computed using the Federal Statutory rate of 34% and provides additional detail. The Company noted a decrease in State income taxes beginning in 1996 as the Maryland legislature exempted a portion of the interest from securities issued by the United States Treasury, bank-qualified Maryland Municipals, and some United States Government Agencies. This change in State income taxes has not had a material impact on liquidity, financial condition or operations.

    Deferred tax assets and liabilities are based on the differences between financial statement and tax bases of assets and liabilities. The tax effect of these differences is calculated using current statutory rates. Management believes more likely than not that all deferred taxes will be realized and therefore no valuation allowance is deemed necessary.

                             INVESTMENT SECURITIES

    Investment securities classified as available for sale are held for an indefinite period of time and may be sold in response to changing market and interest rate conditions as part of the asset/liability management strategy. Available for sale securities are carried at market value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity net of income taxes. Investment securities classified as held to maturity are those that management has both the positive intent and ability to hold to maturity, and are reported at amortized cost. The Company does not currently follow a strategy of making securities purchases with a view to near-term sales, and, therefore, does not own trading securities. The Company manages the investment portfolios within policies which seek to achieve desired levels of liquidity, manage interest rate sensitivity risk, meet earnings objectives, and provide required collateral support for deposit activities.

    Total investment securities amounted to $48.7 million and $43.7 million as of December 31, 1997 and 1996, respectively. The higher level of investments in securities resulted primarily from the investment of $5 million in funds borrowed from the FHLB. Excluding the U.S. Government and U.S. Government sponsored agencies, the Company had no concentrations of investment securities from any single issues that exceeded 10% of shareholders' equity. Note 4 to the Consolidated Financial Statements provides detail by type and contractual maturity for the years ended December 31, 1997 and 1996.

                                 LOAN PORTFOLIO

    The Company is actively engaged in originating loans to customers in Queen Anne's, Caroline, Kent, and Talbot Counties in the State of Maryland. The Company has policies and procedures designed to mitigate credit risk and to maintain the quality of the loan portfolio. These policies include underwriting standards for new credits as well as the continuous monitoring and reporting of asset quality and the adequacy of the allowance for credit losses. These policies, coupled with continuous training efforts, have provided effective checks and balances for the risk associated with the lending process. Lending authority is based on the level of risk, size of the loan and the experience of the lending officer. Note 5 to the Consolidated Financial Statements presents the composition of the Company's loan portfolio by significant concentration. The Company had no loan concentrations exceeding 10% of total loans which are not otherwise disclosed.

    The Company policy is to make the majority of its loan commitments in the market area it serves. This tends to reduce risk because management is familiar with the credit histories of loan applicants and has an in-depth knowledge of the risk to which a given credit is subject. The Company had no foreign loans in its portfolio as of December 31, 1997.

    It is the policy of the Company to place a loan in non-accrual status whenever there is substantial doubt about the ability of a borrower to pay principal or interest on any outstanding credit. Management considers such factors as payment history, the nature of the collateral securing the loan and the overall economic situation of the borrower when making a non-accrual decision. Non-accrual loans are closely monitored by management . A non-accruing loan is restored to current status when the prospects of future contractual payments are no longer in doubt. At December 31, 1997 and 1996, $199 thousand and $872 thousand, respectively, of non-accrual loans were secured by collateral with an estimated value of $1.1 million as of December 31, 1997 and $1.8 million as of December 31, 1996. At December 31, 1997, the Company had $3.3 million in loans on the watch list for which payments were current, but the borrowers have the potential for experiencing financial difficulties. These loans are subject to on going management attention and their classifications are reviewed regularly.

                                    DEPOSITS

    Deposit liabilities grew $21.6 million or 17.4% to 145.8 million compared to $124.2 million in 1996. The Kent Savings merger provided $20.8 million in time, savings and IRA deposits at April 1, 1997. In addition, deposit growth of 8.2% and 18.6% in non-interest bearing demand deposits and interest-bearing transaction accounts, respectively, have exhibited strong growth compared to the year ended December 31, 1996. The Company continues to experience strong competition from other commercial banks, credit unions, the stock market and mutual funds. The Company has no foreign banking offices.

                              LIQUIDITY MANAGEMENT

    Liquidity describes the ability of the Company to meet financial obligations that arise out of the ordinary course of business. Liquidity is primarily needed to meet borrower and depositer withdrawal requirements and to fund current and planned expenditures. The Company maintains its asset liquidity position internally through short term investments, the maturity distribution of the investment portfolio, loan repayments and income from earning assets. As indicated in the Consolidated Statement of Cash Flows a primary source of cash is maturity of investment securities. A substantial portion of the investment portfolio contains readily marketable securities that could be converted to cash immediately. Refer to Note 4 in the Consolidated Financial Statements for a table showing the maturity distribution of the Company's securities portfolio and the related estimated fair value. On the liability side of the balance sheet, liquidity is affected by the timing of maturing liabilities and the ability to generate new deposits or borrowings as needed. Other sources, not currently in use, are available through borrowings from the Federal Reserve Bank, the FHLB and from lines of credit approved at correspondent banks. As of December 31, 1997 the Company had outstanding loan commitments and unused lines of credit of $12.0 million. Of this total, management expects to fund $ 4 million within one year. Loan growth of $19.9 million or 22.4% and deposit growth of $21.6 million or 17.4% in 1997 primarily resulted from the Kent merger. Investment security growth was funded by the long-term borrowing from the Federal Home Loan Bank of Atlanta. Deposit growth of $7.7 million or 6.6% during the later part of 1996, was used primarily to fund the $1.8 million or 2.1% increase in loans and $6.6 million or 18.2% increase in amortized cost of securities. Management knows of no trend or event which will have a material impact on the Company's ability to maintain liquidity at satisfactory levels.

                             MARKET RISK MANAGEMENT

    Market risk is the risk of loss that arises from changes in interest rates, foreign currency exchange prices, commodity prices, equity prices, and other market changes that affect market sensitive financial instruments. The Company's subsidiary's, The Centreville National Bank of Maryland, risk is composed primarily of interest rate risk, which is the exposure of the Bank's earnings and capital arising from future interest rate changes. This risk is a normal part of the banking business because assets and liabilities do not reprice at the same rate, nor do they move to the same degree as rates change. In addition, the maturity distribution of the Bank's assets and liabilities do not match for given periods of time. The Bank's Board of Directors has adopted an Asset Liability Management Policy, which is administered by the Asset Liability Committee of the Board of Directors. The Committee is responsible for monitoring the Bank's interest rate sensitivity position and recommending policies to the Board of Directors to limit exposure to interest rate risk while maximizing net interest income.

    The Bank uses earnings simulation modeling to measure the effect specific rate changes would have on one year of net interest income. Key assumptions include calls and maturities of investment securities, depositors' rate sensitivity, maturity dates of fixed rate loans and investment securities and repricing date of variable rate loans. As with any method of gauging risk, there are inherent shortcomings and actual results may deviate significantly from assumptions used in the model. Actual results will differ from simulated results due to timing , magnitude and frequency of interest-rate changes as well as changes in market conditions and management strategies. At December 31, 1997 the Bank's estimated earnings sensitivity profile reflected a modest sensitivity to interest rate changes. Based on an assumed 100 basis point immediate change in interest rates the Bank's net interest income would decrease by $142 thousand if rates were to increase by that amount and would increase $199 thousand if rates would decline a similar amount.

                         CAPITAL RESOURCES AND ADEQUACY

    Total stockholders' equity increased $1.4 million or 6.4% in 1997 to $23.5 million at the end of the year from $22.1 million at December 31, 1996. Earnings of $2.4 million was the primary contributor to this increase. The change in unrealized gain (loss) on investments classified as available for sale accounted for a $26 thousand improvement and dividends paid reduced stockholders' equity $977 thousand. Total stockholders' equity as of December 31, 1996 increased $1.2 million compared to the prior year where $2.3 million in earnings provided the majority of the increase. The change in unrealized gain on investments classified as available for sale accounted for a $134 thousand reduction and dividends paid also decreased stockholders' equity $927 thousand.

    One measure of capital adequacy is the leverage capital ratio which is calculated by dividing average total assets for the most recent quarter into Tier 1 capital. The regulatory minimum for this ratio is 4%. The leverage capital ratio as of December 31, 1997 was 12.23% for the Company, and as of December 31, 1996 was 14.86% for the Bank.

    Another measure of capital adequacy is the risk based capital ratio or the ratio of total capital to risk adjusted assets. Total capital is composed of both core capital (Tier 1) and supplemental capital (Tier 2) including adjustments for off balance sheet items such as letters of credit and taking into account the different degrees of risk among various assets. Regulators require a minimum total risk based capital ratio of 8%. As of December 31, 1997, the Company's ratio was 23.61%. The Bank's ratio at December 31, 1996 was 28.25%. According to FDIC capital guidelines, the Bank is considered to be "Well Capitalized."

    Building and technological improvements continued in 1997. Renovations at the Commerce street location were started and substantially complete during 1997. Costs were approximately $1.2 million which includes improvements, furniture and equipment. The Kent Branch was updated with equipment and technology during the second quarter of 1997. During 1995, the Company rebuilt the branch located on Route 213, south of Centreville, converting it to a full service facility with a lender and customer service representative on staff, safe deposit facilities, and an automated teller machine ("ATM".) In 1995, the Company also completed an addition to the Stevensville branch. Approximately 1,500 square feet of office space and a third drive-thru lane were built. A new drive up ATM was installed in the new addition. The funding sources for these projects are primarily cash, federal funds and maturities of investment securities.

    The Hillsboro office was purchased from Signet Bank on January 31, 1992, and the Branch operated in a leased building on Maryland Route 404 until December 1993, when the building was purchased by the Company. A thorough renovation of the site has since been completed. This project included the addition of an ATM, a drive thru window, additional office space and a new roof and heating plant.

    On December 5, 1996 the Company entered into an agreement to acquire Kent Savings and Loan Association, F.A.(Kent Savings) of Chestertown, Maryland. The effective date of the merger was April 1, 1997 and was accounted for as a purchase transaction. Under the terms of the agreement, the Company paid approximately $5.1 million for all of the outstanding shares of Kent Savings. As of March 31, 1997, total assets of Kent Savings were approximately $24.0 million and total stockholders' equity was approximately $2.9 million.

    Management knows of no other trend or event which will have a material impact on capital. Please also refer to Note 16 in the Consolidated Financial Statements for additional discussion of regulatory matters.

                                 FUTURE TRENDS

    The Year 2000 issue is a potential problem that is facing all users of automated information systems and equipment. The concern is that many computers and equipment are based on two digits for the year of the transaction (for example "97") rather than a full four digits. These systems may not operate effectively when the last two digits become "00", as occurs on January 1, 2000. This could result in a systems failure or miscalculations, causing disruptions in operations and the inability to process transactions or engage in similar normal business activity. This is not just a banking problem, as corporations and business around the world are similarly impacted.

    To mitigate the effects of the Year 2000 issue, the Company's subsidiary, The Centreville National Bank of Maryland, adopted a plan and formed an internal task force to identify and assess impact of the Year 2000 issues, test the systems, and determine and implement the needed changes. The Bank is coordinating its efforts with other entities with which it interacts including suppliers, customers, creditors, borrowers and financial service organizations. The Bank's primary supplier of data processing services also has adopted a Year 2000 plan and timetable. Based on assessments made to date, the total cost of the project is estimated to be approximately $170 thousand which is being funded through operating cash flows. The majority of the cost is attributable to purchase of equipment and software to replace those systems which cannot be made Year 2000 compliant. The equipment and software will be capitalized. Additional costs including staff time will be expensed in the normal course of business and will not have a material impact on the Company's results of operations, liquidity, capital resources or financial condition.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1997 AND 1996


-----------------------------------------------------------------------------------------------------------------------
                                                                                           1997               1996
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                 $  5,091,798       $  4,872,866
Federal funds sold                                                                         3,503,900          5,389,874
Investment securities available for sale, at fair value                                    9,444,463         11,190,591
Investment securities held to maturity, fair value of $39,498,436 (1997) and
  $32,647,262 (1996)                                                                      39,298,105         32,462,156
Loans, less allowance for credit losses of $1,403,747 (1997) and $1,503,268 (1996)       107,763,536         87,389,489
Premises and equipment, net                                                                3,258,876          2,153,126
Accrued interest receivable                                                                1,475,994          1,385,474
Investment in unconsolidated subsidiaries                                                  1,187,206          1,114,228
Goodwill                                                                                   2,087,803             97,516
Other assets                                                                               2,003,330            844,157
-----------------------------------------------------------------------------------------------------------------------
    Total assets                                                                        $175,115,011       $146,899,477
=======================================================================================================================
LIABILITIES
Deposits:
  Noninterest-bearing demand                                                            $ 17,727,129       $ 16,380,740
  Interest-bearing transaction                                                            19,176,281         16,172,211
  Savings and money market                                                                37,575,341         31,799,398
  Time, $100,000 or more                                                                  13,473,763         16,679,534
  Other time                                                                              57,860,756         43,134,365
-----------------------------------------------------------------------------------------------------------------------
    Total deposits                                                                       145,813,270        124,166,248
Long-term debt                                                                             5,000,000                 --
Accrued interest payable                                                                     189,276            158,000
Other liabilities                                                                            597,655            479,278
-----------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                    151,600,201        124,803,526
-----------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Common stock, $.01 par value; authorized 10,000,000 shares; issued 1,007,424
  shares                                                                                      10,074             10,074
Surplus                                                                                   10,064,166         10,064,166
Retained earnings                                                                         13,480,311         12,087,317
Unrealized loss on investment securities available for sale, net of income tax               (39,741)           (65,606)
-----------------------------------------------------------------------------------------------------------------------
    Total stockholders' equity                                                            23,514,810         22,095,951
-----------------------------------------------------------------------------------------------------------------------
    Total liabilities and stockholders' equity                                          $175,115,011       $146,899,477
=======================================================================================================================


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


-------------------------------------------------------------------------------------------------------------------------

                                                                                   1997           1996           1995
-------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                                     $  9,346,631   $  8,103,983   $  7,671,960
Interest and dividends on investment securities
  Taxable                                                                         2,286,192      1,834,979      2,156,513
  Tax-exempt                                                                        417,895        424,202        543,148
Interest on federal funds sold                                                      354,331        378,246        137,734
-------------------------------------------------------------------------------------------------------------------------
    Total interest income                                                        12,405,049     10,741,410     10,509,355
-------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                              5,370,057      4,475,979      4,444,628
Interest on short-term borrowings                                                        --             --         52,236
Interest on long-term debt                                                           77,825             --             --
-------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                                        5,447,882      4,475,979      4,496,864
-------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                               6,957,167      6,265,431      6,012,491
PROVISION FOR CREDIT LOSSES                                                              --             --             --
-------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES                             6,957,167      6,265,431      6,012,491
-------------------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Service charges on deposit accounts                                                 664,708        639,631        594,201
Gains on sales of investment securities, net                                          8,568        203,997         37,808
Equity in net income of unconsolidated subsidiaries                                  72,978         25,884        118,120
Other income                                                                        162,795        129,911        127,257
-------------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                                       909,049        999,423        877,386
-------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
Salaries and employee benefits                                                    2,238,125      1,990,238      1,891,327
Premises and equipment expenses                                                     577,544        552,368        466,572
Federal deposit insurance premiums                                                   21,410          2,000        143,723
Marketing and promotion                                                             142,101         92,450         66,909
Stationery, printing and supplies                                                   160,037        120,105        129,983
Professional fees                                                                   114,601        175,957        130,030
Director and committee fees                                                         195,007        178,054        189,132
Outside data processing                                                             283,164        248,579        221,610
Other expenses                                                                      634,046        423,683        545,437
-------------------------------------------------------------------------------------------------------------------------
    Total non-interest expenses                                                   4,366,035      3,783,434      3,784,723
-------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE TAXES ON INCOME                                                     3,500,181      3,481,420      3,105,154
FEDERAL AND STATE INCOME TAXES                                                    1,129,983      1,173,678        966,654
-------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                     $  2,370,198   $  2,307,742   $  2,138,500
=========================================================================================================================
Basic earnings per common share                                                $       2.35   $       2.29   $       2.12
=========================================================================================================================
Diluted earnings per common share                                              $       2.35   $       2.29   $       2.12
=========================================================================================================================


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


-----------------------------------------------------------------------------------------------------------------------
                                                                                            Unrealized
                                                                                               Gain
                                                                                            (Loss) on
                                                                                            Investment
                                                                                            Securities        Total
                                                   Common                     Retained      Available     Stockholders'
                                                    Stock       Surplus       Earnings       for Sale        Equity
-----------------------------------------------------------------------------------------------------------------------
Balances, January 1, 1995                          $10,074    $ 10,064,166   $ 9,437,570    $(179,466 )    $19,332,344
Premium paid on stock redemption of
  unconsolidated subsidiary                            --               --       (13,353)          --          (13,353)
Net income                                             --               --     2,138,500           --        2,138,500
Cash dividends, $.85 per share                         --               --      (856,310)          --         (856,310)
Change in unrealized gain (loss) on investment
  securities available for sale, net of income
  tax                                                  --               --            --      248,167          248,167
-----------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1995                        10,074       10,064,166    10,706,407       68,701       20,849,348
Net income                                             --               --     2,307,742           --        2,307,742
Cash dividends, $.92 per share                         --               --      (926,832)          --         (926,832)
Change in unrealized gain (loss) on investment
  securities available for sale, net of income
  tax                                                  --               --            --     (134,307 )       (134,307)
-----------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1996                        10,074       10,064,166    12,087,317      (65,606 )     22,095,951
Net income                                             --               --     2,370,198           --        2,370,198
Cash dividends, $.97 per share                         --               --      (977,204)          --         (977,204)
Change in unrealized gain (loss) on investment
  securities available for sale, net of income
  tax                                                  --               --            --       25,865           25,865
-----------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1997                        $10,074    $ 10,064,166   $13,480,311    $ (39,741 )    $23,514,810
=======================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


-------------------------------------------------------------------------------------------------------------------------

                                                                                  1997            1996           1995
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                    $  2,370,198    $  2,307,742    $ 2,138,500
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                424,302         296,599        217,869
      Equity in net income of unconsolidated subsidiaries                          (72,978)        (25,844)      (118,120)
      Provision for credit losses, net                                            (114,521)         24,713         (2,946)
      Deferred income taxes                                                        265,591          59,892         77,473
      Net gains on sales of assets                                                  37,920        (205,286)       (32,882)
      Decrease (increase) in accrued interest receivable                            10,317         (48,626)       114,543
      (Increase) decrease in other assets                                       (1,346,040)         34,117        (90,209)
      Increase (decrease) in accrued interest payable                             (118,486)          7,162         15,625
      (Decrease) increase in other liabilities                                     (88,744)       (141,452)       129,884
-------------------------------------------------------------------------------------------------------------------------
             Net cash provided by operating activities                           1,367,559       2,309,017      2,449,737
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturities of investment securities held to maturity              16,220,939         752,344      3,241,328
Proceeds from maturities of investment securities available for sale             1,081,113      10,776,721      9,829,678
Proceeds from sale of investment securities available for sale                   3,373,351         957,127      4,024,922
Purchase of investment securities held to maturity                             (22,899,682)    (11,034,144)      (582,784)
Purchase of investment securities available for sale                            (1,693,125)     (7,988,166)            --
Decrease (increase) in loans, net                                                   46,114      (1,963,160)    (7,720,261)
Purchase of premises and equipment                                              (1,276,182)       (210,521)    (1,362,801)
Proceeds from sale of premises and equipment                                           301           7,200             --
Investment in unconsolidated subsidiary                                                 --         (15,000)            --
Purchase of other real estate owned                                                     --              --       (155,305)
Proceeds from sale of other real estate owned                                           --         118,070        518,417
Acquisition, net of cash acquired                                               (2,799,492)             --             --
-------------------------------------------------------------------------------------------------------------------------
             Net cash (used) provided by investing activities                   (7,946,663)     (8,599,529)     7,793,194
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in demand, transaction, savings, and money market
  deposits                                                                       6,923,212       2,928,474     (7,688,139)
(Decrease) increase in time deposits                                            (6,033,946)      4,758,021       (816,701)
Proceeds from long-term debt                                                     5,000,000              --             --
Cash dividends paid                                                               (977,204)       (926,832)      (856,310)
-------------------------------------------------------------------------------------------------------------------------
             Net cash provided (used) by financing activities                    4,912,062       6,759,663     (9,361,150)
-------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                            (1,667,042)        469,151        881,781
Cash and cash equivalents at beginning of year                                  10,262,740       9,793,589      8,911,808
-------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                      $  8,595,698    $ 10,262,740    $ 9,793,589
=========================================================================================================================
Supplementary cash flow information:
Interest paid                                                                 $  5,416,606    $  4,468,817    $ 4,481,239
=========================================================================================================================
Income taxes paid                                                             $  1,120,005    $  1,099,707    $   788,076
=========================================================================================================================
Noncash investing activities:
Transfers from loans to other real estate owned                               $         --    $   (119,886)   $        --
=========================================================================================================================


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

--------------------------------------------------------------------------------

        NOTE 1    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                  The consolidated financial statements include the accounts of Shore Bancshares, Inc. (the "Company") and its subsidiary, The Centreville National Bank of Maryland (the "Bank") with all significant intercompany transactions eliminated. The investment in subsidiary is recorded on the Company's books on the basis of its equity in the net assets of the subsidiary. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices in the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1997.

                    NATURE OF OPERATIONS
                    The Company, through its bank subsidiary, provides domestic financial services primarily in the Maryland counties of Queen Anne's, Kent and Caroline. The primary financial services include real estate, commercial and consumer lending, as well as traditional demand deposits and savings products.

                    USE OF ESTIMATES
                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    INVESTMENT SECURITIES
                    Investment securities that management has the ability and intent to hold to maturity are classified as held to maturity and carried at cost, adjusted for amortization of premium and accretion of discounts. Other investment securities are classified as available for sale and are carried at estimated fair value. Unrealized gains and losses on investment securities available for sale, net of related deferred income taxes, are recognized as direct increases or decreases in stockholders' equity. The cost of investment securities sold is determined using the specific identification method.

                    LOANS
                    Loans are stated at the principal amount outstanding, net of unearned income. Interest income on loans is accrued at the contractual rate on the principal amount outstanding. It is the Company's policy to discontinue the accrual of interest when circumstances indicate that collection is doubtful. Fees charged and costs capitalized for originating mortgage loans are being amortized on the interest method over the term of the loan.

                    ALLOWANCE FOR CREDIT LOSSES
                    The allowance for credit losses is established through a provision for credit losses charged to expense. Loans are charged against the allowance for credit losses when management believes that the collectibility of the principal is unlikely. The allowance, based on evaluations of the collectibility of loans and prior loan loss experience, is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions and trends that may affect the borrowers' ability to pay.

                    While management believes it has established the allowance for credit losses in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Company's and Bank's regulators or its economic environment will not require further increases in the allowance.

                    LONG-LIVED ASSETS
                    Premises and equipment are stated at cost less accumulated depreciation. Depreciation of physical properties is computed on the straight-line method over the estimated useful lives of the properties. Expenditures for maintenance, repairs, and minor renewals are charged to operating expenses; expenditures for betterments are charged to the property accounts. Upon retirement or other disposition of properties, the carrying value and the related accumulated depreciation are removed from the accounts.

                    Long-lived assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the assets. Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, was adopted on January 1, 1996. Implementation of this standard did not have a significant impact on the Company's financial condition or results of operations.

                    OTHER REAL ESTATE OWNED
                    Real estate acquired in foreclosure of loans is carried at cost or fair value, less estimated costs of disposal, whichever is lower. Fair value is based on independent appraisals and other relevant factors. At the time of acquisition, any excess of loan balance over fair value is charged to the allowance for credit losses. Any subsequent reduction in value, as well as any operating expenses, are included in other operating expenses.

                    INCOME TAXES
                    Income tax expense is based on the results of operations, adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for tax purposes. Under the liability method, deferred income taxes are determined based on the differences between the financial statement carrying amounts and the income tax bases of assets and liabilities and are measured at the enacted tax rates that will be in effect when these differences reverse.

                    NEW ACCOUNTING STANDARDS
                    In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES (FASB 125), which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and extinguishments of liabilities. FASB 125 is effective for transactions occurring after December 31, 1996, except for the provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by FASB 127, DEFERRAL OF THE EFFECTIVE DATE OF CERTAIN PROVISIONS OF FASB STATEMENT NO. 125, AN AMENDMENT OF FASB 125. Adoption of FASB 125 was not material; FASB 127 will be adopted as required in 1998 and is not expected to be material.

                    In February 1997, Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE (FASB 128), was issued and establishes new standards for computing and presenting earnings per share. FASB 128 is effective for the Company's December 31, 1997 financial statements, including restatement of interim periods; earlier application was not permitted. The effect of the new standard did not have a material impact on previously reported earnings per share. For the three years ended December 31, 1997, the Company had no common stock equivalents outstanding.

                    In June 1997, Statement of Financial Accounting Standards No. 130 REPORTING COMPREHENSIVE INCOME (FASB 130), was issued and establishes standards for reporting and displaying comprehensive income and its components. FASB 130 requires comprehensive income and its components, as recognized under the accounting standard, to be displayed in a financial statement with the same prominence as other financial statements. The Company plans to adopt the standard, as required, beginning in 1998; adoption of this disclosure requirement will not have a material impact on the Company.

                    Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (FASB 131), also issued in June 1997, establishes new standards for reporting information about operating segments in annual and interim financial statements. The standard also requires descriptive information about the way the operating segments are determined, the products and services provided by the segments, and the nature of differences between reportable segment measurements and those used for the consolidated enterprise. This standard is effective for years beginning after December 15, 1997. Adoption in interim financial statements is not required until the year after initial adoption, however, comparative prior period information is required. The Company is evaluating the standard and plans adoption as required in 1998; adoption of this disclosure requirement will not have a material financial impact on the Company.

                    CASH AND CASH EQUIVALENTS
                    The Company has included cash and due from banks and federal funds sold as cash and cash equivalents for the purpose of reporting cash flows.

        NOTE 2    ACQUISITIONS
                  On April 1, 1997 the Company completed the acquisition of Kent Savings and Loan Association for a purchase price of $5,111,000 in cash. The transaction was accounted for as a purchase and, therefore, results of operations subsequent to March 31, 1997 are included in the consolidated statements of income and cash flows from the date of acquisition.

                  The excess cost over the estimated fair value of the tangible net assets acquired was approximately $2,107,000 and is being amortized on a straight-line basis over 15 years.

                  In accordance with the accounting and disclosure requirements governed by Accounting Principles Board Opinion No. 16, BUSINESS COMBINATIONS, the following supplemental data is presented for the years ended December 31, 1997 and 1996. This pro forma combined information reflects the results of operations for the current and prior periods as though Shore Bancshares, Inc. and Kent Savings and Loan Association had been combined at the beginning of each respective period.


-------------------------------------------------------------------------------------------------------------------

                                                                                            1997           1996
-------------------------------------------------------------------------------------------------------------------
                        Interest income                                                 $ 12,875,319   $ 12,611,196
                        Net income                                                         2,455,125      2,457,843
                        Diluted earnings per share                                              2.44           2.44
===================================================================================================================

        NOTE 3    FORMATION OF HOLDING COMPANY
                  Shore Bancshares, Inc., a one-bank holding company, commenced operations on July 1, 1996 pursuant to a Plan of Reorganization and Agreement to Merge proposed by management and approved by the stockholders on April 16, 1996. Under the Plan, each outstanding share of Bank common stock was exchanged for two shares of holding company common stock. The Bank continues its banking business under its same name as a wholly owned subsidiary of the holding company.

                  Comparative data in the accompanying consolidated financial statements for 1995 are those of the Bank, the sole subsidiary and predecessor of the Company, restated to reflect the exchange of shares.

        NOTE 4    INVESTMENT SECURITIES
                  The amortized cost and fair value of investment securities at December 31, 1997 are as follows:


-------------------------------------------------------------------------------------------------------------

                                                                        GROSS         GROSS
                                                         AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                           COST         GAINS         LOSSES         VALUE
-------------------------------------------------------------------------------------------------------------
                    AVAILABLE FOR SALE
                    U.S. Treasury securities            $ 6,965,733    $ 48,176     $      --     $ 7,013,909
                    Obligations of U.S. Government
                      agencies and corporations             465,328       9,448            (6)        474,770
                    U.S. Government Securities Mutual
                      Fund                                1,010,001          --      (122,367)        887,634
                    Federal Reserve Bank stock              302,250          --            --         302,250
                    Federal Home Loan Bank of Atlanta
                      stock                                 765,900          --            --         765,900
-------------------------------------------------------------------------------------------------------------
                                                        $ 9,509,212    $ 57,624     $(122,373)    $ 9,444,463
=============================================================================================================


------------------------------------------------------------------------------------------------------------

                                                                      GROSS         GROSS
                                                      AMORTIZED     UNREALIZED    UNREALIZED        FAIR
                                                         COST         GAINS         LOSSES         VALUE
------------------------------------------------------------------------------------------------------------
                    HELD TO MATURITY
                    Obligations of U.S. Government
                      agencies and corporations      $ 29,088,534    $ 47,182      $(22,780)    $ 29,112,936
                    Obligations of states and
                      political subdivisions           10,209,571     185,246        (9,317)      10,385,500
------------------------------------------------------------------------------------------------------------
                                                     $ 39,298,105    $232,428      $(32,097)    $ 39,498,436
============================================================================================================

                  The amortized cost and fair value of investment securities at December 31, 1996 are as follows:


---------------------------------------------------------------------------------------------------------------------

                                                                               Gross         Gross
                                                               Amortized     Unrealized    Unrealized        Fair
                                                                  Cost         Gains         Losses         Value
---------------------------------------------------------------------------------------------------------------------
                        AVAILABLE FOR SALE
                        U.S. Treasury securities              $  9,434,329    $ 29,394     $  (5,892)    $  9,457,831
                        U.S. Government Securities Mutual
                          Fund                                   1,000,001          --      (130,391)         869,610
                        Federal Reserve Bank stock                 302,250          --            --          302,250
                        Federal Home Loan Bank of Atlanta
                          stock                                    560,900          --            --          560,900
---------------------------------------------------------------------------------------------------------------------
                                                              $ 11,297,480    $ 29,394     $(136,283)    $ 11,190,591
=====================================================================================================================


---------------------------------------------------------------------------------------------------------------------

                                                                               Gross         Gross
                                                               Amortized     Unrealized    Unrealized        Fair
                                                                  Cost         Gains         Losses         Value
---------------------------------------------------------------------------------------------------------------------
                        HELD TO MATURITY
                        Obligations of U.S. Government and
                          other government agencies and
                          corporations                        $ 23,065,234    $104,548     $ (79,012)    $ 23,090,770
                        Obligations of states and political
                          subdivisions                           9,396,922     182,088       (22,518)       9,556,492
---------------------------------------------------------------------------------------------------------------------
                                                              $ 32,462,156    $286,636     $(101,530)    $ 32,647,262
=====================================================================================================================

                  Gross realized gains and gross realized losses on sales of investment securities available for sale are as follows:


--------------------------------------------------------------------------------------------------------------------

                                                                                       1997       1996        1995
--------------------------------------------------------------------------------------------------------------------
                        Gross realized gains:
                          U.S. Treasury securities                                   $  8,103   $      --   $ 22,496
                          Obligations of U.S. Government agencies and corporations         --           7        540
                          Obligations of states and political subdivisions                 --          --     26,218
                          Sallie Mae stock                                              2,313     203,990         --
--------------------------------------------------------------------------------------------------------------------
                                                                                       10,416     203,997     49,254
                        Gross realized losses:
                          U.S. Treasury securities                                        325          --     11,446
                          Obligations of U.S. Government agencies and corporations      1,524          --         --
--------------------------------------------------------------------------------------------------------------------
                        Net realized gains                                           $  8,567   $ 203,997   $ 37,808
====================================================================================================================

                        Proceeds from the sale of investment securities were $3,373,351, $957,127 and $7,266,250 for the years ended
                        December 31, 1997, 1996 and 1995, respectively.

                  The amortized cost and fair value of investment securities by contractual maturity is as follows:


-----------------------------------------------------------------------------------------------------------------

                                                                             DECEMBER 31, 1997
-----------------------------------------------------------------------------------------------------------------
                                                             AVAILABLE-FOR-SALE            HELD-TO-MATURITY
-----------------------------------------------------------------------------------------------------------------
                                                           AMORTIZED       FAIR        AMORTIZED         FAIR
                                                             COST          VALUE          COST          VALUE
-----------------------------------------------------------------------------------------------------------------
                        Amounts maturing:
                          One year or less                $ 2,091,729   $ 2,098,345   $ 10,161,118   $ 10,173,623
                          After one year through five
                            years                           5,020,609     5,062,859     21,296,112     21,378,018
                          After five years through ten
                            years                             124,421       127,032      7,840,875      7,946,795
                          After ten years                     194,302       200,443             --             --
-----------------------------------------------------------------------------------------------------------------
                                                            7,431,061     7,488,679     39,298,105     39,498,436
                        Investments in equity
                          securities and mutual funds       2,078,151     1,955,784             --             --
-----------------------------------------------------------------------------------------------------------------
                                                          $ 9,509,212   $ 9,444,463   $ 39,298,105   $ 39,498,436
=================================================================================================================


---------------------------------------------------------------------------------------------------------------------
                                                                                December 31, 1996
---------------------------------------------------------------------------------------------------------------------
                                                                Available-for-Sale             Held-to-Maturity

---------------------------------------------------------------------------------------------------------------------


                                                             Amortized         Fair        Amortized         Fair
                                                                Cost          Value           Cost          Value
---------------------------------------------------------------------------------------------------------------------
                        Amounts maturing:
                          One year or less                  $  1,995,501   $  1,999,376   $  7,938,425   $  7,994,151
                          After one year through five
                            years                              7,438,828      7,458,455     21,151,094     21,239,667
                          After five years through ten
                            years                                     --             --      3,372,637      3,413,444
---------------------------------------------------------------------------------------------------------------------
                                                               9,434,329      9,457,831     32,462,156     32,647,262
                        Investments in equity securities
                          and mutual funds                     1,863,151      1,732,760             --             --
---------------------------------------------------------------------------------------------------------------------
                                                            $ 11,297,480   $ 11,190,591   $ 32,462,156   $ 32,647,262
=====================================================================================================================

                  The Company has pledged certain investment securities as collateral for deposits of certain government agencies and municipalities at December 31 as follows:

------------------------------------------------------------------------------------------------------------------
                                                                                       1997               1996
------------------------------------------------------------------------------------------------------------------
                        Amortized cost                                             $ 17,415,482       $ 19,554,281
                        Fair value                                                   17,337,504         19,619,056
==================================================================================================================

        NOTE 5    LOANS AND ALLOWANCE FOR CREDIT LOSSES
                  The Company makes loans to customers primarily in the Maryland counties of Queen Anne's, Kent and Caroline, in an economy closely tied to the agricultural industry. A substantial portion of the Company's loan portfolio consists of residential and commercial real estate mortgages.

                  The Company's loan portfolio at December 31 is as follows:


-----------------------------------------------------------------------------------------------------------
                                                                                   1997           1996
-----------------------------------------------------------------------------------------------------------
                  Real estate:
                    Construction and land development                           $  2,945,617    $ 3,263,710
                    Commercial                                                    12,973,142     10,934,757
                    Residential                                                   78,273,549     60,489,725
                  Commercial                                                       8,352,569      7,739,069
                  Consumer                                                         6,622,406      6,465,496
-----------------------------------------------------------------------------------------------------------
                                                                                 109,167,283     88,892,757
                  Less: Allowance for credit losses                               (1,403,747)    (1,503,268)
-----------------------------------------------------------------------------------------------------------
                  Loans -- net                                                  $107,763,536    $87,389,489
===========================================================================================================

                  Loans on which the accrual of interest has been discontinued amounted to approximately $199,000, $872,000, and $1,277,000 at December 31, 1997, 1996, and 1995, respectively. If interest on those loans had been accrued, such income would have approximated $33,000, $58,000 and $32,000 for 1997, 1996 and 1995, respectively.

                  In the normal course of banking business, loans are made to officers and directors and their affiliated interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations, and do not involve more than the normal risk of collectibility. Loans outstanding to such parties totaled $1,673,000 and $2,023,000 at December 31, 1997 and 1996,
                  respectively. During 1997, $206,000 of new loans were made and repayments totaled $555,000.

                  Changes in the allowance for credit losses are as follows:


-------------------------------------------------------------------------------------------------------------
                                                                          1997          1996          1995
-------------------------------------------------------------------------------------------------------------
                  Balance at beginning of year                         $1,503,268    $1,478,555    $1,481,501
-------------------------------------------------------------------------------------------------------------
                  Recoveries:
                    Real estate loans                                          --        10,421        51,164
                    Consumer loans                                         40,080        25,599        37,338
                    Commercial and other loans                              4,330        66,791        13,998
-------------------------------------------------------------------------------------------------------------
                                                                           44,410       102,811       102,500
-------------------------------------------------------------------------------------------------------------
                  Allowance applicable to loans of acquired
                    institution                                            15,000            --            --
-------------------------------------------------------------------------------------------------------------
                  Provision for credit losses                                  --            --            --
-------------------------------------------------------------------------------------------------------------
                  Loans charged-off:
                    Real estate loans                                     (22,288)      (10,421)      (14,209)
                    Consumer loans                                        (99,441)      (62,699)      (70,687)
                    Commercial and other loans                            (37,202)       (4,978)      (20,550)
-------------------------------------------------------------------------------------------------------------
                                                                         (158,931)      (78,098)     (105,446)
-------------------------------------------------------------------------------------------------------------
                  Balance at end of year                               $1,403,747    $1,503,268    $1,478,555
=============================================================================================================

                  Impaired loans are accounted for in accordance with Statement of Financial Accounting Standards No. 114, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN, as amended by Statement No. 118, ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A
                  LOAN -- INCOME RECOGNITION AND DISCLOSURES. Statement No. 114 requires that impaired loans, within its scope, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. The statement excludes smaller balance and homogeneous loans such as consumer and residential mortgage loans from impairment reporting.

                  Information with respect to impaired loans at December 31 is as follows:


-------------------------------------------------------------------------------------------------------------
                                                                                    1997             1996
-------------------------------------------------------------------------------------------------------------
                  Impaired loans with a valuation allowance                      $        --      $        --
                  Impaired loans without a valuation allowance                       199,070          872,136
-------------------------------------------------------------------------------------------------------------
                      Total impaired loans                                       $   199,070      $   872,136
=============================================================================================================
                  Allowance for credit losses related to impaired loans          $        --      $        --
                  Allowance for credit losses related to other than impaired
                     loans                                                         1,403,747        1,503,268
-------------------------------------------------------------------------------------------------------------
                      Total allowance for credit losses                          $ 1,403,747      $ 1,503,268
=============================================================================================================
                  Average impaired loans for the year                            $   631,749      $ 1,116,933
=============================================================================================================
                  Interest income on impaired loans recognized on the cash
                     basis                                                       $    26,740      $    33,949
=============================================================================================================

        NOTE 6    PREMISES AND EQUIPMENT
                  Premises and equipment at December 31 consist of the following:


-----------------------------------------------------------------------------------------------------------
                                                                                 1997
-----------------------------------------------------------------------------------------------------------
                                                                             ACCUMULATED
                                                               COST          DEPRECIATION           NET
-----------------------------------------------------------------------------------------------------------
                  Land                                      $   265,914       $       --        $   265,914
                  Buildings and land improvements             2,785,789          553,128          2,232,661
                  Furniture and equipment                     1,695,669          935,368            760,301
-----------------------------------------------------------------------------------------------------------
                                                            $ 4,747,372       $1,488,496        $ 3,258,876
===========================================================================================================


----------------------------------------------------------------------------------------------------------------
                                                                                     1996
----------------------------------------------------------------------------------------------------------------
                                                                                 Accumulated
                                                                  Cost           Depreciation            Net
----------------------------------------------------------------------------------------------------------------
                  Land                                         $   206,514        $       --         $   206,514
                  Buildings and land improvements                1,732,651           455,325           1,277,326
                  Furniture and equipment                        1,479,717           810,431             669,286
----------------------------------------------------------------------------------------------------------------
                                                               $ 3,418,882        $1,265,756         $ 2,153,126
================================================================================================================

        NOTE 7    INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES
                  The Company owns 33 1/3% of the outstanding common stock of the Delmarva Bank Data Processing Center, Inc. (DBDPC). The investment is carried at cost, adjusted for the Company's equity in the DBDPC's undistributed net income. The excess of cost over the Company's equity in the DBDPC's underlying net assets at dates of acquisition, amounting to $20,099, has been classified as goodwill and is being amortized on the straight-line method over 15 years.

-------------------------------------------------------------------------------------------------------------
                                                                       1997            1996           1995
-------------------------------------------------------------------------------------------------------------
                  Balance at beginning of year                      $   934,831      $ 876,889      $ 748,776
                  Equity in net income                                   72,978         57,942        128,113
-------------------------------------------------------------------------------------------------------------
                  Balance at end of year                            $ 1,007,809      $ 934,831      $ 876,889
=============================================================================================================

                  Data processing expense paid to this company totaled approximately $248,000, $211,000 and $197,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

                  The Company owns 33 1/3% of the outstanding common stock of Eastern Shore Mortgage Corporation (ESMC). The investment is carried at cost, adjusted for the Company's equity in ESMC's undistributed net earnings. The excess of cost over the Company's equity in ESMC's underlying net assets at dates of acquisition, amounting to $48,085, has been classified as goodwill and is being amortized over 15 years. In June of 1995, ESMC redeemed another owner bank's interest. The transaction was treated as if ESMC was a consolidated subsidiary.


------------------------------------------------------------------------------------------------------------
                                                                        1997           1996           1995
------------------------------------------------------------------------------------------------------------
                  Balance at beginning of year                        $ 179,397      $196,495       $219,841
                  Premium paid on stock redemption                           --            --        (13,353)
                  Equity in net (loss) income                                --       (32,098)        (9,993)
                  Capital contribution                                       --        15,000             --
------------------------------------------------------------------------------------------------------------
                  Balance at end of year                              $ 179,397      $179,397       $196,495
============================================================================================================

                  Interest income from this affiliate totaled approximately $39,000, $21,000 and $3,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Outstanding loans to this affiliate at December 31, 1997 totaled $859,400.

        NOTE 8    DEPOSITS
                  Certificates of deposit in amounts of $100,000 or more and their remaining maturities at December 31 are as follows:


------------------------------------------------------------------------------------------------------------
                                                                                1997                1996
------------------------------------------------------------------------------------------------------------
                  Three months or less                                      $  2,359,614        $  7,769,309
                  Three months through twelve months                           5,613,156           4,971,491
                  Over twelve months                                           5,500,993           3,938,734
------------------------------------------------------------------------------------------------------------
                                                                            $ 13,473,763        $ 16,679,534
============================================================================================================

                  Interest expense on deposits for each of the years ended December 31 is as follows:


--------------------------------------------------------------------------------------------------------------
                                                                          1997          1996          1995
--------------------------------------------------------------------------------------------------------------
                  Interest bearing transaction                         $   510,209   $   489,827   $   458,095
                  Savings and money market                               1,223,276     1,027,146     1,156,768
                  Time, $100,000 or more                                   786,304       705,707       727,049
                  Other time                                             2,850,268     2,253,299     2,102,716
--------------------------------------------------------------------------------------------------------------
                                                                       $ 5,370,057   $ 4,475,979   $ 4,444,628
==============================================================================================================

                  At December 31, 1997 and 1996, the Company had deposits of approximately $4,500,000 and $9,000,000, respectively, from a local County government.

        NOTE 9    SHORT-TERM BORROWINGS
                  The Company has commitments from correspondent banks under which it can purchase up to $7,000,000 in federal funds and secured reverse repurchase agreements on a short-term basis. No borrowings were outstanding under these arrangements during 1997 or 1996.

        NOTE 10   LONG-TERM DEBT
                  As of December 31, 1997, the Company had received a convertible advance from the Federal Home Loan Bank of Atlanta in the amount of $5,000,000 at an interest rate of 5.66%. The advance is callable September 24, 1999 and is due September 24, 2002. The Bank has pledged its wholly owned residential first mortgage loan portfolio under a blanket floating lien as collateral for this advance.

        NOTE 11   RETIREMENT PLAN
                  The Company has a 401(k) profit sharing plan covering substantially all full-time employees. The plan requires the Company to match 50% of employee contributions of up to 6% of compensation as defined under the plan and permits additional contributions at the discretion of management. Expense under this plan totaled $130,000, $137,330, and $125,100 for the years ended December 31, 1997, 1996 and 1995, respectively.

        NOTE 12   DEFERRED COMPENSATION
                  The Company has agreements with certain directors under which they have agreed to defer part of their fees and compensation. The amounts deferred are invested in insurance policies, owned by the Company, on the lives of the respective individuals. Amounts to be available under the policies are to be paid to the individuals as retirement benefits over future years. Cash surrender values and the accrued benefit obligation included in other assets and other liabilities at December 31 are as follows:


------------------------------------------------------------------------------------------------------------------
                                                                                         1997              1996
------------------------------------------------------------------------------------------------------------------
                        Cash surrender value                                          $ 1,654,838        $ 466,682
                        Accrued benefit obligations                                       529,106          466,682
==================================================================================================================

        NOTE 13   INCOME TAXES
                  Components of income tax expense for each of the years ended December 31 are as follows:


--------------------------------------------------------------------------------------------------------------
                                                                      1997             1996            1995
--------------------------------------------------------------------------------------------------------------
                  Currently payable:
                    Federal                                        $   773,337      $   929,996      $ 698,011
                    State                                              171,201          183,790        191,170
--------------------------------------------------------------------------------------------------------------
                                                                       944,538        1,113,786        889,181
--------------------------------------------------------------------------------------------------------------
                  Deferred income taxes:
                    Federal                                            151,833           49,036         63,431
                    State                                               33,612           10,856         14,042
--------------------------------------------------------------------------------------------------------------
                                                                       185,445           59,892         77,473
--------------------------------------------------------------------------------------------------------------
                                                                   $ 1,129,983      $ 1,173,678      $ 966,654
==============================================================================================================

                  Components of the Company's deferred tax assets and liabilities at December 31 are as follows:


------------------------------------------------------------------------------------------------------------
                                                                                    1997             1996
------------------------------------------------------------------------------------------------------------
                  Deferred tax assets:
                    Allowance for credit losses                                   $ 161,513        $ 247,710
                    Deferred compensation                                           132,213          144,207
                    Interest income                                                   2,525               --
                    Unrealized loss on investment securities available for sale      25,009           41,283
------------------------------------------------------------------------------------------------------------
                      Total deferred tax assets                                     321,260          433,200
------------------------------------------------------------------------------------------------------------
                  Deferred tax liabilities:
                    Cash to accrual conversion                                       53,356               --
                    Discount accretion                                               44,517           51,330
                    Depreciation                                                     54,639           19,979
                    Federal Home Loan Bank dividends                                 27,613               --
                    Undistributed income of unconsolidated subsidiaries              59,824           57,228
                    Unearned income                                                      --           23,386
                    Loan origination fees and costs                                  14,058           12,305
------------------------------------------------------------------------------------------------------------
                      Total deferred tax liabilities                                254,007          164,228
------------------------------------------------------------------------------------------------------------
                      Net deferred tax assets                                     $  67,253        $ 268,972
============================================================================================================

                  A reconciliation between income tax expense and taxes computed at the maximum statutory federal rate for 1997, 1996 and 1995 is as follows:


--------------------------------------------------------------------------------------------------------------
                                                 1997                    1996                    1995
--------------------------------------------------------------------------------------------------------------
                                                      PERCENT                 Percent                 Percent
                                                         OF                      of                      of
                                                       PRETAX                  Pretax                  Pretax
                                           AMOUNT      INCOME      Amount      Income      Amount      Income

--------------------------------------------------------------------------------------------------------------
                  Computed at statutory
                    rate                 $1,190,178     34.0%    $1,183,683     34.0%    $1,055,752     34.0%
                  Increases (decreases)
                    in tax resulting
                    from:
                    Tax-exempt interest
                      income               (130,930)    (3.7)      (138,947)    (4.0)      (165,491)    (5.3)
                    State income taxes,
                      net of federal
                      income tax
                      benefit               101,760      2.9        128,157      3.7        135,440      4.4
                    Earnings of
                      unconsolidated
                      subsidiaries           (9,139)     (.3)        (7,030)     (.2)       (40,160)    (1.3)
                    Goodwill
                      amortization           37,211      1.1             --       .0             --       .0
                    Rehabilitation tax
                      credit                (51,245)    (1.5)            --       .0             --       .0
                    Other -- net             (7,852)     (.2)         7,815       .2        (18,887)     (.7)
--------------------------------------------------------------------------------------------------------------
                      Actual tax
                        expense          $1,129,983     32.3%    $1,173,678     33.7%    $  966,654     31.1%
==============================================================================================================

        NOTE 14   FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
                  The Company is a party to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments may include commitments to extend credit, standby letters of credit and purchase commitments. The Company uses these financial instruments to meet the financing needs of its customers. Financial instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk. These do not represent unusual risks and management does not anticipate any losses which would have a material effect on the accompanying financial statements.

                  Outstanding loan commitments and lines and letters of credit at December 31 are as follows:

------------------------------------------------------------------------------------------------------------
                                                                                1997                1996
------------------------------------------------------------------------------------------------------------
                  Loan commitments                                          $  1,440,050        $  1,312,155
============================================================================================================
                  Unused lines of credit                                    $ 10,853,207        $ 10,178,434
============================================================================================================
                  Letters of credit                                         $  1,769,618        $  1,786,024
============================================================================================================

                  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Company generally requires collateral to support financial instruments with credit risk on the same basis as it does for on-balance sheet instruments. The collateral is based on management's credit evaluation of the counterparty. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Each customer's credit-worthiness is evaluated on a case-by-case basis.

                  Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

        NOTE 15   FAIR VALUE OF FINANCIAL INSTRUMENTS
                  The following table shows the carrying values and the related estimated fair value of the Bank's financial instruments at December 31:

------------------------------------------------------------------------------------------------------------
                                                            1997                            1996

------------------------------------------------------------------------------------------------------------
                                                  CARRYING          FAIR          Carrying          Fair
                                                   AMOUNT           VALUE          Amount          Value
------------------------------------------------------------------------------------------------------------
                  Financial assets:
                    Cash and due from banks     $   8,595,698   $   8,595,698   $   4,872,866   $  4,872,866
                    Federal funds sold              3,503,900       3,503,900       5,389,874      5,389,874
                    Investment securities
                      available for sale            9,444,463       9,444,463      11,190,591     11,190,591
                    Investment securities
                      held to maturity             39,298,105      39,498,436      32,462,156     32,647,262
                    Loans, net of allowance
                      for credit losses           107,763,536     110,420,000      87,389,489     88,637,000
                    Accrued interest
                      receivable                    1,475,994       1,475,994       1,385,474      1,385,474
                  Financial liabilities:
                    Deposits                      145,813,270     145,907,000     124,166,248    124,185,000
                    Accrued interest payable          189,276         189,276         158,000        158,000
                    Long-term debt                  5,000,000       4,921,000              --             --
                  Unrecognized financial
                    instruments:
                    Commitments to extend
                      credit                       12,293,257      12,293,257      11,490,589     11,490,589
                    Standby letters of credit       1,769,618       1,769,618       1,786,024      1,786,024
============================================================================================================

                  For purposes of the above disclosures of estimated fair value, the following assumptions were used. The estimated fair value for cash and due from banks and federal funds sold is considered to approximate cost. The estimated fair value for securities available for sale and securities held to maturity are based on quoted market values from the individual securities or for equivalent securities. The estimated fair value of loans is determined by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The estimated fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The estimated fair value of fixed maturity certificates of deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

                  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the company.

                  Other assets, such as property and equipment, and certain liabilities of the Company that are not defined as financial instruments are not included in the above disclosures. Also, nonfinancial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill, and similar items.

        NOTE 16   REGULATORY MATTERS
                  The Company is required to maintain noninterest-bearing deposits with the Federal Reserve Bank. During 1997 and 1996, the daily average balances were approximately $2,247,000 and $2,095,000, respectively.

                  The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitive measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                  Quantitive measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

                  As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category. Because total assets of the Company exceeded $150 million during 1997, amounts and ratios are presented for both the Bank and the consolidated Company.

----------------------------------------------------------------------------------------------------------------
                                                                                                  To Be Well
                                                                           For Capital        Capitalized Under
                                                                            Adequacy          Prompt Corrective
                                                       Actual               Purposes          Action Provisions
----------------------------------------------------------------------------------------------------------------
                                                   Amount      Ratio      Amount     Ratio      Amount     Ratio
----------------------------------------------------------------------------------------------------------------
                  As of December 31, 1997:
                    Total Capital (to Risk
                      Weighted Assets):
                    Company                      $22,633,000   23.61%   $7,669,000    8.00%   $9,586,000   10.00%
                    Bank                         $22,482,000   23.91%   $7,523,000    8.00%   $9,403,000   10.00%
                    Tier I Capital (to Risk
                      Weighted Assets):
                    Company                      $21,432,000   22.35%   $3,836,000    4.00%   $5,754,000    6.00%
                    Bank                         $21,304,000   22.66%   $3,761,000    4.00%   $5,641,000    6.00%
                    Tier I Capital (to Average
                      Assets):
                    Company                      $21,432,000   12.23%   $7,010,000    4.00%   $8,762,000    5.00%
                    Bank                         $21,304,000   12.16%   $7,008,000    4.00%   $8,760,000    5.00%
                  As of December 31, 1996:
                    (Bank only)
                    Total Capital (to Risk
                      Weighted Assets)           $21,793,000   28.25%   $6,171,000    8.00%   $7,713,000   10.00%
                    Tier I Capital (to Risk
                      Weighted Assets)           $21,936,000   28.44%   $3,085,000    4.00%   $4,628,000    6.00%
                    Tier I Capital (to Average
                      Assets)                    $21,936,000   14.86%   $5,905,000    4.00%   $7,413,000    5.00%
================================================================================================================

                  Banking regulations also limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agencies. Regulatory approval is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two years. The amount of dividends that the Bank could have paid to the Company without approval from bank regulatory agencies at December 31, 1997 was $4,017,000.

        NOTE 17   PARENT COMPANY FINANCIAL INFORMATION
                  Condensed financial information for Shore Bancshares, Inc. (Parent Company only) is as follows:


-------------------------------------------------------------------------------------------
                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
-------------------------------------------------------------------------------------------
                                                                    1997           1996
-------------------------------------------------------------------------------------------
ASSETS
  Investment in subsidiary                                      $ 23,475,091   $ 22,099,022
  Other assets                                                        39,719         43,454
-------------------------------------------------------------------------------------------
      TOTAL ASSETS                                              $ 23,514,810   $ 22,142,476
===========================================================================================
LIABILITIES -- Accounts payable                                 $         --   $     46,525
-------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
  Common stock                                                        10,074         10,074
  Surplus                                                         10,064,166     10,064,166
  Retained earnings                                               13,440,570     12,021,711
-------------------------------------------------------------------------------------------
      Total stockholders' equity                                  23,514,810     22,095,951
-------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 23,514,810   $ 22,142,476
===========================================================================================

                         CONDENSED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
-------------------------------------------------------------------------------------------
                                                                    1997           1996
-------------------------------------------------------------------------------------------
  INCOME -- Dividends from subsidiary                           $  1,025,855   $    926,832
  OPERATING EXPENSES                                                   9,944          4,652

-------------------------------------------------------------------------------------------
  INCOME BEFORE INCOME TAX BENEFIT AND EQUITY IN
    UNDISTRIBUTED INCOME OF SUBSIDIARY                             1,015,911        922,180
  INCOME TAX BENEFIT                                                   3,382          1,582
-------------------------------------------------------------------------------------------
  INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY       1,019,293        923,762
  EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                     1,350,905      1,383,980
-------------------------------------------------------------------------------------------
  NET INCOME                                                    $  2,370,198   $  2,307,742
===========================================================================================

                       CONDENSED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
-------------------------------------------------------------------------------------------
                                                                    1997           1996
-------------------------------------------------------------------------------------------
NET INCOME                                                      $  2,370,198   $  2,307,742
-------------------------------------------------------------------------------------------
  ADJUSTMENT TO RECONCILE NET INCOME TO NET CASH PROVIDED BY
    OPERATING ACTIVITIES:
  Equity in undistributed income of subsidiary                    (1,350,905)    (1,383,980)
  Net decrease (increase) in other assets                              4,435        (43,455)
  Net decrease (increase) in accounts payable                        (46,525)        46,525
-------------------------------------------------------------------------------------------
      Net cash provided by operating activities                      977,203        926,832
  CASH FLOWS FROM FINANCING ACTIVITIES -- Dividends paid            (977,203)      (926,832)
-------------------------------------------------------------------------------------------
  CASH AT BEGINNING OF YEAR                                               --             --
-------------------------------------------------------------------------------------------
  CASH AT END OF YEAR                                           $         --   $         --
===========================================================================================

[GRAPHIC LOGO GOES HERE]

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Shore Bancshares, Inc.
Centreville, Maryland

We have audited the accompanying consolidated balance sheets of Shore Bancshares, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Shore Bancshares, Inc. for the year ended December 31, 1995 were audited by other auditors whose report dated January 18, 1996, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shore Bancshares, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                       /s/ Stegman & Company
                                       _____________________

Baltimore, Maryland
January 10, 1998

AVERAGE BALANCES, YIELDS AND RATES
(UNAUDITED)

-------------------------------------------------------------------------------------------------------------------------
                                       FOR THE YEAR ENDED DECEMBER 31, 1997        For the Year Ended December 31, 1996
-------------------------------------------------------------------------------------------------------------------------
                                        AVERAGE          INCOME/       YIELD/       Average          Income/       Yield/
                                        BALANCE          EXPENSE        RATE        Balance          Expense        Rate
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
 Money market investments:
   Federal funds sold                 $  6,493,959     $    354,331     5.46%     $  7,095,343     $    378,246     5.33%
 Investment securities:
   U.S. Treasury securities and
     obligations of U.S. government
     agencies                           32,996,468        2,102,149     6.37        27,640,017        1,703,420     6.16
   Obligations of States and
     political subdivisions(1)           8,858,428          673,659     7.60         8,896,963          683,213     7.68
   All other investment securities       2,396,970          143,558     5.99         1,387,606           91,075     6.56
-------------------------------------------------------------------------------------------------------------------------
       Total investment securities      44,251,866        2,919,366     6.60        37,924,586        2,477,708     6.53
 Loans, net of unearned income(2)(3)
   Commercial loans                      9,293,896          982,599    10.57        10,263,061        1,074,769    10.47
   Installment loans                     5,264,677          536,637    10.19         5,097,131          512,414    10.05
   Mortgage loans                       89,183,164        7,827,395     8.78        73,406,929        6,516,800     8.88
-------------------------------------------------------------------------------------------------------------------------
       Total loans                     103,741,737        9,346,631     9.01        88,767,121        8,103,983     9.13
-------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS          154,487,562     $ 12,620,328     8.17%      133,787,050     $ 10,959,937     8.19%
Cash and due from banks                  4,012,120                                   3,589,220
Other assets                             8,641,143                                   5,503,965
Allowance for loan and lease losses     (1,445,147)                                 (1,469,856)
-------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                          $165,695,678                                $141,410,379
=========================================================================================================================
LIABILITIES
Interest-bearing liabilities
   Super NOW accounts                 $ 17,214,551     $    510,209     2.96%     $ 16,022,439     $    489,828     3.06%
   Money market deposit account         21,027,750          702,261     3.34        19,112,185          639,654     3.35
   Time, $100,000 or more               13,297,892          704,290     5.30        11,632,139          633,460     5.45
   Other time deposits                  41,023,454        2,135,522     5.21        30,099,425        1,582,081     5.26
   IRA deposits                         14,732,561          796,760     5.41        14,451,599          738,622     5.11
   Savings deposits                     16,636,078          521,015     3.13        12,324,479          392,334     3.18
   Other borrowed funds                  1,356,164           77,825     5.74                --               --       --
-------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES     125,288,450        5,447,882     4.35%      103,642,266        4,475,979     4.32%
Demand deposits                         16,216,396                                  15,303,365
Other liabilities                        1,401,009                                     838,440
-------------------------------------------------------------------------------------------------------------------------
       Total liabilities               142,905,855                                 119,784,071
Stockholders' equity                    22,789,823                                  21,626,308
-------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                               $165,695,678                                $141,410,379
=========================================================================================================================
Net interest income and interest
  rate spread                                          $  7,172,446     3.82%                      $  6,483,958     3.87%
Net interest income as a percent of
 earning assets                                                         4.64%                                       4.85%
=========================================================================================================================

                                      For the Year Ended December 31, 1995
-----------------------------------------------------------------------------
                                       Average          Income/       Yield/
                                       Balance          Expense        Rate
-----------------------------------------------------------------------------
ASSETS
Interest earning assets:
 Money market investments:
   Federal funds sold                $  2,354,943     $    137,734     5.85%
 Investment securities:
   U.S. Treasury securities and
     obligations of U.S. government
     agencies                          34,441,007        2,063,641     5.99
   Obligations of States and
     political subdivisions(1)         10,025,129          822,951     8.21
   All other investment securities      1,288,757           92,872     7.21
-----------------------------------------------------------------------------
       Total investment securities     45,754,893        2,979,464     6.51
 Loans, net of unearned income(2)(3)
   Commercial loans                    11,031,642        1,156,962    10.49
   Installment loans                    4,217,507          437,422    10.37
   Mortgage loans                      69,008,142        6,077,576     8.81
-----------------------------------------------------------------------------
       Total loans                     84,257,291        7,671,960     9.11
-----------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS         132,367,127     $ 10,789,158     8.15%
Cash and due from banks                 3,431,939
Other assets                            4,984,475
Allowance for loan and lease losses    (1,470,381)
-----------------------------------------------------------------------------
TOTAL ASSETS                         $139,313,160
=============================================================================
LIABILITIES
Interest-bearing liabilities
   Super NOW accounts                $ 14,763,485     $    458,095     3.10%
   Money market deposit account        20,708,692          704,005     3.40
   Time, $100,000 or more              13,801,000          650,745     4.72
   Other time deposits                 26,826,207        1,370,902     5.11
   IRA deposits                        14,038,374          804,030     5.73
   Savings deposits                    13,868,563          456,851     3.29
   Other borrowed funds                   817,945           52,236     6.39
-----------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES    104,824,266        4,496,864     4.29%
Demand deposits                        13,400,204
Other liabilities                         770,078
-----------------------------------------------------------------------------
       Total liabilities              118,994,548
Stockholders' equity                   20,318,612
-----------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                              $139,313,160
=============================================================================
Net interest income and interest
  rate spread                                         $  6,292,294     3.86%
Net interest income as a percent of
 earning assets                                                        4.75%

=============================================================================
1. All amounts are reported on a tax equivalent basis computed using the statutory federal income tax rate exclusinve of the alternative minimum tax rate of 34% and nondeductible interest expense.

2. Loan fee income is included in interest income for each loan category and yields are stated to include all.

3. Balances of nonaccrual loans and related income have been included for computational purposes.

RATE AND VOLUME VARIANCE ANALYSIS
(UNAUDITED)


-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                      1997 COMPARED TO 1996                  1996 compared to 1995
-----------------------------------------------------------------------------------------------------------------------------
                                                                 CHANGE DUE TO                           Change due to
                                                INCREASE                                Increase
INTEREST INCOME                                (DECREASE)      RATE(2)     VOLUME      (Decrease)      Rate(2)      Volume
-----------------------------------------------------------------------------------------------------------------------------
Federal funds sold                             $ (23,915)    $  8,144    $  (32,059)   $ 240,512     $(36,741)     $ 277,253
-----------------------------------------------------------------------------------------------------------------------------
Total money market investments                   (23,915)       8,144       (32,059)     240,512      (36,741)       277,253
-----------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations
  of U.S. government agencies                    398,729       68,618       330,111     (360,221)      47,282       (407,503)
Tax-exempt obligations of State and
  political subdivisions(1)                       (9,554)      (6,595)       (2,959)    (139,738)     (47,128)       (92,610)
All other investment securities                   52,483      (13,766)       66,249       (1,797)      (8,920)         7,123
-----------------------------------------------------------------------------------------------------------------------------
Total investment securities                      441,658       48,257       393,401     (501,756)      (8,766)      (492,990)
-----------------------------------------------------------------------------------------------------------------------------
Commercial loans                                 (92,170)       9,323      (101,493)     (82,193)      (1,587)       (80,606)
Installment loans                                 24,223        7,380        16,843       74,992      (16,239)        91,231
Mortgage loans                                 1,310,595      (89,962)    1,400,557      439,224       51,821        387,403
-----------------------------------------------------------------------------------------------------------------------------
Total loans(3)                                 1,242,648      (73,259)    1,315,907      432,023       33,995        398,028
-----------------------------------------------------------------------------------------------------------------------------
Total interest income                          $1,660,391    $(16,858)   $1,677,249    $ 170,779     $(11,512)     $ 182,291
=============================================================================================================================
INTEREST EXPENSE
Super NOW accounts                             $  20,381     $(16,064)   $   36,445    $  31,733     $ (7,331)     $  39,064
Money market deposit accounts                     62,607       (1,504)       64,111      (64,351)     (10,077)       (54,274)
Time deposits of $100,000 or more                 70,830      (19,883)       90,713      (17,285)      84,981       (102,266)
Other time deposits                              553,441      (20,746)      574,187      211,179       43,907        167,272
IRA deposits                                      58,138       43,778        14,360      (65,408)     (89,075)        23,667
Savings deposits                                 128,681       (8,573)      137,254      (64,517)     (13,653)       (50,864)
Other borrowed funds                              77,825           --        77,825      (52,236)          --        (52,236)
-----------------------------------------------------------------------------------------------------------------------------
Total interest expense                         $ 971,903     $(22,992)   $  994,895    $ (20,885)    $  8,752      $ (29,637)
=============================================================================================================================
Net interest margin/income                     $ 688,488     $  6,134    $  682,354    $ 191,664     $(20,264)     $ 211,928
=============================================================================================================================

1. Income and yields are computed on a tax equivalent basis using the statutory federal income tax rate of 34%, exclusive of the alternative minimum tax and nondeductible interest expense.

2. Variances caused by the change in yield/rate times the average balance are allocated to rate.

3. Balances of nonaccrual loans and related income have been included for computational purposes.

                 MARKET PRICE OF AND DIVIDENDS ON REGISTRANT'S
                 COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
                               MARKET INFORMATION

There is no established public trading market for the Company's Shares. Accordingly, there is no comprehensive record of trades of the prices of any such trades. The following table reflects stock prices for Company Shares (and shares of common stock prior to the Company's formation and acquisition of the Bank in July, 1996), to the extent such information is available to management of the Company.


-----------------------------------------------------------------------------------
                                       1997
-----------------------------------------------------------------------------------
   1ST QUARTER           2ND QUARTER           3RD QUARTER           4TH QUARTER
-----------------------------------------------------------------------------------
 HIGH       LOW        HIGH       LOW        HIGH       LOW        HIGH       LOW
$35.50     $33.00     $36.50     $35.00     $40.00     $33.00     $44.00     $40.50
===================================================================================

-----------------------------------------------------------------------------------
                                       1996
-----------------------------------------------------------------------------------
  1st Quarter*          2nd Quarter*           3rd Quarter           4th Quarter
-----------------------------------------------------------------------------------
 High       Low        High       Low        High       Low        High       Low
$22.00     $20.50     $26.00     $22.00     $29.00     $26.00     $30.00     $27.50
===================================================================================

* Prices adjusted for 2 for 1 conversion to Shore Bancshares, Inc. July 1, 1996.

                                    HOLDERS

As of March 7, 1998, a total of 1,007,424 shares of Shore Bancshares, Inc. common stock was held by approximately 963 registered and beneficial owners.

                                   DIVIDENDS

The Company declared and paid a cash dividend per Share totaling $.97 per share or $977,201 for the year 1997 and $.92 per share or $926,832 for 1996. On March 11, 1997, the Board of Directors declared a dividend to be paid March 20, 1997, at the rate of $0.23 per share to stockholders of record as of March 10, 1997. In the second quarter, a $0.23 per share dividend was declared on June 10, 1997 for holders of record as of June 10, 1997 and the dividend was paid June 20, 1997. On September 2, 1997, a $0.23 per share dividend was announced to be paid on September 19, 1997 to stockholders of record September 10, 1997. Shareholders of record on December 10, 1997 were paid a $0.28 per share dividend on December 19, 1997 as declared by the Board of Directors of the Company on December 2, 1997.

The Board of Directors of Shore Bancshares, Inc. declared a dividend on March 5, 1996 of $.35 per share to be paid on March 20, 1996 to holders of record March 11, 1996. On June 11, 1996 a dividend of $0.35 per share was approved to be paid on June 20, 1996, to stockholders of record as of June 11, 1996. In the third quarter, an $.18 per share dividend was announced on September 3, 1996, to be paid September 20, 1996 to stockholders of record September 10, 1996. The final dividend in 1996 of $.39 per share was declared December 10, 1996 for holders of record December 10, 1996 and was paid on December 20, 1996.

There are no contractual restrictions that currently limit the Company's ability to pay dividends or that the Company reasonably believes are likely to limit materially the future payment of dividends on the Company's Shares.

                                   DIRECTORS
                             Shore Bancshares, Inc.
--------------------------------------------------------------------------------

                     Sydney G. Ashley                                             Mark M. Freestate
    ASSOCIATE, ASHLEY BROTHERS REAL ESTATE COMPANY AND                  PRESIDENT, W.M. FREESTATE & SON, INC.
              GENERAL PARTNER, HUNT-RAY FARMS
                                                                                   Neil R. LeCompte
                     J. Robert Barton                              CERTIFIED PUBLIC ACCOUNTANT, OFFICE OF NEIL R.
    RETIRED PRESIDENT AND CEO, THE CENTREVILLE NATIONAL                                LECOMPTE
                     BANK OF MARYLAND
                                                                                  Jerry F. Pierson
                       David C. Bryan                                      PRESIDENT, JERRY F. PIERSON, INC.
  MEMBER, LAW OFFICES OF FOUNTAIN, BRYAN AND RITTER, LLC
                                                                                 Wm. Maurice Sanger
                     Daniel T. Cannon                                           PRESIDENT, F.W., INC.
             PRESIDENT, SHORE BANCSHARES, INC.                        PRESIDENT, CLOVERBAY DEVELOPMENT CORPORATION
    PRESIDENT AND CEO, THE CENTREVILLE NATIONAL BANK OF
                         MARYLAND                                                 Walter E. Schmidt
                                                                       VICE PRESIDENT, SCHMIDT VENTURES, INC.
                   B. Vance Carmean, Jr.
              PRESIDENT, CARMEAN GRAIN, INC.




                                          The Centreville National Bank of Maryland
-----------------------------------------------------------------------------------------------------------------------

                     Sydney G. Ashley                                             Mark M. Freestate
      ASSOCIATE, ASHLEY BROTHERS REAL ESTATE COMPANY                    PRESIDENT, W.M. FREESTATE & SON, INC.
            AND GENERAL PARTNER, HUNT-RAY FARMS
                                                                                   Neil R. LeCompte
                     J. Robert Barton                          CERTIFIED PUBLIC ACCOUNTANT, ACCOUNTING OFFICE OF NEIL
    RETIRED PRESIDENT AND CEO, THE CENTREVILLE NATIONAL                              R. LECOMPTE
                     BANK OF MARYLAND
                                                                                  Susanne K. Nuttle
                      Paul M. Bowman                          RETIRED VICE PRESIDENT, THE CENTREVILLE NATIONAL BANK
          ATTORNEY, LAW OFFICE OF PAUL M. BOWMAN                                     OF MARYLAND

                      David C. Bryan                                              Jerry F. Pierson
  MEMBER, LAW OFFICES OF FOUNTAIN, BRYAN AND RITTER, LLC                  PRESIDENT, JERRY F. PIERSON, INC.

                     Daniel T. Cannon                                            Wm. Maurice Sanger
             PRESIDENT, SHORE BANCSHARES, INC.                                  PRESIDENT, F.W., INC.
    PRESIDENT AND CEO, THE CENTREVILLE NATIONAL BANK OF            PRESIDENT, CLOVERBAY DEVELOPMENT CORPORATION
                         MARYLAND
                                                                                  Walter E. Schmidt
                    B. Vance Carmean, Jr.                              VICE PRESIDENT, SCHMIDT VENTURES, INC.
               PRESIDENT, CARMEAN GRAIN, INC.

                               DIRECTORS EMERITI
                   The Centreville National Bank of Maryland
--------------------------------------------------------------------------------

                            Madison B. Bordley, Jr.
                               William H. Harris
                              James O. Pippin, Jr.
                             Royden N. Powell, Jr.
                              William E. Sylvester
                              William E. Thompson
                                  Howard Wood

                                    OFFICERS
                             (as of March 1, 1998)

SHORE BANCSHARES, INC.
Walter E. Schmidt..........................................Chairman of the Board
Sydney G. Ashley.....................................Vice President of the Board
Daniel T. Cannon.......................................................President
Carol I. Brownawell....................................................Treasurer
Mary C. Quimby.........................................................Secretary

THE CENTREVILLE NATIONAL BANK OF MARYLAND
Daniel T. Cannon...................................................President/CEO
Carol I. Brownawell.................................Executive Vice President/CFO
Timothy J. Berrigan...............................................Vice President
Thomas E. Beery...................................................Vice President
Rita B. Mielke............................................Vice President/Cashier
Pamela C. Satchell................................................Vice President
Carolyn D. Spicher................................................Vice President
David E. Thompson.................................................Vice President
Ralph F. Twilley..................................................Vice President
Katharine M. Crook......................................Assistant Vice President
William E. Stoops.......................................Assistant Vice President
Kathryn C. Walls........................................Assistant Vice President
Brenda M. Beaver...............................................Assistant Cashier
Elizabeth T. Clough............................................Assistant Cashier
Lorrie S. Greenwood............................................Assistant Cashier
Florance R. Walls..............................................Assistant Cashier

                   THE CENTREVILLE NATIONAL BANK OF MARYLAND
                        EMPLOYEES (as of March 1, 1998)

--------------------------------------------------------------------------------
Maryanne C. Alderson                                             Barri G. Horney
Janice S. Barkley                                          Josephine C. Hutchins
Joyce D. Bradley                                                Constance M. Lee
Laura C. Bradley                                                   Edith P. Legg
Gertrude E. Brown                                               Cortney L. Moore
Phyllis B. Carroll                                                Joyce S. Moore
Lois F. Carter                                                     Laura E. Nier
Mary Ann Cheezum                                                    Gina A. Paul
Susan C. Childress                                              Renee W. Perkins
Vonda K. Collier                                               Kelli C. Phillips
Rochelle L. Corkell                                               Wade L. Pinder
Connie L. Crossman                                         Howard S. Pinder, Sr.
Carrie E. Darling                                                 Mary C. Quimby
Alicia E. Dodd                                               Katherine S. Riddel
Robert D. El                                             Shartinese D. Rochester
J. Carol Elliott                                                   Robin J. Rust
Lisa S. Fleetwood                                             Donna M. Schaeffer
Virginia Lynn Foster                                     Marquita D. Singleterry
Bonnie J. Freburger                                           Phyllis S. Skinner
Margaret A. Fuller                                            Karen A. Stanavich
Goldie J. Garner                                                Donna J. Stevens
W. Allen Greiner                                               Barbara B. Stoops
R. Sheldon Gunther                                             Deborah H. Thomas
Cassandra A. Guy                                          James W. Thompson, III
Ann M. Haddaway                                            Katherine A. Thompson
Lisa R. Handy                                                  Ronald J. Walters
Glorious D. Heath                                                Diane B. Whitby
Gail F. Hickman

                   THE CENTREVILLE NATIONAL BANK OF MARYLAND
                                    OFFICES

--------------------------------------------------------------------------------

                MAIN OFFICE                                 STEVENSVILLE OFFICE
-------------------------------------------  --------------------------------------------------
     109 N. Commerce St. -- PO Box 400             408 Thompson Creek Road -- PO Box 279
           Centreville, MD 21617                           Stevensville, MD 21666
           Phone (410) 758-1600                             Phone (410) 643-2233
            Fax (410) 758-2364                               Fax (410) 643-4215

          ROUTE 213 SOUTH OFFICE                              HILLSBORO OFFICE
-------------------------------------------  --------------------------------------------------
    2609 Centreville Road -- PO Box 400              21913 Shore Highway -- PO Box 118
           Centreville, MD 21617                            Hillsboro, MD 21641
           Phone (410) 758-2414                             Phone (410) 820-2121
            Fax (410) 758-3867                               Fax (410) 820-1341

                                  KENT BRANCH
                   ------------------------------------------
                       305 East High Street -- PO Box 388
                             Chestertown, MD 21620
                              Phone (410) 778-1299
                               Fax (410) 778-6084

                                     NOTES