Form 10-K, Exhibit 13
period 1999-01-08
SHORE BANCSHARES INC
filed 1999-03-31
CIK 1035092

[SHORE BANCSHARES, INC. LOGO HERE]



                                      1998
                                 Annual Report

SELECTED FINANCIAL DATA

----------------------------------------------------------------------------------------------------------------------------------
For the Year                                               1998            1997            1996             1995           1994
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                   $  7,087,069    $  6,957,167    $  6,265,431    $  6,012,491   $  6,097,626
Provision for credit losses                                     --              --              --              --        274,000
Net interest income after provision for credit losses    7,087,069       6,957,167       6,265,431       6,012,491      5,823,626
Non-interest income                                        872,645         909,049         999,423         877,386        856,585
Net income                                               2,218,939       2,370,198       2,307,742       2,138,500      2,030,864
----------------------------------------------------------------------------------------------------------------------------------
Per Share Data:*
----------------------------------------------------------------------------------------------------------------------------------
Diluted net income                                    $       1.12    $       1.18    $       1.14    $       1.06   $       1.01
Cash dividends declared                                       0.51           0.485            0.46            0.43           0.30
Book value                                                   11.45           11.67           10.97           10.35           9.59
Weighted average common shares                           1,985,142       2,014,848       2,014,848       2,014,848      2,014,848
----------------------------------------------------------------------------------------------------------------------------------
At Year End
----------------------------------------------------------------------------------------------------------------------------------
Total Assets                                          $181,054,572    $175,115,011    $146,899,477    $138,100,669   $144,942,996
Loans, net of unearned income                          111,196,511     109,167,283      88,892,757      87,049,483     79,329,222
Allowance for credit losses                              1,348,805       1,403,747       1,503,268       1,478,555      1,481,501
Investment securities                                   47,118,489      48,742,568      43,652,747      37,131,443     53,209,881
Deposits                                               153,307,567     145,813,270     124,166,248     116,479,753    124,984,593
Long-term debt                                           5,000,000       5,000,000              --              --              -
Stockholders' equity                                    21,904,235      23,514,810      22,095,951      20,849,348     19,332,344
Allowance for credit losses to non-performing loans         164.59%         311.94%         102.82%          83.72%         77.44%
----------------------------------------------------------------------------------------------------------------------------------
Average Balances
----------------------------------------------------------------------------------------------------------------------------------
Total assets                                          $176,964,561    $165,695,678    $141,410,379    $139,313,160   $143,919,722
Total deposits and borrowings                          152,715,842     141,504,846     118,945,631     118,224,470    124,027,077
Stockholders' equity                                    23,314,674      22,789,823      21,626,308      20,318,612     19,027,257
Return on average total assets                                1.25%           1.43%           1.63%           1.54%          1.41%
Return on average stockholders' equity                        9.52%          10.40%          10.67%          10.52%         10.67%
----------------------------------------------------------------------------------------------------------------------------------

* Per share data is restated to reflect the 2 for 1 stock split effected in the form of a 100% stock dividend on May 20, 1994, the July 1, 1996 2 for 1 stock split effected upon conversion to Shore Bancshares, Inc. and the 2 for 1 stock split effected in the form of a 100% stock dividend on March 31, 1998.

The year ended December 31, 1997 reflects the merger of Kent Savings and Loan Association, Inc. on April 1, 1997 and accounted as a purchase transaction.

-------------------------------------------------------------------------------
                                    CONTENTS
-------------------------------------------------------------------------------

Letter to Stockholders                                          4

Management's Discussion and Analysis of
Financial Condition and Results of Operations                5-15

Consolidated Financial Statements                           16-37

Independent Auditors' Report                                   38

Market Price of and Dividends on
Registrant's Common Equity and Related
Stockholder Matters                                            39

Average Balances, Yields, and Rates                            40

Rate and Volume Variance Analysis                              41

Board of Directors                                             42

Officers                                                       43

Employees and Offices                                          44

-------------------------------------------------------------------------------

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

To Our Stockholders:

         The Board of Directors and management of Shore Bancshares, Inc. are pleased to present the Annual Report for the year ended December 31, 1998.

         The year just past presented us with many challenges and opportunities. Renovations on The Centreville National Bank's Commerce Street offices are essentially complete. Interest rates declined during the year, resulting in the refinancing of many loans, calls being exercised on many investment securities, and reduced interest rate spread. This was the first full year amortizing the goodwill associated with the purchase of Kent Savings and the decision was made to close our subsidiary Eastern Shore Mortgage Corporation as a result of continuing operating losses. Our team working on the Year 2000 issue has continued to prepare our systems and procedures to minimize the impact on our ability to provide the level of service that you have come to expect. We are confident that we will be ready and that we will move smoothly from 1999 into the year 2000.

         As a result of the reduced interest rate spread, net income after taxes declined slightly to $2.2 million in 1998, a decrease of 6.4%. Total assets grew by $5.9 million to a new high of $181.0 million as of December 31, 1998. Your Board of Directors declared cash dividends totaling $0.51 per share, an increase of 5.1% over 1997. Our capital position continues to be strong and exceeds regulatory guidelines to be considered well capitalized.

         We look forward to another year of progress in 1999. Plans are underway to grow our branch network. We have made application to the Office of the Comptroller of the Currency for a new office to be located on Route 404 east of Denton, Maryland and we are actively seeking sites for other branches. In addition, we have recently entered into an agreement with PHH Mortgage Corporation, through our Independent Bankers Association membership which will enable us to continue to offer secondary mortgage market products, such as 30 year fixed rate mortgage loans, and generate fee income from their origination. We also continue to examine the list of services and products offered in our communities and to assess the need to expand our products. We recently introduced an unsecured line of credit, Direct Line, and we now offer Checking with no activity service charges for our depositors who use Direct Deposit for their payroll or other payments due to them.

         Our commitment to the communities we serve is our strength. The loyalty and dedication of our stockholders and customers is our gift. You have our pledge that we will never forget either. Thank you for your support. Please help us improve by offering your comments and suggestions.


/s/ B. Vance Carmean, Jr.                      /s/ Daniel T. Cannon
_________________________                      ____________________
B. Vance Carmean, Jr.                       Daniel T. Cannon
Chairman of the Board                       President

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

The following discussion is designed to provide a better understanding of the financial position of Shore Bancshares, Inc. (the Company), and should be read in conjunction with the audited Consolidated Financial Statements and Notes.

         Portions of this annual report contain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) with respect to the adequacy of the allowance for loan losses, interest rate risk, realization of deferred taxes, liquidity levels, and the Year 2000 issue, which, by their nature, are subject to significant uncertainties which are described in further detail in Item 1 of the Company's Form 10-K, under the heading "Risk Factors." The Company believes that the expectations reflected in such forward-looking statements are reasonable. However, because these uncertainties and the assumptions on which statements in this report are based, the actual future results may differ materially from those indicated in this report.

                           ORGANIZATIONAL BACKGROUND

         On July 1, 1996, the Company commenced operations as the parent company of its sole subsidiary, The Centreville National Bank of Maryland ("the Bank"), which has conducted the business of banking since 1876. Since the Bank is the primary asset of the Company, the assets and liabilities of the Company are comprised almost entirely of the assets and liabilities of the Bank. The same is true for the income and expense of the Company. All data for periods on and after July 1, 1996 is presented in this analysis in consolidated form and is compared to like data for the Bank for prior years.

                         RESULTS OF OPERATIONS OVERVIEW

         The Company reported $2.22 million in net income for 1998 or $1.12 diluted earnings per share compared to 1997 net income of $2.37 million or $1.18 diluted earnings per share and 1996 net income of $2.31 million or $1.14 per share diluted earnings. Per share items have been adjusted to reflect the 2 for 1 stock split paid in the form of a 100% stock dividend on March 31, 1998. Net income for 1998 reflects a slight decline after absorbing the added depreciation expense for the renovations at our Commerce Street office, a full year of goodwill amortization from the Kent Savings and Loan Association, F.A. (Kent Savings) purchase and the operating losses and write off of the remaining goodwill of Eastern Shore Mortgage Corporation. Declining interest rates resulted in the refinancing of many loans as well as the calls of investments securities, negatively impacting net income. The Company experienced growth in total assets of 3.39% and in total deposits of 5.14% in 1998. Return on average assets was 1.25%, 1.43%, and 1.63% in 1998, 1997, and 1996, respectively, which reflects the Company's growth in assets at a faster rate than the growth in earnings. Earnings reflect a shrinking net interest margin. The return on average stockholders' equity for 1998 was 9.52% compared to 10.40% and 10.67% in 1997 and 1996, respectively.

                  NET INTEREST INCOME and NET INTEREST MARGIN

         Net interest income is the principal source of earnings for a banking company. It represents the difference between interest and fees earned on the loan and investment portfolios over the interest paid on deposits and borrowings. For the Company, the year ended December 31, 1998 was characterized by generally declining interest rates. During the prior year, 1997, rate activity reflected slightly increasing loan rates in the first quarter and declining rates in the fourth quarter. Deposit rates followed the same trends except that rate reductions began in the third quarter. Net interest income for 1996 reflects increasing loan rates and generally declining deposit rates until the second half of the year when deposit rates increased slightly. Net interest income (on a tax equivalent basis) for 1998 increased by $159 thousand or 2.2% compared to the year ended December 31, 1997, while 1997 increased by $688 thousand or 10.6% from the previous year ended December 31, 1996. During the three years ended December 31, 1998, 1997 and 1996 there have not been any material changes in the volume or quality of the Company's tax exempt securities that would have a significant effect on tax exempt interest income. The table titled "Average Balances, Yields and Rates" on page 40 sets forth the major components of net interest income, on a tax equivalent basis, for 1998, 1997 and 1996. The table titled "Rate and Volume Variance Analysis" on page 41 illustrates the portion of the changes in net interest income which are attributable to changes in volume of average balances or to changes in yield on earning assets and rates paid on interest bearing liabilities. The information revealed by these tables is analyzed below.

         Interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities (deposits and borrowings.) Interest rate spread for the years ended December 31, 1998, 1997 and 1996 was 3.65%, 3.82%, and 3.87%, respectively.
Interest rate spread in 1998 decreased 17 basis points compared to the prior year as a result of the decreased yield on average interest earning assets of 12 basis points and an increase in the yield on average interest bearing liabilities of 5 basis points. The 4.3% increase in total average loans was the result of loan growth and a full year of Kent Savings assets which increased total interest income in 1998 despite a decrease in loan yields. A change in the balance sheet mix also accounted for a decrease in interest rate spread. As a result of a lower interest rate environment, the Company experienced a large number of calls of investment securities. These securities were replaced with lower yielding investments. To maintain as much of the investment yield as prudent, a portion of the called investments were replaced with municipal bonds. The average balance in municipal bonds increased $1.6 million or 18.3% providing a higher tax equivalent yield than U.S. Treasuries and Government agency bonds in the current market. Despite some loan rate increases during 1998, overall loan yield decreased 10 basis points compared to 1997. Fourth quarter loan rate decreases and more significantly, loans refinanced with the Company or other lenders are reflected in decreased loan yield. Total loans as a percentage of total interest earning assets has decreased 2.2%. However, the average balances in each loan category have increased improving interest income. The composition of deposits changed as well. Other Time and IRA deposit average balances have increased. These are more costly deposits which account for increased deposit interest expense. Despite lowering deposit rates in the first and fourth quarters of 1998, the change in deposit mix provided higher yields on deposits, on average, for 1998 compared to the prior year.

         The 1997 interest rate spread decreased compared to 1996 by 5 basis points. The rate spread variance reflects a decrease in yield on earning assets of 2 basis points as a result of a lower yielding loan portfolio and growth in the investment securities portfolio, a lower yielding asset when compared to loans. The yield on the loan portfolio was impacted by the introduction of the Kent Savings loans which had yields slightly less than the loans originated by the Company prior to the acquisition. The yield on Federal funds and securities portfolio actually increased over 1996 by 13 basis points and 7 basis points, respectively. Interest-bearing liabilities' yield increased 3 basis points over 1996, reflecting the higher cost of the $5 million Federal Home Loan Bank of Atlanta (FHLB) long term borrowing and IRA deposits. Other deposit accounts actually reflected a reduced yield compared to the previous year.

         Net interest margin is calculated as tax equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets. The net interest margin for 1998 decreased to 4.45% from 4.64% the previous year. This change is the result of repricing as previously discussed and is illustrated in the table titled "Rate/Volume Variance Analysis" on page 41. When comparing 1998 verses 1997, repricing reduced the net interest income $104 thousand and volume changes provided $263 thousand for a net increase of $159 thousand. Average earning assets increased at rate of 6.6% while net interest income increased at a rate of 2.2% which resulted in a decline in net interest margin. Loan growth, specifically commercial mortgages, adjustable rate mortgage loans and home equity loans accounted for the volume increases. For 1997, the net interest margin decreased to 4.64% from 4.85% in 1996. This decrease is the result of earning assets growing 15.5% while net interest income grew at a rate of 10.6%. Comparing 1997 and 1996 shows that changes in rates increased net interest margin $6 thousand, while changes in volume provided $682 thousand for a net increase of $688 thousand. Volume increases accounted for the growth in net interest income and is attributed to the Kent Savings merger. Excluding the $20.3 million in total loans from Kent Savings, loan growth was flat. The majority of the $6.3 million growth in average investment securities is attributed, primarily, to the purchase of bonds to leverage the FHLB borrowing.

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

                   PROVISION and ALLOWANCE FOR CREDIT LOSSES

         For the year ended December 31, 1998, the Bank recorded net charge offs of $55 thousand compared to net charge offs of $115 thousand in 1997 and net recoveries of $25 thousand in 1996. Internal loan review, in particular, is effective in identifying problem credits and in achieving timely recognition of potential and actual losses within the loan portfolio. Improved overall credit quality and increased collection efforts have also contributed to the relatively small amount of net charge offs in 1998 and 1997 and net recoveries in 1996.

         Gross charge offs amounted to $104 thousand, $158 thousand and $78 thousand in 1998, 1997, and 1996, respectively, the majority of which were installment loans. Efforts to collect charged off loans are continuing and are evidenced by the amount of recoveries, totaling $49 thousand in 1998, $44 thousand in 1997, and $103 thousand in 1996.

         Provision for credit losses is an estimate of the amount necessary to maintain the allowance for loan losses at a level sufficient to absorb potential losses in the loan portfolio. The provision for credit losses has followed the same general trend as the amount of charge offs. No provision for credit losses was charged to expense in 1998, 1997, or 1996. $15 thousand was added to the allowance in 1997 upon the merger with Kent Savings. The allowance for credit losses is maintained at a level believed adequate by management to absorb estimated probable credit losses. Management's quarterly evaluation of the adequacy of the allowance is based on analysis of the loan portfolio and its known and inherent risks, assessment of current economic conditions, the Year 2000 issue, diversification and size of the portfolio, adequacy of the collateral, past and anticipated loss experience and the amount of non-performing loans. The allowance for credit losses has remained relatively unchanged despite the increase in outstanding loan balances. The allowance for credit losses of $1.3 million as of December 31, 1998 amounted to 1.21% of the outstanding loan portfolio. The allowance for credit losses of $1.4 million as of December 31, 1997 represented 1.29% of gross loans. The decrease in the percentage of allowance to outstanding loans, despite the increasing outstanding gross loans, is justified by lower levels of classified loans. Past due loan levels have remained relatively unchanged, however, they consist primarily of loans secured by real estate. Analysis by loan review and internal audit supports the adequacy of the allowance. This reduction in percentage of allowance to outstanding loans reflects improvements in credit quality achieved through better credit underwriting and more aggressive collection efforts and is further evidenced by lower past due loan totals as a percentage of outstanding loans. In management's opinion, the allowance for credit losses is adequate as of December 31, 1998.

         See Note 4 in the Notes to the Consolidated Financial Statements.

                               NONINTEREST INCOME

         Noninterest income consists of service charges and fees, gains on sale of securities, earnings or losses from unconsolidated subsidiaries and various other income items. For the year ended December 31, 1998, noninterest income decreased $36 thousand or 4.0% compared to the prior year. The decrease was due largely to a $61 thousand operating loss and writedown of the investment in our unconsolidated subsidiary, Eastern Shore Mortgage Company. Combined with reduced earnings of our other unconsolidated subsidiary, Delmarva Data Center, equity earnings from unconsolidated subsidiaries decreased $93 thousand compared to 1997. This decrease was offset by an increase of $22 thousand in total service charges on deposit accounts primarily the result of increased levels of checks drawn against insufficient funds as well as ATM fees.

         Noninterest income decreased $90 thousand or 9.0% in 1997 compared to the year ended December 31, 1996. However, excluding the securities gains, noninterest income actually increased $105 thousand or 13.2%. Increased service charges from a rise in the number of checks drawn against insufficient funds accounted for $46 thousand of the increase. Increase in value of life insurance of $31 thousand and $47 thousand increase in earnings from unconsolidated subsidiaries also contributed to the improvement in non-interest income.

                              NONINTEREST EXPENSES

         The year ended December 31, 1998 reflected a $297 thousand or 6.8% increase in noninterest expense compared to December 31, 1997. Salaries and benefits accounted for $144 thousand of the increase as a result of the additional salary and benefit costs of 3 full time equivalent staff as well as cost of living and insurance premium increases.

         Facility improvements and equipment upgrades resulted in increased depreciation expense, maintenance costs and equipment service contracts. This trend which began in 1997 continues in 1998 when a full year of depreciation expense was recorded for the Commerce Street renovation. The Company began the Commerce Street renovation in January 1997, and anticipates completion of this office in 1999. Larger buildings are more costly to maintain and the additional investment will be depreciated over the estimated useful life of the asset. In addition to the increased depreciation and maintenance expenses, opportunity costs negatively impact the bottom line. However, the renovations provide a long term benefit for customers and staff. The impact of this additional maintenance and depreciation expense is not expected to have a material effect on the Company's net income in the future. Facility costs are expected to increase in 1999 with the addition of two new branch locations; one in Denton, Maryland (Caroline County) and the other in Chester, Maryland, (Queen Anne County.)

         Increases were noted in marketing. The Company has adopted a full scale marketing program including direct mail, cable television commercials and product promotion. Marketing plays a significant role in banking today, more so than in the past. As the banking industry continues to consolidate, both banking and non-banking companies are competing much more aggressively. Direct competition for deposits comes from other commercial banks, savings banks, savings and loan associations, and credit unions as well as brokerage houses, mutual funds and the securities market. The Bank also competes with the same banking entities for loans, as well as with mortgage banking companies and institutional lenders. Significant growth was also noted in amortization expense primarily as a result of two items; the recording of a full year amortization ($140 thousand) of the goodwill produced from the Kent Savings merger and, after continuing losses, the write off of the remaining $24 thousand goodwill balance associated with Eastern Shore Mortgage Corporation.

         The year ended December 31, 1997 reflected a $583 thousand increase or 15.4% when compared to 1996. A significant portion, or $248 thousand, of the increase is related to employee salaries and benefits. The number of full time equivalent employees increased by 4 when comparing the year ended December 31, 1997 to the same period in 1996, primarily the result of additional staff positions as well as a branch manager position with the addition of the Kent Branch. Salaries and benefits also include cost of living increases and benefit cost increases.

         FDIC insurance premiums increased in 1997 with the inclusion of Savings Association Insurance Fund (SAIF) deposits from Kent Savings. Premises and fixed assets expenses continued to increase. Facility improvements and equipment upgrades resulted in increased depreciation expense, maintenance costs and equipment service contracts.

                                  INCOME TAXES

         For 1998, the effective tax rate for the Company increased slightly to 32.7% compared to 32.3% for 1997 and 33.7% for 1996. The reduction in effective tax rate in 1998 and 1997 resulted from a $12 thousand and $51 thousand, respectively, rehabilitation tax credits associated with the renovations of the main office. The Company's income tax expense differs from the amount computed at statutory rates primarily due to tax-exempt interest from certain loans and investment securities and, in 1998 and 1997, the rehabilitation tax credits.
Note 12 to the Consolidated Financial Statements includes a reconciliation of the Federal tax expense computed using the Federal statutory rate of 34% and provides additional detail.

The Company noted a decrease in state income taxes beginning in 1996 as the Maryland legislature exempted a portion of the interest from securities issued by the United States Treasury, bank-qualified Maryland municipals, and some United States Government agencies. This change in state income taxes has not had a material impact on liquidity, financial condition or operations.

         Deferred tax assets and liabilities are based on the differences between financial statement and tax bases of assets and liabilities. The tax effect of these differences is calculated using current statutory rates. Management believes it is more likely than not that all deferred tax assets will be realized and therefore no valuation allowance is deemed necessary.

                             INVESTMENT SECURITIES

         Investment securities classified as available for sale are held for an indefinite period of time and may be sold in response to changing market and interest rate conditions as part of the asset/liability management strategy. Available for sale securities are carried at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity net of income taxes. Investment securities classified as held to maturity are those that management has both the positive intent and ability to hold to maturity, and are reported at amortized cost. The Company does not currently follow a strategy of making securities purchases with a view to near-term sales, and, therefore, does not own trading securities. At December 31, 1998 the Company had 49% of the portfolio designated as available for sale and 51% held to maturity compared to 19% and 81% as of December 31, 1997. The increase in percentage of securities designated as available for sale is to cover potential growth and liquidity needs. The Company manages the investment portfolios within policies which seek to achieve desired levels of liquidity, manage interest rate sensitivity risk, meet earnings objectives, and provide required collateral support for deposit activities. The Company does not generally invest in structured notes or other derivative securities.

         Total investment securities amounted to $47.1 million and $48.7 million as of December 31, 1998 and 1997, respectively. The slightly lower level of investments in securities resulted primarily from the investments called at a rate faster than they were replaced. Excluding the U.S. Government and U.S. Government sponsored agencies, the Company had no concentrations of investment securities from any single issuers that exceeded 10% of shareholders' equity.
Note 3 to the Consolidated Financial Statements provides detail by type and contractual maturity for the years ended December 31, 1998 and 1997.

                                 LOAN PORTFOLIO

         The Company is actively engaged in originating loans to customers in Queen Anne's, Caroline, Kent, and Talbot Counties in the State of Maryland. The Company has policies and procedures designed to mitigate credit risk and to maintain the quality of the loan portfolio. These policies include underwriting standards for new credits as well as the continuous monitoring and reporting of asset quality and the adequacy of the allowance for credit losses. These policies, coupled with continuous training efforts, have provided effective checks and balances for the risk associated with the lending process. Lending authority is based on the level of risk, size of the loan and the experience of the lending officer. Note 4 to the Consolidated Financial Statements presents the composition of the Company's loan portfolio by significant concentration. The Company had no loan concentrations exceeding 10% of total loans which are not otherwise disclosed.

         Company policy is to make the majority of its loan commitments in the market area it serves. The Company attempts to reduce risk through its management's familiarity with the credit histories of loan applicants and in-depth knowledge of the risk to which a given credit is subject. Lending in a limited market area does subject the Company to economic conditions of that market area. The Company had no foreign loans in its portfolio as of December 31, 1998.

         The Company places a loan in non-accrual status whenever there is substantial doubt about the ability of a borrower to pay principal or interest on any outstanding credit. Management considers such factors as payment history, the nature of the collateral securing the loan and the overall economic situation of the borrower when making a non-accrual decision. Non-accrual loans are closely monitored by management . A non-accruing loan is restored to current status when the prospects of future contractual payments are no longer in doubt. At December 31, 1998 and 1997, $55 thousand and $199 thousand, respectively, of non-accrual loans were secured by collateral with an estimated value of $343 thousand of December 31, 1998 and $1.1 million as of December 31, 1997.

                                    DEPOSITS

         Deposit liabilities grew $7.5 million or 5.1% to $153.3 million compared to $145.8 million in 1997. Average deposits increased at a rate of 5.3%. The table below presents the average balance of deposits and percentage of each category to total average deposits. The average balance of other time deposits grew 12.9% and the average balance of noninterest bearing demand deposits grew 18.6% compared to the year ended December 31, 1997. This is the result of the introduction of new products and product features as well as competitive pricing. The Company continues to experience strong competition from other commercial banks, credit unions, the stock market and mutual funds.
The Company does not accept brokered deposits, nor does it rely on purchased deposits as a funding source for loans.
The Company has no foreign banking offices.

        Average Balance of Deposits and the Percentage of each Category to Total Average Deposits

------------------------------------------------------------------------------------------------------
                                                      1998                              1997
------------------------------------------------------------------------------------------------------
Interest-bearing liabilities
  Super NOW accounts                          $ 18,433      12.48%              $ 17,215      12.28%
  Money market deposit accounts                 18,886      12.79                 21,028      15.00
  Time, $100,000 or more                        12,698       8.60                 13,298       9.49
  Other time deposits                           46,305      31.35                 41,023      29.27
  IRA deposits                                  15,430      10.45                 14,733      10.51
  Savings deposits                              17,819      12.06                 16,636      11.87
  Demand deposits                               18,144      12.27                 16,216      11.58
------------------------------------------------------------------------------------------------------
                                              $147,715     100.00%              $140,149     100.00%
------------------------------------------------------------------------------------------------------

                              LIQUIDITY MANAGEMENT

         Liquidity describes the ability of the Company to meet financial obligations that arise out of the ordinary course of business. Liquidity is needed primarily to meet borrower and depositor withdrawal requirements and to fund current and planned expenditures. The Company maintains its asset liquidity position internally through short term investments, the maturity distribution of the investment portfolio, loan repayments and income from earning assets. As indicated in the Consolidated Statements of Cash Flows, primary sources of cash are the maturity of investment securities and deposit growth. A substantial portion of the investment portfolio contains readily marketable securities that could be converted to cash immediately. Refer to Note 3 of the Consolidated Financial Statements for a table showing the maturity distribution of the Company's securities portfolio and the related estimated fair value. On the liability side of the balance sheet, liquidity is affected by the timing of maturing deposits and the ability to generate new deposits or borrowings as needed. Other sources, not currently in use, are available through borrowings from the Federal Reserve Bank, the Federal Home Loan Bank of Atlanta (FHLB) and from lines of credit approved at correspondent banks. As of December 31, 1997 the Company had outstanding loan commitments and unused lines of credit of $17.4 million. Of this total, management expects to fund $6 million within one year.

         During 1998, the $1.6 million or 3.3% decrease in investment securities and $7.4 million or 5.1% increase in deposits funded the $2.0 million increase in loans with the remaining funds placed into federal funds sold. Loan growth of $19.9 million or 22.4% and deposit growth of $21.6 million or 17.4% in 1997 resulted primarily from the Kent Savings merger. Investment security growth was funded by the long-term borrowing from the Federal Home Loan Bank of Atlanta. Management knows of no trend or event which will have a material impact on the Company's ability to maintain liquidity at satisfactory levels.

                             MARKET RISK MANAGEMENT

         Market risk is the risk of loss that arises from changes in interest rates, foreign currency exchange prices, commodity prices, equity prices, and other market changes that affect market sensitive financial instruments. The market risk for the Company is composed primarily of interest rate risk, which is the exposure of the Bank's earnings and capital arising from future interest rate changes. This risk is a normal part of the banking business because assets and liabilities do not reprice at the same rate, nor do they move to the same degree as rates change. In addition, the maturity distribution of the Bank's assets and liabilities do not match for given periods of time. The Bank's interest rate sensitivity position is managed to maintain an appropriate balance between the maturity and repricing characteristics of assets and liabilities that is consistent with the Bank's liquidity, growth, earnings and capital adequacy goals. The Board of Directors has adopted an Asset / Liability Management Policy, which is administered by the Asset / Liability Committee. The Committee is responsible for monitoring the Bank's interest rate sensitivity position and recommending policies to limit exposure to interest rate risk while maximizing net interest income.

         One of the primary tools for monitoring interest rate sensitivity is "Gap Analysis." This tool provides a general understanding of maturity and repricing patterns of interest sensitive assets and liabilities. "Positive gap" occurs when more assets reprice within a specific interval and "negative gap" occurs when more liabilities reprice within a specific interval. The following table summarizes the Company's interest sensitivity at December 31, 1998 based on contractual maturity if fixed rate or earliest repricing date if variable rate.

                       INTEREST RATE SENSITIVITY ANALYSIS
                               December 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

-----------------------------------------------------------------------------------------------------------------------
                                                              AFTER 3      AFTER 1                  NON-
                                                              MONTHS-       YEAR-                 INTEREST      TOTAL
                                                WITHIN        WITHIN       WITHIN      AFTER     SENSITIVE       ALL
                                               3 MONTHS       1 YEAR       5 YEARS    5 YEARS      FUNDS     CATEGORIES
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Loans                                            $19,786      $11,554      $41,126    $38,455    ($ 1,073)    $109,848
Investment Securities                              2,068        1,360       28,190     13,539                   45,157
Investments in Equity Securities                     893                                            1,068        1,961
Federal Funds Sold                                 9,752                                                         9,752
Non-interest earning assets                                                                        14,336       14,336
                                             -----------    ---------    ---------    --------  ---------   ----------
  TOTAL ASSETS                                    32,499       12,914       69,316     51,994      14,331      181,054
                                             -----------    ---------    ---------    --------  ---------   ----------
LIABILITIES
Time Certificates of Deposit over $100,000         1,192        5,649        8,516                              15,357
All Other Time Deposits                           11,714       16,507       34,167                              62,388
Savings and Money Market Deposits                 35,322                                                        35,322
Interest-bearing Transaction                      20,467                                                        20,467
Other borrowed funds                                            5,000                                            5,000
Noninterest-bearing Liabilities                                                                    20,616       20,616
                                             -----------    ---------    ---------    --------  ---------   ----------
  TOTAL LIABILITIES                               68,695       27,156       42,683          0      20,616     $159,150
                                             -----------    ---------    ---------    --------  ---------   ----------
NET(ASSETS LESS LIABILITIES)                    ($36,196)    ($14,242)     $26,633    $51,994    ($ 6,285)
                                             ===========    =========    =========    ========  =========
Interest Sensitivity Gap
Asset Sensitive (Liability Sensitive)           ($36,196)    ($50,438)    ($23,805)   $28,189     $21,904
                                             ===========    =========    =========    ========  =========
Interest Sensitivity GAP /
  Total Assets                                    -19.99%      -27.86%      -13.15%     15.57%      12.10%
                                             ===========    =========    =========    ========  =========

The following assumptions were made in preparation of the "Interest Rate Sensitivity Analysis":

         Fixed rate loans are grouped in the appropriate category based on scheduled amortization. Variable rate loans are classified based on the next available repricing opportunity. Noninterest sensitive loans consists of the net of nonaccrual loans, allowance for credit losses and deferred fees and costs.

         Taxable and nontaxable investment securities are categorized by final maturity date or, if applicable, a definite call date.

         Investment in equity securities within three months consists of a U.S. Government securities mutual fund. Noninterest sensitive funds combines Federal Reserve Bank and Federal Home Loan Bank of Atlanta stocks.

         Time deposits with contractual maturities are categorized based on the effective maturity of the deposit.

         Savings, money market and interest-bearing transaction accounts are assumed to be subject to repricing within a year, and generally within three months of a rate change, based on the Company's historical experience.

         The Bank uses earnings simulation modeling to measure the effect specific rate changes would have on one year of net interest income. Key assumptions include calls and maturities of investment securities, depositors' rate sensitivity, maturity dates of fixed rate loans and investment securities and repricing date of variable rate loans. As with any method of gauging risk, there are inherent shortcomings and actual results may deviate significantly from assumptions used in the model. Actual results will differ from simulated results due to timing , magnitude and frequency of interest-rate changes as well as changes in market conditions and management strategies. At December 31, 1998 the Bank's estimated earnings sensitivity profile reflected a modest sensitivity to interest rate changes. Based on an assumed 100 basis point immediate change in interest rates the Bank's net interest income would decrease by $64 thousand if rates were to increase by that amount and would increase $70 thousand if rates would decline a similar amount.

                         CAPITAL RESOURCES AND ADEQUACY

         Total stockholders' equity as of December 31, 1998 decreased $1.6 million or 6.8% compared to the prior year. Earnings of $2.2 million added to stockholders' equity. The change in accumulated other comprehensive income accounted for a $5 thousand reduction and dividends paid also decreased stockholders' equity by $1.0 million. Dividends paid per share increased 5.1% over the prior year without negatively impacting the Company's capital position. A stock repurchase of $2.8 million accounted for the majority of the decrease. On September 16, 1998 the Company repurchased 101,322 shares or approximately 5% of its outstanding common stock at $27.75 per share. The Board of Directors and management believe it was in the best interest of the Company and its shareholders to have repurchased the stock considering the Company's high level of capital and to lessen the dilutive effect of the stock-based employee and incentive plans approved at the Company's 1998 Annual Meeting. The repurchase of common shares also increases each remaining shareholder's relative percentage of ownership in the Company.

         Total stockholders' equity increased $1.4 million or 6.4% in 1997 to $23.5 million from $22.1 million at December 31, 1996. Earnings of $2.4 million was the primary contributor to this increase. The change in accumulated other comprehensive income accounted for a $26 thousand improvement and dividends paid reduced stockholders' equity $977 thousand.

         One measure of capital adequacy is the leverage capital ratio which is calculated by dividing average total assets for the most recent quarter into Tier 1 capital, which for the Company subtracts goodwill from total stockholders' equity . The regulatory minimum for this ratio is 4%. The leverage capital ratio as of December 31, 1998 was 11.08% for the Company, and as of December 31, 1997 was 12.23%.

         Another measure of capital adequacy is the risk based capital ratio or the ratio of total capital to risk adjusted assets. Total capital is composed of both core capital (Tier 1) and supplemental capital (Tier 2) including adjustments for off balance sheet items such as letters of credit and taking into account the different degrees of risk among various assets.

Federal banking regulators require a minimum total risk based capital ratio of 8%. As of December 31, 1998, the Company's ratio was 21.05%. The Bank's ratio at December 31, 1997 was 23.61%. According to FDIC capital guidelines, the Bank is considered to be "Well Capitalized."

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

                                 FUTURE TRENDS

         This is a Year 2000 Readiness Disclosure under the Year 2000 Information and Readiness Disclosure Act of 1998.

         The "Year 2000 Issue", which is common to most corporations, including banks, is a general term used to describe the problems that may result from the improper processing of dates and date-sensitive calculations as the Year 2000 approaches. This issue is caused by the fact that many of the world's existing computer programs use only two digits to identify the year in the date field of a program. These programs could experience serious malfunctions when the last two digits of the year change to "00" as a result of identifying a year designated "00" as the year 1900 rather than the Year 2000.

         The Company formed a Year 2000 Committee, which is comprised of a cross-section of the Company's employees, in the fourth quarter of 1997. This Committee is leading the Company's Year 2000 efforts to ensure that the Company is properly prepared for the Year 2000. The Company's Board of Directors has approved a plan submitted by the Year 2000 Committee that was developed in accordance with guidelines set forth by the Federal Financial Institutions Examination Council. This plan has five primary phases related to internal Year 2000 compliance:

         1. Awareness -- this phase is ongoing and is designed to inform the Company's Board of Directors (the "Board") and Executive management ("Management"), employees, customers and vendors of the impact of the Year 2000 Issue. Since January 1998, the Board has been apprised of the Company's efforts at their regular meetings. In addition, customers and the community continue to be updated with respect to the Company's Year 2000 efforts through mailings, published articles, lobby brochures and a Year 2000 Readiness Disclosure posted in the branch lobbies. A public seminar was presented in April 1998. The Company's ongoing outreach efforts include Year 2000 presentations to business organizations and community groups.

         2. Assessment -- during this phase an inventory was conducted of all known Company processes that could reasonably be expected to be impacted by the Year 2000 Issue and their related vendors, if applicable. The identification process included information technology and communication systems such as personal computers, local area networks and servers, ATM modems, printers, copy machines, facsimile machines, telephones and the operating systems and software for these systems. It also included non-information technology systems, such as heating, air conditioning and vault controls, alarm systems, surveillance systems, and postage meters. The Company inventoried all the systems listed above in the second and third quarters of 1998 and performed an initial assessment of potential risks from either under or nonperformance arising from incorrect processing and usage of dates after December 31, 1999. All outside servicers and major vendors were contacted to ascertain their individual levels of Year 2000 compliance. From vendor responses and/or certifications of Year 2000 compliance the Company determined that all vendors and service providers who provide mission critical and significant systems to the Company are addressing Year 2000 compliance for the products and services they provide to the Company and the Company expects all of the mission critical and significant vendors to be Year 2000 compliant by December 31, 1999. The assessment phase is complete, although it is updated periodically as necessary.

         3. Renovation and/or replacement -- this phase includes programming code enhancements, hardware and software upgrades, system replacements, vendor certification and any other changes necessary to make any hardware, software and other equipment Year 2000 compliant.

         The Company does not perform in-house programming, and thus is dependent on external vendors to ensure and modify, if needed, the hardware, software or other services they provide to the Company for Year 2000 compliance. The Company's primary service provider has a comprehensive Year 2000 Plan in place and has successfully completed Year 2000 testing of their mission critical systems.

         4. Testing -- The next phase for the Company under the plan is to complete a comprehensive testing of all known processes. As noted in the renovation and/or replacement phase above, the Company's primary service provider has already successfully tested their system for Year 2000 compliance. The next step, which is scheduled for the first and second quarters of fiscal 1999, is to complete testing of the Company's network mission critical software applications and hardware. The Company has performed Year 2000 testing of all employee computer work stations, and is in the process of updating or replacing work stations which are not Year 2000 compliant. The testing of the remainder of the Company's processes is expected to be substantially complete by June 1999.

         5. Implementation -- this phase will occur when Year 2000 processing commences. On some applications the Company is already entering dates greater than December 31, 1999 into their systems. In these situations no adverse events have been noted. The significant part of the implementation phase will occur after December 31,1999.

         The Company is in the process of developing contingency plans for processes that do not process information reliably and accurately after December 31, 1999. The contingency plans for all systems should be substantially complete by the end of the second calendar quarter of fiscal 1999.

         Senior management completed a contingency plan to provide operating alternatives for continuation of services to the Company's customers in the event of systems or communication failures at the beginning of the Year 2000. Contingency plans will be updated as necessary. Based on preliminary planning during development of the contingency plan, management expects that the Company will be able to continue to operate in the Year 2000 even if some systems fail. At the end of December 1999, the Company will generate paper and systems backup of all customer and general ledger accounts. Due to the size of the Company, the Company expects that it will be able to operate with all transactions processed manually until normal operations can be restored. This procedure could require changing of schedules and hiring of temporary staff, which would increase cost of operations. If this procedure were to continue for any extended period of time, or if the Company ultimately had to change data service providers, the cost could be material.

         The Company is in the process of assessing the Year 2000 readiness of significant borrowers and depositors. The Company has completed its initial review of these significant relationships and assessed the risks these relationships may pose to the Company. The Company will continue to monitor the risk and expects any potential losses to the Company caused by Year 2000 problems of significant borrowers and depositors not to be material. This step is not expected to require a significant amount of time or resources.

         As of December 31, 1998 the following chart shows the current and projected status of the Company's Year 2000 compliance efforts:

     Phase                 9/30/98     12/31/98    3/31/99     6/30/99
     ------------------------------------------------------------------
     Awareness               100%        100%         100%        100%
     Assessment               98          98          100         100
     Renovation               89          96          100         100
     Validation               58          78           85         100
     Implementation           54          67           80         100

         The Company expensed approximately $47 thousand on Year 2000 costs in 1998. Based on an analysis of projected expenses performed during the first quarter of 1998 and subsequent updates, the total cost of the Year 2000 project is currently estimated at $110 thousand. Funding of the Year 2000 project costs has come and is expected to come from normal operating cash flow. Additional costs including staff time will be expensed in the normal course of business and will not have a material impact on the Company's results of operations, liquidity, capital resources or financial condition. However, the expenses associated with the Year 2000 issue will directly reduce otherwise reported net income for the Company. Should the Company have to resort to alternative operating procedures due to major systems or communications failures at the beginning of the Year 2000, the extra cost could be material.

         Management of the Company believes that the potential effects on the Company's internal operations of the Year 2000 Issue can and will be addressed prior to the Year 2000. However, if required modifications or conversions are not made or are not completed on a timely basis prior to the Year 2000, the Year 2000 Issue could disrupt normal business operations. The most reasonably likely worst case Year 2000 scenarios foreseeable at this time would include the Company temporarily not being able to process, in some combination, various types of customer transactions. This could affect the ability of the Company to, among other things, originate new loans, post loan payments, accept deposits or allow immediate withdrawals, and, depending on the amount of time such a scenario lasted, could have a material adverse effect on the Company.

         Because of the serious implications of these scenarios, the primary emphasis of the Company's Year 2000 efforts is to correct, with complete replacement if necessary, any systems or processes whose Year 2000 test results are not satisfactory prior to the Year 2000. Nevertheless, should one of the most reasonably likely worst case scenarios occur in the Year 2000, the Company, as noted above, is in the process of formalizing a contingency plan that would allow for limited transactions until the Year 2000 problems are fixed.

         The costs of the Year 2000 project and the date on which the Company plans to complete Year 2000 compliance are based on management's best estimates, which were derived using numerous assumptions of future events such as the availability of certain resources (including internal and external resources), third party vendor plans and other factors. However, there can be no guarantee that these estimates will be achieved at the cost disclosed or within the timeframe indicated, and actual results could differ materially from these plans. Factors that might affect the timely and efficient completion of the Company's Year 2000 project include, but are not limited to, vendor's ability to adequately correct or convert software and the effect on the Company's ability to test its systems, the availability and cost of personnel trained in the Year 2000 area, the ability to identify and correct all relevant computer programs and similar uncertainties.

         Bank regulatory agencies have recently issued additional guidance under which they are assessing Year 2000 readiness. The failure of a financial institution to take appropriate action to address deficiencies in the Year 2000 project management process may result in enforcement actions which could have a material adverse effect on such institution, result in the imposition of civil money penalties or result in the delay (or receipt of an unfavorable or critical evaluation of management of a financial institution in connection with regulatory review) of applications seeking to acquire other entities or otherwise expand the institution's activities.

         Ultimately, the success of the Company's efforts to address the Year 2000 issue depends to a large extent not only on the corrective measures that the Company undertakes, but also on the efforts undertaken by businesses and other independent entities who provide data to, or receive data from, the Company such as borrowers, vendors or customers. In particular, the Company's credit risk associated with its borrowers may increase as a result of problems such borrowers may have resolving their own Year 2000 issues. Although it is not possible to evaluate the magnitude of any potential increased credit risk at this time, the impact of the Year 2000 issue on borrowers could result in increases in problem loans and credit losses in future years. From now until 2000, the Company will endeavor to monitor the Year 2000 efforts of its borrowers and will implement a course of action and procedures designed to reduce any increased potential risk as a result of Year 2000 issues.

CONSOLIDATED BALANCE SHEETS
December 31, 1998 and 1997

----------------------------------------------------------------------------------------------------------------------------
                                                                                              1998                    1997
----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                   $ 4,536,510           $ 5,091,798
Federal funds sold                                                                          9,752,503             3,503,900
Investment securities available for sale, at fair value                                    23,202,856             9,444,463
Investment securities held to maturity, fair value of $24,253,286 (1998) and
  $39,498,436 (1997)                                                                       23,915,633            39,298,105
Loans, less allowance for credit losses of $1,348,805 (1998) and
  $1,403,747 (1997)                                                                       109,847,706           107,763,536
Premises and equipment, net                                                                 3,369,014             3,258,876
Accrued interest receivable                                                                 1,354,754             1,475,994
Investment in unconsolidated subsidiaries                                                   1,167,306             1,187,206
Goodwill                                                                                    1,917,009             2,087,803
Other assets                                                                                1,991,281             2,003,330
----------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                    $181,054,572          $175,115,011
----------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Deposits:
  Noninterest-bearing demand                                                             $ 19,773,634          $ 17,727,129
  Interest-bearing transaction                                                             20,467,422            19,176,281
  Savings and money market                                                                 35,321,550            37,575,341
  Time, $100,000 or more                                                                   15,357,184            13,473,763
  Other time                                                                               62,387,777            57,860,756
----------------------------------------------------------------------------------------------------------------------------
         Total deposits                                                                   153,307,567           145,813,270
Long-term debt                                                                              5,000,000             5,000,000
Accrued interest payable                                                                      208,433               189,276
Other liabilities                                                                             634,337               597,655
----------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                                159,150,337           151,600,201
----------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value; authorized 10,000,000 shares; issued and outstanding:
  1,913,516 shares (1998) and 1,007,424 shares (1997)                                          19,135                10,074
Surplus                                                                                    10,064,166            10,064,166
Retained earnings                                                                          11,865,853            13,480,311
Accumulated other comprehensive income                                                       (44,919)              (39,741)
----------------------------------------------------------------------------------------------------------------------------
         Total stockholders' equity                                                        21,904,235            23,514,810
----------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $181,054,572          $175,115,011
----------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 1998, 1997 and 1996

------------------------------------------------------------------------------------------------------------------------
                                                                             1998            1997              1996
------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                              $ 9,701,677       $ 9,346,631       $ 8,103,983
Interest and dividends on investment securities:
  Taxable                                                                 2,269,577         2,286,192         1,834,979
  Tax-exempt                                                                473,689           417,895           424,202
Interest on federal funds sold                                              565,449           354,331           378,246
------------------------------------------------------------------------------------------------------------------------
         Total interest income                                           13,010,392        12,405,049        10,741,410
------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on deposits                                                      5,636,282         5,370,057         4,475,979
Interest on long-term debt                                                  287,041            77,825                --
------------------------------------------------------------------------------------------------------------------------
         Total interest expense                                           5,923,323         5,447,882         4,475,979
------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                       7,087,069         6,957,167         6,265,431
PROVISION FOR CREDIT LOSSES                                                      --                --                --
------------------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES            7,087,069         6,957,167         6,265,431
------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Service charges on deposit accounts                                         686,571           664,708           639,631
Gains on sales of investment securities                                       6,495             8,568           203,997
Equity in net (loss) income of unconsolidated subsidiaries                 (19,900)            72,978            25,884
Other income                                                                199,479           162,795           129,911
------------------------------------------------------------------------------------------------------------------------
         Total noninterest income                                           872,645           909,049           999,423
------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES:
Salaries and employee benefits                                            2,381,839         2,238,125         1,990,238
Premises and equipment expenses                                             604,248           577,544           552,368
Marketing and promotion                                                     159,402           142,101            92,450
Stationery, printing and supplies                                           147,433           160,037           120,105
Professional fees                                                            78,679           114,601           175,957
Director and committee fees                                                 211,734           195,007           178,054
Outside data processing                                                     326,668           283,164           248,579
Amortization of goodwill                                                    170,794           116,383            11,489
Other expenses                                                              582,049           539,073           414,194
------------------------------------------------------------------------------------------------------------------------
         Total noninterest expenses                                       4,662,846         4,366,035         3,783,434
------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE TAXES ON INCOME                                             3,296,868         3,500,181         3,481,420
FEDERAL AND STATE INCOME TAXES                                            1,077,929         1,129,983         1,173,678
------------------------------------------------------------------------------------------------------------------------
         NET INCOME                                                     $ 2,218,939       $ 2,370,198       $ 2,307,742
------------------------------------------------------------------------------------------------------------------------
         Basic earnings per common share                                     $ 1.12            $ 1.18            $ 1.14
------------------------------------------------------------------------------------------------------------------------
         Diluted earnings per common share                                   $ 1.12            $ 1.18            $ 1.14
------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the Years Ended December 31, 1998, 1997 and 1996

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Accumulated
                                                                                                        Other          Total
                                                                    Common          Retained         Comprehensive  Stockholders'
                                                      Stock         Surplus         Earnings            Income         Equity
----------------------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1996                         $ 10,074     $ 10,064,166      $ 10,706,407        $ 68,701    $ 20,849,348
Comprehensive income:
  Net income                                              --               --         2,307,742              --       2,307,742
  Other comprehensive income, net of tax:
    Unrealized loss on available
      for sale securities                                 --               --                --        (134,307)       (134,307)
----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                --               --                --              --       2,173,435
----------------------------------------------------------------------------------------------------------------------------------
  Cash dividends declared
    ($.46 per common share)*                              --               --          (926,832)             --        (926,832)
----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996                         10,074       10,064,166        12,087,317         (65,606)     22,095,951
Comprehensive income:
  Net income                                              --               --         2,370,198              --       2,370,198
  Other comprehensive income, net of tax:
    Unrealized gain on available
      for sale securities                                 --               --                --          25,865          25,865
----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                --               --                --              --       2,396,063
----------------------------------------------------------------------------------------------------------------------------------
  Cash dividends declared ($.485
    per common share)*                                    --               --          (977,204)             --        (977,204)
----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997                         10,074       10,064,166        13,480,311         (39,741)     23,514,810
Comprehensive income:
  Net income                                              --               --         2,218,939              --       2,218,939
  Other comprehensive income, net of tax:
    Unrealized loss on available for
      sale securities of $7,101, net
      of reclassification adjustment of $1,923            --               --                --          (5,178)         (5,178)
----------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income                                --               --                --              --       2,213,761
----------------------------------------------------------------------------------------------------------------------------------
  Two-for-one split effected in the
    form of a 100% stock dividend                     10,074               --           (10,074)             --              --
  Stock repurchased and retired                       (1,013)              --        (2,810,950)             --      (2,811,963)
  Cash dividends declared ($.51
    per common share)*                                    --               --        (1,012,373)             --      (1,012,373)
----------------------------------------------------------------------------------------------------------------------------------
         Balances at December 31, 1998               $19,135      $10,064,166       $11,865,853        ($44,919)    $21,904,235
----------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.
* Restated to reflect a two-for-one stock split on March 31, 1998.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1998, 1997 and 1996

---------------------------------------------------------------------------------------------------------------------------------
                                                                                  1998               1997               1996
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                   $  2,218,939        $  2,370,198        $ 2,307,742
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation and amortization                                               457,337             424,302            296,599
      Equity in net earnings of unconsolidated subsidiaries                        19,900            (72,978)           (25,844)
      Provision for credit losses, net                                           (54,942)           (114,521)             24,713
      Deferred income taxes                                                      (31,239)             265,591             59,892
      Net (gains) losses on sales of assets                                       (5,101)              37,920          (205,286)
      Decrease (increase) in accrued interest receivable                          121,240              10,317           (48,626)
      Decrease (increase) in other assets                                          46,725         (1,346,040)             34,117
      Increase (decrease) in accrued interest payable                              19,157           (118,486)              7,162
      Increase (decrease) in other liabilities                                     36,682            (88,744)          (141,452)
---------------------------------------------------------------------------------------------------------------------------------
                           Net cash provided by operating activities            2,828,698           1,367,559          2,309,017
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of investment securities held to maturity             34,267,718          16,220,939            752,344
Proceeds from maturities of investment securities available for sale            2,651,227           1,081,113         10,776,721
Proceeds from sales of investment securities available for sale                        --           3,373,351            957,127
Purchase of investment securities held to maturity                           (18,767,297)        (22,899,682)       (11,034,144)
Purchase of investment securities available for sale                         (16,499,297)         (1,693,125)        (7,988,166)
(Increase) decrease in loans, net                                             (2,029,228)              46,114        (1,963,160)
Purchase of premises and equipment                                              (428,467)         (1,276,182)          (210,521)
Proceeds from sale of premises and equipment                                           --                 301              7,200
Investment in unconsolidated subsidiary                                                --                  --           (15,000)
Proceeds from sale of other real estate owned                                          --                  --            118,070
Acquisition, net of cash acquired                                                      --         (2,799,492)                 --
---------------------------------------------------------------------------------------------------------------------------------
                           Net cash used in investing activities                (805,344)         (7,946,663)        (8,599,529)
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in demand, transaction, savings, and money market deposits             1,083,855           6,923,212          2,928,474
Increase (decrease) in time deposits                                            6,410,442         (6,033,946)          4,758,021
Proceeds from long-term debt                                                           --           5,000,000                 --
Cash dividends paid                                                           (1,012,373)           (977,204)          (926,832)
Common stock repurchased and retired                                          (2,811,963)                  --                 --
---------------------------------------------------------------------------------------------------------------------------------
                           Net cash provided by financing activities            3,669,961           4,912,062          6,759,663
---------------------------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in cash and cash equivalents                            5,693,315         (1,667,042)            469,151
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                                  8,595,698          10,262,740          9,793,589
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                     $ 14,289,013        $  8,595,698        $10,262,740
---------------------------------------------------------------------------------------------------------------------------------
Supplemental cash flows information:
Interest paid                                                                $  5,617,125        $  5,416,606        $ 4,468,817
---------------------------------------------------------------------------------------------------------------------------------
Income taxes paid                                                            $  1,239,695        $  1,120,005        $ 1,099,707
---------------------------------------------------------------------------------------------------------------------------------
Noncash investing activities:
Transfers from loans to other real estate owned                              $         --        $         --        $ (119,886)
---------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 1998, 1997 and 1996

--------------------------------------------------------------------------------

         Note 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                 The consolidated financial statements include the accounts of Shore Bancshares, Inc. (the "Company") and its subsidiary, The Centreville National Bank of Maryland (the "Bank") with all significant intercompany transactions eliminated. The investment in subsidiary is recorded on the Company's books on the basis of its equity in the net assets of the subsidiary. The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices in the banking industry. Certain reclassifications have been made to amounts previously reported to conform with the classifications made in 1998.

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

                   While management believes it has established the allowance for credit losses in accordance with generally accepted accounting principles and has taken into account the views of its regulators and the current economic environment, there can be no assurance that in the future the Company's and the Bank's regulators or its economic environment will not require further increases in the allowance.

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

                   EARNINGS PER SHARE
                   Basic earnings per share is calculated based on the weighted average number of shares outstanding during the period. For the years ended December 31, 1998, 1997 and 1996, the Company had no common stock equivalents.

                   NEW ACCOUNTING STANDARDS
                   In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 125), which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and extinguishments of liabilities. SFAS 125 is effective for transactions occurring after December 31, 1996, except for the provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by SFAS 127, Deferral of the Effective Date of Certain Provisions of SFAS Statement No. 125, an amendment of SFAS 125. Adoption of SFAS 125 was not material; SFAS 127 was adopted as required in 1998 and did not have a material financial impact on the Company.

                   In June 1997, Statement of Financial Accounting Standards No. 130 Reporting Comprehensive Income (SFAS 130), was issued and establishes standards for reporting and displaying comprehensive income and its components. SFAS 130 requires comprehensive income and its components, as recognized under the accounting standard, to be displayed in a financial statement with the same prominence as other financial statements. The Company adopted the standard, as required, beginning in 1998. Adoption of this disclosure requirement did not have a material impact on the Company.

                   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS 131), which establishes new standards for reporting information about operating segments in annual and interim financial statements. The standard requires descriptive information about the way that operating segments are determined, the products and services provided by the segments and the nature of differences between reportable years beginning after December 15, 1997. Operating segments are defined under the standard based on the availability and utilization of discrete financial information as well as the necessity for this discrete financial information to meet certain quantitative thresholds. Management believes that it has no components that qualify as an operating segment under SFAS 131 for the year ended December 31, 1998.

                   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement allows derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of this statement become effective for quarterly and annual reporting beginning January 1, 2000, and allow for early adoption in any quarterly period after June 1998. The Company will adopt SFAS 133 as required in 2000. It is expected that adoption of this standard will have no material impact.

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

         Note 3  INVESTMENT SECURITIES
                 The amortized cost and fair value of investment securities at December 31, 1998 are as follows:

                 -----------------------------------------------------------------------------------------------------------
                                                            Gross              Gross            Estimated
                                                          Amortized         Unrealized         Unrealized         Fair
                                                             Cost               Gains             Losses          Value
                 -----------------------------------------------------------------------------------------------------------
                 Available for Sale
                 U.S. Treasury securities                 $ 4,984,665         $75,962           $      --        $ 5,060,627
                 Obligations of U.S. Government
                   agencies and corporations               16,213,717          10,766             (43,846)        16,180,637
                 U.S. Government Securities
                   Mutual Fund                              1,010,001              --            (116,559)           893,442
                 Federal Reserve Bank stock                   302,250              --                  --            302,250
                 Federal Home Loan Bank of
                   Atlanta stock                              765,900              --                  --            765,900
                 -----------------------------------------------------------------------------------------------------------
                                                          $23,276,533         $86,728           $(160,405)       $23,202,856
                 -----------------------------------------------------------------------------------------------------------
                 -----------------------------------------------------------------------------------------------------------
                                                            Gross              Gross            Estimated
                                                          Amortized         Unrealized         Unrealized         Fair
                                                             Cost               Gains             Losses          Value
                 -----------------------------------------------------------------------------------------------------------
                 Held to Maturity
                 Obligations of U.S. Government
                   agencies and corporations              $14,503,181         $ 96,949          $  --            $14,600,130
                 Obligations of states and political
                   subdivisions                             9,412,452          240,704             --              9,653,156
                 -----------------------------------------------------------------------------------------------------------
                                                          $23,915,633         $337,653          $  --            $24,253,286
                 -----------------------------------------------------------------------------------------------------------

                 The amortized cost and fair value of investment securities at December 31, 1997 are as follows:

                 -----------------------------------------------------------------------------------------------------------
                                                            Gross              Gross            Estimated
                                                          Amortized         Unrealized         Unrealized         Fair
                                                             Cost               Gains             Losses          Value
                 -----------------------------------------------------------------------------------------------------------
                 Available for Sale
                 U.S. Treasury securities                 $6,965,733          $48,176           $      --       $7,013,909
                 Obligations of U.S. Government
                   agencies and corporations                 465,328            9,448                  (6)         474,770
                 U.S. Government Securities
                   Mutual Fund                             1,010,001               --            (122,367)         887,634
                 Federal Reserve Bank stock                  302,250               --                  --          302,250
                 Federal Home Loan Bank of
                   Atlanta stock                             765,900               --                  --          765,900
                 -----------------------------------------------------------------------------------------------------------
                                                          $9,509,212          $57,624           $(122,373)      $9,444,463
                 -----------------------------------------------------------------------------------------------------------
                 -----------------------------------------------------------------------------------------------------------
                                                            Gross              Gross            Estimated
                                                          Amortized         Unrealized         Unrealized         Fair
                                                             Cost               Gains             Losses          Value
                 -----------------------------------------------------------------------------------------------------------
                 Held to Maturity
                 Obligations of U.S. Government
                   and other government
                   agencies and corporations             $29,088,534          $ 47,182         $(22,780)       $29,112,936
                 Obligations of states and political
                   subdivisions                           10,209,571           185,246           (9,317)        10,385,500
                 -----------------------------------------------------------------------------------------------------------
                                                         $39,298,105          $232,428         $(32,097)       $39,498,436
                 -----------------------------------------------------------------------------------------------------------

                 Gross realized gains and gross realized losses on sales and calls of investment securities available for sale are as follows:

                 -----------------------------------------------------------------------------------------------------------
                                                                                1998              1997               1996
                 -----------------------------------------------------------------------------------------------------------
                 Gross realized gains:
                   U.S. Treasury securities                                   $   --           $ 8,103           $     --
                   Obligations of U.S. Government
                     agencies and corporations                                    --                --                  7
                   Obligations of states and political subdivisions            6,495                --                 --
                   Sallie Mae stock                                               --             2,313            203,990
                 -----------------------------------------------------------------------------------------------------------
                                                                               6,495            10,416            203,997
                 Gross realized losses:
                   U.S. Treasury securities                                       --               325                 --
                   Obligations of U.S. Government
                     agencies and corporations                                    --             1,524                 --
                 -----------------------------------------------------------------------------------------------------------
                 Net realized gains                                           $6,495           $ 8,567           $203,997
                 -----------------------------------------------------------------------------------------------------------

                 Proceeds from sales and calls of investment securities were $306,495, $3,373,351, and $957,127 for the years ended December
                 31, 1998, 1997 and 1996, respectively.

                 The amortized cost and fair value of investment securities by contractual maturity is as follows:

                 ------------------------------------------------------------------------------------------------------------------
                                                                                   December 31, 1998
                 ------------------------------------------------------------------------------------------------------------------
                                                               Available for Sale                      Held to Maturity
                 ------------------------------------------------------------------------------------------------------------------
                                                          Amortized             Fair               Amortized            Fair
                                                            Cost                Value                Cost               Value
                 ------------------------------------------------------------------------------------------------------------------
                 Amounts maturing:
                 One year or less                        $ 1,499,627          $ 1,506,094           $ 1,921,582       $ 1,936,596
                 After one year through five years        15,508,696           15,555,229            12,634,696        12,761,980
                 After five years through ten years        4,075,446            4,060,391             9,198,027         9,391,028
                 After ten years                             114,613              119,550               161,328           163,682
                 ------------------------------------------------------------------------------------------------------------------
                                                          21,198,382           21,241,264            23,915,633        24,253,286
                 Investments in equity securities
                 and mutual funds                          2,078,151            1,961,592                    --                --
                 ------------------------------------------------------------------------------------------------------------------
                                                         $23,276,533          $23,202,856           $23,915,633       $24,253,286
                 ------------------------------------------------------------------------------------------------------------------


                 ------------------------------------------------------------------------------------------------------------------
                                                                                   December 31, 1997
                 ------------------------------------------------------------------------------------------------------------------
                                                               Available for Sale                      Held to Maturity
                 ------------------------------------------------------------------------------------------------------------------
                                                          Amortized             Fair               Amortized            Fair
                                                            Cost                Value                Cost               Value
                 ------------------------------------------------------------------------------------------------------------------
                 Amounts maturing:
                 One year or less                        $2,091,729           $2,098,345            $10,161,118       $10,173,623
                 After one year through five years        5,020,609            5,062,859             21,296,112        21,378,018
                 After five years through ten years         124,421              127,032              7,840,875         7,946,795
                 After ten years                            194,302              200,443                     --                --
                 ------------------------------------------------------------------------------------------------------------------
                                                          7,431,061            7,488,679             39,298,105        39,498,436
                 Investments in equity securities
                 and mutual funds                         2,078,151            1,955,784                     --                --
                 ------------------------------------------------------------------------------------------------------------------
                                                         $9,509,212           $9,444,463            $39,298,105       $39,498,436
                 ------------------------------------------------------------------------------------------------------------------

                 The Company has pledged certain investment securities as collateral for deposits of certain government agencies and municipalities at December 31 as follows:

                 ------------------------------------------------------------------------------------------------------------------
                                                                               1998                                     1997
                 ------------------------------------------------------------------------------------------------------------------
                 Amortized cost                                              $15,783,184                            $17,415,482
                 Fair value                                                   15,962,587                             17,337,504
                 ------------------------------------------------------------------------------------------------------------------

         Note 4  LOANS AND ALLOWANCE FOR CREDIT LOSSES
                 The Company makes loans to customers primarily in the Maryland counties of Queen Anne's, Kent and Caroline, in an economy closely tied to the agricultural industry. A substantial portion of the Company's loan portfolio consists of residential and commercial real estate mortgages.

                 The Bank's loan portfolio at December 31 is as follows:

---------------------------------------------------------------------------------------------------------
                                                                      1998                      1997
---------------------------------------------------------------------------------------------------------
                 Real estate:
                   Construction and land development              $ 4,487,910                $ 2,945,617
                   Commercial                                      14,459,230                 12,973,142
                   Residential                                     76,483,152                 78,273,549
                 Commercial                                         8,447,857                  8,352,569
                 Consumer                                           7,318,362                  6,622,406
---------------------------------------------------------------------------------------------------------
                                                                  111,196,511                109,167,283
                 Less: Allowance for credit losses                 (1,348,805)                (1,403,747)
---------------------------------------------------------------------------------------------------------
                 Loans-- net                                     $109,847,706              $107,763,536
---------------------------------------------------------------------------------------------------------

                 Loans on which the accrual of interest has been discontinued amounted to approximately $55,000, $199,000, and $872,000 at December 31, 1998, 1997, and 1996, respectively. If interest on those loans had been accrued, such income would have approximated $5,000, $33,000 and $58,000 for 1998, 1997 and
                 1996, respectively.

                 In the normal course of banking business, loans are made to officers and directors and their affiliated interests. In the opinion of management, these loans are consistent with sound banking practices, are within regulatory lending limitations, and do not involve more than the normal risk of collectibility. Loans outstanding to such parties totaled $2,155,000 and $1,673,000 at December 31, 1998 and 1997, respectively. During 1998, $824,000 of new loans were made and repayments totaled $342,000.

                 Changes in the allowance for credit losses are as follows:

                 ------------------------------------------------------------------------------------------------------
                                                                         1998              1997            1996
                 ------------------------------------------------------------------------------------------------------
                 Balance at beginning of year                        $1,403,747         $1,503,268      $1,478,555
                 ------------------------------------------------------------------------------------------------------
                 Recoveries:
                   Real estate loans                                         --                 --          10,421
                   Consumer loans                                        23,631             40,080          25,599
                   Commercial and other loans                            25,641              4,330          66,791
                 ------------------------------------------------------------------------------------------------------
                                                                         49,272             44,410         102,811
                 ------------------------------------------------------------------------------------------------------
                 Allowance applicable to loans of acquired
                   institution                                               --             15,000              --
                 ------------------------------------------------------------------------------------------------------
                 Provision for credit losses                                 --                 --              --
                 ------------------------------------------------------------------------------------------------------
                 Loans charged-off:
                   Real estate loans                                    (14,239)           (22,288)        (10,421)
                   Consumer loans                                       (89,658)           (99,441)        (62,699)
                   Commercial and other loans                              (317)           (37,202)         (4,978)
                 ------------------------------------------------------------------------------------------------------
                                                                       (104,214)          (158,931)        (78,098)
                 ------------------------------------------------------------------------------------------------------
                 Balance at end of year                              $1,348,805         $1,403,747      $1,503,268
                 ------------------------------------------------------------------------------------------------------

                 Impaired loans are accounted for in accordance with Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan, as amended by Statement No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures. Statement No. 114 requires that impaired loans, within its scope, be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan's observable market price or the fair value of the collateral, if the loan is collateral dependent. The statement excludes smaller balance and homogeneous loans such as consumer and residential mortgage loans from impairment reporting.

                 Information with respect to impaired loans at December 31 is as follows:

                 ------------------------------------------------------------------------------------------------------
                                                                                   1998                        1997
                 ------------------------------------------------------------------------------------------------------
                 Impaired loans with a valuation allowance                     $       --                   $       --
                 Impaired loans without a valuation allowance                      55,000                      199,070
                 ------------------------------------------------------------------------------------------------------
                          Total impaired loans                                 $   55,000                   $  199,070
                 ------------------------------------------------------------------------------------------------------
                 Allowance for credit losses related to impaired loans                 --                           --
                 Allowance for credit losses related to other than
                   impaired loans                                               1,348,805                    1,403,747
                 ------------------------------------------------------------------------------------------------------
                          Total allowance for credit losses                    $1,348,805                   $1,403,747
                 ------------------------------------------------------------------------------------------------------
                 Average impaired loans for the year                           $  583,654                   $  631,749
                 ------------------------------------------------------------------------------------------------------
                 Interest income on impaired loans recognized
                   on the cash basis                                           $    8,815                   $   26,740
                 ------------------------------------------------------------------------------------------------------

                 The Company recognizes interest income on impaired loans on a cash basis if the borrower demonstrates the ability to meet the contractual obligation and collateral is sufficient. If there is doubt regarding the borrowers ability to make payments or the collateral is not sufficient, payments received are accounted for as a reduction in principal.

         Note 5  PREMISES AND EQUIPMENT
                 Premises and equipment at December 31 consist of the following:


                 -----------------------------------------------------------------------------------------------------------------
                                                                                             1998
                 -----------------------------------------------------------------------------------------------------------------
                                                                                          Accumulated
                                                                 Cost                    Depreciation                    Net
                 -----------------------------------------------------------------------------------------------------------------
                 Land                                         $  267,947                 $       --                  $  267,947
                 Buildings and land improvements               2,959,727                    632,436                   2,327,291
                 Furniture, equipment, and software            1,922,384                  1,148,608                     773,776
                 -----------------------------------------------------------------------------------------------------------------
                                                              $5,150,058                 $1,781,044                  $3,369,014
                 -----------------------------------------------------------------------------------------------------------------


                 -----------------------------------------------------------------------------------------------------------------
                                                                                             1997
                 -----------------------------------------------------------------------------------------------------------------
                                                                                          Accumulated
                                                                 Cost                    Depreciation                    Net
                 -----------------------------------------------------------------------------------------------------------------
                 Land                                         $  265,914                 $       --                  $  265,914
                 Buildings and land improvements               2,785,789                    553,128                   2,232,661
                 Furniture and equipment                       1,695,669                    935,368                     760,301
                 -----------------------------------------------------------------------------------------------------------------
                                                              $4,747,372                 $1,488,496                  $3,258,876
                 -----------------------------------------------------------------------------------------------------------------

         Note 6  INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES
                 The Company owns 33% of the outstanding common stock of the Delmarva Bank Data Processing Center, Inc. (DBDPC.) The investment is carried at cost, adjusted for the Company's equity in the DBDPC's undistributed net income.

                 ----------------------------------------------------------------------------------
                                                          1998               1997            1996
                 ----------------------------------------------------------------------------------
                 Balance at beginning of year          $1,007,809       $  934,831       $876,889
                 Equity in net income                      41,600           72,978         57,942
                 ----------------------------------------------------------------------------------
                 Balance at end of year                $1,049,409       $1,007,809       $934,831
                 ----------------------------------------------------------------------------------

                 Data processing expense paid to DBDPC totaled approximately $266,000, $248,000 and $211,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

                 The Company owns 33% of the outstanding common stock of Eastern Shore Mortgage Corporation (ESMC.) The investment is carried at cost, adjusted for the Company's equity in ESMC's undistributed net earnings. The excess of cost over the Company's equity in ESMC's underlying net assets at dates of acquisition, amounting to $48,085, has been classified as goodwill and was amortized over 15 years. As a result of ESMC's history of continuing losses, the remaining goodwill balance of $24,308 was written off during 1998.

                 ----------------------------------------------------------------------------------
                                                       1998               1997             1996
                 ----------------------------------------------------------------------------------
                 Balance at beginning of year        $179,397         $179,397          $196,495
                 Equity in net loss                   (61,500)              --           (32,098)
                 Capital contribution                      --               --            15,000
                 ----------------------------------------------------------------------------------
                 Balance at end of year              $117,897         $179,397          $179,397
                 ----------------------------------------------------------------------------------

                 Interest income from this affiliate totaled approximately $31,500, $39,000 and $21,000 for the years ended December 31, 1998, 1997 and 1996, respectively. There were no outstanding loans to this affiliate at December 31, 1998.

         Note 7  DEPOSITS
                 Certificates of deposit in amounts of $100,000 or more and their remaining maturities at December 31 are as follows:

                 ---------------------------------------------------------------------------
                                                               1998               1997
                 ---------------------------------------------------------------------------
                 Three months or less                      $ 1,191,746        $ 2,359,614
                 Three months through twelve months          5,649,278          5,613,156
                 Over twelve months                          8,516,160          5,500,993
                 ---------------------------------------------------------------------------
                                                           $15,357,184        $13,473,763
                 ---------------------------------------------------------------------------

                 Interest expense on deposits for each of the years ended December 31 is as follows:

                 ------------------------------------------------------------------------------------
                                                       1998               1997              1996
                 ------------------------------------------------------------------------------------
                 Interest bearing transaction      $  513,745          $ 510,209        $  489,827
                 Savings and money market           1,172,510          1,223,276         1,027,146
                 Time, $100,000 or more               789,210            786,304           705,707
                 Other time                         3,160,817          2,850,268         2,253,299
                 ------------------------------------------------------------------------------------
                                                   $5,636,282         $5,370,057        $4,475,979
                 ------------------------------------------------------------------------------------

                 At December 31, 1998 and 1997, the Bank had deposits of approximately $2,600,000 and $4,500,000, respectively, from a local County government.

         Note 8  SHORT-TERM BORROWINGS
                 The Company has commitments from correspondent banks under which it can purchase up to $7,000,000 in federal funds and secured reverse repurchase agreements on a short-term basis. No borrowings were outstanding under these arrangements during 1998 or 1997.

         Note 9  LONG-TERM DEBT
                 As of December 31, 1998, the Company had a convertible advance from the Federal Home Loan Bank of Atlanta in the amount of $5,000,000 at an interest rate of 5.66%. The advance is callable September 24, 1999 and is due September 24, 2002. The Bank has pledged its wholly owned residential first mortgage loan portfolio under a blanket floating lien as collateral for this advance.

         Note 10 RETIREMENT PLAN
                 The Company has a 401(k) profit sharing plan covering substantially all full-time employees. The plan requires the Company to match 50% of employee contributions of up to 6% of compensation as defined under the plan and permits additional contributions at the discretion of management. Expense under this plan totaled $133,000, $130,000, and $137,330 for the years ended December 31, 1998, 1997 and 1996, respectively.

         Note 11 DEFERRED COMPENSATION
                 The Company has agreements with certain directors under which they have deferred part of their fees and compensation. The amounts deferred are invested in insurance policies, owned by the Company, on the lives of the respective individuals. Amounts to be available under the policies are to be paid to the individuals as retirement benefits over future years. Cash surrender values and the accrued benefit obligation included in other assets and other liabilities at December 31 are as follows:

                 --------------------------------------------------------------------------------------
                                                          1998                                 1997
                 --------------------------------------------------------------------------------------
                 Cash surrender value                 $1,705,646                          $1,654,838
                 Accrued benefit obligations             533,601                             529,106
                 --------------------------------------------------------------------------------------

         Note 12 INCOME TAXES
                 Components of income tax expense for each of the years ended December 31 are as follows:

                 -----------------------------------------------------------------------------------
                                                1998                  1997               1996
                 -----------------------------------------------------------------------------------
                 Currently payable:
                   Federal                   $1,014,000           $  773,337          $  929,996
                   State                         95,168              171,201             183,790
                 -----------------------------------------------------------------------------------
                                              1,109,168              944,538           1,113,786
                 -----------------------------------------------------------------------------------
                 Deferred income taxes:
                   Federal                      (25,577)             151,833              49,036
                   State                         (5,662)              33,612              10,856
                 -----------------------------------------------------------------------------------
                                                (31,239)             185,445              59,892
                 -----------------------------------------------------------------------------------
                                             $1,077,929           $1,129,983          $1,173,678
                 -----------------------------------------------------------------------------------

                 Components of the Company's deferred tax assets and liabilities at December 31 are as follows:

                 --------------------------------------------------------------------------------------------------------
                                                                                         1998                    1997
                 --------------------------------------------------------------------------------------------------------
                 Deferred tax assets:
                   Allowance for credit losses                                         $196,895                $161,513
                   Deferred compensation                                                125,317                 132,213
                   Interest income                                                        2,525                   2,525
                   Unrealized loss on investment securities available for sale           28,333                  25,009
                 --------------------------------------------------------------------------------------------------------
                          Total deferred tax assets                                     353,070                 321,260
                 --------------------------------------------------------------------------------------------------------
                 Deferred tax liabilities:
                   Cash to accrual conversion                                            37,109                  53,356
                   Discount accretion                                                    15,477                  44,517
                   Depreciation                                                          38,992                  54,639
                   Federal Home Loan Bank dividends                                      27,613                  27,613
                   Undistributed income of unconsolidated subsidiaries                   61,329                  59,824
                   Loan origination fees and costs                                       70,739                  14,058
                 --------------------------------------------------------------------------------------------------------
                          Total deferred tax liabilities                                251,259                 254,007
                 --------------------------------------------------------------------------------------------------------
                          Net deferred tax assets                                      $101,811                $ 67,253
                 --------------------------------------------------------------------------------------------------------

                 A reconciliation between income tax expense and taxes computed at the maximum statutory federal rate for 1987, 1997 and 1996 is as follows:

                 ----------------------------------------------------------------------------------------------------------------
                                                       1998                            1997                            1996
                 ----------------------------------------------------------------------------------------------------------------
                                                            Percent                         Percent                       Percent
                                                               of                             of                            of
                                                             Pretax                         Pretax                        Pretax
                                               Amount        Income          Amount         Income          Amount        Income
                 ----------------------------------------------------------------------------------------------------------------
                 Computed at
                   statutory rate             $1,120,935     34.0%         $1,190,178      34.0%           $1,183,683      34.0%
                 Increases
                   (decreases) in tax
                   resulting from:
                 Tax-exempt
                   interest income              (144,442)    (4.4)           (130,930)     (3.7)             (138,947)     (4.0)
                 State income
                   taxes, net of
                   federal income
                   tax benefit                    65,051      2.0             101,760       2.9               128,157       3.7
                 Loss (earnings) of
                   unconsolidated
                   subsidiaries                    5,413       .2              (9,139)      (.3)               (7,030)      (.2)
                 Goodwill
                   amortization                   55,709      1.7              37,211       1.1                    --        .0
                 Rehabilitation tax
                   credit                        (11,616)     (.4)            (51,245)     (1.5)                   --        .0
                 Other -- net                    (13,121)     (.4)             (7,852)      (.2)                7,815        .2
                 ----------------------------------------------------------------------------------------------------------------
                 Actual tax
                   expense                    $1,077,929     32.7%         $1,129,983      32.3%           $1,173,678      33.7%
                 ----------------------------------------------------------------------------------------------------------------

         Note 13 STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS
                 The Company's 1998 Stock Option Plan was approved by stockholders on April 21, 1998 and provides for the granting of incentive and nonqualified options to directors, executive officers and key employees on a periodic basis at the discretion of the Company's Executive Committee. The Company has reserved 80,000 shares of common stock under the Plan and no more than 16,000 shares may be granted under the Plan in any calendar year.

                 The Company's 1998 Employee Stock Purchase Plan which was also approved by stockholders on April 21, 1998, allows employees to receive options to purchase common stock at an amount equal to 85% of the fair market value of the common stock. The Company has reserved 20,000 shares of common stock for issuance upon the exercise of options under the Plan. Options to purchase no more than 4,000 shares may be granted under the Plan in any calendar year.

                 No options were granted under either plan during 1998.

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

                 Outstanding loan commitments and lines and letters of credit at December 31 are as follows:

                 ------------------------------------------------------------------------------
                                                            1998                      1997
                 ------------------------------------------------------------------------------
                 Loan commitments                        $ 3,031,900              $ 1,440,050
                 ------------------------------------------------------------------------------
                 Unused lines of credit                  $14,369,978              $10,853,207
                 ------------------------------------------------------------------------------
                 Letters of credit                       $ 1,377,434              $ 1,769,618
                 ------------------------------------------------------------------------------


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

         Note 15 FAIR VALUE OF FINANCIAL INSTRUMENTS
                 The following table shows the carrying values and the related estimated fair value of the Company's financial instruments at December 31:

                 ----------------------------------------------------------------------------------------------------------------
                                                                     1998                                    1997
                 ----------------------------------------------------------------------------------------------------------------
                                                        Carrying               Fair                Carrying          Fair
                                                         Amount                Value                Amount           Value
                 ----------------------------------------------------------------------------------------------------------------
                 Financial assets:
                 Cash and due from banks               $ 4,536,510          $ 4,536,510           $ 5,091,798      $  5,091,798
                 Federal funds                           9,752,503            9,752,503             3,503,900         3,503,900
                 Investment securities available
                   for sale                             23,276,533           23,202,856             9,444,463         9,444,463
                 Investment securities held
                   to maturity                          23,915,633           24,253,286            39,298,105        39,498,436
                 Loans, net of allowance
                   for credit losses                   109,847,706          114,005,000           107,763,536       110,420,000
                 Accrued interest receivable             1,354,754            1,354,754             1,475,994         1,475,994
                 ----------------------------------------------------------------------------------------------------------------
                                                                      1998                                           1997
                 ----------------------------------------------------------------------------------------------------------------
                                                        Carrying               Fair                Carrying          Fair
                                                         Amount                Value                Amount           Value
                 ----------------------------------------------------------------------------------------------------------------
                 Financial liabilities:
                 Deposits                             $153,307,567         $155,088,000          $145,813,270      $145,907,000
                 Accrued interest payable                  208,433              208,433               189,276           189,276
                 Long-term debt                          5,000,000            5,156,000             5,000,000         4,921,000
                 Unrecognized financial
                   instruments:
                 Commitments to extend credit           17,401,878           17,401,878            12,293,257        12,293,257
                 Standby letters of credit               1,377,434            1,377,434             1,769,618         1,769,618
                 ----------------------------------------------------------------------------------------------------------------

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

                 Other assets, such as property and equipment, and certain liabilities of the Bank that are not defined as financial instruments are not included in the above disclosures. Also, nonfinancial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill, and similar items.

         Note 16 REGULATORY MATTERS
                 The Company is required to maintain noninterest-bearing deposits with the Federal Reserve Bank. During 1998 and 1997, the daily average balances were approximately $2,263,000 and $2,247,000, respectively.

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

                 Quantitive measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

                 As of December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                 The Company's and the Bank's actual capital amounts and ratios are also presented in the table.

                 ------------------------------------------------------------------------------------------------------------------
                                                                                                                To Be Well
                                                                                       For Capital           Capitalized Under
                                                                                        Adequacy             Prompt Corrective
                                                              Actual                    Purposes             Action Provisions
                 ------------------------------------------------------------------------------------------------------------------
                                                         Amount      Ratio         Amount     Ratio         Amount        Ratio
                 ------------------------------------------------------------------------------------------------------------------
                 As of December 31, 1998:
                   Total Capital (to Risk
                     Weighted Assets):
                   Company                             $21,220,000   21.05%      $8,069,000    8.00%       $10,086,000    10.00%
                   Bank                                $21,127,000   21.20%      $7,972,000    8.00%       $ 9,965,000    10.00%
                   Tier I Capital (to Risk
                     Weighted Assets):
                   Company                             $19,959,000   19.80%      $4,034,000    4.00%       $ 6,051,000     6.00%
                   Bank                                $19,880,000   19.95%      $3,986,000    4.00%       $ 5,979,000     6.00%
                   Tier I Capital (to Average
                     Assets):
                   Company                             $19,959,000   11.08%      $7,206,000    4.00%       $ 9,008,000     5.00%
                   Bank                                $19,880,000   11.04%      $7,206,000    4.00%       $ 9,008,000     5.00%
                 As of December 31, 1997:
                   Total Capital (to Risk
                     Weighted Assets):
                   Company                             $22,633,000   23.61%      $7,669,000    8.00%       $ 9,586,000    10.00%
                   Bank                                $22,482,000   23.91%      $7,523,000    8.00%       $ 9,403,000    10.00%
                   Tier I Capital (to Risk
                     Weighted Assets):
                   Company                             $21,432,000   22.35%      $3,836,000    4.00%       $ 5,754,000     6.00%
                   Bank                                $21,304,000   22.66%      $3,761,000    4.00%       $ 5,641,000     6.00%
                   Tier I Capital (to Average
                     Assets):
                   Company                             $21,432,000   12.23%      $7,010,000    4.00%       $ 8,762,000     5.00%
                   Bank                                $21,304,000   12.16%      $7,008,000    4.00%       $ 8,760,000     5.00%
                 ------------------------------------------------------------------------------------------------------------------


                 Banking regulations also limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agencies. Regulatory approval is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two years. The amount of dividends that the Bank could have paid to the Company without approval from bank regulatory agencies at December 31, 1998 was approximately $4,000,000.

         Note 17 PARENT COMPANY FINANCIAL INFORMATION
                 Condensed financial information for Shore Bancshares, Inc. (Parent Company only) is as follows: