Form 10-K/A, Exhibit 13
period 1999-01-08
SHORE BANCSHARES INC
filed 1999-04-15
CIK 1035092

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

         Note 17 PARENT COMPANY FINANCIAL INFORMATION
                 Condensed financial information for Shore Bancshares, Inc. (Parent Company only) is as follows:

                            CONDENSED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------
                                                     1998             1997
-------------------------------------------------------------------------------
ASSETS:
  Investment in subsidiary                        $21,870,938    $23,475,091
  Other assets                                         33,297         39,719

-------------------------------------------------------------------------------
    TOTAL ASSETS                                  $21,904,235    $23,514,810
-------------------------------------------------------------------------------
LIABILITIES                                               --              --
-------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:
  Common stock                                         19,135         10,074
  Surplus                                          10,064,166     10,064,166
  Retained earnings                                11,820,934     13,440,570
-------------------------------------------------------------------------------
    Total stockholders' equity                     21,904,235     23,514,810

-------------------------------------------------------------------------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $21,904,235    $23,514,810
-------------------------------------------------------------------------------
                         CONDENSED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------
                                                     1998            1997
-------------------------------------------------------------------------------

  INCOME-- Dividends from subsidiary              $ 3,824,336    $ 1,025,855
  OPERATING EXPENSES                                    9,731          9,944
-------------------------------------------------------------------------------
  INCOME BEFORE INCOME TAX BENEFIT AND EQUITY
    IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY         3,814,605      1,015,911
  INCOME TAX BENEFIT                                    3,309          3,382
-------------------------------------------------------------------------------
  INCOME BEFORE EQUITY IN UNDISTRIBUTED
    EARNINGS OF SUBSIDIARY                          3,817,914      1,019,293
  EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY   (1,598,975)     1,350,905

-------------------------------------------------------------------------------
  NET INCOME                                      $ 2,218,939    $ 2,370,198
-------------------------------------------------------------------------------
                       CONDENSED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
-------------------------------------------------------------------------------
                                                    1998             1997
-------------------------------------------------------------------------------

NET INCOME                                        $ 2,218,939    $ 2,370,198
-------------------------------------------------------------------------------
  ADJUSTMENT TO RECONCILE NET INCOME TO NET
    CASH PROVIDED BY OPERATING ACTIVITIES:
  Equity in undistributed earnings of subsidiary    1,598,975     (1,350,905)
  Net decrease in other assets                          6,422          4,435
  Net decrease in accounts payable                         --        (46,525)
-------------------------------------------------------------------------------
      Net cash provided by operating activities     3,824,336        977,203
  CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------------------------------------------------
    Dividends paid                                 (1,012,373)      (977,203)
    Stock repurchased and retired                  (2,811,963)            --
      Net cash used in financing activities        (3,824,336)      (977,203)

-------------------------------------------------------------------------------
  CASH AT BEGINNING OF YEAR                                --             --

-------------------------------------------------------------------------------
  CASH AT END OF YEAR                                     $--            $--

-------------------------------------------------------------------------------

(STEGMAN & COMPANY LOGO)


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The Stockholders and Board of Directors
Shore Bancshares, Inc.
Centreville, Maryland

We have audited the accompanying consolidated balance sheets of Shore Bancshares, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Shore Bancshares, Inc. and Subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                             /s/ Stegman & Company

Baltimore, Maryland
January 8, 1999

                  MARKET PRICE OF AND DIVIDENDS ON REGISTRANT'S
                  COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

                        MARKET INFORMATION AND DIVIDENDS

There is no established public trading market for the Company's Shares. Accordingly, there is no comprehensive record of trades or the prices of any such trades. The following table reflects stock prices for Company shares to the extent such information is available to management of the Company as well as dividends paid per share for each quarter. All prices and dividends have been restated to reflect the effect of the two for one stock split effected in the form of a 100% stock dividend on March 31, 1998.

-------------------------------------------------------------------------------------------------------------
                                              1998                                         1997
-------------------------------------------------------------------------------------------------------------
                                     PRICE RANGE       DIVIDENDS                  Price Range       Dividends
                                   HIGH        LOW       PAID                  High         Low        Paid
-------------------------------------------------------------------------------------------------------------
First Quarter                     $23.25     $22.50      $0.12                $17.75      $16.50      $0.115
Second Quarter                     33.50      24.00       0.12                 18.25       17.50       0.115
Third Quarter                      34.00      27.75*      0.12                 20.00       16.50       0.115
Fourth Quarter                     33.00      31.00       0.15                 22.00       20.25       0.14

------------------------------------------------------------------------------------------------------------
                                                         $0.51                                        $0.485
------------------------------------------------------------------------------------------------------------

 * Price reflects stock repurchased and retired September 16, 1998.

There are no contractual restrictions that currently limit the Company's ability to pay dividends or that the Company reasonably believes are likely to limit materially the future payment of dividends on the Company's Shares. Banking regulators, however, limit under certain circumstances the amount of dividends that may be paid without prior approval of the Bank's regulatory agencies.

                                  STOCKHOLDERS

As of February 22, 1999, a total of 1,913,516 shares of Shore Bancshares, Inc. common stock was held by approximately 1,102 registered and beneficial owners.

AVERAGE BALANCES, YIELDS AND RATES
(Unaudited)

------------------------------------------------------------------------------------------------------------------------------
                                               FOR THE YEAR ENDED DECEMBER 31, 1998      For the Year Ended December 31, 1997
------------------------------------------------------------------------------------------------------------------------------

                                              AVERAGE          INCOME/         YIELD/   Average           Income/       Yield/
                                              BALANCE          EXPENSE          RATE    Balance           Expense        Rate
------------------------------------------------------------------------------------------------------------------------------
ASSETS
Federal funds sold                        $  10,142,579    $     565,449       5.58%   $  6,493,959  $     354,331       5.46%
  Investment securities:
    U.S. Treasury securities and
      obligations of U.S. government
      agencies                               33,866,198        2,104,154       6.21      32,996,468      2,102,149       6.37
    Obligations of States and
      political subdivisions (1)             10,479,431          739,527       7.06       8,858,428        673,659       7.60
    All other investment securities           1,999,592          143,606       7.18       2,396,970        143,558       5.99
------------------------------------------------------------------------------------------------------------------------------
        Total investment securities          46,345,221        2,987,287       6.45      44,251,866      2,919,366       6.60
  Loans, net of unearned income (2) (3)
    Commercial loans                          9,482,733          983,333      10.37       9,293,896        982,599      10.57
    Installment loans                         5,768,858          573,173       9.94       5,264,677        536,637      10.19
    Mortgage loans                           92,928,827        8,145,171       8.76      89,183,164      7,827,395       8.78
------------------------------------------------------------------------------------------------------------------------------
        Total loans                         108,180,418        9,701,677       8.97     103,741,737      9,346,631       9.01
------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS               164,668,218    $  13,254,413       8.05%    154,487,562  $  12,620,328       8.17%
Cash and due from banks                       4,066,234                                   4,012,120
Other assets                                  9,614,821                                   8,641,143
Allowance for credit losses                  (1,384,712)                                 (1,445,147)
------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                              $ 176,964,561                                $165,695,678
------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Interest-bearing liabilities
  Super NOW accounts                      $  18,432,796    $     513,745       2.79%   $ 17,214,551  $     510,209       2.96%
  Money market deposit accounts              18,886,098          630,397       3.34      21,027,750        702,261       3.34
  Time, $100,000 or more                     12,697,789          689,999       5.43      13,297,892        704,290       5.30
  Other time deposits                        46,304,774        2,481,333       5.36      41,023,454      2,135,522       5.21
  IRA deposits                               15,429,668          778,695       5.05      14,732,561        796,760       5.41
  Savings deposits                           17,819,091          542,113       3.04      16,636,078        521,015       3.13
  Other borrowed funds                        5,001,849          287,041       5.74       1,356,164         77,825       5.74
------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES          134,572,065        5,923,323       4.40%    125,288,450      5,447,882       4.35%
Demand deposits                              18,143,777                                  16,216,396
Other liabilities                               934,045                                   1,401,009
------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                   153,649,887                                 142,905,855
Stockholders' equity                         23,314,674                                  22,789,823
------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                      $ 176,964,561                                $165,695,678

------------------------------------------------------------------------------------------------------------------------------
Net interest income and
  interest rate spread                                     $   7,331,090       3.65%                 $   7,172,446       3.82%
Net interest income as a percent
  of earning assets                                                            4.45%                                     4.64%
------------------------------------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------
                                               For the Year Ended December 31, 1996
-----------------------------------------------------------------------------------

                                                Average        Income/       Yield/
                                                Balance        Expense        Rate
-----------------------------------------------------------------------------------

ASSETS
Federal funds sold                        $   7,095,343    $     378,246       5.33%
  Investment securities:
    U.S. Treasury securities and
      obligations of U.S. government
      agencies                               27,640,017        1,703,420       6.16
    Obligations of States and
      political subdivisions (1)              8,896,963          683,213       7.68
    All other investment securities           1,387,606           91,075       6.56
-----------------------------------------------------------------------------------
        Total investment securities          37,924,586        2,477,708       6.53
  Loans, net of unearned income (2) (3)
    Commercial loans                         10,263,061        1,074,769      10.47
    Installment loans                         5,097,131          512,414      10.05
    Mortgage loans                           73,406,929        6,516,800       8.88
-----------------------------------------------------------------------------------
        Total loans                          88,767,121        8,103,983       9.13
-----------------------------------------------------------------------------------
TOTAL INTEREST EARNING ASSETS               133,787,050    $  10,959,937       8.19%
Cash and due from banks                       3,589,220
Other assets                                  5,503,965
Allowance for credit losses                  (1,469,856)
-----------------------------------------------------------------------------------
TOTAL ASSETS                              $ 141,410,379
-----------------------------------------------------------------------------------
LIABILITIES
Interest-bearing liabilities
  Super NOW accounts                      $  16,022,439    $     489,828       3.06%
  Money market deposit accounts              19,112,185          639,654       3.35
  Time, $100,000 or more                     11,632,139          633,460       5.45
  Other time deposits                        30,099,425        1,582,081       5.26
  IRA deposits                               14,451,599          738,622       5.11
  Savings deposits                           12,324,479          392,334       3.18
  Other borrowed funds                               --               --      --
-----------------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES          103,642,266        4,475,979       4.32%
Demand deposits                              15,303,365
Other liabilities                               838,440
-----------------------------------------------------------------------------------
        Total liabilities                   119,784,071
Stockholders' equity                         21,626,308
-----------------------------------------------------------------------------------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                      $ 141,410,379

-----------------------------------------------------------------------------------
Net interest income and
  interest rate spread                                     $   6,483,958       3.87%
Net interest income as a percent
  of earning assets                                                            4.85%
-----------------------------------------------------------------------------------



1. All amounts are reported on a tax equivalent basis computed using the statutory federal income tax rate of 34%, exclusive of the alternative minimum tax rate and nondeductible interest expense.

2. Loan fee income is included in interest income for each loan category and yields are stated to include all. Fees approximated $81,000, $84,000 and $88,000 for 1998, 1997 and 1996, respectively.

3. Balances of nonaccrual loans and related income have been included for computational purposes.

RATE AND VOLUME VARIANCE ANALYSIS
(Unaudited)

------------------------------------------------------------------------------------------------------------
                                                1998 COMPARED TO 1997             1997 compared to 1996
------------------------------------------------------------------------------------------------------------

                                           INCREASE        CHANGE DUE TO      Increase      Change due to
INTEREST INCOME                           (DECREASE)   RATE (2)    VOLUME    (Decrease)  Rate (2)    Volume
------------------------------------------------------------------------------------------------------------
Federal funds sold                         $211,118 $   12,038    $199,080 ($  23,915)   $ 8,144 ($   32,059)
------------------------------------------------------------------------------------------------------------

U.S. Treasury securities and obligations
  of U.S. government agencies                 2,005    (53,404)     55,409    398,729     68,618     330,111
Tax-exempt obligations of State and
  political subdivisions (1)                 65,868    (57,405)    123,273     (9,554)    (6,595)     (2,959)
All other investment securities                  48     23,848     (23,800)    52,483    (13,766)     66,249

------------------------------------------------------------------------------------------------------------
Total investment securities                  67,921    (86,961)    154,882    441,658     48,257     393,401
------------------------------------------------------------------------------------------------------------
Commercial loans                                734    (19,231)     19,965    (92,170)     9,323    (101,493)
Installment loans                            36,536    (14,856)     51,392     24,223      7,380      16,843
Mortgage loans                              317,776    (10,972)    328,748  1,310,595    (89,962)  1,400,557
------------------------------------------------------------------------------------------------------------
Total loans (3)                             355,046    (45,059)    400,105  1,242,648    (73,259)  1,315,907
------------------------------------------------------------------------------------------------------------
Total interest income                      $634,085  ($119,982)   $754,067 $1,660,391   ($16,858) $1,677,249
------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Super NOW accounts                          $ 3,536  ($ 32,571)   $ 36,107    $20,381   ($16,064)  $  36,445
Money market deposit accounts               (71,864)      (340)    (71,524)    62,607     (1,504)     64,111
Time deposits of $100,000 or more           (14,291)    17,492     (31,783)    70,830    (19,883)     90,713
Other time deposits                         345,811     70,886     274,925    553,441    (20,746)    574,187
IRA deposits                                (18,065)   (55,766)     37,701     58,138     43,778      14,360
Savings deposits                             21,098    (15,952)     37,050    128,681     (8,573)    137,254
Other borrowed funds                        209,216         --     209,216     77,825         --      77,825
------------------------------------------------------------------------------------------------------------
Total interest expense                     $475,441  ($ 16,251)   $491,692 $  971,903   ($22,992) $  994,895
------------------------------------------------------------------------------------------------------------
Net interest margin/income                 $158,644  ($103,731)   $262,375 $  688,488     $6,134  $  682,354
------------------------------------------------------------------------------------------------------------

1. Income and yields are computed on a tax equivalent basis using the statutory federal income tax rate of 34%, exclusive of the alternative minimum tax and nondeductible interest expense.

2. Variances caused by the change in yield/rate times the average balance are allocated to rate.

3. Balances of nonaccrual loans and related income have been included for computational purposes.

                                    DIRECTORS

                             Shore Bancshares, Inc.
                    The Centreville National Bank of Maryland
                              (AS OF MARCH 1, 1999)
--------------------------------------------------------------------------------

                                J. Robert Barton
               Retired President and CEO, The Centreville National
                                Bank of Maryland


                                 Paul M. Bowman
                     Attorney, Law Office of Paul M. Bowman


                                 David C. Bryan
               Member, Law Offices of Fountain, Bryan and Ritter,
                                       LLC


                                Daniel T. Cannon
                        President, Shore Bancshares, Inc.
               President and CEO, The Centreville National Bank of
                                    Maryland


                              B. Vance Carmean, Jr.
                         President, Carmean Grain, Inc.


                                Mark M. Freestate
                      President, W.M. Freestate & Son, Inc.


                              Thomas K. Helfenbein
                          Funeral Director and Partner
                    Fellows, Helfenbein & Newnam Funeral Home


                                Neil R. LeCompte
                     Certified Public Accountant, Office of
                                Neil R. LeCompte


                                Susanne K. Nuttle
              Retired Vice President, The Centreville National Bank
                                   of Maryland


                                Jerry F. Pierson
                        President, Jerry F. Pierson, Inc.


                               Wm. Maurice Sanger
                              President, F.W., Inc.
                  President, Cloverbay Development Corporation


                                Walter E. Schmidt
                     Vice President, Schmidt Ventures, Inc.


                                DIRECTORS EMERITI

                             Shore Bancshares, Inc.
--------------------------------------------------------------------------------

                                Sydney G. Ashley


                    The Centreville National Bank of Maryland
--------------------------------------------------------------------------------


          Sydney G. Ashley                        Royden N. Powell, Jr.
       Madison B. Bordley, Jr.                    William E. Sylvester
          William H. Harris                        William E. Thompson
         James O Pippin, Jr.                           Howard Wood

                                    OFFICERS
                              (AS OF MARCH 1, 1999)
--------------------------------------------------------------------------------

SHORE BANCSHARES, INC.
----------------------
B. Vance Carmean, Jr ................................................Chairman of the Board
Jerry F. Pierson ..............................................Vice President of the Board
Daniel T. Cannon ................................................................President
Carol I. Brownawell .............................................................Treasurer
Mary C. Quimby ..................................................................Secretary

THE CENTREVILLE NATIONAL BANK OF MARYLAND
-----------------------------------------

Daniel T. Cannon ............................................................President/CEO
Carol I. Brownawell ..........................................Executive Vice President/CFO
Timothy J. Berrigan ........................................................Vice President
Thomas E. Beery ........................................................Vice President/SLO
Rita B. Mielke .........................................................Vice President/COO
Pamela C. Satchell .........................................................Vice President
Carolyn D. Spicher .........................................................Vice President
William E. Stoops ..........................................................Vice President
David E. Thompson ..........................................................Vice President
Ralph F. Twilley ...........................................................Vice President
Katharine M. Crook ...............................................Assistant Vice President
Cassandra A. Guy .................................................Assistant Vice President
Kathryn C. Walls .................................................Assistant Vice President
Elizabeth T. Clough ...............................................................Cashier
Brenda M. Beaver ........................................................Assistant Cashier
Lorrie S. Greenwood .....................................................Assistant Cashier
Florance R. Walls .......................................................Assistant Cashier

                    THE CENTREVILLE NATIONAL BANK OF MARYLAND
                                    EMPLOYEES
                              (AS OF MARCH 1, 1999)
--------------------------------------------------------------------------------

Maryanne C. Alderson                                             Barri G. Horney
Janice S. Barkley                                               Constance M. Lee
Joyce D. Bradley                                                   Edith P. Legg
Gertrude E. Brown                                                 Joyce S. Moore
Phyllis B. Carroll                                             Corinne C. Palmer
Lois F. Carter                                                     Nancy L. Park
Susan C. Childress                                                  Gina A. Paul
Barry P. Coleman, Jr                                       Howard S. Pinder, Sr.
Vonda K. Collier                                                  Mary C. Quimby
Rochelle L. Corkell                                             Lisa A. Robinson
Connie L. Crossman                                       Shartinese D. Rochester
Jeanene L. Earl                                                    Robin J. Rust
Lisa S. Fleetwood                                             Donna M. Schaeffer
Virginia Lynn Foster                                        Teresa M. Schelhouse
Margaret A. Fuller                                              Wanda L. Shawyer
Goldie J. Garner                                              Phyllis S. Skinner
Heather P. Garner                                             Karen A. Stanavich
Francis M. Gibson, Jr.                                       Cheryl T. Stansbury
Jessica C. Grande                                               Donna J. Stevens
W. Allen Greiner                                               Barbara B. Stoops
Christina A. Guy                                               Deborah H. Thomas
Ann M. Haddaway                                           James W. Thompson, III
Donna J. Hallock                                           Katherine A. Thompson
Lisa R. Harris                                                 Ronald J. Walters
Tera Y. Henry                                                    Diane B. Whitby
Gail F. Hickman


                    THE CENTREVILLE NATIONAL BANK OF MARYLAND
                                     OFFICES
--------------------------------------------------------------------------------
            MAIN OFFICE                             STEVENSVILLE OFFICE
-----------------------------------        -------------------------------------
 109 N. Commerce St. -- PO Box 400         408 Thompson Creek Road -- PO Box 279
       Centreville, MD 21617                      Stevensville, MD 21666
       Phone (410) 758-1600                        Phone (410) 643-2233
        Fax (410) 758-2364                          Fax (410) 643-4215

      ROUTE 213 SOUTH OFFICE                         HILLSBORO OFFICE
-----------------------------------        -------------------------------------
2609 Centreville Road -- PO Box 400          21913 Shore Highway --PO Box 118
       Centreville, MD 21617                        Hillsboro, MD 21641
       Phone (410) 758-2414                        Phone (410) 820-2121
        Fax (410) 758-3867                          Fax (410) 820-1341


                                   KENT OFFICE
                       ----------------------------------
                       305 East High Street -- PO Box 388
                              Chestertown, MD 21620
                              Phone (410) 778-1299
                               Fax (410) 778-6084

44