Form 10-K, Exhibit 13
period 2000-12-31
SHORE BANCSHARES INC
filed 2001-04-02
CIK 1035092

SHORE BANCSHARES, INC.



                                 [LOGO OMITTED]






                               2000 ANNUAL REPORT









                                    CONTENTS

                        1    Financial Highlights
                        2    Letter to Shareholders
                        3    Management's Discussion and
                             Analysis of Financial Condition
                             and Results of Operations
                        17   Selected Financial Data
                        18   Consolidated Financial Statements
                        38   Independent Auditors' Report
                        39   Directors and Officers
                        42   Branch Locations and Information



[LOGO]  FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------



                                                                        Percent
Years ended December 31,                       2000         1999       Increase
--------------------------------------------------------------------------------
                                   (Dollars in thousands, except per share data)
FOR THE YEAR
Interest income                             $ 39,480     $ 35,435       11.4%
Interest expense                              17,888       16,040       11.5%
Net interest income                           21,592       19,395       11.3%
Net income                                     7,957        6,805       16.9%
Cash dividends                                 2,783        2,405       15.7%
--------------------------------------------------------------------------------

AVERAGE
Total assets                                $524,721     $497,812        5.4%
Total loans                                  367,075      324,507       13.1%
Total deposits                               434,296      415,488        4.5%
Stockholders' equity                          61,285       57,377        6.8%
--------------------------------------------------------------------------------

AT YEAR END
Total assets                                $553,097     $518,217        6.7%
Total loans, net of unearned income          382,506      345,791       10.6%
Total deposits                               464,485      436,021        6.5%
Stockholders' equity                          65,024       58,485       11.2%
--------------------------------------------------------------------------------

PER SHARE Net income per common share:
     Basic                                  $   1.50     $   1.28       17.2%
     Diluted net income                     $   1.48     $   1.27       16.5%
Cash dividends                              $    .52     $    .45       15.6%
Book value at year-end                      $  12.21     $  11.00       11.0%
--------------------------------------------------------------------------------

[LOGO] LETTER TO SHAREHOLDERS
--------------------------------------------------------------------------------


To our Shareholders and Friends,

     The year 2000 was exceptional for Shore Bancshares, Inc. as we were able to merge Shore Bancshares, Inc. and Talbot Bancshares, Inc., to create the ninth largest independent financial institution in Maryland, and the largest on the Eastern Shore. The Centreville National Bank and The Talbot Bank are both long-standing institutions which, combined, provide a natural market extension for each. The two institutions now span a five county area starting in the north with Kent County, and covering Queen Anne's, Caroline, Talbot and Dorchester counties. ATM sharing arrangements now provide customers with fourteen ATM locations where they can access their accounts with no fees. Additional jointly offered services are planned for the benefit of our customers in the future. We are pleased with the amount of progress made in the very short period of time since the merger was completed on December 1, 2000.

     2000 marked a record year for earnings of the Company, with net income totaling $7,957,000, an increase of 16.9% over the previous year. On a per share basis, net income was $1.48, an increase of 16.5% for the year. Return on average stockholders' equity and return on average assets both increased totaling 12.98% and 1.52%, respectively. Return on average stockholders' equity and return on average assets were 11.85% and 1.37%, respectively, for 1999. Total assets of the Company were $553,097,000 and $518,217,000 at December 31, 2000 and 1999, respectively, and total loans at December 31, 2000 were $382,506,000, an increase of 10.6% over 1999. Loan growth was funded primarily by increased deposits which grew $28,464,000 totaling $464,485,000 at December 31, 2000, an increase of 6.5% over 1999.

     Earnings growth in 2000 was the result of increases in both net interest income and noninterest income. Increased rates earned on interest earning assets as well as increased volume of loans were the sources of increased interest income. However, the competitive market for certificates of deposit drove the average rate paid for interest bearing deposits up 21 basis points for the year. The average rate paid for certificates of deposit increased 35 basis points during the year. The effect of the increased yield on earning assets exceeded that of the increase in the cost of interest bearing liabilities producing a higher overall net interest margin for the year of 4.40%. The Company also realized a one-time gain of $750,000 from the proceeds of life insurance policies in 2000 which is included in noninterest income.

     The Company continues to maintain a very strong capital position with capital ratios well above regulatory minimums. Average stockholders' equity to average assets, a measure of the Company's capital strength, was 11.68% at December 31, 2000. Total stockholders' equity at December 31, 2000 was $65,024,000, an increase of $6,539,000 when compared to December 31, 1999. This strong capital position will enable us to pursue future business combinations or expansion of services through affiliate organizations. The Company also increased the total cash dividend paid for the year from $.45 to $.52, an increase of 15.6%.

     The banking industry experienced significant changes in the 1990's. Regulatory reform rapidly changed the environment of banking into a financial services industry where banks can offer all forms of financial related services and products to their customers. Our history of personal banking relationships is something we will continue to emphasize in this era of change. While we hope to expand our services to enhance shareholder value and address the needs of our customers, our focus is to remain a high performance community banking organization.

     As always, we thank you for your continued support of Shore Bancshares, Inc., The Talbot Bank and The Centreville National Bank.

                                                               [PICTURE OMITTED]

                                               /S/ W. MOORHEAD VERMILYE
                                               -------------------------
                                                  W. Moorhead Vermilye
                                         President & CEO, Shore Bancshares, Inc.
                                          President and CEO, The Talbot Bank

                                                /s/ DANIEL T. CANNON
                                                --------------------
                                                  Daniel T. Cannon
                                             Executive Vice President & COO
                                                Shore Bancshares, Inc.
                                President and CEO, The Centreville National Bank

                                                /S/ B. VANCE CARMEAN, JR.
                                                -------------------------
                                                  B. Vance Carmean, Jr.
                                   Chairman of the Board, Shore Bancshares, Inc.
                                          President, Carmean Grain, Inc.

[LOGO]   MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

GENERAL

Shore Bancshares, Inc. (the "Company") is a two-bank holding company, which was formed on March 15, 1996. The Company is based in Easton, Maryland and is the sole shareholder of The Talbot Bank of Easton, Maryland ("Talbot Bank") and The Centreville National Bank of Maryland ("Centreville National Bank"), collectively referred to as the "Banks". Talbot Bank commenced operation in 1885 and is a Maryland chartered commercial bank. The Centreville National Bank commenced operations in 1876 and is a national banking association. The Banks operate ten full service branches and fourteen Automated Teller Machines ("ATM's"), providing a full range of commercial and consumer banking products and services to individuals, businesses, and other organizations in Kent, Queen Anne's, Caroline, Talbot and Dorchester counties in Maryland. Deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC").

On November 30, 2000, the Company completed its merger with Talbot Bancshares, Inc. ("Talbot"), whereby Talbot was merged into the Company in a tax-free exchange of stock accounted for as a pooling of interests. Shareholders of Talbot received 2.85 newly issued shares of the Company common stock, or a total of 3,407,098 shares, for all 1,195,534 outstanding shares of Talbot and cash in lieu of each fractional share at the rate of $14.65 per share. All historical data in the financial statements is that of the Company and Talbot, restated to reflect the exchange of shares, combined in accordance with accounting procedures for the pooling of interests method of business combinations.

Services provided to businesses include commercial checking, savings and related depository services, including telephone and PC banking. The Banks offer all forms of commercial lending including lines of credit, term loans, accounts receivable financing, commercial and construction real estate, and other forms of secured financing.

Services provided to individuals include checking accounts, various savings programs, mortgage loans, home improvement loans, installment and other personal loans, credit cards, personal lines of credit, automobile and other consumer financing, safe deposit services, debit cards, 24 hour ATM's, telephone banking and PC Banking.

FORWARD LOOKING STATEMENTS

Portions of this Annual Report contain forward-looking statements within the meaning of The Private Securities Litigation and Reform Act of 1995. Such statements are not historical facts and include expressions about the Company's confidence, policies, and strategies, the adequacy of the allowance for credit losses, realization of deferred taxes, interest rate risk, capital levels and liquidity. Such forward-looking statements involve certain risks and uncertainties, including general economic conditions, competition in the geographic and business areas in which the Company and its affiliates operate, inflation, fluctuations in interest rates, legislation, and governmental regulation. These risks and uncertainties are described in more detail in the Company's Form 10-K, under the heading "Risk Factors". Actual results may differ materially from such forward-looking statements, and the Company assumes no obligation to update forward-looking statements at any time.

OVERVIEW

Net income increased $1.15 million, totaling $7.96 million at December 31, 2000. This represents a 16.9% increase over the $6.81 million net income for 1999. On a per share basis, fully diluted net income was $1.48 compared to $1.27 for 1999. Return on average assets and return on shareholders' equity for 2000 were 1.52% and 12.98%, respectively.

Total assets of the Company increased 6.7% in 2000 totaling $553 million. Total asset growth was comprised primarily of growth in loans. Increased deposits and a decline in investment securities and federal funds sold funded this growth. Total loans increased $36.7 million or 10.6%, totaling $382.5 million at December 31, 2000. Total deposits increased $28.5 million or 6.5%, totaling $464.5 million at December 31, 2000.

--------------------------------------------------------------------------------
                              RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income remains the most significant component of the Company's earnings. It is the excess of interest and fees earned on loans, federal funds sold, and investment securities, over interest paid on deposits and borrowings. The increase in net interest income for 2000 is the result of changes in the volume and mix of earning assets and interest bearing funding sources, as well as the changes in market interest rates. Net interest income for 2000 was $21,592,000 compared to $19,395,000 for 1999 and $18,672,000 for 1998. This
represents an increase of 11.3% and 3.9% for 2000 and 1999, respectively.

The following table sets forth the major components of net interest income, on a tax equivalent basis, as of December 31, 2000, 1999 and 1998.


(Dollars in thousands)                   2000                         1999                        1998
------------------------------------------------------------------------------------------------------------------
                               Average            Yield/    Average             Yield/   Average           Yield/
                               Balance  Interest Rate (1)   Balance  Interest  Rate (1)  Balance Interest Rate (1)
------------------------------------------------------------------------------------------------------------------
Earning Assets
   Investment securities:
     Taxable                 $ 109,687   $ 6,688  6.10%    $115,577   $ 6,773   5.86%   $ 96,218   $ 5,812  6.04%
     Non-taxable                11,149       756  6.78       13,213       894   6.77      15,800     1,071  6.78
   Loans (2)(3)                367,075    31,700  8.64      324,507    27,148   8.37     297,786    26,308  8.83
   Federal funds sold           10,397       670  6.44       19,603       987   5.04      23,042     1,259  5.46
                             ---------   -------  ----    ---------  --------   ----   ---------  --------  ----
   Total earning assets        498,308    39,814  7.99%     472,900    35,802   7.57%    432,846    34,450  7.96%
                                         -------                      -------                      -------
Cash and due from banks         12,292                       11,636                       10,910
Other assets                    18,243                       17,174                       16,303
Allowance for credit losses    (4,122)                      (3,898)                      (3,944)
                               -------                   ----------                   ----------

Total assets                  $524,721                     $497,812                     $456,115
                              ========                     ========                     ========
------------------------------------------------------------------------------------------------------------------
Interest bearing liabilities:
   Demand                     $ 76,232   $ 1,990  2.61%   $  70,200   $ 1,807   2.57%  $  65,298   $ 1,982  3.04%
   Savings                     102,651     3,065  2.99      104,834     3,139   2.99      99,133     3,072  3.10
   Certificates of deposit
     $100,000 or more           71,111     4,071  5.72       61,962     3,147   5.08      50,588     2,725  5.39
   Other time                  134,245     7,351  5.48      132,355     6,985   5.28     123,611     6,717  5.43
                               -------    ------  ----    ---------   -------   ----  ----------   -------  ----
   Interest bearing deposits   384,239    16,477  4.29      369,351    15,078   4.08     338,630    14,496  4.28
   Short term borrowings        21,522     1,096  5.09       17,813       687   3.86      14,561       603  4.16
   Long term debt                5,000       315  6.30        4,959       274   5.52       5,000       287  5.74
                             ---------  --------  ----     --------   -------   ----  ----------   -------  ----
   Total interest bearing
       liabilities             410,761    17,888  4.36%     392,123    16,039  4.09%     358,191    15,386  4.30%
                                         -------  -----                ------  -----                ------  -----
Noninterest bearing deposits    50,058                       46,137                       40,028
Other liabilities                2,617                        2,175                        2,025
Stockholders' equity            61,285                       57,377                       55,871
                               -------                     --------                     --------
Total liabilities and
   stockholders' equity       $524,721                     $497,812                     $456,115
                              ========                     ========                     ========
------------------------------------------------------------------------------------------------------------------
Net interest spread                      $21,926  3.63%               $19,763  3.48%               $19,064  3.66%
                                         =======                      =======                      =======
Net interest margin                               4.40%                        4.18%                        4.40%
------------------------------------------------------------------------------------------------------------------

(1) All amounts are reported on a tax equivalent basis computed using the statutory federal income tax rate of 34%., exclusive of the alternative minimum tax rate and nondeductible interest expense.
(2)  Average loan balances include nonaccrual loans.
(3) Interest income on loans includes amortized loan fees, net of costs, for each category and yields are stated to include all.

--------------------------------------------------------------------------------

     Net interest income on a tax equivalent basis increased $2,163,000 or 10.9% in 2000. The increase is attributed to higher yields and growth in the average balances of interest earning assets. The tax equivalent yield on earning assets was 7.99% for 2000, compared to 7.57% and 7.96% for 1999 and 1998, respectively. Interest rates, which declined in 1998, began to rise again in the middle of 1999 and continued to increase during 2000. All categories of earning assets experienced some increase in yield, but the impact of a 27 basis point increase in loan yields generated $888,000 in increased interest income for the Company. Even more significant than the impact of increased yields was the effect of the increased volume of loans on the Company's interest income. Increased loan volume contributed a $3.7 million increase to loan interest.

     Growth in the average balance of earning assets was $25.4 million or 5.4% for the year. This was less than the growth in average loans, which totaled $42.6 million or 13.1% during 2000 when compared to 1999. This shift in earning assets from investment securities and federal funds sold, which have lower overall yields, to loans contributed to the growth in interest income experienced during the year. The average balance of investment securities decreased $8 million or 6.2% and the average balance of federal funds sold decreased $9.2 million or 47%. As a percentage of total average earning assets, loans and investment securities totaled 73.7% and 24.3%, respectively, for 2000 compared to 68.6% and 27.2%, respectively for 1999.

The following Rate/Volume Variance Analysis identifies the portion of the changes in net interest income, which are attributable to changes in volume of average balances or to changes in the yield on earning assets and rates paid on interest bearing liabilities.

                                                   2000 OVER (UNDER) 1999             1999 OVER (UNDER) 1998
                                                   ----------------------             ----------------------
                                                TOTAL           CAUSED BY           Total     CAUSED BY
                                                                ---------                     ---------
(Dollars in thousands)                         VARIANCE      RATE     VOLUME      Variance      Rate      Volume
------------------------------------------------------------------------------------------------------------------
Interest income from earning assets:
     Federal funds sold                        $ (318)     $ 227     $ (545)       $ (272)    $  (93)     $ (179)
     Taxable investment securities                (85)       266       (351)          961       (172)      1,133
     Non-taxable investment securities           (138)         2       (140)         (177)        (2)       (175)
     Loans                                      4,553        888      3,665           840     (1,481)      2,321

Total interest income                           4,012      1,383      2,629         1,352     (1,748)      3,100

Interest expense on deposits and borrowed funds:
     Interest bearing demand                      183         26        157          (175)      (346)        171
     Savings deposits                             (74)        (9)       (65)           67       (107)        174
     Time deposits                              1,290        694        596           690       (329)      1,019
     Short term borrowings                        409        197        212            84        (50)        134
     Long term debt                                41         39          2           (13)       (11)         (2)

Total interest expense                          1,849        947        902           653       (843)      1,496
------------------------------------------------------------------------------------------------------------------
Net interest income                            $2,163     $  436    $ 1,727        $  699     $ (905)     $1,604
------------------------------------------------------------------------------------------------------------------


The rate and volume variance for each category has been allocated on a consistent basis between rate and volume variances, based on a percentage of rate, or volume, variance to the sum of the absolute two variances.

     The Company's net interest margin (its tax equivalent net interest income divided by average earning assets), represents the net yield on earning assets. The net interest margin increased from 4.18% for 1999 to 4.40% for 2000. The increase was the result of increased yields on interest earning assets and the effects of the shift in composition of earning assets. The Company's net interest spread, which is the difference between the average yield on earning assets and the rate paid for interest bearing liabilities, also increased from 3.48% to 3.63%.

     Interest expense increased $1.8 million during 2000, with approximately half of the increase attributable to rate increases and half attributable to increased volume. The average rate paid on interest bearing deposits in 2000 increased 21 basis points as the result of increased rates paid for certificates of deposit in an increasing rate environment and very competitive deposit market. The average rate paid for certificates of deposit over $100,000 increased 64 basis points, and for all other time deposits the increase was 20 basis points. The most significant growth in average interest bearing deposits occurred in time deposits with the average balance of those deposits increasing $11 million during the year. The most significant portion of the time deposit increase was the result of $9 million growth in CD's $100,000 or more. Average interest bearing transaction accounts increased $6 million during the year, however, the rate paid for those deposits remained relatively unchanged at 2.61%, compared to 2.57% for 1999. Short-term liabilities, consisting primarily of securities sold under agreements to repurchase, increased $3.7 million, with the average rate paid for those funds increasing 123 basis points to 5.09%. The Company's long term debt was converted to a variable rate instrument resulting in an increase in cost from 5.52 % to 6.30%.

PROVISION AND ALLOWANCE FOR CREDIT LOSSES

The Company recorded a provision for credit losses of $437 thousand in 2000 compared to $240 thousand in both 1999 and 1998. Provisions for credit losses are adjusted to bring the allowance for credit losses within the range of balances which is considered adequate to absorb inherent losses in the loan portfolio. Provisions made in 1999 and 1998 reflected the stable economy in our market areas and continued growth of the loan portfolio over that time. During 2000, an increasing trend in net charge offs, growth in loans, as well as concerns over deteriorating economic indicators and industry wide trends in loan delinquencies and nonperforming loan statistics had an effect on the amount of the provision for the year. The allowance for credit losses is increased by provisions charged against earnings and recoveries of previously charged off loans. The allowance is decreased by current period charge off of uncollectible loans.

     In 1996, the Company increased the provision for credit losses due to concerns over local economic trends, continuing high levels of net losses charged off and nonperforming loans, and the rapid growth of the loan portfolio. Improved credit quality and stable economic conditions in 1997 enabled the Company to reduce the provision for credit losses to $225,000; net loans charged off and nonperforming loans both declined in 1998 and 1999, which allowed management to further stabilize the provision for credit losses. Past due loans at December 31, 2000 were unchanged from 1999, and they consisted primarily of well-secured loans.

     The adequacy of the allowance for credit losses is determined based upon management's estimate of the inherent risks associated with lending activities, estimated fair value of collateral, past experience and present indicators such as loan delinquency trends, nonaccrual loans and current market conditions. The allowance for credit losses is comprised of two parts: the allocated allowance and the unallocated allowance. The allocated allowance is the portion of the allowance which results from management's evaluation of specific loss allocations for problem loans and pooled reserves based on historical loss experience for each loan category. The unallocated allowance is determined based on management's assessment of industry trends and economic factors in the markets in which the Company operates. The determination of the unallocated reserve involves a higher risk of uncertainty and considers current risk factors that may not have yet manifested themselves in the Company's historical loss factors.

     The Banks maintain separate allowances for credit losses which are only available to absorb losses from their own loan portfolios. Each Bank's allowance is subject to regulatory examinations and determinations as to its adequacy.

     The allocated allowance is based on quarterly analysis of the loan portfolio by each Bank and is determined based upon the analysis of collateral values, cash flows and guarantor's financial capacity, whichever are applicable. In addition, allowance factors are applied to internally classified loans for which specific allowances have not been determined and historical loss factors are applied to homogenous pools of unclassified loans. Historical loss factors may be adjusted by management in situations where no historical losses have occurred or when current conditions are not reflective of the specific history of the Company.

     The unallocated allowance is based upon management's evaluation of external conditions, the effects of which are not directly measured in the determination of the allocated allowance. The conditions evaluated in connection with the unallocated allowance include: general economic and business conditions affecting the Company's primary lending area, credit quality trends, collateral values, loan values, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within the portfolio segments, recent loss experience, duration of the current business cycle, bank regulatory examination results, and findings of internal loan review personnel. Management reviews the conditions which impact the unallocated allowance quarterly and to the extent any of these conditions relate to specifically identifiable loans may reflect the adjustment in the allocated allowance. Where any of these conditions is not related to a specific loan, management's evaluation of the probable loss related to the condition is reflected in the unallocated allowance.

     During 1998, 1999 and 2000 the methodology used to calculate the adequacy of the allowance for credit losses was unchanged, except that loss factors were adjusted to reflect trends in the industry which were not evidenced by true historical factors. In 1998 and 1999, despite a decline in net losses, management noted increases in commercial and real estate loan balances. Losses inherent in those loans are more difficult to assess because the Company's loss history has been volatile. In 2000 nonaccrual loans declined, however, net charge offs increased due to a reduction in recoveries, by approximately $50,000.

     At December 31, 2000 the allowance for credit losses was $4,199,000, or 1.14% of outstanding loans, and 674% of total nonaccrual loans. This compares to an allowance of $3,991,000, or 1.23% of outstanding loans and 220% of nonaccrual loans at December 31, 1999 and an allowance for credit losses of $3,931,000 or 1.32% of outstanding loans and 450% of nonaccrual loans at December 31, 1998.

The following table sets forth a summary of the Company's loan loss experience for the years ended December 31.



(Dollars in thousands)                                    2000         1999         1998         1997          1996
--------------------------------------------------------------------------------------------------------------------

Balance, beginning of year                            $  3,991     $  3,931     $  3,942     $  4,232      $  3,556
                                                      --------     --------     --------     --------      --------

   Loans charged off:
     Real estate loans                                     (61)        (121)         (69)        (159)         (117)
     Installment loans                                     (73)        (146)        (122)        (169)         (129)
     Commercial and other                                 (244)        (162)        (193)        (305)         (242)
                                                         ------      -------       ------       ------       -------
                                                          (378)        (429)        (384)        (633)         (488)
                                                         ------      -------       ------       ------       -------
   Recoveries:
     Real estate loans                                      18           50           26            4            21
     Installment loans                                      50           43           57           74            73
     Commercial and other                                   81          156           50           25           115
                                                      --------     --------     --------     --------       -------
                                                           149          249          133          103           209
                                                       -------     --------     --------    ---------       -------

   Net losses charged off                                 (229)        (180)        (251)        (530)         (279)
   Allowance applicable to loans of
     acquired institution                                  -            -            -             15          -
   Provision for credit losses                             437          240          240          225           955
                                                       -------     --------      -------      -------       -------

Balance, end of year                                   $ 4,199      $ 3,991      $ 3,931      $ 3,942       $ 4,232
                                                       -------      -------      -------      -------       -------

Average loans outstanding                             $367,075     $324,507     $297,786     $278,607      $257,374
                                                      ========     ========     ========     ========      ========
--------------------------------------------------------------------------------------------------------------------

     Percentage of net charge-offs to average
        loans outstanding during the year                 .06%         .06%         .08%         .19%      .16%
     Percentage of allowance for loan losses
       at year-end to average loans                      1.14%        1.23%        1.32%        1.41%        1.61%
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Total non-accrual loans of the Company decreased during 2000 and represented
 .16% of total loans, net of unearned income at December 31, 2000 compared to .52% one year earlier. Loan delinquencies remained unchanged at $1.3 million for
2000 and 1999.

The following table summarizes the past due and non-performing assets of the Company as of December 31.


(Dollars in thousands)                                             2000         1999         1998         1997         1996
----------------------------------------------------------------------------------------------------------------------------
Non-performing assets:
  Non-accrual loans                                              $  623      $ 1,812       $  873       $1,481       $2,423
  Other real estate and other assets owned                           14          137          164          114          299
                                                                 ------       ------       ------       ------      -------
Total non-performing assets                                         637        1,949        1,037        1,595        2,722
Past due loans                                                    1,333        1,333        1,436        1,673        1,244
                                                                 ------       ------     --------      -------      -------
    Total non-performing assets and past due loans               $1,970       $3,282       $2,473       $3,268       $3,966
                                                                 ======       ======       ======       ======       ======
----------------------------------------------------------------------------------------------------------------------------
Non-accrual loans to total loans,
  net of unearned income, at period end                            .16%         .52%         .29%         .50%         .93%
Non-accrual loans and past due loans,
  to total loans, net of unearned income, at period end            .51%         .91%         .76%        1.07%        1.41%
----------------------------------------------------------------------------------------------------------------------------


NONINTEREST INCOME

Noninterest income increased $966,000 or 45.2% in 2000 compared to an increase of $478,000 or 28.8% in 1999. The primary sources of increased noninterest income in 2000 were service charges on deposit accounts ($182,000) and a one-time gain from the proceeds of life insurance policies held by the Company ($750,000). Direct service charge income or nonsufficient funds check charges caused the majority of the increase in service charge income on deposit accounts. Life insurance gains resulted upon collection of policies held by the Company as an investment. The Company realized losses on investment securities available for sale of $48,000 during the year in order to take advantage of higher investment yields available in the market. Unconsolidated subsidiaries generated income for the first time in recent years as a result of the liquidation of Eastern Shore Mortgage Corporation in 2000. Other noninterest income increased 41% primarily as a result of increased fees earned on sales of nondeposit products of approximately $50,000.

                                                         YEARS ENDED                     CHANGE FROM PRIOR YEAR
                                                                                       2000/99             1999/98
(Dollars in thousands)                         2000         1999       1998       AMOUNT   PERCENT      Amount    Percent
--------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts           $1,751       $1,569      $1,310       $182     11.6%        $259      19.8%
Other service charges and fees                   376          375         250          1      0.3%         125      49.8%
Gain (loss) on sale of securities               (48)           34         (3)       (82)  (242.5)%          37       -- %
Gain on life insurance policies                  750           --          --       750      --  %          --       --  %
Earnings (loss) from
   unconsolidated subsidiaries                    15         (24)        (70)         39    162.4%          46      65.7%
Other noninterest income                         260          184         173         76     41.1%          11       7.3%
--------------------------------------------------------------------------------------------------------------------------
Total                                         $3,104       $2,138      $1,660       $966     45.2%        $478      28.8%
--------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSES

Total noninterest expense increased $944,000 or 8.6% in 2000 compared to an increase of $326,000 or 3.1% in 1999. Increased salaries and employee benefits and expenses related to the merger are the primary causes of the increase. The company had 154 full-time equivalent employees at December 31, 2000 compared to 152 at December 31, 1999 and 146 at December 31, 1998. Salaries and employee benefits increased $430,000 in 2000. Increases in health insurance and the cost associated with the termination of the Company's frozen defined benefit plan accounted for $233,000 of the increase.

Data processing costs and occupancy expenses increases were minimal during 2000 when compared to 1999. Increases in data processing and occupancy expenses from 1998 to 1999 were the result of increased lease expense for two branches, three new ATM locations, increased repair and maintenance expenses, and increased depreciation expense associated with leasehold improvements. Other operating expense increased as a result of $376,000 in merger related expenses incurred by the Company in the merger of Talbot Bancshares, Inc. into Shore Bancshares, Inc.



                                                 YEARS ENDED                              CHANGE FROM PRIOR YEAR
                                                                                        2000/99                1999/98
(Dollars in thousands)                   2000            1999         1998         AMOUNT   PERCENT       Amount  Percent
--------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits           $ 6,472         $6,042         $5,803        $430     7.1%         $239     4.1%
Occupancy and equipment                    1,373          1,373          1,305         --       --%           68     5.2%
Data processing                              764            748            659          16     2.2%           89    13.5%
Amortization of goodwill                     147            147            171         --       --%         (24)  (13.7)%
Other operating expenses                   3,148          2,650          2,696         498    18.8%         (46)   (1.7)%
--------------------------------------------------------------------------------------------------------------------------
Total                                    $11,904        $10,960        $10,634        $944     8.6%         $326     3.1%
--------------------------------------------------------------------------------------------------------------------------


INCOME TAXES

Income tax expense was $4.4 million for 2000 compared to $3.5 million for 1999 and $3.2 million for 1998. The effective tax rates on earnings were 35.6%, 34.1% and 34.1%, respectively. The increase in the Company's overall effective tax rate in 2000 is primarily attributable to a reduction in the amount of tax-exempt income from the investment portfolio and an increase in non-deductible expenses.

Deferred tax assets and liabilities are recognized based on the differences between financial statement and tax bases of assets and liabilities measured using current tax rates. If it is likely that deferred tax assets will not be fully realized a valuation allowance is provided against deferred tax assets. Management feels that no such valuation allowance is necessary at December 31, 2000 and 1999. Deferred tax expense is measured by the change in net deferred tax assets or liabilities for the period.

--------------------------------------------------------------------------------
                          REVIEW OF FINANCIAL CONDITION


Asset and liability composition, asset quality, capital resources, liquidity, market risk and interest sensitivity are all factors which are used to measure the Company's financial condition.

ASSETS

Total assets increased 6.7% to $553,097,000 at December 31, 2000 compared to an increase of 7.2% for 1999. Average total assets increased 5.4% for 2000 compared to an increase of 9.1% for 1999. The loan portfolio represents 73.7% of average earning assets and is the primary source of income for the Company. Funding for loans is primarily provided by core deposits and short term borrowings. Total deposits increased 6.5% to $464,485,000 at December 31, 2000 compared to an 8.4% increase for 1999.

The following table sets forth the average balance of the components of average earning assets as a percentage of total average earning assets as of December 31.

                                               2000           1999            1998           1997           1996
                                             -------        -------         -------        -------        -------

Investment Securities                        24.25%         27.23%         25.88%          26.35%         26.52%
Loans                                        73.66          68.62          68.80           69.63          69.24
Federal funds sold                            2.09           4.15           5.32            4.02           4.24
                                           -------        -------        -------         -------        -------
                                            100.00%        100.00%        100.00%         100.00%        100.00%
                                            ======         ======         ======          ======         ======




INVESTMENT SECURITIES

The investment portfolio is structured to provide liquidity for the Company and also plays an important role in the overall management of interest rate risk. The securities in the investment portfolio are classified as either held to maturity or available for sale. Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts. The Company has the intent and ability to hold such securities until maturity. Investment securities available for sale are stated at estimated fair value based on quoted market prices. They represent securities which may be sold as part of the Company's asset/liability strategy or which may be sold in response to changing interest rates. Net unrealized holding gains and losses on these securities are reported net of related income taxes as accumulated other comprehensive income, a separate component of stockholders' equity. At December 31, 2000 the Company had classified 81% of the portfolio as available for sale and 19% as held to maturity compared to 79% and 21% one year ago. The percentage of securities designated as available for sale has continued to increase since 1996 to support the anticipated growth and liquidity needs of the Company. With the exception of municipal securities it is the general practice of the Company to place all newly purchased securities in the available for sale portfolio.

     The average balance of the investment portfolio decreased $7,954,000 or 6.2% for 2000 as result of strong loan growth for the year. The increase in the average balance of investment securities for 1999 was $16,772,000 or 15%. Reinvestment of maturities in the investment portfolio and new investments resulting from growth were concentrated in U.S. Government Agency bonds whose earnings are exempt from state income tax. These bonds yield higher returns without affecting the overall safety and liquidity of the portfolio. The Company does not generally invest in structured notes or other derivative securities.

--------------------------------------------------------------------------------
The following table sets forth the maturities and weighted average yields of the investment portfolio based upon the earliest possible repricing date as of December 31, 2000.

                                                 1 YEAR OR LESS          1-5 YEARS        5-10 YEARS         OVER 10 YEARS
                                                 --------------          ---------        ----------         -------------
                                               Carrying    Average   Carrying  AverageCarrying   Average  Carrying   Average
(Dollars in thousand)                           Amount      Yield     Amount    Yield  Amount     Yield    Amount     Yield

Held to Maturity:
U.S. Treasury securities and
  obligations of U.S. government agencies      $ 2,000    5.97 %     $8,007    6.40%   $2,500    7.00   %$  -        -  %
Obligations of states and
  political subdivisions (1)                       853    6.26        5,985     6.79    3,206    6.78       -        -
Other securities                                    -       -          -         -         14    8.00       -        -
                                              --------  -------- ---------  -----------------   -------  ------------------

  Total Held to Maturity                       $ 2,853    6.06 %    $13,992    6.57%   $5,720    6.88  % $    -       -
                                               =======  =======     =======   =====   =======  ======== ===================

Available for Sale:
U.S. Treasury securities and
 obligations of U.S. government agencies       $20,703    5.95 %    $64,046    5.85%    2,088    5.74  %$        -      -%
Obligations of states and
  political subdivisions (1)                       196    5.89          210    6.16        -       -             -      -
Other securities                                    13    9.65        1,445    7.12        -       -         6,334   2.90
                                              -------- -------       ------   ------  ------- -------        -----   ----

  Total Available for Sale                     $20,912    5.95 %    $65,701    5.88%  $ 2,088    5.74  %    $6,334   2.90%
                                               =======    =====     =======    ====   =======    ====       ======   ====

(1) Yields adjusted to reflect a tax equivalent basis assuming a federal tax rate of 34%.



LOANS

Average loans increased 13.1% in 2000 compared to 9% growth experienced in 1999. Total loans, net of unearned income totaled $382,506,000 on December 31, 2000 an increase of $36,715,000 or 10.6% when compared to 1999.

     The most significant component of loan growth in 2000 was mortgage loans. Mortgage loans increased 12.6% or $32,693,000 totaling $291,136,000 at December 31, 2000. A strong local economy was the primary reason for the healthy lending environment in 2000 and 1999. Refinancing activity resulting from lower long-term interest rates made it difficult to grow the loan portfolio in 1998. Real estate construction loans increased $2,944,000 or 18.8%, totaling $18,587,000 and consumer loans increased $1,904,000 or 11.7% totaling $18,141,000 for the year. Loan growth in 1999 occurred in all categories of loans with commercial and mortgage loans having the most significant increases.

The table below sets forth the composition of the loan portfolio at December 31.


(Dollars in thousands)                                        2000          1999         1998         1997         1996
------------------------------------------------------------------------------------------------------------------------

Commercial, financial and agricultural                    $ 54,642      $ 55,468     $ 42,109     $ 35,721     $ 38,001
Real estate - construction                                  18,587        15,643       13,228       12,483       10,072
Real estate - mortgage                                     291,136       258,443      235,830      232,419      196,548
Consumer                                                    18,141        16,237       14,393       13,837       15,973
                                                        ----------    ----------    ---------    ---------    ---------
     Total Loans                                          $382,506      $345,791     $305,560     $294,460     $260,594
                                                          ========      ========     ========     ========     ========
------------------------------------------------------------------------------------------------------------------------

FEDERAL FUNDS SOLD

The Company invests excess cash balances in overnight investments, or federal funds sold, with its correspondent banks. Federal funds sold are maintained at a level necessary to meet the immediate liquidity needs of the Company. The average balance of federal funds sold decreased $9,206,000 to $10,397,000 during 2000 representing a 47% decrease when compared to 1999. In 1999, the average balance of federal funds sold decreased $3,439,000 to $19,603,000 a decrease of 15% compared to 1998.

DEPOSITS

The Company primarily utilizes core deposits to fund its earning assets. At December 31, 2000 and 1999 deposits provided funding for 77% and 78% of average earning assets, respectively. Average deposits increased 4.7% in 2000 and 9.7% in 1999. The average rate paid on interest bearing deposits increased 21 basis points to 4.29% for 2000 compared to 4.08% for 1999. During 2000, the rates paid for deposits increased in all categories. The most significant increase was in certificates of deposit $100,000 or more. In 1999, there was a decline in the rates paid for interest bearing deposits. The average balances of certificates of deposit $100,000 or more increased $9,149,000 or 14.8% in 2000 and $11,374,000 or 22.5% in 1999. The growth from 1998 through 2000 was primarily attributable to growth in deposits of counties and municipalities in the Company's market area. The Company has maintained a long-term relationship with these local governments and therefore does not consider the deposits to be volatile. The average balance of other time deposits increased $1,890,000 or 1.9% in 2000. An additional $9,970,000 of deposit growth was achieved through increased balances of transaction accounts offset by a $1,405,000 decline in money management and savings accounts. The decline in savings balances is the result of depositors shifting money into investment vehicles with higher returns.

     The Company does not accept br okered deposits, nor does it rely on purchased deposits as a funding source for loans.



The following table sets forth the average balances of deposits and the percentage of each category to total deposits for the years ended December 31.



(Dollars in thousands)                                             Average Balances

                                                         2000                   1999                     1998
--------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand                         $50,058   11.53%        $46,137   11.10%        $40,028   10.57%
Interest bearing deposits
   NOW and Super NOW                                76,232   17.55%         70,200   16.90%         65,298   17.24%
   Savings                                          30,863    7.11%         31,565    7.60%         30,832    8.14%
   Money Management                                 71,788   16.53%         73,269   17.63%         68,301   18.04%
   CD's and other time deposits
     less than $100,000                            134,245   30.91%        132,355   31.86%        123,611   32.64%
   CD's $100,000 or more                            71,111   16.37%         61,962   14.91%         50,588   13.36%
                                                  --------  -------       --------  -------       --------  -------
                                                  $434,297  100.00%       $415,488  100.00%       $378,658  100.00%
                                                  ========  =======       ========  =======       ========  =======
--------------------------------------------------------------------------------------------------------------------

The following table sets forth the maturity ranges of certificates of deposit with balances of $100,000 or more on December 31, 2000.
(Dollars in thousands).
--------------------------------------------------------------------------------
         Three months or less                                   $39,881
         Three through twelve month                              11,777
         Over twelve months                                      26,615
                                                               --------
                                                                $78,273
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SHORT TERM BORROWINGS

Short term borrowings consist primarily of securities sold under agreement to repurchase. These short term obligations are issued in conjunction with cash management services for deposit customers. The average balance of these borrowings decreased $681,000 or 2.5% in 2000 and $178,000 or 1% in 1999. From time to time in order to meet short term liquidity needs the Company may borrow from a correspondent bank under a federal funds line of credit arrangement.

The following table sets forth the Company's position with respect to short term borrowings.

(Dollars in thousands)                                         2000                  1999                  1998
------------------------------------------------------------------------------------------------------------------------
                                                               INTEREST                Interest                Interest
                                                       BALANCE   RATE          Balance   Rate          Balance   Rate
------------------------------------------------------------------------------------------------------------------------

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD
   UNDER AGREEMENTS TO REPURCHASE:
     Average outstanding for the year                  $21,522   5.09%         $17,813   3.86%         $14,561    4.16%
     Outstanding at year end                            16,252   4.96           16,933   3.95           17,111    3.99
     Maximum outstanding at any month end               32,498     -            23,297     -            19,879    -
------------------------------------------------------------------------------------------------------------------------




LIQUIDITY

Liquidity describes the ability of the Company to meet financial obligations that arise during the normal course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of customers and to fund current and planned expenditures. Liquidity is derived through increased customer deposits, maturities in the investment portfolio, loan repayments and income from earning assets. To the extent that deposits are not adequate to fund customer loan demand, liquidity needs can be met in the short term funds markets. The Company has arrangements with correspondent banks whereby it has $17,000,000 available in federal funds lines of credit and a reverse repurchase agreement available to meet any short term needs which may not otherwise be funded by its portfolio of readily marketable investments that can be converted to cash. The Banks are also members of the Federal Home Loan Bank of Atlanta, which provides another source of liquidity.

     At December 31, 2000, the Company's loan to deposit ratio was 82%, compared to 79% one year ago. Investment securities available for sale totaling $95,034,000 were available for the management of liquidity and interest rate risk. Cash and cash equivalents at December 31, 2000 were $39,715,000, up $5,149,000 from one year ago. Management is not aware of any demands, commitments, events or uncertainties, which will materially affect the Company's ability to maintain liquidity at satisfactory levels.

MARKET RISK AND INTEREST RATE SENSITIVITY

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates or equity pricing. The Company's principal market risk is interest rate risk that arises from its lending, investing and deposit taking activities. The Company's profitability is dependent on the Banks' net interest income. Interest rate risk can significantly affect net interest income to the degree that interest bearing liabilities mature or reprice at different intervals than interest earning assets. The Asset/Liability Committee of the Board of Directors (the "ALCO") of both Banks oversees the management of interest rate risk. The ALCO's primary purpose is to manage the exposure of net interest margins to unexpected changes due to interest rate fluctuations. These efforts affect the loan pricing and deposit rate policies of the Company as well as the asset mix, volume guidelines, and liquidity and capital planning.

--------------------------------------------------------------------------------

The Company does not utilize derivative financial or commodity instruments, or hedging strategies in its management of interest rate risk. Since the Company is not exposed to market risk from trading activities and does not utilize hedging strategies or off-balance sheet management strategies, the ALCO relies primarily on "gap" analysis as its primary tool in managing interest rate risk. Gap analysis summarizes the amount of interest sensitive assets and liabilities which will reprice over various time intervals. The difference between the volume of assets and liabilities repricing in each interval is the interest sensitivity "gap". "Positive gap" occurs when more assets reprice in a given time interval, while "negative gap" occurs when more liabilities reprice. As of December 31, 2000, the Company had a positive gap position within the one year repricing interval. The following table summarizes the Company's interest sensitivity at December 31, 2000. Loans, federal funds sold, time deposits and short term borrowings are classified based upon contractual maturities if fixed rate or earliest repricing date if variable rate. Investment securities are classified by contractual maturities or, if they have call provisions, by the most likely repricing date. Management has classified money market, savings and NOW accounts primarily in the over 1 year interval because they have not historically repriced in accordance with general changes in interest rates.


(Dollars in Thousands)
                                                    3 Months     1 Year                     Non-
                                        Within      through      through     After        Sensitive
December 31, 2000                      3 Months     12 Months    5 Years    5 Years       Funds       Total
--------------------------------------------------------------------------------------------------------------

EARNING ASSETS:
   Loans - net of unearned income      $92,377      $59,771     $189,572      $40,589    $     197    $382,506
   Investment securities                11,141       13,852       78,819        8,084        5,704     117,600
   Federal funds sold                   19,676         -            -            -            -         19,676
   OTHER ASSETS                          -             -            -            -          33,315      33,315
--------------------------------------------------------------------------------------------------------------
   TOTAL EARNING ASSETS               $123,194      $73,623     $268,391      $48,673      $39,216    $553,097

INTEREST-BEARING LIABILITIES:
Certificates of deposit
        $100,000 and over              $39,882      $11,776      $26,615   $     -     $      -        $78,273
All other time deposits                 17,816       41,196       83,111         -            -        142,123
Savings and money market                31,874       10,804       53,437        2,555         -         98,670
Interest bearing transaction            26,818        1,859       50,137       10,675         -         89,489
Noninterest bearing liabilities           -            -           -             -          55,931      55,931
Short term borrowings                   16,252         -           -             -            -         16,252
Long term debt                           5,000         -           -             -            -          5,000
Other liabilities                         -            -           -             -           2,335       2,335
STOCKHOLDERS' EQUITY                                   -           -             -          65,024      65,024
--------------------------------------------------------------------------------------------------------------
TOTAL INTEREST BEARING LIABILITIES     $137,642      $65,635     $213,300     $13,230     $123,290    $553,097
--------------------------------------------------------------------------------------------------------------

   Excess                              $(14,448)      $7,988      $55,091     $35,443     $(84,074)
   Cumulative Excess                   $(14,448)     $(6,460)     $48,631     $84,074     $      -
   Cumulative Excess as
        percent of total                  (2.61)%      (1.17)%       8.79%      15.20%           -

--------------------------------------------------------------------------------------------------------------

In addition to gap analysis, the Banks utilize simulation models to quantify the effect a hypothetical immediate plus or minus 200 basis point change in rates would have on net interest income and the fair value of capital. The model takes into consideration the effect of call features of investments as well as prepayments of loans in periods of declining rates. When actual changes in interest rates occur, the changes in interest earning assets and interest bearing liabilities may differ from the assumptions used in the model. As of December 31, 2000 the model produced the following sensitivity profile for net interest income and the fair value of capital.

--------------------------------------------------------------------------------

                                                  Immediate Change in Rates               Policy
                                           +200 Basis Points     -200 Basis Points         Limit

% Change in Net Interest Income                   7.2%                 (8.6)%              + 25%
                                                                                           -
% Change in Fair Value of Capital                (3.1)%                (0.5)%              + 15%
                                                                                           -


CAPITAL RESOURCES AND ADEQUACY

The Company continues to maintain capital at levels in excess of those required by the federal banking agencies. Total stockholders' equity was $65,024,000 at December 31, 2000, 11.2% higher than the previous year. Average stockholders' equity was $61,285,000 for 2000, an increase of 6.8% compared to 1999. The increase in stockholders' equity is primarily due to earnings of the Company for the year of $7.96 million, reduced by dividends paid on common stock of $2.8 million and a $1.2 million increase in other accumulated comprehensive income, consisting solely of unrealized losses from the Company's investment securities available for sale.

     The Company records unrealized holding gains (losses), net of tax, on investment securities available for sale as accumulated other comprehensive income (loss), a separate component of stockholder's equity. As of December 31, 2000 and 1999, the portion of the Banks' investment portfolio designated as "available for sale" had unrealized holding losses, net of tax, of $554,000 and $1,774,000, respectively.

The following table compares the Company's capital ratios as of December 31, to the regulatory requirements.

                                                                     Regulatory
(Dollars in thousands)                   2000           1999        Requirements
--------------------------------------------------------------------------------

Tier 1 capital                       $ 63,611     $   58,088
Tier 2 capital                          4,199          3,991
--------------------------------------------------------------------------------

Total capital, less deductions       $ 67,810     $   62,069
Risk-adjusted assets                  373,335      $ 336,288
Risk-based capital ratios:
   Tier 1                              17.04%         17.27%            4.0%
   Total capital                       18.16%         18.46%            8.0%
--------------------------------------------------------------------------------

Total capital                         $63,611     $   58,078
Total adjusted assets                $544,854      $ 512,600
Leverage capital ratio                 11.67%         11.33%            4.0%
--------------------------------------------------------------------------------

Management knows of no trends or demands, commitments, events or uncertainties, which may materially affect capital.

--------------------------------------------------------------------------------

RECENT STOCK PRICES AND DIVIDENDS

The Company's stock is quoted on the OTC Bulletin Board (OTCBB) under the symbol SHBI and is traded infrequently. Price information listed on the OTCBB is based upon the participation of market makers for the Company's stock. The following table indicates cash dividends paid per share for each quarter of 2000, 1999 and 1998 and the ranges of representative sales prices for the stated periods, based on actual transfers recorded by the transfer agent.


                                    2000                          1999                            1998
                              Price Range   Dividends       Price Range   Dividends      Price Range   Dividends
                             High    Low        Paid       High    Low        Paid       High    Low       Paid
----------------------------------------------------------------------------------------------------------------
First Quarter             $ 21.00  - 18.00      $ .12    $ 33.50 - 27.00      $ .10   $ 23.25 - 22.50   $.09
Second Quarter              19.00  - 12.00        .12      32.00 - 28.00        .10     33.50 - 24.00    .09
Third Quarter               22.00  - 13.00        .12      30.00 - 20.00        .10     34.00 - 27.75    .09
Fourth Quarter              18.25  - 11.00        .16      21.00 - 18.00        .15     33.00 - 31.00    .13
                                                -----                         -----                     ----
                                                 $.52                         $ .45                     $.40
----------------------------------------------------------------------------------------------------------------

 [LOGO]   SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data for the five years ended December 31, 2000 and is qualified in its entirety by the detailed information and financial statements, including notes thereto, included elsewhere or incorporated by reference in this annual report. This data should be read in conjunction with the financial statements and related notes thereto, included elsewhere in this annual report and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                           Years Ended December 31,
(Dollars in thousands, except per shares data)                2000       1999       1998       1997       1996
----------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATING RESULTS:

Total interest income                                      $39,480    $35,435    $34,058    $32,077    $29,760
Total interest expense                                      17,888     16,039     15,386     14,044     12,924
                                                           -------     ------     ------     ------     ------
Net interest income                                         21,592     19,396     18,672     18,033     16,836
Provision for credit losses                                    437        240        240        225        955
                                                         ---------   --------   --------   --------   --------
Net interest income after provision for credit losses       21,155     19,156     18,432     17,808     15,881
Noninterest income                                           3,104      2,138      1,660      1,622      1,573
Noninterest expense                                         11,904     10,961     10,634     10,194      9,002
                                                            ------     ------     ------     ------     ------
Income before income taxes                                  12,355     10,333      9,458      9,236      8,452
Provision for income taxes                                   4,398      3,528      3,224      3,192      2,924
                                                            ------    -------    -------    -------     ------
    NET INCOME                                             $ 7,957    $ 6,805    $ 6,234    $ 6,044     $5,528
                                                           =======    =======    =======    =======     ======
----------------------------------------------------------------------------------------------------------------
PER SHARE DATA:
Diluted net income                                          $ 1.48    $  1.27    $  1.15    $  1.11     $ 1.02
Dividends paid                                                 .52        .45        .40        .37        .33
Book value                                                   12.21      11.00      10.58      10.08       9.27
Tangible book value                                          11.91      10.67      10.22       9.69       9.25
Weighted average common shares (1)                       5,388,486  5,376,200  5,425,172  5,432,369  5,393,267

OTHER DATA (AT YEAR END):
Total assets                                              $553,097   $518,217   $483,308   $442,144   $400,083
Total deposits                                             464,485    436,021    403,237    370,727    339,267
Total loans, net of unearned income
  and allowance for credit losses                          378,307    341,800    301,629    290,519    256,361
Total stockholders' equity                                  65,024     58,485     56,188     54,487     50,016

RETURN ON EQUITY AND ASSETS:
Return on average total assets                               1.52%      1.37%      1.37%      1.43%      1.42%
Return on average stockholders' equity                      12.98%     11.85%     11.16%     11.59%     11.48%
Dividend payout ratio                                       34.97%     35.34%     34.39%     32.88%     31.76%
Average stockholders' equity to average total assets        11.68%     11.53%     12.25%     12.37%     12.39%
----------------------------------------------------------------------------------------------------------------

(1) The weighted average common shares include the effect of dilution of stock options outstanding during the period.

[LOGO]        CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

December 31, 2000 and 1999
                                                                            2000            1999
--------------------------------------------------------------------------------------------------

ASSETS
    Cash and due from banks                                           20,039,249      $  8,880,109
    Federal funds sold                                                19,676,215        25,685,466
    Investment securities:
      Available for sale - at fair value                              95,034,215        98,272,735
      Held to maturity - at amortized cost - fair value of
        $22,576,492 (2000) and $25,382,995 (1999)                     22,565,750        25,854,090
    Loans, less allowance for credit losses (2000) $4,199,008
        (1999) $3,990,558                                            378,307,130       341,800,293
    Premises and equipment, net                                        7,039,100         6,361,677
    Accrued interest receivable on loans and investment securities     4,333,567         3,584,579
    Investment in unconsolidated subsidiary                            1,082,128         1,067,228
    Goodwill                                                           1,622,229         1,769,617
    Deferred income taxes                                              1,183,746         1,855,805
    Other real estate                                                     14,116           137,116
    Other assets                                                       2,199,267         2,948,271
                                                                   -------------      ------------

      Total assets                                                  $553,096,712      $518,216,986
                                                                    ============      ============
--------------------------------------------------------------------------------------------------
LIABILITIES
    Deposits:
      Noninterest bearing demand                                    $ 55,930,929      $ 53,176,158
      NOW and Super NOW                                               89,488,635        72,093,316
      Certificates of deposit, $100,000 or more                       78,272,816        74,096,883
      Other time and savings                                         240,792,606       236,654,688
                                                                   -------------      ------------
                                                                     464,484,986       436,021,045

    Accrued interest payable                                           1,005,878           681,260
    Short term borrowings                                             16,252,182        16,933,308
    Long term debt                                                     5,000,000         5,000,000
    Other liabilities                                                  1,329,413         1,096,001
                                                                   -------------      ------------

      Total liabilities                                              488,072,459       459,731,614
                                                                   -------------      ------------
--------------------------------------------------------------------------------------------------

COMMITMENTS

STOCKHOLDERS' EQUITY
    Common stock, par value $.01, authorized 35,000,000 shares;
      issued and outstanding (2000) 5,324,157 shares;
      (1999) 5,314,819 shares                                             53,242            53,148
    Surplus                                                           22,923,707        22,776,437
    Retained earnings                                                 42,601,248        37,429,483
    Accumulated other comprehensive loss                               (553,944)       (1,773,696)
                                                                   -------------      ------------

        Total stockholders' equity                                    65,024,253        58,485,372
                                                                   -------------      ------------

        Total liabilities and stockholders' equity                 $ 553,096,712      $518,216,986
                                                                   =============      ============

--------------------------------------------------------------------------------------------------
The notes to consolidated financial statements are an integral part of these statements.

[LOGO]   CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

For the Years Ended December 31, 2000, 1999 and 1998

                                                        2000                1999                1998
---------------------------------------------------------------------------------------------------------

INTEREST INCOME
  Loans, including fees                              $31,619,234         $27,084,423         $26,273,162
  Interest and dividends on investment securities:
    Taxable                                            6,691,678           6,772,876           5,833,609
    Tax-exempt                                           499,215             589,996             692,727
Federal funds sold                                       669,823             987,303           1,258,721
                                                     -----------      --------------       -------------

        Total interest income                         39,479,950          35,434,598          34,058,219
                                                     -----------        ------------        ------------

INTEREST EXPENSE
  NOW and Super NOW accounts                           1,989,954           1,806,684           1,981,946
  Certificates of deposit, $100,000 or more            4,071,479           3,147,589           2,725,609
   Other time and savings                             10,414,939          10,123,976           9,788,866
  Interest on short term borrowings                    1,096,149             687,250             602,645
  Interest on long term debt                             315,467             273,889             286,930
                                                     -----------      --------------      --------------

        Total interest expense                        17,887,988          16,039,388          15,385,996
                                                     -----------        ------------       -------------

NET INTEREST INCOME                                   21,591,962          19,395,210          18,672,223

PROVISION FOR CREDIT LOSSES                              437,045             240,000             240,000
                                                     -----------        ------------       -------------

NET INTEREST INCOME AFTER PROVISION
    FOR CREDIT LOSSES                                 21,154,917          19,155,210          18,432,223

NONINTEREST INCOME
  Service charges on deposit accounts                  1,750,652           1,568,995           1,310,269
  Gain (loss) on sale of securities                      (47,839)             33,582              (3,197)
  Gain on life insurance policies                        750,004              -                   -
  Other operating income, net                            650,739             535,251             352,444
                                                     -----------       -------------       -------------
                                                       3,103,556           2,137,828           1,659,516
                                                     -----------       -------------       -------------

NONINTEREST EXPENSES
  Salaries and wages                                   4,783,091           4,586,511           4,435,821
  Employee benefits                                    1,688,893           1,455,819           1,367,423
  Occupancy expense                                      714,775             722,286             643,102
  Furniture and equipment expense                        657,696             650,686             662,137
  Data processing                                        764,413             747,857             658,647
  Amortization of goodwill                               147,388             147,392             170,794
  Other operating expenses                             3,147,429           2,649,884           2,695,952
                                                     -----------         -----------        ------------
                                                      11,903,685          10,960,435          10,633,876
                                                     -----------         -----------        ------------

INCOME BEFORE INCOME TAXES                            12,354,788          10,332,603           9,457,863

Federal and State income taxes                         4,397,824           3,527,915           3,224,238
                                                     -----------        ------------        ------------

NET INCOME                                           $ 7,956,964         $ 6,804,688         $ 6,233,625
                                                     ===========         ===========         ===========
---------------------------------------------------------------------------------------------------------
Basic earnings per common share                         $1.50               $1.28                $1.16
                                                        =====               =====                =====

Diluted earnings per common share                       $1.48               $1.27                $1.15
                                                        =====               =====                =====
---------------------------------------------------------------------------------------------------------

The notes to consolidated financial statements are an integral part of these statements.

[LOGO]     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

For the Years Ended December 31, 2000, 1999 and 1998

                                                                                                 ACCUMULATED
                                                                                                  OTHER           TOTAL
                                                     COMMON                       RETAINED      COMPREHENSIVE   STOCKHOLDERS'
                                                     STOCK         SURPLUS        EARNINGS     INCOME (LOSS)      EQUITY
                                                 ------------   ------------    ------------ ---------------- ---------------
Balances, January 1, 1998                            $ 43,977     $22,590,270     $31,760,687       $ 91,490      $54,486,424
Comprehensive income:
Net income                                              -              -            6,233,625         -             6,233,625
Other comprehensive income, net of tax:
 Unrealized gain on available for
 sale securities, net of reclassification
 adjustment of $(19,020)                                -              -                -            308,562          308,562
                                                                                                                 ------------
Total comprehensive income                                                                                          6,542,187
                                                                                                                  -----------

Two-for-one split effected in the form of a
   100% stock dividend                                 10,074           -             (10,074)        -               -
Stock repurchased and retired                          (1,013)          -          (2,810,950)        -            (2,811,963)
5,748 shares issued under 401(k) plan                      58        101,723           -              -               101,781
Exercise of stock options                                  17         13,258           -              -                13,275
Cash dividends paid, $.40 per share                     -                 -        (2,143,739)        -            (2,143,739)
-----------------------------------------------------------------------------------------------------------------------------

Balances, December 31, 1998                            53,113    22,705,251        33,029,549        400,052       56,187,965
Comprehensive income:
Net income                                              -              -            6,804,688          -            6,804,688
Other comprehensive income, net of tax:
 Unrealized loss on available for
 sale securities, net of reclassification
 adjustment of $(141,636)                                    -          -               -         (2,173,748)      (2,173,748)
                                                                                                                   -----------
Total comprehensive income                              -              -                -             -             4,630,940
                                                                                                                  ------------
Stock repurchased and retired                             (29)       (58,709)           -              -              (58,738)
6,070 shares issued under 401(k) plan                      60        119,230            -              -              119,290
Exercise of stock options                                   4         10,665            -              -               10,669
Cash dividends paid, $.45 per share                     -                -         (2,404,754)          -          (2,404,754)
-----------------------------------------------------------------------------------------------------------------------------

Balances, December 31, 1999                            53,148     22,776,437       37,429,483     (1,773,696)      58,485,372
Comprehensive income:
Net income                                              -                  -        7,956,964                       7,956,964
Other comprehensive income, net of tax:
 Unrealized gain on available for
 sale securities, net of reclassification
 adjustment of $(7,148)                                 -              -                -          1,219,752        1,219,752
                                                                                                                  -----------
Total comprehensive income                              -              -                -                    -      9,176,716
                                                                                                                  -----------

Stock repurchased and retired                              (1)        (1,461)           -              -               (1,462)
9,191 shares issued under 401(k) plan                      92        143,044            -              -              143,136
Exercise of stock options                                   5          5,687            -              -                5,692
Fractional shares redeemed                                 (2)         -               (2,546)         -               (2,548)
Cash dividend paid $.52 per share                      -               -           (2,782,653)         -           (2,782,653)
-----------------------------------------------------------------------------------------------------------------------------

Balances, December 31, 2000                          $ 53,242    $22,923,707      $42,601,248      $(553,944)     $65,024,253
                                                     ========    ===========      ===========      ==========     ===========

-----------------------------------------------------------------------------------------------------------------------------



The notes to consolidated financial statements are an integral part of these statements.

[LOGO] CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

For the Years Ended December 31, 2000, 1999 and 1998


                                                              2000                 1999              1998
-------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                $ 7,956,964          $6,804,688      $ 6,233,625
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization                               926,318           1,068,935          882,467
     Discount accretion on debt securities                      (467,105)           (152,807)        (132,156)
     Discount accretion on matured debt securities               441,861              98,199          204,278
     Loss (gain) on sale of securities                            47,839             (33,582)           3,197
     Gain on life insurance policies                            (750,004)             -                -
     Provision for credit losses, net                            208,450              59,320          (10,429)
     Deferred income taxes                                       (89,489)            (43,997)        (116,014)
     Loss on disposal of premises and equipment                    2,651              20,253            9,107
     Loss on other real estate owned                              17,566               7,614           18,124
     Net changes in:
       Accrued interest receivable                              (748,988)            (60,320)         (99,657)
       Other assets                                              304,442             102,190           (8,180)
       Accrued interest payable                                  324,618             (10,321)         114,106
       Other liabilities                                         233,412              15,449           (9,242)
                                                           -------------      --------------    --------------

         Net cash provided by operating activities             8,408,535           7,875,621        7,089,226
                                                           -------------        ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of securities available for sale        8,116,313          11,635,919        9,054,240
   Proceeds from maturities and principal payments
     of securities available for sale                         93,159,085          25,800,449        6,116,423
   Purchases of securities available for sale                (96,272,930)        (45,727,609)     (58,917,817)
   Proceeds from maturities and principal payments
     of securities held to maturity                            3,580,036          23,819,309       48,594,922
   Purchases of securities held to maturity                     (311,170)        (12,911,397)     (24,791,203)
   Net increase in loans                                     (36,982,347)        (39,761,816)     (11,320,804)
   Purchase of loans                                              -               (1,400,000)          -
   Proceeds from sale of loans                                    -                  880,837           -
   Purchase of premises and equipment                         (1,256,773)           (746,263)        (580,145)
   Proceeds from sale of other real estate owned                 372,494             132,035          153,337
   Proceeds from life insurance policies                       1,170,966              -                -
   Proceeds from sale of premises and equipment                   20,700                 450           19,203
                                                           -------------    ---------------- ----------------

         Net cash used in investing activities               (28,403,626)        (38,278,086)     (31,671,844)
-------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in demand, NOW,
   money market, and savings deposits                         13,849,924          17,199,852         1,211,944
 Net increase in certificates of deposit                      14,614,017          15,584,351        31,297,969
 Net (decrease) increase in short term borrowings               (681,126)           (178,067)        6,847,847
 Proceeds from issuance of common stock                          148,828             129,959           115,056
 Repurchase of common stock                                       (4,010)            (58,738)       (2,811,963)
 Dividends paid                                               (2,782,653)         (2,404,754)       (2,143,739)
                                                           --------------      ------------- -----------------

         Net cash provided by financing activities            25,144,980          30,272,603        34,517,114
--------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

For the Years Ended December 31, 2000, 1999 and 1998


                                                                2000                1999              1998
-------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                       5,149,889            (129,862)        9,934,496

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR                                         34,565,575          34,695,437        24,760,941
                                                          -----------        ------------      ------------

CASH AND CASH EQUIVALENTS AT
 END OF YEAR                                              $39,715,464         $34,565,575       $34,695,437
                                                          ===========         ===========       ===========


Supplemental cash flows information:

 Interest paid                                            $17,563,370         $15,765,712       $14,989,302
                                                          ===========         ===========       ===========

 Income taxes paid                                       $  4,108,127          $3,475,246        $3,488,214
                                                         ============          ==========        ==========

 Transfers from loans to other real estate              $     267,060         $   113,000       $   221,647
                                                        =============         ===========       ===========



The notes to consolidated financial statements are an integral part of these statements.

[LOGO]  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        For the Years Ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Shore Bancshares, Inc. (the "Company") and it's subsidiaries, The Talbot Bank of Easton, Maryland ("Talbot Bank") and The Centreville National Bank of Maryland ("Centreville National Bank"), collectively referred to as the "Banks", with all significant intercompany transactions eliminated. The investments in subsidiaries are recorded on the Company's books on the basis of its equity in the net assets of the subsidiaries. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States and to prevailing practices within the banking industry. Certain reclassifications have been made to amounts previously reported to conform to the classifications made in 2000.

NATURE OF OPERATIONS
The Company, through its bank subsidiaries, provides commercial banking services from its locations in Talbot, Queen Anne's, Kent, Caroline, and Dorchester Counties, Maryland. Its primary source of revenue is from providing commercial, real estate and consumer loans to customers located on Maryland's Eastern Shore.

USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES AVAILABLE FOR SALE
Investment securities available for sale are stated at estimated fair value based on quoted market prices. They represent those securities which management may sell as part of its asset/liability strategy or which may be sold in response to changing interest rates, changes in prepayment risk or other similar factors. The cost of securities sold is determined by the specific identification method. Net unrealized holding gains and losses on these securities are reported as accumulated other comprehensive income, a separate component of stockholders' equity, net of related income taxes.

INVESTMENT SECURITIES HELD TO MATURITY
Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts. The Company intends and has the ability to hold such securities until maturity. When securities are transferred into the held to maturity category from available for sale, they are accounted for at estimated fair value with any unrealized holding gain or loss at the date of the transfer reported as accumulated other comprehensive income, net of income taxes, and amortized over the remaining life of the security as an adjustment of yield.

LOANS
Loans are stated at their principal amount outstanding net of any deferred fees and costs. Interest income on loans is accrued at the contractual rate based on the principal amount outstanding. Fees charged and costs capitalized for originating loans are being amortized substantially on the interest method over the term of the loan. A loan is placed on nonaccrual when it is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

Loans are considered impaired when it is probable that the Banks will not collect all principal and interest payments according to the loan's contractual terms. The impairment of a loan is measured at the present value of expected future cash flows using the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Impaired loans do not include groups of smaller balance homogeneous loans such as residential mortgage and consumer installment loans that are evaluated collectively for impairment. Reserves for probable credit losses related to these loans are based upon historical loss ratios and are included in the allowance for credit losses.

ALLOWANCE FOR CREDIT LOSSES
The allowance for credit losses is established through a provision for credit losses charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. The allowance for credit losses consists of an allocated component and an unallocated component. The components of allowance for credit losses represent an estimation done pursuant to either Statement of Financial Accounting Standards ("SFAS") No. 5 "Accounting for Contingencies" of SFAS No.114 "Accounting by Creditors for Impairment of a Loan". The allocated component of

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

the allowance for credit losses reflects expected losses resulting from analysis developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on a regular analysis of all loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification. The historical credit loss element is determined statistically using a loss migration analysis that examines loss experience and the related internal grading of loans charged-off. The loss migration analysis is performed quarterly and loss factors are updated regularly based on actual experience. The allocated component of the allowance for credit losses also includes management's determination of the amounts necessary for concentrations and changes in portfolio mix and volume.

The unallocated portion of the allowance is determined based on management's assessment of general economic conditions, as well as specific economic factors in the individual market in which the Company operates. This determination inherently involves a higher risk of uncertainty and considers current risk factors that may not have yet manifested themselves in the Company's historical loss factors used to determine the allocated component of the allowance and it recognizes knowledge of the portfolio may be incomplete.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed under the straight-line and accelerated methods over the estimated useful lives of the assets.

INTANGIBLE ASSETS
Goodwill represents the excess of the cost of assets acquired in purchase business combinations over the fair value of the net assets at the dates of acquisition and is being amortized on the straight-line method over a period of 15 years. Intangible assets are evaluated regularly for other-than-temporary impairment. If circumstances suggest that their value may be impaired and the write-down would be material, an assessment of recoverability is performed prior to any write-down of the asset.

OTHER REAL ESTATE
Other real estate represents assets acquired in satisfaction of loans either by foreclosure or deeds taken in lieu of foreclosure. Properties acquired are recorded at the lower of cost or fair value less estimated selling costs at the time of acquisition with any deficiency charged to the allowance for credit losses. Thereafter, costs incurred to operate or carry the properties as well as reductions in value as determined by periodic appraisals are charged to operating expense. Gains and losses resulting from the final disposition of the properties are included in noninterest expense.

SHORT TERM BORROWINGS
Short term borrowing are comprised primarily of repurchase agreements which are securities sold to the Banks' customers, at the customers' request, under a continuing "roll-over" contract that matures in one business day. The underlying securities sold are U.S. Treasury notes or Government Agency bonds, which are segregated from the Company's other investment securities by the Banks' safekeeping agents.

INCOME TAXES
Income tax expense is based on the results of operations, adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for tax purposes. Deferred income taxes are provided under the liability method based on the difference between the financial statement and taxes bases of assets and liabilities and are measured at the current statutory tax rates.

CASH AND CASH EQUIVALENTS
For purposes of the statements of cash flows, the Company considers cash and due from banks, and federal funds sold to be cash and cash equivalents.

STOCK-BASED COMPENSATION
Stock-based compensation is recognized using the intrinsic value method. For disclosure purposes, pro forma net income and earnings per share effects are provided as if the fair value method had been applied.

NEW ACCOUNTING STANDARDS
     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133", requires derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

The Company adopted the provisions of this statement, as amended, for its quarterly and annual reporting beginning January 1, 2001, the statement's effective date. There was no effect on the Company's financial position, results of operations and cash flows upon adoption of the provisions of this statement because the Company does not invest in derivative instruments.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 2.  MERGER

The Company completed its merger with Talbot Bancshares, Inc. ("Talbot"), headquartered in Easton, Maryland, whereby Talbot was merged into the Company in a tax free exchange of stock, accounted for as a pooling of interests which was effective December 1, 2000. Shareholders of Talbot received 2.85 newly issued shares of the Company common stock, or a total of 3,407,098 shares, for all 1,195,534 outstanding shares of Talbot and cash in lieu of each fractional share at the rate of $14.65 per share. At closing, Talbot had reported total assets of $337 million, loans of $248 million, and deposits of $279 million.

Summarized results of operations of the separate companies for the period from January 1, 2000 through November 30, 2000 are as follows:

                                          COMPANY               TALBOT
                                          -------               ------
          Revenue:                      $14,270,707          $24,465,057
          Net Income:                   $2,457,757            $5,159,950

Merger related expenses amounted to $375,501 and are included in the consolidated statement of income for the year ended December 31, 2000.

NOTE 3.    CASH AND DUE FROM BANKS

The Federal Reserve requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. Such balances averaged approximately $6,066,000 and $5,049,000 during 2000 and 1999, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4.    INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows:

                                                                             GROSS           GROSS           ESTIMATED
                                                        AMORTIZED         UNREALIZED      UNREALIZED           FAIR
Available for sale securities:                            COST              GAINS            LOSSES           VALUE
------------------------------------------------------------------------------------------------------------------------

   DECEMBER 31, 2000:
   U.S. Treasury securities                           $ 10,149,444          $ 24,643          $27,517      $ 10,146,570
   Obligations of U.S. Government agencies
     and corporations                                   78,482,037           161,368          495,137        78,148,268
   Obligations of states and political subdivisions        406,094            -                   355           405,739
   Federal Home Loan Bank stock                          1,723,100            -                -              1,723,100
   Federal Reserve Bank stock                              302,250            -                -                302,250
   Federal Home Loan Mortgage Corporation
     Cumulative preferred stock                          3,480,513            -               418,475         3,062,038
   Other Equity securities                               1,390,036             1,651          145,437         1,246,250
                                                     -------------       -----------     ------------     -------------
                                                       $95,933,474          $187,662       $1,086,921       $95,034,215
                                                       ===========          ========       ==========       ===========
   December 31, 1999:
   U.S. Treasury securities                           $ 22,427,930          $ 31,294         $189,184      $ 22,270,040
   Obligations of U.S. Government agencies
     and corporations                                   72,207,480               940        2,063,182        70,145,238
   Obligations of states and political subdivisions        834,320            -                 3,343           830,977
   Federal Home Loan Bank stock                          1,619,500            -                -              1,619,500
   Federal Reserve Bank stock                              302,250            -                -                302,250
   Federal Home Loan Mortgage Corporation
     Cumulative preferred stock                          2,480,513            -               494,500         1,986,013
   Other Equity securities                               1,290,001            -               171,284         1,118,717
                                                    --------------    --------------     ------------     -------------
                                                      $101,161,994          $ 32,234       $2,921,493       $98,272,735
                                                      ============          ========       ==========       ===========




                                      -24-


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                                                           GROSS           GROSS          ESTIMATED
                                                       AMORTIZED        UNREALIZED      UNREALIZED          FAIR
Held to Maturity securities:                             COST             GAINS            LOSSES           VALUE
                                                    --------------    --------------   -------------     -----------
   DECEMBER 31, 2000:
   Obligations of U.S. Government agencies
     and corporations                                  $12,507,562           $ 2,018          $37,048      $ 12,472,532
   Obligations of states and political subdivisions     10,043,710            74,070           28,469        10,089,311
                                                      ------------         ---------        ---------      ------------
                                                        22,551,272            76,088           65,517        22,561,843
   Mortgage-backed securities                               14,478               171           -                 14,649
                                                   ---------------       -----------   --------------   ---------------
                                                       $22,565,750          $ 76,259         $ 65,517       $22,576,492
                                                       ===========          ========         ========       ===========

   December 31, 1999:
   U.S. Treasury securities                            $ 2,001,083        $      177  $      -              $ 2,001,260
   Obligations of U.S. Government agencies
     and corporations                                   12,509,150               846          305,457        12,204,539
   Obligations of states and political subdivisions     10,694,024            17,432          177,462        10,533,994
                                                      ------------        ----------       ----------      ------------
                                                        25,204,257            18,455          482,919        24,739,793
   Mortgage-backed securities                              649,833               231            6,862           643,202
                                                    --------------       -----------     ------------    --------------
                                                       $25,854,090          $ 18,686        $ 489,781       $25,382,995
                                                       ===========          ========        =========       ===========


The amortized cost and estimated fair values of investment securities by contractual maturity date at December 31, 2000 are as follows:

                                               AVAILABLE FOR SALE               HELD TO MATURITY
                                              -------------------------- ------------------------------
                                                               Estimated                      Estimated
                                                Amortized       Fair          Amortized        Fair
                                                COST            VALUE          COST            VALUE
                                              -----------   ------------  -------------    ------------

Due in one year or less                        20,926,622   $ 20,911,626    $ 2,852,828     $ 2,850,874
Due after one year through five years          66,007,525     65,701,141     13,992,448      14,007,117
Due after five years through ten years          2,103,428      2,087,810      5,720,474       5,719,501
                                              -----------   ------------   ------------    ------------
                                               89,037,575     88,700,577     22,565,750      22,577,492
Investments in equity securities                6,895,899      6,333,638            -               -
                                              -----------  ---------------------------------------------
                                              $95,933,474    $95,034,215    $22,565,750     $22,577,492
                                              ===========    ===========    ===========     ===========

The following table sets forth the amortized cost and estimated fair values of securities which have been pledged as collateral for obligations to federal, state and local government agencies and other purposes as required or permitted by law.

                                         DECEMBER 31, 2000                 DECEMBER 31, 1999
                                     -------------------------       -----------------------------
                                                     ESTIMATED                      ESTIMATED
                                      AMORTIZED       FAIR          AMORTIZED        FAIR
                                      COST            VALUE          COST            VALUE
                                    -----------  -------------  -------------   -------------

Available for sale                  $70,464,535    $70,185,252    $67,718,723     $66,149,594
Held to maturity                     15,484,161     15,507,605     17,972,846      17,666,571
                                    -----------    -----------   ------------    ------------

                                    $85,948,696    $85,692,857    $85,691,569     $83,816,165
                                    ===========    ===========    ===========     ===========

There were no obligations of states and political subdivisions whose carrying value, as to any issuer, exceeded 10% of stockholders' equity at December 31, 2000 or 1999.

Proceeds from sales of investment securities were $8,116,313, $11,635,919, and $9,054,240 for the years ended December 31, 2000, 1999, and 1998, respectively.

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 5. LOANS AND ALLOWANCE FOR CREDIT LOSSES

The Company grants residential mortgage, consumer and commercial loans to customers primarily in Talbot, Queen Anne's, Kent, Caroline and Dorchester Counties in Maryland. The principal categories of the loan portfolio at December 31 are summarized as follows:

                                                                                              2000              1999
                                                                                          --------------    --------------
Real estate loans:
   Construction and land development                                                        $ 18,586,702      $ 15,642,909
   Secured by farmland                                                                        19,187,868        15,043,220
   Secured by residential properties                                                         176,759,825       160,694,477
   Secured by non farm, nonresidential properties                                             95,111,154        82,647,525
Loans to farmers (loans to finance agricultural production and other loans)                    2,869,986         2,289,401
Commercial and industrial loans                                                               49,430,302        51,624,666
Loans to individuals for household, family, and other personal expenditures                   17,988,688        15,968,849
Obligations of States and political subdivisions in the United States, tax-exempt              2,303,982         1,515,284
All other loans                                                                                  140,452           257,445
                                                                                        ----------------  ----------------
                                                                                             382,378,959       345,683,776
   Net deferred loan costs                                                                       127,179           107,075
                                                                                        ----------------   ---------------
                                                                                             382,506,138       345,790,851
   Allowance for credit losses                                                               (4,199,008)       (3,990,558)
                                                                                         --------------    --------------
                                                                                            $378,307,130      $341,800,293

--------------------------------------------------------------------------------------------------------------------------


In the normal course of banking business, loans are made to officers and directors and their affiliated interests. These loans are made on substantially the same terms and conditions as those prevailing at the time for comparable transactions with outsiders and are not considered to involve more than the normal risk of collectibility. As of December 31, 2000 and 1999, such loans outstanding, both direct and indirect (including guarantees), to directors, their associates and policy-making officers, totaled approximately $7,411,000 and $7,747,000, respectively. During 2000 and 1999, loan additions were approximately $543,000 and $4,424,000, and loan repayments were approximately $879,000 and $2,131,000, respectively.

Activity in the allowance for credit losses is summarized as follows:


                                             2000              1999             1998
-------------------------------------------------------------------------------------

Balance, beginning of year             $3,990,558        $3,931,238       $3,941,667
                                       ----------        ----------       ----------

   Loans charged off:
     Real estate loans                    (60,752)         (121,659)        (68,825)
     Installment loans                    (72,650)         (145,681)       (121,897)
     Commercial and other                (244,170)         (161,793)       (192,991)
                                       -----------     ------------    ------------
                                         (377,572)         (429,133)       (383,713)
                                       -----------     ------------    ------------
   Recoveries:
     Real estate loans                     18,047            49,556           26,543
     Installment loans                     50,339            43,046           57,087
     Commercial and other                  80,591           155,851           49,654
                                       ----------       -----------   --------------
                                          148,977           248,453          133,284
                                       ----------       -----------    -------------

   Net losses charged off                (228,595)         (180,680)       (250,429)

   Provision                              437,045           240,000          240,000
                                       ----------      ------------    -------------

   Balance, end of year                $4,199,008        $3,990,558      $ 3,931,238
                                       ==========        ==========      ===========
-------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


Information with respect to impaired loans and the related valuation allowance as of December 31 is as follows:

                                                                    2000          1999
----------------------------------------------------------------------------------------

Impaired loans with valuation allowance                          $     --     $     --
Impaired loans with no valuation allowance                          640,092    1,820,114
                                                                 ----------   ----------

  Total impaired loans                                           $  640,092   $1,820,114
                                                                 ==========   ==========

Allowance for loan losses related to impaired loans              $     --     $     --
Allowance for loan losses related to other than impaired loans    4,199,008    3,990,558
----------------------------------------------------------------------------------------

  Total allowance for loan losses                                $4,199,008   $3,990,558
                                                                 ==========   ==========

Interest income on impaired loans recorded on the cash basis     $   22,304   $   37,025
                                                                 ==========   ==========
----------------------------------------------------------------------------------------

Average recorded investment in impaired loans for the year       $1,230,048   $1,281,513
                                                                 ==========   ==========
----------------------------------------------------------------------------------------



NOTE 6.  PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 is as follows:

                                                  2000           1999
--------------------------------------------------------------------------------
Land                                         $ 1,753,447     $ 1,050,394
Buildings and land improvements                6,012,123       5,788,560
Furniture and equipment                        3,985,649       3,853,138
                                             -----------     -----------
                                              11,751,219      10,692,092
Accumulated depreciation                      (4,712,119)     (4,330,415)
                                             -----------     -----------
                                             $ 7,039,100     $ 6,361,677
                                             ===========     ===========

--------------------------------------------------------------------------------

Depreciation expense totaled $556,000, $606,000 and $593,634 for the years ended December 31, 2000, 1999 and 1998, respectively.

The Talbot Bank leases facilities under operating leases. Rental expense for the years ended December 31, 2000, 1999, and 1998 was $91,701, $89,373 and $49,555,
respectively. Future minimum annual rental payments are approximately as follows:
--------------------------------------------------------------------------------
                          2001                   $123,000
                          2002                    105,000
                          2003                     96,000
                          2004                     47,000
                          2005                     47,000
                          Thereafter               47,000
--------------------------------------------------------------------------------

NOTE 7.  INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

The Company owns 33% of the outstanding common stock of the Delmarva Bank Data Processing Center, Inc. ("DBDPC"). The investment is carried at cost, adjusted for the Company's equity in DBDPC's undistributed income.

                                                   DECEMBER 31
                                ----------------------------------------------
                                     2000             1999              1998
                                     ----             ----              ----

Balance, beginning of year      $ 1,057,331       $ 1,049,409      $ 1,007,809
Equity in net income                 24,797             7,922           41,600
                                -----------       -----------      -----------

Balance, end of year            $ 1,082,128       $ 1,057,331      $ 1,049,409
                                ===========       ===========      ===========

Data processing expense paid to DBDPC totaled approximately $893,000, $734,000, and $641,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


The Company also had a 66% ownership interest in Eastern Shore Mortgage Corporation ("ESMC"). This investment was carried on the Company's books based on its proportionate share of the net realizable assets of the Corporation. ESMC was in the process of liquidation at December 31, 1999, and final distributions were received during 2000.

                                                      DECEMBER 31
                                  ----------------------------------------------
                                     2000             1999              1998
                                     ----             ----              ----

Balance, beginning of year         $  9,897         $ 241,710        $ 352,933
Equity in net income (loss)            -              (31,813)        (111,223)
Equity distribution                  (9,897)         (200,000)            -
                                   --------         ---------        ---------

Balance, end of year               $    -           $   9,897       $  241,710
                                  =========         =========       ==========

The Company had $62,000 in outstanding letters of credit to Eastern Shore Mortgage Corporation at December 31, 1998. Interest income on loans to Eastern Shore Mortgage Corporation totaled approximately $70,200 for 1998. There was no interest income earned in 2000 or 1999.

NOTE 8.    SIGNIFICANT DEPOSITS

The approximate maturities of certificates of deposit of $100,000 or more at December 31 are as follows:

                                         2000                     1999
                                    --------------------------------------

Three months or less                $  39,881,000             $ 43,722,000
Three through twelve months            11,777,000               12,073,000
Over twelve months                     26,615,000               18,302,000
                                    -------------             ------------

                                     $ 78,273,000             $ 74,097,000
                                     ============             ============

NOTE 9.   SHORT TERM BORROWINGS

Short term borrowings, at December 31, 2000, consisted of securities sold under agreements to repurchase. These short term obligations represent securities sold to customers, at the customers' request, under a "roll-over" contract that matures in one business day. The underlying securities sold are U.S. Treasury Notes or Government agency securities, which are segregated, in the Company's custodial accounts from other investment securities. From time to time in order to meet short term liquidity needs the Company may borrow from a correspondent federal funds line of credit arrangement or a secured reverse repurchase agreement. The following table summarizes certain information for short term borrowings:

                                                         2000             1999
--------------------------------------------------------------------------------

Average amount outstanding during the year        $21,521,979      $17,812,527
Weighted average interest rate during the year          5.08%             3.85%
Amount outstanding at year end                    $16,252,182      $16,933,308
Weighted average rate at year end                       4.96%             3.95%
Maximum amount at any month end                   $32,498,121      $23,297,131
--------------------------------------------------------------------------------

NOTE 10.  LONG TERM DEBT

As of December 31, 2000, the Company had a convertible advance from the Federal Home Loan Bank of Atlanta in the amount of $5,000,000 at an interest rate of 6.44%. The advance is due September 30, 2009. The Bank has pledged its wholly owned residential real estate mortgage loan portfolio under a blanket floating lien as collateral for this advance.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 11.      BENEFIT PLANS

401(K) AND PROFIT SHARING PLANS
The Company has 401(k) and profit sharing plans covering substantially all full-time employees of the Banks. The 401(k) plans call for matching contributions by the Company in cash and common stock of the Company. The Company makes discretionary contributions to the profit sharing plans based on profits. Company contributions to these plans included in expense totaled $407,384 (2000), $341,944 (1999), and $304,751 (1998).

DEFINED BENEFIT PENSION PLAN
During 2000 the Company terminated it's defined benefit pension plan, which has been frozen since 1995. All benefits were distributed to plan participants in 2000. The Plan covered substantially all full-time employees of the Talbot Bank with more than six months of service. Expense associated with the plan totaled $89,760 (2000), $7,915 (1999), and $(84,781) (1998).


NOTE 12.  STOCK OPTION PLANS

The Company has three active stock option plans whereby incentive or nonqualified stock options may be granted periodically to directors, executive officers, and key employees at the discretion of the Company's Compensation Committee. The plans provide for both immediate and graduated vesting schedules. The plans allow for up to 123,860 options of common stock to be granted. The plans were adopted in 1999, 1998, and 1995 and the options granted have a life not to exceed ten years.

The Company also has an Employee Stock Purchase Plan that was adopted in 1998 and allows employees to receive options to purchase common stock at an amount equivalent to 85% of the fair market value of the common stock. The Company has reserved 20,000 shares of common stock for issuance under the plan, however, options to purchase no more than 4,000 shares may be granted in any calendar year.

Following is a summary of changes in shares under option for all Plans for the years indicated:

                                                            YEAR ENDED DECEMBER 31,
                                                    2000                             1999
                                         NUMBER       WEIGHTED AVERAGE     NUMBER         WEIGHTED AVERAGE
                                         OF SHARES    EXERCISE PRICE       OF SHARES      EXERCISE PRICE
                                         -----------------------------     -------------------------------

Outstanding at beginning of year          140,897        $11.21               106,588          7.74
Granted                                     8,243         20.34                34,833         22.02
Exercised                                    (763)       (19.96)                (492)        (23.55)
Expired/Cancelled                         (27,963)       (19.65)                 (32)        (27.20)
                                          --------                          --------
Outstanding at end of year                 120,414        $9.82              140,897         $11.21
                                          ========                          ========

Weighted average fair value of options
granted during the year                                  $12.88                               10.69
                                                         ======                               =====
---------------------------------------------------------------------------------------------------------


The following summarizes information about options outstanding at December 31, 2000:

                                         OPTIONS OUTSTANDING AND EXERCISABLE
--------------------------------------------------------------------------------
                                                          WEIGHTED AVERAGE
                                                           REMAINING
     EXERCISE PRICE                         NUMBER        CONTRACT LIFE
    ----------------                        ------     -------------------
       $ 6.85                              55,699               4.61
         8.78                              50,730               5.95
        32.00                               6,000               8.05
        27.20                                 795                .29
        21.00                               6,000               9.05
        17.85                               1,190               1.29

--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for options that vest during the years ended December 31, 2000 and 1999.

                                                  2000              1999
                                                  ----              ----
              Dividend yield                       1.68              2.9%
              Expected volatility                 15.0%             15.0%
              Risk free interest                   5.68              6.55%
              Expected lives (in years)           10                10

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (SFAS
123), but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its Plan. No compensation expense related to the Plan was recorded during the year ended December 31, 2000.

IF THE COMPANY HAD ELECTED TO RECOGNIZE COMPENSATION COST BASED ON FAIR VALUE AT THE GRANT DATES FOR AWARDS UNDER THE PLAN CONSISTENT WITH THE METHOD PRESCRIBED BY SFAS 123, NET INCOME AND EARNINGS PER SHARE WOULD HAVE BEEN CHANGED TO THE PRO FORMA AMOUNTS AS FOLLOWS FOR THE YEAR ENDED DECEMBER 31, 1999:

                                          2000                      1999
--------------------------------------------------------------------------------
Net income:
   As reported                         $7,956,964                $6,804,688
   Pro forma                            7,935,586                 6,533,950
Basic net income per share:
   As reported                              $1.50                    $1.28
   Pro forma                                 1.49                     1.23
Diluted earnings per share
   As reported                              $1.48                    $1.27
   Pro forma                                 1.47                     1.22
--------------------------------------------------------------------------------

The pro forma amounts are not representative of the effects on reported net income for future years.


NOTE 13.  DEFERRED COMPENSATION

The Company has a supplemental deferred compensation plan to provide retirement benefits to its President and Chief Executive Officer. The plan calls for fixed annual payments of $20,000 to be credited to the participant's account. The participant is 100% vested in amounts credited to his account. Contributions to the plan were $20,000 in 2000, 1999 and 1998.

The Company also has agreements with certain directors under which they have deferred part of their fees and compensation. The amounts deferred are invested in insurance policies, owned by the Company, on the lives of the respective individuals. Amounts to be available under the policies are to be paid to the individuals as retirement benefits over future years.

CASH SURRENDER VALUES AND THE ACCRUED BENEFIT OBLIGATION INCLUDED IN OTHER ASSETS AND OTHER LIABILITIES AT DECEMBER 31, ARE AS FOLLOWS:

                                               2000              1999

--------------------------------------------------------------------------------
           Cash surrender value            $1,784,437        $ 1,731,977
           Accrued benefit obligations        531,330            523,326
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 14.  INCOME TAXES

Income taxes included in the balance sheets as of December 31 are as follows:

                                                           2000       1999
--------------------------------------------------------------------------------
Federal income taxes currently payable                 $ 14,273    $ 108,260
State income taxes currently payable (receivable)       136,487      (14,291)
Deferred income tax benefits                          1,183,746    1,855,805
--------------------------------------------------------------------------------


Components of income tax expense for each of the three years ended December 31 are as follows:

                                          2000           1999           1998
------------------------------------------------------------------------------
Currently payable:
   Federal                            $4,036,794     $3,285,627     $3,034,753
   State                                 450,519        286,285        305,499
                                      ----------     ----------     ----------

                                       4,487,313      3,571,912      3,340,252
                                      ----------     ----------     ----------
Deferred income taxes (benefits):
   Federal                               (73,267)       (35,367)       (94,991)
   State                                 (16,222)        (8,630)       (21,023)
                                      ----------     -----------    -----------
                                         (89,489)       (43,997)      (116,014)
                                      -----------    -----------    -----------

                                      $4,397,824     $3,527,915     $3,224,238
                                      ==========     ==========     ==========

A reconciliation of tax computed at the statutory federal tax rates of 34% to the actual tax expense for the three years ended December 31 follows:

                                          2000         1999           1998
--------------------------------------------------------------------------------

Tax at federal statutory rate             34.0%        34.0%         34.0%
   Tax effect of:
   Tax-exempt income                      (1.9)        (2.1)         (2.5)
   Non-deductible expenses                 1.5           .5            .7
   Other                                   (.3)         -             (.1)
   State income taxes, net of
        federal benefit                    2.3          1.7           2.0
                                         -----       ------         -----

   Income tax expense                     35.6%        34.1%         34.1%
                                          ====         ====          ====

--------------------------------------------------------------------------------

Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                            2000          1999
--------------------------------------------------------------------------------
Deferred tax assets:
   Allowance for credit losses                           $1,137,233   $  989,959
   Provision for off balance sheet liabilities               13,903         --
   Loan interest                                              2,525       11,019
   Provision for loss on other real estate                     --         39,252
   Loan fees                                                 49,541       32,140
   Deferred compensation                                    184,293      177,967
   Unrealized losses on available for sale securities       353,955    1,115,940
                                                         ----------   ----------
     Total deferred tax assets                            1,741,450    2,366,277
                                                         ----------   ----------

Deferred tax liabilities:
   Depreciation                                             173,722      184,885
   Cash to accrual conversion                                12,370       24,740
   Federal Home Loan Bank stock dividend                     27,613       27,613
   Undistributed income of unconsolidated subsidiary         62,845       61,329
   Loan origination fees and costs                          177,344      133,166
   Other                                                    103,810       78,739
                                                         ----------   ----------
     Total deferred tax liabilities                         557,704      510,472
                                                         ----------   ----------
     Net deferred tax assets                             $1,183,746   $1,855,805
                                                         ==========   ==========

--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 15.      REGULATORY CAPITAL REQUIREMENTS

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators, that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes as of December 31, 2000, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

A comparison of the Company's and Banks' capital as of December 31, 2000 and 1999 with the minimum requirements is presented below:

                                                                                                            TO BE WELL
                                                                                                        CAPITALIZED UNDER
                                                                                  FOR CAPITAL           PROMPT CORRECTIVE
                                                                           ACTUAL ADEQUACY PURPOSES     ACTION PROVISIONS
-------------------------------------------------------------------------------------------------------------------------
                                                   AMOUNT         RATIO        AMOUNT     RATIO        AMOUNT    RATIO
-------------------------------------------------------------------------------------------------------------------------

AS OF DECEMBER 31, 2000:
   TOTAL CAPITAL (TO RISK WEIGHTED ASSETS):
       COMPANY                                   $67,810,000    18.16%       $29,867,000   8.00%
       THE TALBOT BANK                           $43,087,000    17.52%       $19,673,000   8.00%       $24,591,000  10.00%
       THE CENTREVILLE NATIONAL BANK             $24,372,000    19.30%       $10,099,000   8.00%       $12,623,000  10.00%
   TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS):
       COMPANY                                   $63,611,000    17.04%       $14,933,000   4.00%
       THE TALBOT BANK                           $40,288,000    16.38%        $9,836,000   4.00%       $14,755,000   6.00%
       THE CENTREVILLE NATIONAL BANK             $22,972,000    18.20%        $5,049,000   4.00%        $7,574,000   6.00%
   TIER 1 CAPITAL (TO AVERAGE ASSETS):
       COMPANY                                   $63,611,000    11.67%       $21,794,000   4.00%
       THE TALBOT BANK                           $40,288,000    11.84%       $13,608,000   4.00%       $17,010,000   5.00%
       THE CENTREVILLE NATIONAL BANK             $22,972,000    11.37%        $8,083,000   4.00%       $10,103,000   5.00%


As of December 31, 1999:
   Total Capital (to Risk Weighted Assets):
       Company                                   $62,069,000    18.46%       $26,903,000    8.00%
       The Talbot Bank                           $38,948,000    17.57%       $17,732,000    8.00%      $22,164,000  10.00%
       The Centreville National Bank             $22,499,000    19.66%        $9,156,000    8.00%      $11,455,000  10.00%
   Tier 1 Capital (to Risk Weighted Assets):
       Company                                   $58,078,000    17.27%       $13,452,000    4.00%
       The Talbot Bank                           $36,205,000    16.34%        $8,866,000    4.00%      $13,298,000   6.00%
       The Centreville National Bank             $21,251,000    18.57%        $4,578,000    4.00%       $6,867,000   6.00%
   Tier 1 Capital (to Average Assets):
       Company                                   $58,088,000    11.33%       $20,504,000    4.00%
       The Talbot Bank                           $36,205,000    11.30%       $12,811,000    4.00%      $16,014,000   5.00%
       The Centreville National Bank             $21,251,000    11.05%        $7,693,000    4.00%       $9,616,000   5.00%

-------------------------------------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Bank and holding company regulations, as well as Maryland law, impose certain restrictions on divided payments by the Banks, as well as restricting extensions of credit and transfers of assets between the Banks and the Company. At December 31, 2000, the Banks could have paid dividends to the parent company of approximately $7,161,000 without the prior consent and approval of the regulatory agencies. The Company had outstanding liabilities to the Banks of $318,624 at December 31, 2000.

NOTE 16.  LINE OF CREDIT

The Banks had $17,000,000 in unsecured federal funds lines of credit and a reverse repurchase agreement available on a short term basis from correspondent banks. In addition, the Banks have credit availability of approximately $80,000,000 from the Federal Home Loan Bank of Atlanta. The Banks have pledged, under blanket lien, all qualifying residential loans as collateral under the borrowing agreements with the Federal Home Loan Bank. At December 31, 2000 the Federal Home Loan Bank had issued a letter of credit for $10,000,000 on behalf of the Talbot Bank to a local government entity as collateral for it's deposits.

NOTE 17.    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS
For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES
For all investments in debt securities, fair values are based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOAN RECEIVABLES
The fair value of categories of fixed rate loans, such as commercial loans, residential mortgage, and other consumer loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Other loans, including variable rates loans, are adjusted for differences in loan characteristics.

FINANCIAL LIABILITIES
The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. These estimates do not take into consideration the value of core deposit intangibles. The fair value of securities sold under agreements to repurchase is estimated using the rates offered for similar borrowings.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties.
The estimated fair values of the Bank's financial instruments, excluding goodwill, as of December 31 are as follows:

                                                           2000                                1999
                                          -----------------------------------------------------------------
                                                               ESTIMATED                        ESTIMATED
                                              CARRYING          FAIR             CARRYING        FAIR
                                               AMOUNT           VALUE              AMOUNT        VALUE
                                              --------      ------------          -------   ---------------
Financial assets:
   Cash and cash equivalents               $39,715,464       $39,715,000      $34,565,575       $34,566,000
   Investment securities                   117,599,965       117,610,000      124,126,825       123,656,000
   Loans                                   382,506,138       381,788,000      345,790,851       339,768,000
   Less:  allowance for loan losses         (4,199,008)              -         (3,990,558)               -
                                          -----------------------------------------------------------------

                                          $535,622,559      $539,113,000     $500,492,693      $497,990,000
                                          ============      ============     ============      ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                                             2000                                1999
                                            -------------------------------------------------------------------------
Financial liabilities:
   Deposits                                 $464,484,986      $465,261,000     $436,021,045      $421,618,000
   Short term borrowings                      16,252,035        16,252,000       16,933,308        16,933,000
   Long-term debt                              5,000,000         5,002,000        5,000,000         4,426,000
                                           -------------   ---------------  ---------------   ---------------

                                            $485,737,021      $486,515,000     $457,954,353      $442,977,000
                                            ============      ============     ============      ============
Unrecognized financial instruments:
   Commitments to extend credit            $  82,760,000     $  82,760,000    $  75,763,000     $  75,763,000
   Standby letters of credit                   9,267,000         9,267,000        4,249,000         4,249,000
                                           -------------   ---------------   --------------   ---------------

                                           $  92,027,000     $  92,027,000    $  80,012,000     $  80,012,000
                                           =============     =============    =============     =============


NOTE 18.      FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, to meet the financial needs of its customers, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of the instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company generally requires collateral or other security to support the financial instruments with credit risk. The amount of collateral or other security is determined based on management's credit evaluation of the counterparty. The Company evaluates each customer's creditworthiness on a case-by-case basis.

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

Commitments outstanding as of December 31 are as follows:

                                                   2000              1999
--------------------------------------------------------------------------------

Commitments to extend credit                    $82,760,000       $75,763,000
Letters of credit                                 9,267,000         4,249,000
                                                -----------       -----------

                                                $92,027,000       $80,012,000
                                                ===========       ===========
--------------------------------------------------------------------------------

NOTE 19.  COMMITMENTS

In the normal course of business, the Company may become involved in litigation arising from banking, financial, and other activities of the Company. Management, after consultation with legal counsel, does not anticipate that the future liability, if any, arising out of these matters will have a material effect on the Company's financial condition, operating results, or liquidity.


NOTE 20.    PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information for Shore Bancshares, Inc. (Parent Company Only) is as follows:

CONDENSED BALANCE SHEETS
DECEMBER 31, 2000 AND 1999

                                                           2000         1999
--------------------------------------------------------------------------------
Assets:
  Cash                                                 $    91,516   $    54,873
  Securities purchased under agreement to resell              --          18,140
  Investment in subsidiaries                            64,890,249    58,117,980
  Investment in equity securities                          380,035       280,000
  Other assets                                               6,227        14,379
                                                       -----------   -----------

Total assets                                           $65,368,027   $54,485,372
                                                       ===========   ===========
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                                          2000             1999
--------------------------------------------------------------------------------
Liabilities:
Accounts payable                                  $     25,150     $       --
Due to subsidiaries                                    318,624             --
                                                  ------------     ------------
                                                       343,774             --
                                                  ------------     ------------
Stockholders' equity:
  Common stock                                          53,242           53,148
  Surplus                                           22,923,707       22,776,437
  Retained earnings                                 42,601,248       37,429,483
  Accumulated other comprehensive loss                (553,944)      (1,773,696)
                                                  ------------     ------------
  Total stockholders' equity                        65,024,253       58,485,372
                                                  ------------     ------------

Total liabilities and stockholders' equity        $ 65,368,027     $ 58,485,372
                                                  ============     ============
--------------------------------------------------------------------------------

CONDENSED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                2000         1999         1998
-------------------------------------------------------------------------------------------------
Dividends from subsidiaries                                  $2,782,653   $2,489,755   $4,955,701
Other investment income                                          10,000         --           --
Interest income                                                   2,382        1,074        4,453
                                                             ----------   ----------   ----------
                                                              2,795,035    2,490,829    4,960,154
Operating expenses                                              396,816       72,314       33,156
                                                             ----------   ----------   ----------
Income before income tax benefit and
equity in undistributed income of subsidiary                  2,398,219    2,418,515    4,926,998

Income tax benefit                                                6,227       14,379        9,914
                                                             ----------   ----------   ----------
Income before equity in undistributed income of subsidiary    2,404,446    2,432,894    4,936,912

Equity in undistributed income of subsidiary                  5,552,518    4,371,794    1,296,713
                                                             ----------   ----------   ----------
Net income                                                   $7,956,964   $6,804,688   $6,233,625
                                                             ==========   ==========   ==========
-------------------------------------------------------------------------------------------------

CONDENSED STATEMENTS OF CASH
FLOWS FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                               2000            1999           1998
-----------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                $ 7,956,964    $ 6,804,688    $ 6,233,625
  Adjustments to reconcile net income to cash provided
    by operating activities:
    Equity in undistributed income of subsidiaries           (5,552,518)    (4,371,794)    (1,296,713)
    Net decrease in other assets                                  8,153         46,217          5,110
    Net increase in other liabilities                           343,774           --             --
                                                            -----------    -----------    -----------
      Net cash provided by operating activities               2,756,373      2,479,111      4,942,022
                                                            -----------    -----------    -----------
Cash flows from investing activities:
  Sale (purchase) of securities under agreement to resell        18,140        158,238       (100,850)
  Purchase of other equity securities                          (100,035)      (280,000)          --
                                                            -----------    -----------    -----------
    Net cash used by investing activities                       (81,895)      (121,762)      (100,850)
                                                            -----------    -----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock                        148,828        129,959        115,056
  Purchase of common stock                                       (4,010)       (58,738)    (2,811,963)
  Dividends paid                                             (2,782,653)    (2,404,755)    (2,143,739)
                                                            -----------    -----------    -----------
    Net cash used by financing activities                    (2,637,835)    (2,333,534)    (4,840,646)
                                                            -----------    -----------    -----------

Net increase in cash and cash equivalents                        36,643         23,815            526
Cash and cash equivalents at beginning of year                   54,873         31,058         30,532
                                                            -----------    -----------    -----------
Cash and cash equivalents at end of year                    $    91,516    $    54,873    $    31,058
                                                            ===========    ===========    ===========
-----------------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 21.  EARNINGS PER COMMON SHARE

Basic earnings per share is derived by dividing net income available to common stockholders by the weighted-average number of common shares outstanding and does not include the effect of any potentially dilutive common stock equivalents. The diluted earnings per share calculation method is derived by dividing net income by the weighted-average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options and warrants. For purposes of comparability, all prior-period earnings per share data have been restated.

                                                 2000          1999          1998
----------------------------------------------------------------------------------
Basic:
Net income (applicable to common stock)       $7,956,964   $6,804,688   $6,233,625
Average common shares outstanding              5,318,377    5,312,243    5,378,651
Basic earnings per share                      $     1.50   $     1.28   $     1.16

Diluted:
Net income (applicable to common stock)       $7,956,964   $6,804,688   $6,233,625
Average common shares outstanding              5,318,377    5,312,243    5,378,651
Diluted effect of stock options                   70,108       63,957       46,521
Average common shares outstanding - diluted    5,388,486    5,376,200    5,425,172
Diluted earnings per share                    $     1.48   $     1.27   $     1.15
----------------------------------------------------------------------------------


NOTE 22.  QUARTERLY FINANCIAL RESULTS (UNAUDITED)

A summary of selected consolidated quarterly financial data for the two years ended December 31, 200 is reported as follows:


                                                    FIRST        SECOND          THIRD      FOURTH
(IN THOUSANDS, EXCEPT PER SHARE DATA)              QUARTER       QUARTER        QUARTER     QUARTER
--------------------------------------------------------------------------------------------------------
2000
      Interest income                           $ 9,335        $ 9,778       $ 9,977      10,390
      Net interest income                         5,181          5,432         5,409       5,570
      Provision for credit losses                    58             90           151         138
      Income before income taxes                  2,620          3,164         3,702       2,869
      Net Income                                  1,668          2,086         2,358       1,845

      Basic net income per share                  $0.32          $0.39         $0.44       $0.35
      Diluted net income per share                $0.31          $0.39         $0.44       $0.34

1999
      Interest income                           $ 8,478        $ 8,704       $ 9,005     $ 9,248
      Net interest income                         4,527          4,806         4,952       5,110
      Provision for credit losses                    60             60            60          60
      Income before income taxes                  2,071          2,731         2,585       2,945
      Net Income                                  1,365          1,811         1,694       1,935

      Basic net income per share                  $0.26          $0.34         $0.32       $0.36
      Diluted net income per share                $0.25          $0.34         $0.32       $0.36
-------------------------------------------------------------------------------------------------

                                            INDEPENDENT AUDITORS' REPORT





The Board of Directors and Stockholders
Shore Bancshares, Inc.
Easton, Maryland


We have audited the accompanying consolidated balance sheets of Shore Bancshares, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Shore Bancshares, Inc. as of December 31, 2000 and 1999, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                                /s/ STEGMAN & COMPANY
                                                ---------------------



Baltimore, Maryland
January 19, 2001

SHORE BANCSHARES, INC. BOARD OF DIRECTORS

Picture Omitted






                             STANDING LEFT TO RIGHT
                             ----------------------

                                  RONALD N. FOX
                                    INVESTOR

                                DANIEL T. CANNON
               EXECUTIVE VICE PRESIDENT/COO, SHORE BANCSHARES, INC
          PRESIDENT AND CEO, THE CENTREVILLE NATIONAL BANK OF MARYLAND

                               LLOYD L. BEATTY, JR
                           CERTIFIED PUBLIC ACCOUNTANT
                         PRESIDENT, DARBY ADVISORS, INC.

                              W. MOORHEAD VERMILYE
                      PRESIDENT/CEO, SHORE BANCSHARES, INC.
             PRESIDENT AND CEO, THE TALBOT BANK OF EASTON, MARYLAND

                                 DAVID C. BRYAN

                         MEMBER, LAW OFFICES OF FOUNTAIN
                              BRYAN AND RITTER, LLC

                                 PAUL M. BOWMAN
                     ATTORNEY, LAW OFFICE OF PAUL M. BOWMAN

                              SEATED LEFT TO RIGHT
                              --------------------

                              B. VANCE CARMEAN, JR.
                 CHAIRMAN OF THE BOARD, SHORE BANCSHARES, INC.
                         PRESIDENT, CARMEAN GRAIN, INC.

                              RICHARD C. GRANVILLE
                                    INVESTOR

                                NEIL R. LECOMPTE
                           CERTIFIED PUBLIC ACCOUNTANT
                           OFFICE OF NEIL R. LECOMPTE

                             HERBERT L. ANDREW, III
                                     FARMER


                                  NOT PICTURED
                                  ------------

                                 DAVID L. PYLES
                                    INVESTOR




                  --------------------------------------------

                                    OFFICERS
                             SHORE BANCSHARES, INC.

         W. Moorhead Vermilye .................President and CEO
         Daniel T. Cannon. ....................Executive Vice President and COO
         Susan E. Leaverton ...................Treasurer
         Carol I. Brownawell ..................Secretary

THE CENTREVILLE NATIONAL BANK OF MARYLAND BOARD OF DIRECTORS


Picture omitted



                             STANDING LEFT TO RIGHT
                             ----------------------

                                JERRY F. PIERSON
                       PRESIDENT, JERRY F. PIERSON, INC.

                                MARK M. FREESTATE
                      PRESIDENT, W.M. FREESTATE & SON, INC

                                  PAUL M.BOWMAN
                     ATTORNEY, LAW OFFICE OF PAUL M. BOWMAN

                                 DAVID C. BRYAN
                        MEMBER, LAW OFFICES OF FOUNTAIN
                             BRYAN AND RITTER, LLC

                               Wm. MAURICE SANGER
                              PRESIDENT, F.W., INC.
                               PRESIDENT CLOVERBAY
                             DEVELOPMENT CORPORATION

                                NEIL R. LeCOMPTE
                     CERTIFIED PUBLIC ACCOUNTANT, OFFICE OF
                                NEIL R. LECOMPTE

                                J. ROBERT BARTON
                           RETIRED PRESIDENT AND CEO,
                   THE CENTREVILLE NATIONAL BANK OF MARYLAND


                              SEATED LEFT TO RIGHT
                              --------------------

                              THOMAS K. HELFENBEIN
                          FUNERAL DIRECTOR AND PARTNER
                    FELLOWS, HELFENBEIN & NEWNAM FUNERAL HOME

                                B. VANCE CARMEAN
                  CHAIRMAN OF THE BOARD, SHORE BANCSHARES, INC.
                         PRESIDENT, CARMEAN GRAIN, INC.

                                 DANIEL T.CANNON
            EXECUTIVEVICE PRESIDENT AND COO, SHORE BANCSHARES, INC.
                PRESIDENT AND CEO, THE CENTREVILLE NATIONAL BANK




                                  NOT PICTURED
                                  ------------

                                SUSANNE K. NUTTLE
                     RETIRED VICE PRESIDENT, THE CENTREVILLE
                            NATIONAL BANK OF MARYLAND





                                    OFFICERS
                    THE CENTREVILLE NATIONAL BANK OF MARYLAND

Daniel T. Cannon ..............................             President & CEO
Carol I. Brownawell ...........................Executive Vice President/CFO
Thomas E. Beery ...............................          Vice President/SLO
Timothy J. Berrigan ...........................              Vice President
Rita B. Mielke ................................          Vice President/COO
Pamela C. Satchell ............................              Vice President
Carolyn D. Spicher ............................              Vice President
William E. Stoops .............................              Vice President
David E. Thompson .............................              Vice President
Ralph F. Twilley ..............................              Vice President
Katherine M. Crook ............................    Assistant Vice President
Cassandra A. Guy ..............................    Assistant Vice President
Kathryn C. Walls ..............................    Assistant Vice President
Elizabeth T. Clough ...........................                     Cashier
Brenda M Beaver ...............................           Assistant Cashier
Lorrie S. Greenwood ...........................           Assistant Cashier
Florence R. Walls .............................           Assistant Cashier

THE TALBOT BANK OF EASTON, MARYLAND BOARD OF DIRECTORS


Picture Omitted



                             STANDING LEFT TO RIGHT
                             ----------------------

                              Richard C. Granville
                                    INVESTOR

                                  Ronald N. Fox
                                    INVESTOR

                                Gary L. Fairbank
                             OWNER, FAIRBANK TACKLE

                                Donald D. Casson
                         CERTIFIED PUBLIC ACCOUNTANT AND
                               REAL ESTATE BROKER

                               Blenda W. Armistead
                                    INVESTOR

                              Christopher F. Spurry
                      PRESIDENT, SPURRY & ASSOCIATES, INC.

                              SEATED LEFT TO RIGHT
                              --------------------

                                 Shari L. McCord
                     OWNER, CHESAPEAKE TRAVEL SERVICES, INC.

                             Herbert L. Andrew, III
                                     FARMER

                              W. Moorhead Vermilye
                    PRESIDENT AND CEO, SHORE BANCSHARES, INC.
                       PRESIDENT AND CEO, THE TALBOT BANK

                               Jerome M. McConnell
                    EXECUTIVE VICE PRESIDENT, THE TALBOT BANK

                               Lloyd L.Beatty, Jr.
                           CERTIFIED PUBLIC ACCOUNTANT
                         PRESIDENT, DARBY ADVISORS, INC.

                                  NOT PICTURED
                                  ------------

                                William H. Myers
                             CHAIRMAN OF THE BOARD
                                     FARMER

                                 David L. Pyles
                                    INVESTOR







                                    OFFICERS
                       THE TALBOT BANK OF EASTON, MARYLAND

W. Moorhead Vermilye ........................               President & CEO
Jerome M. McConnell .........................      Executive Vice President
Matthew I. Werner ...........................         Senior Vice President
Susan E. Leaverton ..........................        Vice President Finance
Robert J. Meade .............................Vice President Human Resources
Mildred C. Bullock ..........................    Vice President Bookkeeping
Bruce M. Burkhardt ..........................     Vice President Operations
Linda S. Cheezum ............................        Vice President Lending
Robyn K. Gannon .............................   Vice President New Accounts
W. David Morse ..............................                Vice President
Nancy B. Chance .............................      Assistant Vice President
Deborah L. Danenmann ........................      Assistant Vice President
Laura P. Heikes. ............................      Assistant Vice President
Dawn D. Henckel. ............................      Assistant Vice President
Wanda W. Hutchison. .........................      Assistant Vice President
J. Michael Lawrence. ........................      Assistant Vice President
Jennifer W. Lister ..........................      Assistant Vice President
Bonnie R. Meade .............................      Assistant Vice President
Donald E. Morris. ...........................      Assistant Vice President
Robin B. O'Brien ............................      Assistant Vice President
Donna D. Parks ..............................      Assistant Vice President
Valerie C. Pelkey ...........................      Assistant Vice President
Charles J. Selby ............................      Assistant Vice President
Parker K. Spurry ............................      Assistant Vice President
Samuel J. Townsend ..........................    Commercial Banking Officer

THE TALBOT BANK OF EASTON, MARYLAND OFFICES
--------------------------------------------------------------------------------


                                  MAIN OFFICE
                              18 East Dover Street
                                Easton, MD 21601

                            TRED AVON SQUARE BRANCH
                               210 Marlboro Road
                             Easton, Maryland 21601

                              ST. MICHAELS BRANCH
                             1013 S. Talbot Street
                             St. Michaels, MD 21663

                              ELLIOTT ROAD BRANCH
                               8275 Elliott Road
                                Easton, MD 21601

                                CAMBRIDGE BRANCH
                             2745 Dorchester Square
                               Cambridge, MD 21613

                                  ATM LOCATIONS
                                  -------------

                           MEMORIAL HOSPITAL AT EASTON
                            219 S. Washington Street
                                Easton, MD 21601

                                 SAILWINDS AMOCO
                               511 Maryland Avenue
                           Cambridge, Maryland 21613

                                   TALBOTTOWN
                            218 N. Washington Street
                             Easton, Maryland 21601

                           CHESAPEAKE BAY OUTFITTERS
                                100 N Talbot St.
                             St. Michaels, MD 21663

                    Phone (410) 822-1400 Fax (410) 820-4238
        E-Mail: INFO@TALBOT-BANK.COM website: HTTP://WWW.TALBOT-BANK.COM
                --------------------          --------------------------



                THE CENTREVILLE NATIONAL BANK OF MARYLAND OFFICES
                -------------------------------------------------

           MAIN OFFICE                                STEVENSVILLE OFFICE
109 N. Commerce Street - PO Box 400         408 Thompson Creek Road - PO Box 279
     Centreville, MD  21617                         Stevensville, MD 21666


     ROUTE 213 SOUTH OFFICE                            HILLSBORO OFFICE
2609 Centreville Road -PO Box 400              21913 Shore Highway - PO Box 118
      Centreville, MD 21617                           Hillsboro, MD 21641


           KENT OFFICE                                   DENTON OFFICE
305 East High Street - PO Box 388               850 S. 5th Avenue - PO Box 338
      Chestertown, MD 21620                            Denton, MD 21629



                  Phone (410) 758-1600      Fax (410) 758-2364
          E-Mail: DIRECTIONS@CNB.MD.COM website: HTTP:// WWW.CNBMD.COM
                  ---------------------          -----------------------



                               SHAREHOLDER RECORDS

      Inquiries relating to shareholder records, stock transfers, change of ownership or address and dividend payments should be
            directed to the Company's transfer agent, The Centreville
                            National Bank of Maryland
  at (410) 758-1600 or (877) 758-1600. Or visit their website at www.cnbmd.com.