Form 10-K, Exhibit 13
period 2001-12-31
SHORE BANCSHARES INC
filed 2002-04-01
CIK 1035092

SHORE BANCSHARES, INC.



                                      LOGO






                               2001 ANNUAL REPORT




                                    CONTENTS

                        1.     Letter to Shareholders
                        3.     Financial Highlights
                        4.     Management's Discussion and
                               Analysis of Financial Condition
                               and Results of Operations
                        17.    Selected Financial Data
                        18.    Consolidated Financial Statements
                        37.    Independent Auditors' Report
                        38.    Directors and Officers
                        41.    Branch Locations and Information

Dear Shareholders and Friends,

We are pleased to report that 2001 was another successful year for Shore Bancshares, Inc. Growth in loans, core deposits and fee income during the year, resulted in record earnings of $7,994,000, compared to $7,957,000 for 2000. On a per share basis, diluted earnings were $1.49 and $1.48 for the years ended December 31, 2001 and 2000, respectively. Shore Bancshares, Inc. remains the largest independently owned financial institution on the Eastern Shore. Through its subsidiaries, the Talbot Bank and The Centreville National Bank, the Company provides banking services to customers in five Eastern Shore Counties. With eleven full service branches, sixteen ATM's, telephone and internet banking, customers can easily access their accounts from anywhere.

FINANCIAL RESULTS
The interest rate environment in 2001 was challenging. The Federal Reserve lowered short-term interest rates eleven times during the year, resulting in a 475 basis point decline in the federal funds rate from 6.50% to 1.75%. A corresponding reduction in the New York Prime rate followed each of the federal funds rate cuts. This trend in interest rates resulted in a decline in the overall yield on earning assets for 2001. Net interest income increased $285,000, totaling $21,877,000 for the year ended December 31, 2001, an increase of 1.3% when compared to 2000. Increased interest income associated with loan growth and a decline in interest expense were the reasons for the increase.

The average balance of loans, the primary earning asset of the Company, grew 5.2% totaling $386,161,000 for the year ended December 31, 2001, compared to $367,075,000 for 2000. Average deposits increased 7.5%, totaling $466,772,000 for the year ended December 31, 2001, compared to $434,296,000 for 2000.

Noninterest income, which had continued to grow in each of the previous four years, declined in 2001. Absent the effect of securities gains and losses and a one-time gain on life insurance policies in 2000, noninterest income would have increased 9.7% or $234,000 for 2001. It is one of the Company's goals to focus on value added services for retail and commercial customers, which will contribute to growth in noninterest income.

Return on average assets and shareholders' equity were 1.42% and 11.70%, respectively, for 2001, compared to 1.52% and 12.98%, respectively for 2000. Growth in the average balances of assets and stockholder's equity exceeded earnings growth resulting in decline in these ratios. Total average assets of the Company grew 7.1% totaling $562,026,000 for the year ended December 31, 2001, compared to $524,721,000 one year ago. Average Stockholders' equity was $68,332,000 for 2001, compared to $61,285,000 for 2000.

The Company continues to maintain capital ratios well in excess of the required regulatory minimums, with a tier 1 capital ratio of 11.85% and a risk based capital ratio of 17.64% at December 31, 2001. Total stockholders' equity was $70,971,000, an increase of $5,947,000 when compared to December 31, 2000. Dividends paid to shareholders were $0.60 per share compared to $0.52 in 2000. In an effort to enhance the liquidity of the Company's stock, we became listed on the NASDAQ Small Cap Market in April of 2001, and are quoted under the symbol SHBI.

OUR PEOPLE
J. Robert Barton retired from the Centreville National Bank Board of Directors in 2001 after 33 Years of service. He served as Senior Vice President from 1979 to 1992, President and CEO from 1992 until he retired in 1995, and as a member of the Board of Directors since 1981. Mr. Barton remains an active civic leader in Queen Anne's County. We wish to thank Mr. Barton for the many contributions he made to the success of Shore Bancshares, Inc. and The Centreville National Bank.

We were also saddened in 2001 by the loss of two long time members of the Talbot Bank Board of Directors. William H. Myers, Chairman of the Board of The Talbot Bank, passed away in February after 53 years of service to the Bank. Mr. Myers brought many years of wisdom to our organization and his contributions to local organizations in Talbot County and Oxford were numerous. Ronald N. Fox, a prominent local businessman and community leader who served on the Board of The Talbot Bank for 20 years and on the Shore Bancshares Board since December 2000, passed away in October 2001. The contributions of both of these individuals will be greatly missed.

GROWTH STRATEGIES
On December 21, 2001, the Company entered into an agreement to acquire certain assets of the Avon-Dixon Agency, Inc. and its subsidiaries, a full service insurance agency. All necessary regulatory approvals have been received and it is anticipated that the purchase will be completed in April 2002. This acquisition plays an important role in the strategic vision of Shore Bancshares, Inc. to expand the range of financial products and services offered to our customers. Avon-Dixon is a well-known agency serving the Mid-Atlantic region, and is the 2001 recipient of the "Best Practices" award from the Independent Insurance Agents of America. We are very excited about this addition to our Company. The history and reputation of Avon-Dixon resembles in many ways that of our financial institutions, making it a natural addition to our organization.

Achieving excellence in customer service remains a primary goal of the Company. We do this through the talented staff we employ, and by providing valuable products and convenience to our customers. With that in mind, a new branch of The Centreville National Bank was opened in Denton this year with another branch in Chester planned in 2002. Also during 2001, the Company enhanced the convenience of banking by making Talbot Bank and Centreville National Bank ATM's and check cashing services available to customers of either institution free of charge. Internet banking is now available to customers of both Banks, further enhancing our delivery channels. In the second quarter of 2002, customers of either Bank, will be able to make deposits or loan payments at any branch of The Centreville National Bank or the Talbot Bank.

IN CONCLUSION
We feel confident about the Company's ability to enhance profitability and shareholder value in 2002. We will do this by building on our reputation of excellent customer service, through growth and an expansion of our products and services. We are proud of the quality individuals working for Shore Bancshares, Inc. and recognize that they are the key to our continued success. And, as always, would like to take this opportunity to thank you for your continued support.


Sincerely,



W. Moorhead Vermilye
President and CEO, Shore Bancshares, Inc.
President and CEO, The Talbot Bank



Daniel T. Cannon
Executive Vice President and COO, Shore Bancshares, Inc.
President and CEO, The Centreville National Bank



B. Vance Carmean, Jr.
Chairman of the Board, Shore Bancshares, Inc.



                              FINANCIAL HIGHLIGHTS



                                                                           Percent
                                                                           Increase
Years ended December 31,                            2001         2000     (Decrease)
------------------------------------------------------------------------------------
                                       (Dollars in thousands, except per share data)
FOR THE YEAR
Interest income                                   $ 38,938    $ 39,480      (1.4%)
Interest expense                                    17,061      17,888      (4.6%)
Net interest income                                 21,877      21,592       1.3%
Net income                                           7,994       7,957        .5%
Cash dividends                                       3,198       2,783      14.9%
------------------------------------------------------------------------------------

AVERAGE
Total assets                                      $562,026    $524,721       7.1%
Total loans                                        386,161     367,075       5.2%
Total deposits                                     466,772     434,296       7.5%
Stockholders' equity                                68,332      61,285      11.5%
------------------------------------------------------------------------------------

AT YEAR END
Total assets                                      $582,403    $553,097       5.3%
Total loans, net of unearned income                392,706     382,506       2.7%
Total deposits                                     487,470     464,485       4.9%
Stockholders' equity                                70,971      65,024       9.1%
------------------------------------------------------------------------------------

PER SHARE Net income per common share:
     Basic                                        $   1.50    $   1.50        --%
     Diluted                                      $   1.49    $   1.48       0.7%
Cash dividends                                    $    .60    $    .52      15.4%
Book value at year-end                            $  13.31    $  12.21       9.0%
------------------------------------------------------------------------------------


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
Shore Bancshares, Inc. (the "Company") is a financial holding company, which was formed on March 15, 1996. The Company is based in Easton, Maryland and is the sole shareholder of The Talbot Bank of Easton, Maryland ("Talbot Bank") and The Centreville National Bank of Maryland ("Centreville National Bank"), collectively referred to as the "Banks". Talbot Bank commenced operation in 1885 and is a Maryland chartered commercial bank. The Centreville National Bank commenced operations in 1876 and is a national banking association. The Banks operate eleven full service branches and sixteen Automated Teller Machines ("ATM's"), providing a full range of commercial and consumer banking products and services to individuals, businesses, and other organizations in Kent, Queen Anne's, Caroline, Talbot and Dorchester counties in Maryland. Deposits are insured by the Federal Deposit Insurance Corporation ("FDIC").

Services provided to businesses include commercial checking, savings and related depository services, including telephone and internet banking. The Banks offer all forms of commercial lending including lines of credit, term loans, accounts receivable financing, commercial and construction real estate, and other forms of secured financing.

Services provided to individuals include checking accounts, various savings programs, mortgage loans, home improvement loans, installment and other personal loans, credit cards, personal lines of credit, automobile and other consumer financing, safe deposit services, debit cards, 24 hour ATM's, telephone banking and internet banking.

In December 2001, the Company entered into an agreement to purchase certain assets of the Avon-Dixon Agency, Inc., a full service insurance agency, and its subsidiaries, all located in Easton, Maryland. The transaction is expected to be complete in the second quarter of 2002, after which time the Company will be able to offer a full range of insurance products to its customers.

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

OVERVIEW
Net income for the year ended December 31, 2001 was $7.99 million, compared to $7.96 million for December 31, 2000. On a per share basis, fully diluted net income was $1.49, compared to $1.48 for 2000. Return on average assets and return on shareholders' equity for 2001 were 1.42% and 11.70%, respectively.

Total assets of the Company increased 5.3% in 2001, totaling $582.4 million. Deposits increased $23.0 million totaling $487.5 million at December 31, 2001. This increase in deposits along with an increase in stockholders' equity funded asset growth. Interest bearing deposits with other banks, investment securities and loans all increased during the year. Total loans were $392.7 million at December 31, 2001, an increase of $10.2 million when compared to 2000. Interest bearing deposits with other banks and federal funds sold totaled $34.2 million at December 31, 2001, compared to $19.7 million one year ago. Investment securities increased $8.2 million, totaling $125.8 million at the end of the year.

                          REVIEW OF FINANCIAL CONDITION

Asset and liability composition, asset quality, capital resources, liquidity, market risk and interest sensitivity are all factors which are used to measure the Company's financial condition.

ASSETS
Total assets increased 5.3% to $582,403,000 at December 31, 2001, compared to an increase of 6.7% for 2000. Average total assets were $562,026,000, an increase of 7.1% in 2001. Average total assets increased 5.4% in 2000, totaling $524,721,000 for the year. The loan portfolio represents 72.3% of average earning assets and is the primary source of income for the Company.

Funding for loans is primarily provided by core deposits and short-term borrowings. Total deposits increased 4.9% to $487,470,000 at December 31, 2001, compared to a 6.5% increase for 2000.

The following table sets forth the average balance of the components of average earning assets as a percentage of total average earning assets as of December 31.

                                  2001           2000            1999           1998           1997
                                 -------        -------         -------        -------        -------
Investment securities            21.42%         24.25%         27.23%          25.88%         26.35%
Loans                            72.28          73.66          68.62           68.80          69.63
Interest bearing deposits
  with other Banks                2.00           -              -               -              -
Federal funds sold                4.30           2.09           4.15            5.32           4.02
                                ------        -------        -------         -------        -------
                                100.00%        100.00%        100.00%         100.00%        100.00%
                                ======         ======         ======          ======         ======


INVESTMENT SECURITIES

The average balance of investment securities decreased $6,397,000 or 5.3% in 2001. As interest rates continued to decline in 2001, many bonds with call features were called and the proceeds were not immediately reinvested. A portion of the proceeds from callable bonds were shifted into interest bearing deposits and federal funds sold, which have lower yields than investment securities. The average balance of investment securities decreased $7,954,000 or 6.2% in 2000. Investment purchases in 2001 were concentrated in U.S. Government Agency bonds and mortgage backed securities. Earnings on certain U.S. Government Agency Bonds are exempt from state income tax and provide higher returns without affecting the overall safety and liquidity of the portfolio. The Company does not generally invest in structured notes or other derivative securities.

The investment portfolio is structured to provide liquidity for the Company and also plays an important role in the overall management of interest rate risk. The securities in the investment portfolio are classified as either held to maturity or available for sale. Investment securities held to maturity are stated at cost adjusted for amortization of premiums and accretion of discounts. The Company has the intent and ability to hold such securities until maturity. Investment securities available for sale are stated at estimated fair value based on quoted market prices. They represent securities which may be sold as part of the Company's asset/liability strategy or which may be sold in response to changing interest rates. Net unrealized holding gains and losses on these securities are reported net of related income taxes as accumulated other comprehensive income, a separate component of stockholders' equity. At December 31, 2001, the Company had classified 91% of the portfolio as available for sale and 9% as held to maturity, compared to 81% and 19%, one year ago. The percentage of securities designated as available for sale has continued to increase since 1996 to support the anticipated growth and liquidity needs of the Company. With the exception of municipal securities, it is the general practice of the Company to place all newly purchased securities in the available for sale portfolio.

The following table sets forth the maturities and weighted average yields of the investment portfolio based upon the earliest possible repricing date as of December 31, 2001.

                                                 1 YEAR OR LESS          1-5 YEARS        5-10 YEARS         OVER 10 YEARS
                                                 --------------          ---------        ----------         -------------
                                               Carrying    Average   Carrying  Average  Carrying Average  Carrying  Average
(Dollars in thousand)                           Amount      Yield     Amount    Yield    Amount   Yield    Amount    Yield

Held to Maturity:
U.S. Treasury securities and
  obligations of U.S. government agencies        $ 500    5.87 %     $1,077    3.59%   $   --     -- %   $   --     -- %
 -  %
Obligations of states and
  political subdivisions (1)                     1,066    7.02        5,537     6.54    2,705    6.80        --      --
Mortgage backed securities                         --      --             8     9.56        3    8.00        --      --
                                              --------  -------------------   ----------------- -------  ------------------
  Total Held to Maturity                       $ 1,566    6.65 %    $ 6,622    6.06%   $2,708    6.81%   $   --      --
                                               =======  =======     =======   =====   =======  ========  ===================





                                                 1 YEAR OR LESS          1-5 YEARS        5-10 YEARS         OVER 10 YEARS
                                                 --------------          ---------        ----------         -------------
                                               Carrying    Average   Carrying  AverageCarrying   Average  Carrying   Average
(DOLLARS IN THOUSAND)                           AMOUNT      YIELD     AMOUNT    YIELD  AMOUNT     YIELD    AMOUNT     YIELD
---------------------------------------------------------------------------------------------------------------------------
Available for Sale:
U.S. Treasury securities and
 obligations of U.S. government agencies       $13,013    5.82 %    $55,898    5.07%   $2,567    5.39%   $   --        --%
Obligations of states and
  political subdivisions (1)                       100    6.08          110     6.23      --      --         --        --
Mortgage backed securities                           2    9.91        8,660     5.20    9,949    5.73       14,415   6.16
Other securities                                 --        --          --        --       --      --         9,459   4.76
                                               -------    ------    -------     ----   ------    -----    ---------  -----
  Total Available for Sale                     $13,115    5.83 %    $64,668    5.09%  $12,516    5.41%     $23,874   4.98%
                                               =======    =====     =======    ====   =======    ====     =======    ====

(1) Yields adjusted to reflect a tax equivalent basis assuming a federal tax rate of 34%.

LOANS
Average loans increased $19,086,000 or 5.2% in 2001, totaling $386,161,000, compared to an increase in average loans of 13.1% in 2000. Growth in loans for the year 2001 was more difficult than in 2000 due to borrowers seeking long-term fixed rate financing for mortgage loans. The Company does not invest in long-term fixed rate mortgage loans because of the increased interest rate risk associated with them. Total loans, net of unearned income totaled $392,706,000 on December 31, 2001, an increase of $10,200,000 or 2.7% when compared to 2000. The local economy remained strong throughout 2001, however loans refinanced with other lenders offset a portion of the new loan growth. Loan growth occurred in all components of the loan portfolio during 2001. Commercial loans increased $4,311,000 or 7.9%, construction loans increased $1,668,000 or 9%, mortgage loans increased $2,785,000 or 1%, and consumer loans increased $1,436,000 or 7.9% for the year ended December 31, 2001.

The table below sets forth the composition of the loan portfolio at December 31.

(Dollars in thousands)                                        2001          2000         1999         1998         1997

Commercial, financial and agricultural                    $ 58,953      $ 54,642     $ 55,468     $ 42,109     $ 35,721
Real estate - construction                                  20,255        18,587       15,643       13,228       12,483
Real estate - mortgage                                     293,921       291,136      258,443      235,830      232,419
Consumer                                                    19,577        18,141       16,237       14,393       13,837
                                                        ----------    ----------    ---------    ---------    ---------
     Total Loans                                          $392,706      $382,506     $345,791     $305,560     $294,460
                                                          ========      ========     ========     ========     ========

INTEREST BEARING DEPOSITS WITH OTHER BANKS AND FEDERAL FUNDS SOLD
The Company invests excess cash balances in interest bearing accounts or federal funds sold, with its correspondent banks. These liquid investments in cash are maintained at a level necessary to meet the immediate liquidity needs of the Company. The average balance of interest bearing deposits with other banks and federal funds sold increased $23,277,000 to $33,674,000 during 2001. In 2000, the average balance of federal funds sold declined $9,206,000 to $10,397,000, a 47% decrease when compared to 1999.

DEPOSITS The Company primarily utilizes core deposits to fund its earning assets. At December 31, 2001 and 2000 deposits provided funding for 87% and 77% of average earning assets, respectively. Average deposits increased 7.5% in 2001, compared to 4.7% in 2000. The average rate paid on interest bearing deposits decreased 34 basis points to 3.95% for 2001, compared to 4.29% for 2000. Increased deposit growth in 2001 is attributable in part to depositors looking for principal protection that they could not achieve in the stock markets. Deposit growth is primarily in certificates of deposit, whose average balance increased $19,930,000 or 9.7%. The average balances of certificates of deposit $100,000 or more increased $5,469,000 or 7.7%, compared to an increase of $9,149,000 or 14.8% in 2000 and $11,374,000 or 22.5% in 1999. Many depositors locked in high certificate of deposit rates late in 2000 and, although rates offered for certificates of deposit decreased throughout 2001, the overall rate paid declined only 9 basis points to 5.47%. The rate paid for certificates of deposit of $100,000 or more, which represent 34% of the total time deposits, declined 46 basis points to 5.26%. The majority of these jumbo certificates mature in less than 12 months, which accounts for the significant reduction in the rate paid. The average balance of noninterest-bearing demand deposits increased $6,069,000 and the average balance of NOW and SuperNOW deposits increased $9,868,000 in 2001. In 2000, the rate paid for deposits increased in all categories. The most significant increase was in certificates of deposit $100,000 or more, again because of the short -term maturities associated with thesedeposits. The growth in jumbo certificates of deposit in 1999 and 2000 was primarily attributable to growth in deposits of counties and municipalities in the Company's market area. The Company has maintained a long-term relationship with these local governments and therefore does not consider the deposits to be volatile. The average balance of other time deposits increased $1,890,000 or 1.9% in 2000, with an additional $9,953,000 of deposit growth in the average balance of noninterest bearing demand, NOW and SuperNOW accounts. The average balance of money management and savings accounts decreased by a $2,183,000 in 2000 as a result of depositors shifting money into investment vehicles with higher returns.

The Company does not accept brokered deposits, nor does it rely on purchased deposits as a funding source for loans.

The following table sets forth the average balances of deposits and the percentage of each category to total deposits for the years ended December 31.

(Dollars in thousands)                                        Average Balances

                                                         2001                   2000                     1999

Noninterest-bearing demand                         $56,127   12.02%        $50,058   11.53%        $46,137   11.10%
Interest bearing deposits
   NOW and Super NOW                                86,100   18.45%         76,232   17.55%         70,200   16.90%
   Savings                                          30,380    6.51%         30,863    7.11%         31,565    7.60%
   Money Management                                 68,879   14.76%         71,788   16.53%         73,269   17.63%
   CD's and other time deposits
     less than $100,000                            148,706   31.86%        134,245   30.91%        132,355   31.86%
   CD's $100,000 or more                            76,580   16.40%         71,111   16.37%         61,962   14.91%
                                                  --------   ------       --------  -------       --------  -------
                                                  $466,772  100.00%       $434,297  100.00%       $415,488  100.00%
                                                  ========  =======       ========  =======       ========  =======

The following table sets forth the maturity ranges of certificates of deposit with balances of $100,000 or more on December 31, 2001 (in thousands).

         Three months or less                                   $35,447
         Over three through twelve month                         19,794
         Over twelve months                                      19,855
                                                               --------
                                                                $75,096

SHORT-TERM BORROWINGS
Short-term borrowings consist primarily of securities sold under agreement to repurchase. These short-term obligations are issued in conjunction with cash management services for deposit customers. The average balance of these borrowings decreased $2,207,000 or 10.3% in 2001, compared to an increase of $3,709,000 or 20.8% in 2000. From time to time in order to meet short-term liquidity needs, the Company may borrow from a correspondent bank under a federal funds line of credit arrangement.

The following table sets forth the Company's position with respect to short-term borrowings.

(Dollars in thousands)                              2001                  2000                  1999

--------------------------------------------------------------------------------------------------------------
                                                BALANCE   RATE        Balance     Rate        Balance   Rate
--------------------------------------------------------------------------------------------------------------

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD
   UNDER AGREEMENTS TO REPURCHASE:
     Average outstanding for the year           $19,315   2.87%       $21,522     5.09%       $17,813    3.86%
     Outstanding at year end                     17,054   1.15%        16,252     4.96         16,933    3.95
     Maximum outstanding at any month end        25,175     --          32,498     --          23,297     --

CAPITAL RESOURCES AND ADEQUACY
The Company continues to maintain capital at levels in excess of those required by the federal banking agencies. Total stockholders' equity was $70,971,000 at December 31, 2001, 9.1% higher than the previous year. Average stockholders' equity was $68,332,000 for 2001, an increase of 11.5% when compared to 2000. The increase in stockholders' equity is primarily due to earnings of the Company for the year of $7,994,000, reduced by dividends paid on common stock of $3,198,000 and a $1,020,000 increase in other accumulated comprehensive income, consisting solely of unrealized gains from the Company's investment securities available for sale.

The Company records unrealized holding gains (losses), net of tax, on investment securities available for sale as accumulated other comprehensive income (loss), a separate component of stockholder's equity. As of December 31, 2001, the portion of the Banks' investment portfolio designated as "available for sale" had unrealized holding gains, net of tax, of $466,000, compared to net unrealized holding losses of $554,000 at December 31, 2000.

The following table compares the Company's capital ratios as of December 31 to the regulatory requirements.

                                                                          Regulatory
(Dollars in thousands)                         2001           2000        Requirements
--------------------------------------------------------------------------------------
Tier 1 capital                            $ 68,657      $   63,611
Tier 2 capital                                2,313          4,199
--------------------------------------------------------------------------------------
Total capital, less deductions             $70,970      $   67,810
Risk-adjusted assets                       402,436      $  373,335
Risk-based capital ratios:
   Tier 1                                    17.06%         17.04%                4.0%
   Total capital                             17.64%         18.16%                8.0%
--------------------------------------------------------------------------------------
Total capital                               $68,657     $   63,611
Total adjusted assets                      $579,349     $  544,854
Leverage capital ratio                       11.85%         11.67%                4.0%
--------------------------------------------------------------------------------------

During the second quarter of 2002, the Company expects to issue shares of stock representing a market value of $800,000 to complete the purchase of certain assets of the Avon-Dixon Agency, Inc. and its subsidiaries in accordance with the asset purchase agreement. The remainder of the purchase price will be paid in cash. Management knows of no other trends or demands, commitments, events or uncertainties, which will materially affect capital.

                              RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN
Net interest income remains the most significant component of the Company's earnings. It is the excess of interest and fees earned on loans, federal funds sold, and investment securities, over interest paid on deposits and borrowings. Although interest income decreased in 2001, net interest income increased as a result of a decline in interest expense. The Federal Reserve cut short-term interest rates eleven times during 2001, reducing the federal funds rate from 6.50% at the beginning of the year to 1.75% at December 31, 2001. New York Prime, which is the index most commonly used to price loans, fell a corresponding 4.75% from 9.50% at January 1, 2001 to 4.75% at December 31, 2001. The rate paid for interest bearing liabilities decreased 44 basis points from 4.36% to 3.92%. The average balance of earning assets increased during the year, totaling $534,224,000, compared to $498,308,000 for 2000; however, the yield on earning assets declined 64 basis points to 7.35%. During 2000, the yield on earning assets increased 42 basis points from 7.57% to 7.99%. Net interest income for 2001 was $21,877,000, compared to $21,592,000 for 2000 and
$19,395,000 for 1999. This represents an increase of 1.3% and 11.3% for 2001 and 2000, respectively.

The following table sets forth the major components of net interest income, on a tax equivalent basis, as of December 31, 2001, 2000 and 1999.


(Dollars in thousands)                   2001                         2000                        1999
-------------------------------------------------------------------------------------------------------------------
                               Average            Yield/    Average             Yield/   Average           Yield/
                               Balance  Interest Rate (1)   Balance  Interest  Rate (1)  Balance Interest Rate (1)
-------------------------------------------------------------------------------------------------------------------
Earning Assets:
   Investment securities:
     Taxable                  $104,547    $5,977  5.72%    $109,687   $ 6,688   6.10%   $115,577   $ 6,773  5.86%
     Non-taxable                 9,892       673  6.80       11,149       756   6.78      13,213       894  6.77
   Loans (2)(3)                386,161    31,320  8.11      367,075    31,700   8.64     324,507    27,148  8.37
   Interest Bearing Deposits    10,701       370  3.46            -         -   -              -         -  -
   Federal funds sold          22,923      912    3.98       10,397       670   6.44      19,603       987  5.04
                               -------     -----  ----    ---------  --------    ---   ---------    ------  ----
   Total earning assets       534,224     39,252  7.35%     498,308    39,814   7.99%    472,900    35,802  7.57%
                                                                      -------                      -------
Cash and due from banks         14,815                       12,292                       11,636
Other assets                    17,240                       18,243                       17,174
Allowance for credit losses     (4,253)                      (4,122)                      (3,898)
                               -------                   ----------                   ----------
Total assets                  $562,026                     $524,721                     $497,812
                              ========                     ========                     ========
Interest bearing liabilities:
   Demand                     $ 86,100    $1,494  1.74%   $  76,232   $ 1,990   2.61%  $  70,200   $ 1,807  2.57%
   Savings                      99,259     2,409  2.43      102,651     3,065   2.99     104,834     3,139  2.99
   Certificates of deposit
     $100,000 or more           76,580     4,026  5.26       71,111     4,071   5.72      61,962     3,147  5.08
   Other time                  148,706     8,307  5.59      134,245     7,351   5.48     132,355     6,985  5.28
                               -------     -----  ----    ---------   -------   ----  ----------   -------  ----
   Interest bearing deposits   410,645    16,236  3.95      384,239    16,477   4.29     369,351    15,078  4.08
   Short-term borrowings        19,315       554  2.87       21,522     1,096   5.09      17,813       687  3.86
   Long-term debt            5,000        271     5.42        5,000       315   6.30       4,959       274  5.52
                         -----------  ----------------     --------   -------    ---  ----------   -------  ----
   Total interest bearing
       liabilities             434,960   17,061   3.92%     410,761    17,888  4.36%     392,123    16,039  4.09%
                                         -------                       ------  -----                ------  -----
Noninterest bearing deposits    56,127                       50,058                       46,137
Other liabilities               2,607                         2,617                        2,175
Stockholders' equity           68,332                        61,285                       57,377
                               ------                      --------                     --------
Total liabilities and
   stockholders' equity       $562,026                     $524,721                     $497,812
                              ========                     ========                     ========
Net interest spread                      $22,191  3.43%               $21,926  3.63%               $19,763  3.48%
                                         =======                      =======                      =======
Net interest margin                               4.15%                        4.40%                        4.18%




(1) All amounts are reported on a tax equivalent basis computed using the statutory federal income tax rate of 34% exclusive of the alternative minimum tax rate and nondeductible interest expense.
(2) Average loan balances include nonaccrual loans.
(3) (3) Interest income on loans includes amortized loan fees, net of costs, for each category and yields are stated to include all.

Net interest income on a tax equivalent basis increased $265,000 or 1.2% in 2001. The Company's tax equivalent yield on loans declined in 2001 as new loans and loans refinanced with the Company were recorded at rates which were much lower than 2000. Interest income generated by the increased volume of loans was not enough to exceed the affect of the declining interest rates in 2001. The tax equivalent yield on earning assets was 7.35% for 2001, compared to 7.99% and 7.57% for 2000 and 1999, respectively. Interest rates, which began to rise in the middle of 1999 and continued to increase during 2000, declined throughout 2001. With the exception of nontaxable investment securities, all categories of earning assets experienced a decline in yields. The opposite was true in 2000, when all categories of earning assets experienced some increase in yield. The impact of a 27 basis point increase in loan yields in 2000 generated $888,000 in increased interest income for the Company. Even more significant than the impact of increased loan yields in 2000, was the effect of increased loan volume that contributed $3,665,000 to loan interest for the year.

Growth in the average balance of earning assets was $35.9 million or 7.2% for the year ended December 31, 2001. Average loans increased $19.1 million or 5.2%, totaling $386.2 million, compared to an increase of $42.6 million during 2000. The average balance of investment securities increased $6.4 million and federal funds sold and interest bearing deposits in other banks increased $23.3 million. The growth in earning assets in investment securities, federal funds sold and interest bearing deposits in other banks generated lower overall yields than growth in the loan portfolio would have produced. This contributed to the overall decline in yield on earning assets. In 2000, the composition of earning assets shifted to loans which contributed to the growth in interest income for the year. Average loans increased $42.6 million in 2000, while the average balance of investment securities decreased $8 million and the average balance of federal funds sold decreased $9.2 million. As a percentage of total average earning assets, loans and investment securities totaled 72.3% and 21.4%, respectively, for 2001, compared to 73.7% and 24.3%, respectively for 2000.

The following Rate/Volume Variance Analysis identifies the portion of the changes in net interest income, which are attributable to changes in volume of average balances or to changes in the yield on earning assets and rates paid on interest bearing liabilities.

                                                   2001 OVER (UNDER) 2000             2000 OVER (UNDER) 1999
                                                   ----------------------                 ------------------
                                                TOTAL           CAUSED BY           Total     CAUSED BY
                                                                ---------                     ---------
(Dollars in thousands)                         VARIANCE      RATE     VOLUME      Variance      Rate      Volume

Interest income from earning assets:
     Interest Bearing Deposits                   $370   $      -       $370   $         -    $     -     $    -
     Federal funds sold                           242       (113)       355          (318)       227        (545)
     Taxable investment securities               (711)      (411)      (300)          (85)       266        (351)
     Non-taxable investment securities            (83)         2        (85)         (138)         2        (140)
     Loans                                       (380)    (1,949)     1,569         4,553        888       3,665

Total interest income                            (562)    (2,471)     1,909         4,012      1,383       2,629

Interest expense on deposits and borrowed funds:
     Interest bearing demand                     (496)      (808)       312           183         26         157
     Savings deposits                            (656)      (557)       (99)          (74)        (9)        (65)
     Time deposits                                911       (608)     1,519         1,290        694         596
     Short term borrowings                       (542)      (494)       (48)          409        197         212
     Long term debt                               (44)       (44)        -             41         39           2

Total interest expense                           (827)    (2,511)     1,684         1,849        947         902
Net interest income                            $  265    $    40    $   225       $ 2,163      $ 436      $1,727



THE RATE AND VOLUME VARIANCE FOR EACH CATEGORY HAS BEEN ALLOCATED ON A CONSISTENT BASIS BETWEEN RATE AND VOLUME VARIANCES, BASED ON A PERCENTAGE OF RATE, OR VOLUME, VARIANCE TO THE SUM OF THE ABSOLUTE TWO VARIANCES.

The Company's net interest margin (its tax equivalent net interest income divided by average earning assets), represents the net yield on earning assets. The net interest margin is managed through loan and deposit pricing and assets liability strategies. Even though short-term rates declined 475 basis points in 2001, the Company's net interest margin declined only 25 basis points from 4.40% for 2000 to 4.15% for 2001. The decrease was the result of lower yields on interest earning assets. The Company's net interest spread, which is the difference between the average yield on earning assets and the rate paid for interest bearing liabilities, also decreased from 3.63% to 3.43%.

Declining interest rates throughout 2001 resulted in a reduction in the average rate paid for interest bearing liabilities of 44 basis points for the year. Interest expense for 2001 decreased $827,000. Lower rates accounted for a $2,511,000 reduction in interest expense, while the increased volume of deposits and other interest bearing liabilities generated additional interest expense of $1,684,000 for 2001. The average rate paid for interest bearing demand deposits in 2001 was 1.74%, compared to 2.61% in 2000, and the average rate paid for savings deposits was 2.43% for 2001, compared to 2.99% one year ago. Other time deposits, which consist primarily of certificates of deposit, paid an average rate of 5.59% for 2001, compared to 5.48% one year ago, while the average rate paid for certificates of deposit over $100,000 decreased 46 basis points from 5.72% to 5.26% for 2000 and 2001, respectively. The rate paid for short-term borrowings, which consist primarily of securities sold under agreements to repurchase, decreased 222 basis points to 2.87%, compared to 5.09% in 2000. The rate paid on the Company's long-term debt, which was converted to a variable rate instrument in 2000, was 5.42% for 2001, compared to 6.30% and 5.52% for 2000 and 1999, respectively. Interest expense increased $1,849,000 during 2000, with approximately half of the increase attributable to rate increases and half attributable to increased volume of deposits. The average rate paid for certificates of deposit $100,000 or more increased 64 basis points, and for all other time deposits the increase was 20 basis points. Average interest bearing demand deposits increased $6,032,000 during the year; however, the rate paid for those deposits remained relatively unchanged at 2.61%, compared to 2.57% for 1999.

PROVISION AND ALLOWANCE FOR CREDIT LOSSES
The Company recorded a provision for credit losses of $226,000 in 2001 compared to $437,000 in 2000 and $240,000 in 1999. Provisions for credit losses are adjusted to bring the allowance for credit losses within the range of balances that are considered adequate to absorb inherent losses in the loan portfolio. Net charge-offs increased slightly in 2001 as a result of a reduction in recoveries for the year. The local economy did not seem to experience the level of weakness or "recession" that many regions of the United States felt in 2001. Loan demand remained strong as evidenced by continued loan growth during the year. During 2000, an increasing trend in net charge offs, growth in loans, as well as concerns over deteriorating national economic indicators and industry wide trends in loan delinquencies and nonperforming loan statistics had an effect on the amount of the provision for the year. The allowance for credit losses is increased by provisions charged against earnings and recoveries of previously charged off loans. The allowance is decreased by current period charge off of uncollectible loans.

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

The Banks maintain separate allowances for credit losses, which are only available to absorb losses from their own loan portfolios. Each Bank's allowance is subject to regulatory examinations and determinations as to its adequacy.

The allocated allowance is based on quarterly analysis of the loan portfolio by each Bank and is determined based upon the analysis of collateral values, cash flows and guarantor's financial capacity, whichever are applicable. In addition, allowance factors are applied to internally classified loans for which specific allowances have not been determined and historical loss factors are applied to homogenous pools of unclassified loans. Historical loss factors may be adjusted by management in situations where no historical losses have occurred or where current conditions are not reflective of the specific history of the Company.

The unallocated allowance is based upon management's evaluation of external conditions, the effects of which are not directly measured in the determination of the allocated allowance. The conditions evaluated in connection with the unallocated allowance include: general economic and business conditions affecting the Company's primary lending area; credit quality trends; collateral values; loan values; loan volumes and concentrations; seasoning of the loan portfolio; specific industry conditions within the portfolio segments; recent loss experience; duration of the current business cycle; bank regulatory examination results; and findings of internal loan review personnel. Management reviews the conditions which impact the unallocated allowance quarterly and to the extent any of these conditions relate to specifically identifiable loans may reflect the adjustment in the allocated allowance.

Where any of these conditions is not related to a specific loan, management's evaluation of the probable loss related to the condition is reflected in the unallocated allowance.

The methodology used to calculate the adequacy of the allowance for credit losses incorporates assumptions necessary to reflect trends in the industry that may not be evidenced by true historical factors. Management's decision regarding the amount of the loan loss provision is also influenced by growth in commercial and real estate loan balances because the losses inherent in those loans can be more difficult to assess. In 2001, past due and nonaccrual loans increased, however they represented primarily well-secured loans with limited exposure to the Company. In 2000, nonaccrual loans declined and net charge offs increased due to a reduction in recoveries of $100,000.

At December 31, 2001, the allowance for credit losses was $4,189,000, or 1.08% of outstanding loans, and 444% of total nonaccrual loans. This compares to an allowance of $4,199,000, or 1.14% of outstanding loans and 674% of nonaccrual loans, at December 31, 2000, and an allowance for credit losses of $3,991,000, or 1.23% of outstanding loans and 220% of nonaccrual loans, at December 31, 1999.

The following table sets forth a summary of the Company's loan loss experience for the years ended December 31.

(Dollars in thousands)                       2001         2000         1999         1998          1997


Balance, beginning of year                $ 4,199     $  3,991     $  3,931     $  3,942      $  4,232
                                          ---------   --------     --------     --------      --------

  Loans charged off:
     Real estate loans                         (5)         (61)        (121)         (69)         (159)
     Installment loans                       (155)         (73)        (146)        (122)         (169)
     Commercial and other                    (175)        (244)        (162)        (193)         (305)
                                            ------      -------       ------       ------       -------
                                             (335)        (378)        (429)        (384)         (633)
                                            ------      -------       ------       ------       -------
   Recoveries:
     Real estate loans                          2           18           50           26             4
     Installment loans                         60           50           43           57            74
     Commercial and other                      37           81          156           50            25
                                         --------      -------    ---------     --------        ------
                                               99          149          249          133           103
                                           ------     --------     --------    ---------       -------

   Net losses charged off                    (236)        (229)        (180)        (251)         (530)

   Allowance applicable to loans of
     acquired institution                     -            -            -              -            15

   Provision for credit losses                226          437          240          240           225
                                          -------     --------      -------      -------       -------

Balance, end of year                      $ 4,189      $ 4,199      $ 3,991      $ 3,931       $ 3,942
                                          -------      -------      -------      -------       -------

Average loans outstanding                $386,161     $367,075     $324,507     $297,786      $278,607
                                         ========     ========     ========     ========      ========

Percentage of net charge-offs to average
   loans outstanding during the year          .06%         .06%         .06%         .08%      .19%
Percentage of allowance for loan losses
  at year-end to average loans               1.08%        1.14%        1.23%        1.32%        1.41%


Total non-accrual loans of the Company increased during 2001 and represented ..24% of total loans, net of unearned income at December 31, 2001, compared to ..16% one year earlier. Loan delinquencies increased to $1,532,000 for 2001, compared to $1,333,000 for 2000.

The following table summarizes the past due and non-performing assets of the Company as of December 31.

(Dollars in thousands)                                             2001         2000         1999         1998         1997

Non-performing assets:
  Non-accrual loans                                                $943        $ 623      $ 1,812       $  873       $1,481
  Other real estate and other assets owned                           56           14          137          164          114
                                                                 ------        -----       ------       ------      -------
Total non-performing assets                                        999           637        1,949        1,037        1,595
Past due loans                                                   1,532         1,333        1,333        1,436        1,673
                                                                 ------       ------     --------      -------      -------
    Total non-performing assets and past due loans               $2,531       $1,970       $3,282       $2,473       $3,268
                                                                 ======       ======       ======       ======       ======
Non-accrual loans to total loans,
  net of unearned income, at period end                            .24%         .16%         .52%         .29%         .50%
Non-accrual loans and past due loans,
  to total loans, net of unearned income, at period end            .64%         .51%         .91%         .76%        1.07%



NONINTEREST INCOME
Noninterest income decreased $458,000 or 14.8% in 2001, compared to an increase of $966,000 or 45.2% in 2000. Excluding the effect of securities gains and losses and the one-time gain on life insurance policies in 2000, noninterest income increased $234,000 or 9.7%. During 2001, service charges on deposit accounts increased $126,000 or 7.2%, while gains on sales of securities increased $58,000. Other noninterest income increased 38.1% in 2001, primarily as a result of increased fees earned on credit card programs offered to commercial customers. The primary sources of increased noninterest income in 2000 were service charges on deposit accounts of $182,000 and a one-time gain from the proceeds of life insurance policies held by the Company of $750,000. The Company realized losses on investment securities available for sale of $48,000 during 2000 in order to take advantage of higher investment yields available in the market.

The following table summarizes noninterest income of the Company as of December 31:

                                                    YEARS ENDED                     CHANGE FROM PRIOR YEAR
                                                                                  2001/00             2000/99
(Dollars in thousands)                    2001         2000       1999       AMOUNT   PERCENT      Amount    Percent

Service charges on deposit accounts      $1,877       $1,751      $1,569       $126      7.2%        $182       11.6%
Other service charges and fees              371          376         375        (5)    (1.3%)           1        0.3%
Gain (loss) on sale of securities            10         (48)          34         58    120.8%        (82)     (242.5)%
Gain on life insurance policies              --         750           --       (750)  (100.0%)       750       100.0%
Earnings (loss) from
   unconsolidated subsidiaries               29           15        (24)         14     93.3%          39      162.4%
Other noninterest income                    359          260         184         99     38.1%          76       41.1%

Total                                    $2,646       $3,104      $2,138     $(458)  (14.8 %)        $966       45.2%
--------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSES
Total noninterest expense increased $122,000 or 1.0% in 2001, compared to an increase of $944,000 or 8.6% in 2000. Salaries and employee benefits increased $253,000 or 3.9% and occupancy and equipment expense increased $139,000 or 10.2%. The Company opened a new branch of The Centreville National Bank in April of 2001, which accounts for some of the increase in salaries and benefits and occupancy and equipment costs for the year. Salaries and employee benefits increased $430,000 in 2000 as a result of increases in health insurance and costs associated with the termination of the Company's frozen defined benefit plan. During 2001, the Banks began using image technology, which combined with growth in customer bases and other enhanced services contributed to the overall increase in data processing costs of $94,000. The Company had 163 full-time equivalent employees at December 31, 2001, compared to 154 at December 31, 2000 and 152 at December 31, 1999. Other operating expenses decreased $364,000 in 2001 due to non-recurring merger related expenses of $376,000, which were incurred in 2000.


The following table summarizes noninterest expense of the Company as of December 31:

                                    YEARS ENDED                                 CHANGE FROM PRIOR YEAR
                                                                                        2001/00                2000/99
                                                                                        -------                -------
(Dollars in thousands)                   2001            2000         1999         AMOUNT   PERCENT       Amount  Percent

Salaries and employee benefits            $6,725         $6,472         $6,042        $253     3.9%         $430     7.1%
Occupancy and equipment                    1,512          1,373          1,373         139    10.2%            -       -%
Data processing                              859            764            748          94    12.3%           16     2.2%
Amortization of goodwill and
  and other intangible assets                147            147            147        -        -  %            -       -%
Other operating expenses                   2,783          3,148          2,650       (364)  (11.6%)          498    18.8%

Total                                    $12,026        $11,904        $10,960        $122    1.0 %         $944     8.6%


INCOME TAXES
Income tax expense was approximately $4,277,000 for 2001, compared to $4,398,000 for 2000 and $3,528,000 for 1999. The effective tax rates on earnings were 34.9%, 35.6% and 34.1%, respectively. The decrease in the Company's overall effective tax rate in 2001 is primarily attributable to a reduction in non-deductible expenses which were incurred in 2000 as a result of the merger of Talbot Bancshares, Inc. into the Company.

Deferred tax assets and liabilities are recognized based on the differences between financial statement and tax bases of assets and liabilities measured using current tax rates. If it is likely that deferred tax assets will not be fully realized a valuation allowance is provided against deferred tax assets. Management feels that no such valuation allowance is necessary at December 31, 2001 and 2000. Deferred tax expense is measured by the change in net deferred tax assets or liabilities for the period.

LIQUIDITY
Liquidity describes the ability of the Company to meet financial obligations that arise during the normal course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of customers and to fund current and planned expenditures. Liquidity is derived through increased customer deposits, maturities in the investment portfolio, loan repayments and income from earning assets. To the extent that deposits are not adequate to fund customer loan demand, liquidity needs can be met in the short-term funds markets. The Company has arrangements with correspondent banks whereby it has $17,000,000 available in federal funds lines of credit and a reverse repurchase agreement available to meet any short-term needs which may not otherwise be funded by its portfolio of readily marketable investments that can be converted to cash. The Banks are also members of the Federal Home Loan Bank of Atlanta, which provides another source of liquidity.

At December 31, 2001, the Company's loan to deposit ratio was 81%, compared to 82% one year ago. Investment securities available for sale totaling $114,932,000 were available for the management of liquidity and interest rate risk. Cash and cash equivalents at December 31, 2001 were $51,638,000, up $11,923,000 from one year ago. Management is not aware of any demands, commitments, events or uncertainties that will materially affect the Company's ability to maintain liquidity at satisfactory levels.

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

The Company does not utilize derivative financial or commodity instruments or hedging strategies in its management of interest rate risk. Since the Company is not exposed to market risk from trading activities and does not utilize hedging strategies or off-balance sheet management strategies, the ALCO relies on "gap" analysis as its primary tool in managing interest rate risk. Gap analysis summarizes the amount of interest sensitive assets and liabilities which will reprice over various time intervals. The difference between the volume of assets and liabilities repricing in each interval is the interest sensitivity "gap". "Positive gap" occurs when more assets reprice in a given time interval, while "negative gap" occurs when more liabilities reprice. As of December 31, 2001, the Company had a negative gap position within the one-year repricing interval. The following table summarizes the Company's interest sensitivity at December 31, 2001. Loans, federal funds sold, time deposits and short term borrowings are classified based upon contractual maturities if fixed-rate or earliest repricing date if variable rate. Investment securities are classified by contractual maturities or, if they have call provisions, by the most likely repricing date. Management has classified money market, savings and NOW accounts primarily in the over 1 year interval because they have not historically repriced in accordance with general changes in interest rates.


                                                                3 Months     1 Year                     Non-
                                                    Within      through      through     After        Sensitive
December 31, 2001                                  3 Months     12 Months     5 Years     5 Years       Funds      Total

                                                                                     (Dollars in Thousands)
ASSETS:
   Loans - net of unearned income                  $117,237      $54,318     $185,981      $34,936   $     234     $392,706
   Investment securities                              4,047       11,803       67,604       34,227        8,148     125,829
   Interest bearing deposits with other banks        14,179         -            -           -            -          14,179
   Federal funds sold                                20,035         -            -            -            -         20,035
   OTHER ASSETS                                       -             -            -            -          29,654      29,654
---------------------------------------------------------------------------------------------------------------------------
   Total Assets                                    $155,498      $66,121     $253,585      $69,163      $38,036    $582,403

LIABILITIES:
   Certificates of deposit $100,000 and over        $35,447      $19,794      $19,855 $       -   $        -        $75,096
   Other time deposits                               31,355       54,255       62,076         -            -        147,686
   Savings and money market                          39,002       11,129       55,315        2,649         -        108,095
   NOW and SuperNOW                                  25,557        2,222       52,584       10,925         -         91,288
   Noninterest bearing demand                          -            -           -             -          65,305      65,305
   Short term borrowings                             17,054         -           -             -            -         17,054
   Long-term debt                                      -            -           5,000         -            -          5,000
   Other liabilities                                   -            -            -            -           1,909       1,909
STOCKHOLDERS' EQUITY                                    -          -           -              -          70,970      70,970
---------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $148,415      $87,400     $194,830        $13,574     $138,184    $582,403
---------------------------------------------------------------------------------------------------------------------------

   Excess                                          $7,083     $(21,279)     $58,755        $55,589    $(100,148)
   Cumulative Excess                               $7,083     $(14,196)     $44,559       $100,148$        -
   Cumulative Excess as percent of total             1.22%       (2.44)%       7.66%         17.20%        -

In addition to gap analysis, the Banks utilize simulation models to quantify the effect a hypothetical immediate plus or minus 200 basis point change in rates would have on net interest income and the fair value of capital. The model takes into consideration the effect of call features of investments as well as prepayments of loans in periods of declining rates. When actual changes in interest rates occur, the changes in interest earning assets and interest bearing liabilities may differ from the assumptions used in the model.
As of December 31, 2001, the model produced the following sensitivity profile for net interest income and the fair value of capital.

                                                Immediate Change in Rates               Policy
                                         +200 Basis Points     -200 Basis Points         Limit

% Change in Net Interest Income                (.43)%                (2.79)%             + 25%
                                                                                         --
% Change in Fair Value of Capital              (.16)%                (4.40)%             + 15%


RECENT STOCK PRICES AND DIVIDENDS
The Company's stock is traded over-the-counter and is quoted on the NASDAQ Small Cap Market under the symbol SHBI. Prior to April 2001, the Company's stock was quoted on the OTC Bulletin Board under the symbol SHBI, and was traded infrequently. Price information prior to April 2001 is based upon the participation of market makers for the Company's stock and actual transfers recorded by the transfer agent.

As of March 1, 2002, the Company had 1,437 holders of record of its common stock. The Board of Directors establishes the amount of the dividend to be paid each quarter based upon such factors as operating results, financial condition, capital adequacy, regulatory requirements, and shareholder return.

The following table indicates cash dividends paid per share for each quarter of 2001, 2000 and 1999 and the ranges of representative sales prices for the stated periods.

                          2001                         2000                            1999
                        Price Range   Dividends       Price Range   Dividends      Price Range   Dividends
                     High    Low           Paid    High    Low           Paid   High    Low           Paid

First Quarter        $17.50 - 13.50       $ .15    $ 21.00 - 18.00      $ .12   $ 33.50 - 27.00   $.10
Second Quarter        20.00 - 14.75         .15      19.00 - 12.00        .12     32.00 - 28.00    .10
Third Quarter         20.45 - 18.88         .15      22.00 - 13.00        .12     30.00 - 20.00    .10
Fourth Quarter        19.25 - 17.10         .15      18.25 - 11.00        .16     21.00 - 18.00    .15
                                          -----                         -----                     ----
                                          $ .60                         $ .52                     $.45
                                          =====                         =====                     ====


                             SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data for the five years ended December 31, 2001 and is qualified in its entirety by the detailed information and financial statements, including notes thereto, included elsewhere or incorporated by reference in this annual report. This data should be read in conjunction with the financial statements and related notes thereto, included elsewhere in this annual report and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                           Years Ended December 31,
(Dollars in thousands, except per shares data)                2001       2000       1999       1998       1997

SUMMARY OF OPERATING RESULTS:

Total interest income                                      $38,938    $39,480    $35,435    $34,058    $32,077
Total interest expense                                     17,061      17,888     16,039     15,386     14,044
                                                           -------     ------     ------     ------     ------
Net interest income                                         21,877     21,592     19,396     18,672     18,033
Provision for credit losses                                    226        437        240        240        225
                                                         ---------     ------   --------   --------   --------
Net interest income after provision for credit losses       21,651     21,155     19,156     18,432     17,808
Noninterest income                                           2,646      3,104      2,138      1,660      1,622
Noninterest expense                                         12,026     11,904     10,961     10,634     10,194
                                                            ------     ------     ------     ------    -------
Income before income taxes                                  12,271     12,355     10,333      9,458      9,236
Provision for income taxes                                   4,277      4,398      3,528      3,224      3,192
                                                            ------    -------    -------    -------     ------
    NET INCOME                                             $7,994     $ 7,957    $ 6,805    $ 6,234     $6,044
                                                           =======    =======    =======    =======     ======

PER SHARE DATA:
Diluted net income                                          $1.49     $  1.48    $  1.27    $  1.15     $ 1.11
Dividends paid                                                 .60        .52        .45        .40        .37
Book value                                                   13.31      12.21      11.00      10.58      10.08
Tangible book value                                          13.03      11.91      10.67      10.22       9.69
Weighted average common shares (1)                       5,382,398  5,388,486  5,376,200  5,425,172  5,432,369

OTHER DATA (AT YEAR END):
Total assets                                              $582,403   $553,097   $518,217   $483,308   $442,144
Total deposits                                             487,470    464,485    436,021    403,237    370,727
Total loans, net of unearned income
  and allowance for credit losses                          388,516    378,307    341,800    301,629    290,519
Total stockholders' equity                                  70,971     65,024     58,485     56,188     54,487

RETURN ON EQUITY AND ASSETS:
Return on average total assets                               1.42%      1.52%      1.37%      1.37%      1.43%
Return on average stockholders' equity                      11.70%     12.98%     11.85%     11.16%     11.59%
Dividend payout ratio                                       40.00%     34.97%     35.34%     34.39%     32.88%
Average stockholders' equity to average total assets        12.16%     11.68%     11.53%     12.25%     12.37%



(1) The weighted average common shares include the effect of dilution of stock options outstanding during the period.




                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2001 and 2000
                                                                         2001              2000
------------------------------------------------------------------------------------------------------

ASSETS
    Cash and due from banks                                          $  17,424,346   $  20,039,249
    Interest bearing deposits with other banks                          14,178,789            --
    Federal funds sold                                                  20,035,061      19,676,215
    Investment securities:
      Available for sale - at fair value                               114,932,289      95,034,215
      Held to maturity - at amortized cost - fair value of
        (2001) $11,041,923 and (2000) $22,576,492                       10,896,293      22,565,750
    Loans, less allowance for credit losses (2001) $4,189,368
        (2000) $4,199,008                                              388,516,236     378,307,130
Premises and equipment, net                                              7,224,093       7,039,100
    Accrued interest receivable on loans and investment securities       3,320,923       4,333,567
    Investment in unconsolidated subsidiary                              1,125,567       1,082,128
    Goodwill and other intangible assets                                 1,474,841
1,622,229Deferred income taxes                                             681,441       1,183,746
    Other real estate                                                       56,116          14,116
    Other assets                                                         2,537,486       2,199,267
                                                                     -------------   -------------

      Total assets                                                   $ 582,403,481   $ 553,096,712
                                                                     =============   =============

LIABILITIES
    Deposits:
      Noninterest bearing demand                                     $  65,305,024   $  55,930,929
      NOW and Super NOW                                                 91,287,765      89,488,635
      Certificates of deposit, $100,000 or more                         75,096,165      78,272,816
      Other time and savings                                           255,780,674     240,792,606
                                                                     -------------   -------------
                                                                       487,469,628     464,484,986

    Accrued interest payable                                               784,994       1,005,878
    Short term borrowings                                               17,053,864      16,252,182
    Long term debt                                                       5,000,000       5,000,000
    Other liabilities                                                    1,124,362       1,329,413
                                                                     -------------   -------------

      Total liabilities                                                511,432,848     488,072,459
                                                                     -------------   -------------

 STOCKHOLDERS' EQUITY
    Common stock, par value $.01, authorized 35,000,000 shares;
      issued and outstanding (2001) 5,332,947 shares;
      (2000) 5,324,157 shares                                               53,330          53,242
    Surplus                                                             23,039,084      22,923,707
    Retained earnings                                                   47,411,873      42,601,248
    Accumulated other comprehensive income (loss)                          466,346        (553,944)
                                                                     -------------   -------------

        Total stockholders' equity                                      70,970,633      65,024,253
                                                                     -------------   -------------

        Total liabilities and stockholders' equity                   $ 582,403,481   $ 553,096,712
                                                                     =============   =============




The notes to consolidated financial statements are an integral part of these statements.



                      CONSOLIDATED STATEMENTS OF INCOME For
                the Years Ended December 31, 2001, 2000 and 1999

                                                             2001           2000           1999
-----------------------------------------------------------------------------------------------------
INTEREST INCOME
  Loans, including fees                                  $ 31,256,323   $ 31,619,234    $ 27,084,423
  Interest and dividends on investment securities:
    Taxable                                                 5,955,160      6,691,678       6,772,876
    Tax-exempt                                                443,986        499,215         589,996
Federal funds sold                                            912,517        669,823         987,303
   Other interest                                             369,903           --              --
                                                                        ------------    ------------
        Total interest income                              38,937,889     39,479,950      35,434,598
                                                         ------------   ------------    ------------

INTEREST EXPENSE
  NOW and Super NOW accounts                                1,483,160      1,989,954       1,806,684
  Certificates of deposit, $100,000 or more                 4,025,784      4,071,479       3,147,589
   Other time and savings                                  10,727,057     10,414,939      10,123,976
  Interest on short term borrowings                           554,585      1,096,149         687,250
  Interest on long term debt                                  270,602        315,467         273,889
                                                         ------------   ------------    ------------

        Total interest expense                             17,061,188     17,887,988      16,039,388
                                                         ------------   ------------    ------------

NET INTEREST INCOME                                        21,876,701     21,591,962      19,395,210

PROVISION FOR CREDIT LOSSES                                   226,000        437,045         240,000
                                                         ------------   ------------    ------------

NET INTEREST INCOME AFTER PROVISION
    FOR CREDIT LOSSES                                      21,650,701     21,154,917      19,155,210

NONINTEREST INCOME
  Service charges on deposit accounts                       1,876,591      1,750,652       1,568,995
  Gain (loss) on sale of securities                             9,631        (47,839)         33,582
  Gain on life insurance policies                                --          750,004            --
  Other operating income, net                                 759,906        650,739         535,251
                                                         ------------   ------------    ------------
                                                            2,646,128      3,103,556       2,137,828
                                                         ------------   ------------    ------------

NONINTEREST EXPENSE
  Salaries and wages                                        5,046,246      4,783,091       4,586,511
  Employee benefits                                         1,678,466      1,688,893       1,455,819
  Occupancy expense                                           824,164        714,775         722,286
  Furniture and equipment expense                             687,548        657,696         650,686
  Data processing                                             858,635        764,413         747,857
  Amortization of goodwill and other intangible assets        147,388        147,388         147,392
  Other operating expenses                                  2,783,430      3,147,429       2,649,884
                                                         ------------   ------------    ------------
                                                           12,025,877     11,903,685      10,960,435
                                                         ------------   ------------    ------------

INCOME BEFORE INCOME TAXES                                 12,270,952     12,354,788      10,332,603

Federal and State income taxes                              4,276,857      4,397,824       3,527,915
                                                         ------------   ------------    ------------

NET INCOME                                               $  7,994,095   $  7,956,964    $  6,804,688
                                                         ============   ============    ============

Basic earnings per common share                          $       1.50   $       1.50    $       1.28
                                                         ============   ============    ============

Diluted earnings per common share                        $       1.49   $       1.48    $       1.27
                                                         ============   ============    ============



The notes to consolidated financial statements are an integral part of these statements.



                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
           EQUITY For the Years Ended December 31, 2001, 2000 and 1999

                                                                                                 ACCUMULATED
                                                                                                  OTHER           TOTAL
                                                     COMMON                       RETAINED      COMPREHENSIVE   STOCKHOLDERS'
                                                     STOCK         SURPLUS        EARNINGS     INCOME (LOSS)      EQUITY
                                                 ------------   ------------    ------------ ---------------- ---------------
Balances, January 1, 1999                   $     53,113    $ 22,705,251    $ 33,029,549    $    400,052    $ 56,187,965
Comprehensive income:
Net income                                          --              --         6,804,688            --         6,804,688
Other comprehensive income, net of tax:
 Unrealized loss on available for
 sale securities, net of reclassification
 adjustment of $(141,636)                           --              --              --        (2,173,748)     (2,173,748)
                                                                                                            ------------
Total comprehensive income                          --              --              --              --         4,630,940
                                                                                                            ------------

Stock repurchased and retired                        (29)        (58,709)           --              --           (58,738)
6,070 shares issued under 401(k) plan                 60         119,230            --              --           119,290
Exercise of stock options                              4          10,665            --              --            10,669
Cash dividends paid, $.45 per share                 --              --        (2,404,754)           --        (2,404,754)
                                             ------------    ------------    ------------    ------------   ------------

Balances, December 31, 1999                       53,148      22,776,437      37,429,483      (1,773,696)     58,485,372
Comprehensive income:
Net income                                          --              --         7,956,964
                                                                                                    --         7,956,964
Other comprehensive income, net of tax:
 Unrealized gain on available for
 sale securities, net of reclassification
 adjustment of $(7,148)                             --              --              --         1,219,752       1,219,752
                                                                                                            ------------
Total comprehensive income                          --              --              --              --         9,176,716
                                                                                                            ------------

Stock repurchased and retired                         (1)         (1,461)           --              --            (1,462)
9,191 shares issued under 401(k) plan                 92         143,044            --              --           143,136
Exercise of stock options                              5           5,687            --              --             5,692
Fractional shares redeemed                            (2)           --            (2,546)           --            (2,548)
Cash dividend paid $.52 per share                   --              --        (2,782,653)           --        (2,782,653)
                                             ------------    ------------    ------------    ------------   ------------

Balances, December 31, 2000                       53,242      22,923,707      42,601,248        (553,944)     65,024,253

COMPREHENSIVE INCOME:
NET INCOME                                          --              --         7,994,095
                                                                                                    --         7,994,095
OTHER COMPREHENSIVE INCOME, NET OF TAX:
 UNREALIZED GAIN ON AVAILABLE FOR
 SALE SECURITIES, NET OF RECLASSIFICATION
 ADJUSTMENT OF $(7,110)                             --              --              --         1,020,290       1,020,290
                                                                                                            ------------
TOTAL COMPREHENSIVE INCOME                          --              --              --              --         9,014,385
                                                                                                            ------------

STOCK REPURCHASED AND RETIRED                       --            (1,020)           --              --            (1,020)
2,722 SHARES ISSUED UNDER 401(K) PLAN                 27          41,143            --              --            41,170
EXERCISE OF STOCK OPTIONS                             61          75,254            --              --            75,315
PREMIUM RECEIVED ON ISSUANCE OF
  SHARES IN UNCONSOLIDATED SUBSIDIARY               --              --            14,170            --            14,170
CASH DIVIDEND PAID $.60 PER SHARE                   --              --        (3,197,640)           --        (3,197,640)
                                             ------------    ------------    ------------    ------------   ------------

BALANCES, DECEMBER 31, 2001                 $     53,330    $ 23,039,084    $ 47,411,873    $    466,346    $ 70,970,633
                                            ============    ============    ============    ============    ============


The notes to consolidated financial statements are an integral part of these statements.



                    CONSOLIDATED STATEMENTS OF CASH FLOWS For
                the Years Ended December 31, 2001, 2000 and 1999


                                                                2001            2000              1999
----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                             $   7,994,095    $   7,956,964    $   6,804,688
   Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization                              995,676          926,318        1,068,935
     Discount accretion on debt securities                     (155,811)        (467,105)        (152,807)
     Discount accretion on matured debt securities               24,751          441,861           98,199
     (Gain) loss on sale of securities                           (9,631)          47,839          (33,582)
     Gain on life insurance policies                               --           (750,004)            --
     Provision for credit losses, net                            (9,640)         208,450           59,320
     Deferred income taxes                                     (136,433)         (89,489)         (43,997)
     Loss on disposal of premises and equipment                     328            2,651           20,253
     Loss on other real estate owned                              5,000           17,566            7,614
     Net changes in:
       Accrued interest receivable                            1,012,644         (748,988)         (60,320)
       Other assets                                            (367,486)         304,442          102,190
       Accrued interest payable                                (220,884)         324,618          (10,321)
       Other liabilities                                       (205,051)         233,412           15,449
                                                          -------------    -------------    -------------

         Net cash provided by operating activities            8,927,558        8,408,535        7,875,621
                                                          -------------    -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of securities available for sale       5,509,843        8,116,313       11,635,919
   Proceeds from maturities and principal payments
     of securities available for sale                        77,482,056       93,159,085       25,800,449
   Purchases of securities available for sale              (101,367,542)     (96,272,930)     (45,727,609)
   Proceeds from maturities and principal payments
     of securities held to maturity                          13,274,235        3,580,036       23,819,309
   Purchases of securities held to maturity                  (1,622,415)        (311,170)     (12,911,397)
   Net increase in loans                                     (9,588,339)     (36,982,347)     (39,761,816)
   Purchase of loans                                           (980,837)            --         (1,400,000)
   Proceeds from sale of loans                                  322,710             --            880,837
   Purchase of premises and equipment                          (738,686)      (1,256,773)        (746,263)
   Proceeds from sale of other real estate owned                   --            372,494          132,035
   Proceeds from life insurance policies                           --          1,170,966             --
   Proceeds from sale of premises and equipment                    --             20,700              450
                                                          -------------    -------------    -------------

         Net cash used in investing activities              (17,708,975)     (28,403,626)     (38,278,086)
                                                          -------------    -------------    -------------


CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in demand, NOW,
   money market, and savings deposits                        20,424,729       13,849,924       17,199,852
 Net increase in certificates of deposit                      2,559,913       14,614,017       15,584,351
 Net increase (decrease) in short term borrowings               801,682         (681,126)        (178,067)
 Proceeds from issuance of common stock                         116,485          148,828          129,959
 Repurchase of common stock                                      (1,020)          (4,010)         (58,738)
 Dividends paid                                              (3,197,640)      (2,782,653)      (2,404,754)
                                                          -------------    -------------    -------------

         Net cash provided by financing activities           20,704,149       25,144,980       30,272,603
                                                          -------------    -------------    -------------




                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
              For the Years Ended December 31, 2001, 2000 and 1999


                                                 2001            2000            1999
---------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                          11,922,732      5,149,889       (129,862)

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR                             39,715,464     34,565,575     34,695,437
                                             ------------   ------------   ------------

CASH AND CASH EQUIVALENTS AT
 END OF YEAR                                 $ 51,638,196   $ 39,715,464   $ 34,565,575
                                             ============   ============   ============


Supplemental cash flows information:

 Interest paid                               $ 17,282,072   $ 17,563,370   $ 15,765,712
                                             ============   ============   ============

 Income taxes paid                           $  4,439,933   $  4,108,127   $  3,475,246
                                             ============   ============   ============

 Transfers from loans to other real estate   $     47,000   $    267,060   $    113,000
                                             ============   ============   ============













The notes to consolidated financial statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the Years Ended December 31, 2001, 2000 and 1999

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Shore Bancshares, Inc. (the "Company") and it's subsidiaries, The Talbot Bank of Easton, Maryland ("Talbot Bank") and The Centreville National Bank of Maryland ("Centreville National Bank"), collectively referred to as the "Banks", with all significant intercompany transactions eliminated. The investments in subsidiaries are recorded on the Company's books on the basis of its equity in the net assets of the subsidiaries. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to prevailing practices within the banking industry. Certain reclassifications have been made to amounts previously reported to conform to the classifications made in 2001.

NATURE OF OPERATIONS
The Company, through its bank subsidiaries, provides commercial banking services from its locations in Talbot, Queen Anne's, Kent, Caroline, and Dorchester Counties, Maryland. Its primary source of revenue is from providing commercial, real estate and consumer loans to customers located on Maryland's Eastern Shore.

USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The allowance for credit losses is a material estimate that is particularly susceptible to significant changes in the near-term. Management believes that the allowance for credit losses is sufficient to address the risks in the current portfolio. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Bank's allowance for credit losses. Such agencies may require the Banks to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

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

ALLOWANCE FOR CREDIT LOSSES
The allowance for credit losses is established through a provision for credit losses charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. The allowance for credit losses consists of an allocated component and an unallocated component. The components of allowance for credit losses represent an estimation done pursuant to either Statement of Financial Accounting Standards ("SFAS") No. 5 "Accounting for Contingencies" or SFAS No.114 "Accounting by Creditors for Impairment of a Loan". The allocated component of the allowance for credit losses reflects expected losses resulting from analysis developed through specific credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on a regular analysis of all loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification. The historical credit loss element is determined statistically using a loss migration analysis that examines loss experience and the related internal grading of loans charged-off. The loss migration analysis is performed quarterly and loss factors are updated regularly based on actual experience. The allocated component of the allowance for credit losses also includes management's determination of the amounts necessary for concentrations and changes in portfolio mix and volume.

The unallocated portion of the allowance is determined based on management's assessment of general economic conditions, as well as specific economic factors in the individual markets in which the Company operates. This determination inherently involves a higher risk of uncertainty and considers current risk factors that may not have yet manifested themselves in the Company's historical loss factors used to determine the allocated component of the allowance and it recognizes knowledge of the portfolio may be incomplete.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed under the straight-line and accelerated methods over the estimated useful lives of the assets.

GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill represents the excess of the cost of assets acquired in purchase business combinations over the fair value of the net assets at the dates of acquisition and is being amortized on the straight-line method over a period of 15 years. Identifiable intangible assets other than goodwill were fully amortized as of December 31, 2001. See RECENT ACCOUNTING PRONOUNCEMENTS for additional discussion regarding goodwill and intangible assets.

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

SHORT TERM BORROWINGS
Short term borrowing are comprised primarily of repurchase agreements which are securities sold to the Banks' customers, at the customers' request, under a continuing "roll-over" contract that matures in one business day. The underlying securities sold are U.S. Treasury notes or Government Agency bonds, which are segregated from the Bank's other investment securities by the Banks' safekeeping agents.

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

CASH AND CASH EQUIVALENTS
For purposes of the statements of cash flows, the Company considers cash and due from banks, interest bearing deposits with other banks, and federal funds sold to be cash and cash equivalents.

STOCK-BASED COMPENSATION
Stock-based compensation is recognized using the intrinsic value method. For disclosure purposes, pro forma net income and earnings per share effects are provided as if the fair value method had been applied.

RECENT ACCOUNTING PRONOUNCEMENTS
In July 2001, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 102, SELECTED LOAN LOSS ALLOWANCE METHODOLOGY AND DOCUMENTATION ISSUES. SAB 102 summarizes certain SEC views on the development, documentation, and application of a systematic methodology as required by Financial Reporting Release No. 28 for determining allowances for loan losses in accordance with accounting principles generally accepted in the United States of America. In particular, the guidance focuses on the documentation the staff normally would expect registrants to prepare and maintain in support of their allowances for loan losses.

SAB 102 provides parallel guidance to the federal banking agencies guidance issued through the Federal Financial Institutions Examination Council as interagency guidance, "Policy Statement on Allowance for Loan and Lease Losses Methodologies and Documentation for Banks and Savings Institutions". Management believes the Company is in compliance with the provision of SAB 102.

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, BUSINESS COMBINATIONS and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF.

The provisions of SFAS No. 142 were adopted by the Company as required effective January 1, 2002. Application of the nonamortization provisions of the statement is expected to increase net income approximately $140,000 or $.03 per diluted share in 2002 as compared to 2001.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which supersedes both SFAS No 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS TO BE DISPOSED OF and the accounting and reporting provisions of APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS--REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, for the disposal of a segment of a business (as previously defined in that Opinion). SFAS No. 144 retains the fundamental provisions in SFAS No. 121 for recognizing and measuring impairment losses in long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS No.
121. The provisions of SFAS No. 144 are effective for years beginning after December 15, 2001, and its adoption is not expected to affect the financial position or results of operations of the Company.


NOTE 2.  PENDING ACQUISITION

During December 2001, the Company reached an agreement to acquire certain assets of The Avon-Dixon Agency, Inc., a full service insurance agency, and its subsidiaries, all located in Easton, Maryland. The final purchase price has not yet been determined, however it is expected to be approximately $7 million. The purchase price is subject to adjustment based upon certain performance criteria. Consideration is expected to be comprised of approximately 89% cash and 11% common stock issued by the Company. It is anticipated that the transaction will be completed early in the second quarter of 2002, pending satisfaction of the conditions contained in the agreement.


NOTE 3.    CASH AND DUE FROM BANKS

The Federal Reserve requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. Such balances averaged approximately $7,049,000 and $6,066,000 during 2001 and 2000, respectively.

NOTE 4.    INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows:

                                                                          GROSS       GROSS           ESTIMATED
                                                        AMORTIZED      UNREALIZED    UNREALIZED          FAIR
Available for sale securities:                                            COST         GAINS            LOSSES
                                                                                                         VALUE
                                                      ------------   ------------   ------------   ------------
   DECEMBER 31, 2001:
   U.S. Treasury securities                           $  5,076,925   $     95,265   $       --     $  5,172,190
Obligations of U.S. Government agencies
     and corporations                                   66,401,110      1,288,871         42,613     67,647,368
   Obligations of states and political subdivisions        210,000          3,246           --          213,246
   Other securities:
     Mortgage backed securities                         33,025,586        113,745        262,510     32,876,821
     Federal Home Loan Bank stock                        1,786,100           --             --        1,786,100
     Federal Reserve Bank stock                            302,250           --             --          302,250
     Federal Home Loan Mortgage Corporation
       Cumulative preferred stock                        5,980,513         10,000        310,588      5,679,925
     Equity securities                                   1,390,036          1,765        137,412      1,254,389
                                                      ------------   ------------   ------------   ------------
                                                      $114,172,520   $  1,512,892   $    753,123   $114,932,289
                                                      ============   ============   ============   ============
   December 31, 2000:
   U.S. Treasury securities                           $ 10,149,444   $     24,643   $     27,517   $ 10,146,570
   Obligations of U.S. Government agencies
     and corporations                                   77,047,387        138,302        495,133     76,690,556
   Obligations of states and political subdivisions        406,094           --              355        405,739
   Other securities:
     Mortgage backed securities                          1,434,650         23,066              4      1,457,712
     Federal Home Loan Bank stock                        1,723,100           --             --        1,723,100
     Federal Reserve Bank stock                            302,250           --             --          302,250
     Federal Home Loan Mortgage Corporation
       Cumulative preferred stock                        3,480,513           --          418,475      3,062,038
     Equity securities                                   1,390,036          1,651        145,437      1,246,250
                                                      ------------   ------------   ------------   ------------
                                                      $ 95,933,474   $    187,662   $  1,086,921   $ 95,034,215
                                                      ============   ============   ============   ============
Held to Maturity securities:
                                                                                                   ------------
   DECEMBER 31, 2001:
   Obligations of U.S. Government agencies
     and corporations                                 $  1,576,772   $      5,470   $       --     $  1,582,242
   Obligations of states and political subdivisions      9,307,674        154,008         14,876      9,446,806
   Other securities:
     Mortgage backed securities                             11,847          1,028           --           12,875
                                                      ------------   ------------   ------------   ------------
                                                      $ 10,896,293   $    160,506   $     14,876   $ 11,041,923
                                                      ============   ============   ============   ============
   December 31, 2000:
    Obligations of U.S. Government agencies
     and corporations                                 $ 12,497,724   $      1,485   $     37,048   $ 12,462,161
Obligations of states and political subdivisions        10,043,710         74,070         28,469     10,089,311
   Other securities:
     Mortgage backed securities                             24,316            704           --           25,020
                                                      ------------   ------------   ------------   ------------
                                                      $ 22,565,750   $     76,259   $     65,517   $ 22,576,492
                                                      ============   ============   ============   ============

The amortized cost and estimated fair values of investment securities by contractual maturity date at December 31, 2001 are as follows:


                                                AVAILABLE FOR SALE                    HELD TO MATURITY
                                             -----------------------------------------------------------
                                                 Amortized      Estimated        Amortized Estimated
                                                     COST      FAIR VALUE            COST   FAIR VALUE
                                             -------------    -----------  -----------------------------
Due in one year or less                       $ 13,114,913   $ 13,396,549     $1,565,578     $ 1,588,681
Due after one year through five years           64,668,598     65,539,096      6,621,817       6,723,850
Due after five years through ten years          12,515,529     12,539,016      2,708,898       2,729,392
Due after ten years                             15,914,581     15,904,364          --             --
                                                ----------     ---------------------------- ------------
                                               106,213,621    107,379,025     10,896,293      11,041,923
Investments in equity securities                 7,958,899      7,553,264          --             --
                                             -------------  --------------------------------------------
                                              $114,172,520   $114,932,289    $10,896,293     $11,041,923
                                              ============   ============    ===========     ===========

The following table sets forth the amortized cost and estimated fair values of securities which have been pledged as collateral for obligations to federal, state and local government agencies and other purposes as required or permitted by law.

                                    DECEMBER 31, 2001             DECEMBER 31, 2000
                                -------------------------  -----------------------------
                                 AMORTIZED  ESTIMATED          Amortized   Estimated
                                 COST       FAIR VALUE          COST       FAIR VALUE
                               ----------- --------------  -------------  --------------

Available for sale             $68,120,674    $69,492,758    $70,464,535     $70,185,252
Held to maturity                 3,316,387      3,369,126     15,484,161      15,507,605
                                 ---------      ---------   ------------    ------------
                               $71,437,061    $72,861,884    $85,948,696     $85,692,857
                               ===========    ===========    ===========     ===========



There were no obligations of states and political subdivisions whose carrying value, as to any issuer, exceeded 10% of stockholders' equity at December 31, 2001 or 2000.

Proceeds from sales of investment securities were $5,509,843, $8,116,313, and $11,635,919 for the years ended December 31, 2001, 2000, and 1999, respectively.

NOTE 5. LOANS AND ALLOWANCE FOR CREDIT LOSSES

The Company grants residential mortgage, consumer and commercial loans to customers primarily in Talbot, Queen Anne's, Kent, Caroline and Dorchester Counties in Maryland. The principal categories of the loan portfolio at December 31 are summarized as follows:

                                                                                               2001              2000
                                                                                          --------------    --------------
Real estate loans:
   Construction and land development                                                         $20,255,290      $ 18,586,702
   Secured by farmland                                                                        14,705,994        19,187,868
   Secured by residential properties                                                         184,949,866       176,759,825
   Secured by non farm, nonresidential properties                                             94,214,420        95,111,154
Loans to farmers (loans to finance agricultural production and other loans)                    3,100,465         2,869,986
Commercial and industrial loans                                                               51,744,215        49,430,302
Loans to individuals for household, family, and other personal expenditures                   19,291,850        17,988,688
Obligations of States and political subdivisions in the United States, tax-exempt              4,070,462         2,303,982
All other loans                                                                               272,617              140,452
                                                                                          --------------   ---------------
                                                                                             392,605,179       382,378,959
   Net deferred loan costs                                                                       100,425           127,179
                                                                                          --------------   ---------------
                                                                                             392,705,604       382,506,138
   Allowance for credit losses                                                              (4,189,368)        (4,199,008)
                                                                                           -------------   --------------
                                                                                            $388,516,236      $378,307,130
                                                                                           =============   ===============

In the normal course of banking business, loans are made to officers and directors and their affiliated interests. These loans are made on substantially the same terms and conditions as those prevailing at the time for comparable transactions with outsiders and are not considered to involve more than the normal risk of collectibility. As of December 31, 2001 and 2000, such loans outstanding, both direct and indirect (including guarantees), to directors, their associates and policy-making officers, totaled approximately $5,942,000 and $7,411,000, respectively. During 2001 and 2000, loan additions were approximately $1,295,000 and $543,000, and loan repayments were approximately $2,764,000 and $879,000, respectively.

Activity in the allowance for credit losses is summarized as follows:

                                        2001           2000             1999
                                      --------       -----------      ----------

Balance, beginning of year          $ 4,199,008     $ 3,990,558     $ 3,931,238
                                    -----------     -----------     -----------

   Loans charged off:
     Real estate loans                   (5,338)        (60,752)       (121,659)
     Installment loans                 (154,631)        (72,650)       (145,681)
     Commercial and other              (175,225)       (244,170)       (161,793)
                                    -----------     -----------     -----------
                                       (335,194)       (377,572)       (429,133)
                                    -----------     -----------     -----------
   Recoveries:
     Real estate loans                    1,847          18,047          49,556
     Installment loans                   60,694          50,339          43,046
     Commercial and other                37,013          80,591         155,851
                                    -----------     -----------     -----------
                                         99,554         148,977         248,453
                                    -----------     -----------     -----------

   Net losses charged off              (235,640)       (228,595)       (180,680)

   Provision                            226,000         437,045         240,000
                                    -----------     -----------     -----------

   Balance, end of year             $ 4,189,368     $ 4,199,008     $ 3,990,558
                                    ===========     ===========     ===========



Information with respect to impaired loans and the related valuation allowance as of December 31 is as follows:

                                                                      2001         2000
                                                                  -----------  ------------
Impaired loans with valuation allowance                           $  560,539   $     --
Impaired loans with no valuation allowance                           382,537      640,092
                                                                  ----------   -------------

  Total impaired loans                                            $  943,076   $  640,092
                                                                  ==========   =============

 Allowance for loan losses related to impaired loans              $   76,935   $    --
 Allowance for loan losses related to other than impaired loans    4,112,433    4,199,008
                                                                  ----------   -------------
                                                                  $4,189,368   $4,199,008
 Total allowance for loan losses
Interest income on impaired loans recorded on the cash basis      $   19,467   $   22,304
                                                                  ==========   =============

Average recorded investment in impaired loans for the year        $  644,549   $1,230,048
                                                                  ==========   =============


NOTE 6.  PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 is as follows:

                                            2001             2000
                                           --------       ---------
Land                                      $1,768,393     $ 1,753,447
Buildings and land improvements            6,317,658       6,012,123
Furniture and equipment                    4,321,221       3,985,649
                                         -----------     -----------
                                          12,407,272      11,751,219
Accumulated depreciation                  (5,183,179)     (4,712,119)
                                         ------------    -----------
                                         $ 7,224,093     $ 7,039,100
                                         ===========     ===========


Depreciation expense totaled $553,000, $556,000 and $606,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

The Company leases facilities under operating leases. Rental expense for the years ended December 31, 2001, 2000, and 1999 was $147,198, $91,701 and $89,373,
respectively. Future minimum annual rental payments are approximately as follows:
                     2002                   $144,319
                     2003                    136,841
                     2004                     71,042
                     2005                     48,257
                     2006                     30,490
                     Thereafter               17,417

NOTE 7.  INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

The Company owns 29.25% of the outstanding common stock of the Delmarva Bank Data Processing Center, Inc. ("DBDPC"). The investment is carried at cost, adjusted for the Company's equity in DBDPC's undistributed income.

                                                               DECEMBER 31
                                             --------------------------------------------
                                                 2001             2000              1999
                                                 ----             ----              ----

Balance, beginning of year                   $1,082,128        $1,057,331      $ 1,049,409
Premium received on issuance of stock            14,170                 -                -
Equity in net income                             29,269            24,797            7,922
                                             ----------   ---------------    -------------

Balance, end of year                         $1,125,567       $ 1,082,128      $ 1,057,331
                                             ===========      ===========      ===========


Data processing and other expenses paid to DBDPC totaled approximately $954,000, $893,000, and $734,000 for the years ended December 31, 2001, 2000 and 1999, respectively.


NOTE 8.    SIGNIFICANT DEPOSITS

The approximate maturities of certificates of deposit of $100,000 or more at December 31 are as follows:

                                            2001                2000
                                         -------------------------------

Three months or less                     $35,447,000         $39,881,000
Over three through twelve months          19,794,000          11,777,000
Over twelve months                        19,855,000          26,615,000
                                         -----------         -----------


                                        $ 75,096,000        $ 78,273,000
                                        ============        ============

NOTE 9.   SHORT TERM BORROWINGS

Short-term borrowings, at December 31, 2001, consisted of securities sold under agreements to repurchase. These short term obligations represent securities sold to customers, at the customers' request, under a "roll-over" contract that matures in one business day. The underlying securities sold are U.S. Treasury Notes or Government agency securities, which are segregated, in the Bank's custodial accounts from other investment securities. From time to time in order to meet short term liquidity needs the Company may borrow from a correspondent federal funds line of credit arrangement or a secured reverse repurchase agreement. The following table summarizes certain information for short term borrowings:

                                                   2001              2000
                                                   ----              ----

Average amount outstanding during the year       $19,315,474       $21,521,979
Weighted average interest rate during the year         2.87%              5.08%
Amount outstanding at year end                   $17,053,864       $16,252,182
Weighted average rate at year end                      1.15%              4.96%
Maximum amount at any month end                  $25,174,790       $32,498,121



NOTE 10.  LONG TERM DEBT

As of December 31, 2001, the Company had a convertible advance from the Federal Home Loan Bank of Atlanta in the amount of $5,000,000 at an interest rate of 4.97%. The advance is due March 29, 2006 and has a one time call provision in 2004 . The Company has pledged its wholly owned residential real estate mortgage loan portfolio under a blanket floating lien as collateral for this advance.

NOTE 11.  BENEFIT PLANS

401(K) AND PROFIT SHARING PLANS
The Company has 401(k) and profit sharing plans covering substantially all full-time employees of the Banks. The 401(k) plans call for matching contributions by the Company in cash and common stock of the Company. The Company makes discretionary contributions to the profit sharing plans based on profits. Company contributions to these plans included in expense totaled $387,764 (2001), $407,384 (2000), and $341,944 (1999).

DEFINED BENEFIT PENSION PLAN
During 2000, the Company terminated its defined benefit pension plan, which had been frozen since 1995. All benefits were distributed to plan participants in 2000. The Plan covered substantially all full-time employees of the Talbot Bank with more than six months of service. Expense associated with the plan totaled $89,760 (2000) and $7,915 (1999).

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

Following is a summary of changes in shares under option for all Plans for the years indicated:

                                                             YEAR ENDED DECEMBER 31,
                                                     2001                                       2001
                                          -------------------------------------------------------------------
                                          NUMBER        WEIGHTED AVERAGE       NUMBER      WEIGHTED AVERAGE
                                          OF SHARES      EXERCISE PRICE       OF SHARES      EXERCISE PRICE
                                          -------------------------------     -------------------------------

Outstanding at beginning of year            120,414           $9.82           140,897           $ 11.21
Granted                                         -             -                 8,243             20.34
Exercised                                    (6,853)         (10.39)             (763)           (19.96)
Expired/Cancelled                            (1,015)         (26.44)          (27,963)           (19.65)
                                            -------                           -------
Outstanding at end of year                  112,546           $9.67           120,414             $9.82
                                           ========                           =======

Weighted average fair value of options
granted during the year                                     $    -                             $  12.88
                                                            ===========                        ========


The following summarizes information about options outstanding at December 31, 2001:

                                                                         OPTIONS OUTSTANDING AND EXERCISABLE
                                          OPTIONS OUTSTANDING                  WEIGHTED AVERAGE
                                          -------------------
                                                                                  REMAINING
                      EXERCISE PRICE        NUMBER                 NUMBER        CONTRACT LIFE
                     ----------------       ------                 ------     -------------------
                        $ 6.85               52,739                  52,739             3.61
                          8.78               47,880                  47,780             4.95
                         17.85                  927                     927              .29
                         32.00                5,500                   2,200             7.05
                         21.00                5,500                   1,100             8.05


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for options that vest during the years ended December 31, 2000 and 1999. No options were granted during the year ended December 31, 2001.

                                                            2000          1999
                                                            ----          ----
              Dividend yield                                1.68%         2.9%
              Expected volatility                           15.0%        15.0%
              Risk free interest                            5.68%        6.55%
              Expected lives (in years)                     10           10

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS
123), but applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its Plan. No compensation expense related to the Plan was recorded during the years ended December 31, 2001 or December 31, 2000. If the Company had elected to recognize compensation cost based on fair value at the vesting dates for awards under the Plan consistent with the method prescribed by SFAS 123, net income and earnings per share would have been changed to the pro forma amounts as follows for the years ended December 31:

                                         2001            2000           1999
                                         ----            ----           ----
Net income:
   As reported                     $7,994,095      $7,956,964     $6,804,688
   Pro forma                        7,975,861       7,935,586      6,533,950
Basic net income per share:
   As reported                          $1.50          $1.50         $1.28
   Pro forma                             1.50           1.49          1.23
Diluted earnings per share
   As reported                          $1.49          $1.48         $1.27
   Pro forma                             1.48           1.47          1.22

The pro forma amounts are not representative of the effects on reported net income for future years.

NOTE 13.  DEFERRED COMPENSATION

The Company has a supplemental deferred compensation plan to provide retirement benefits to its President and Chief Executive Officer. The plan calls for fixed annual payments of $20,000 to be credited to the participant's account. The participant is 100% vested in amounts credited to his account. Contributions to the plan were $20,000 in 2001, 2000 and 1999.

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

                                             2001              2000
                                             ----              ----

           Cash surrender value          $1,828,724        $ 1,784,437
           Accrued benefit obligations      519,743            531,330


NOTE 14.  INCOME TAXES

Income taxes included in the balance sheets as of December 31 are as follows:
                                                            2001      2000
                                                          --------  -----------

Federal income taxes currently (receivable) payable     $(35,026)      $ 14,273
State income taxes currently payable                         4,255      136,487
Deferred income tax benefits                               681,441    1,183,746

Components of income tax expense for each of the three years ended December 31 are as follows:

                                         2001             2000          1999
                                       ---------      -----------     --------
Currently payable:
   Federal                            $ 3,897,184    $ 4,036,794    $ 3,285,627
   State                                  521,055        450,519        286,285
                                      -----------    -----------    -----------

                                        4,418,239      4,487,313      3,571,912
                                      -----------    -----------    -----------
Deferred income tax benefits:
   Federal                               (115,756)       (73,267)       (35,367)
   State                                  (25,626)       (16,222)        (8,630)
                                      -----------    -----------    -----------
                                         (141,382)       (89,489)       (43,997)
                                      -----------    -----------    -----------

                                      $ 4,276,857    $ 4,397,824    $ 3,527,915
                                      ===========    ===========    ===========

A reconciliation of tax computed at the statutory federal tax rates of 34% to the actual tax expense for the three years ended December 31 follows:

                                                   2001        2000       1999
                                                 --------    --------   -------
Tax at federal statutory rate                       35.0%      34.0%      34.0%
   Tax effect of:
   Tax-exempt income                                (1.8)      (1.9)      (2.1)
   Non-deductible expenses                            .5        1.5         .5
   State income taxes, net of federal benefit        2.4        2.3        1.7
   Other                                            (1.2)       (.3)         -
                                                    -----    ------     -------

   Income tax expense                               34.9%      35.6%      34.1%
                                                    =====      ====       ====

Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                           2001          2000
                                                         --------      --------
Deferred tax assets:
   Allowance for credit losses                           $1,221,480   $1,137,233
   Provision for off balance sheet liabilities               18,538       13,903
   Loan interest                                              6,106        2,525
   Provision for loss on other real estate                    1,931         --
   Loan fees                                                 23,264       49,541
   Deferred compensation                                    186,816      184,293
   Unrealized losses on available for sale securities          --        353,955
                                                         ----------   ----------
     Total deferred tax assets                            1,458,135    1,741,450
                                                         ----------   ----------

Deferred tax liabilities:
   Depreciation                                             159,719      173,722
   Cash to accrual conversion                                  --         12,370
   Federal Home Loan Bank stock dividend                     27,613       27,613
   Undistributed income of unconsolidated subsidiary         60,585       62,845
   Loan origination fees and costs                          184,630      177,344
   Unrealized gains on available for sale securities        293,423         --
   Other                                                     50,724      103,810
                                                         ----------   ----------
     Total deferred tax liabilities                         776,694      557,704
                                                         ----------   ----------

     Net deferred tax assets                             $  681,441   $1,183,746
                                                         ==========   ==========


NOTE 15.  EARNINGS PER COMMON SHARE

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

                                                   2001              2000           1999
                                                -------------   -------------   ------------
Basic:
Net income (applicable to common stock)        $7,994,095        $7,956,964     $6,804,688
Average common shares outstanding               5,330,022         5,318,377      5,312,243
Basic earnings per share                           $1.50             $1.50          $1.28

Diluted:
Net income (applicable to common stock)        $7,994,095        $7,956,964     $6,804,688
Average common shares outstanding               5,330,022         5,318,377      5,312,243
Diluted effect of stock options                    52,376            70,109         63,957
                                               -----------      -----------     ----------
Average common shares outstanding - diluted     5,382,398         5,388,486      5,376,200
Diluted earnings per share                         $1.49             $1.48          $1.27


NOTE 16.      REGULATORY CAPITAL REQUIREMENTS

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

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets. Management believes as of December 31, 2001, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

A comparison of the Company's and Banks' capital as of December 31, 2001 and 2000 with the minimum requirements is presented below:


                                                                                                       To Be Well
                                                                                                     Capitalized Under
                                                               For Capital        Prompt Corrective
                                                        ACTUAL             ADEQUACY PURPOSES        ACTION PROVISIONS
                                                        ------             -----------------        ------------------
                                                   AMOUNT         RATIO        AMOUNT     RATIO        AMOUNT    RATIO
                                                   ------         -----      ----------   ------       -------- -------
AS OF DECEMBER 31, 2001:
   TOTAL CAPITAL (TO RISK WEIGHTED ASSETS):
       COMPANY                                   $70,970,000    17.64%       $32,195,000   8.00%
       THE TALBOT BANK                           $44,570,000    16.28%       $21,896,000   8.00%       $27,370,000  10.00%
       THE CENTREVILLE NATIONAL BANK             $25,957,000    20.22%       $10,272,000   8.00%       $12,840,000  10.00%
   TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS):
       COMPANY                                   $68,657,000    17.06%       $16,097,000   4.00%
       THE TALBOT BANK                           $43,730,000    15.98%       $10,948,000   4.00%       $16,422,000   6.00%
       THE CENTREVILLE NATIONAL BANK             $24,484,000    19.07%        $5,136,000   4.00%        $7,704,000   6.00%
   TIER 1 CAPITAL (TO AVERAGE ASSETS):
       COMPANY                                   $68,657,000    11.85%       $23,174,000   4.00%
       THE TALBOT BANK                           $43,730,000    12.38%       $14,128,000   4.00%       $17,659,000   5.00%
       THE CENTREVILLE NATIONAL BANK             $24,484,000    10.85%        $9,029,000   4.00%       $11,287,000   5.00%

As of December 31, 2000:
   Total Capital (to Risk Weighted Assets):
       Company                                   $67,810,000    18.16%       $29,867,000    8.00%
       The Talbot Bank                           $43,087,000    17.52%       $19,673,000    8.00%      $24,591,000  10.00%
       The Centreville National Bank             $24,372,000    19.30%       $10,099,000    8.00%      $12,623,000  10.00%
   Tier 1 Capital (to Risk Weighted Assets):
       Company                                   $63,611,000    17.04%       $14,933,000    4.00%
       The Talbot Bank                           $40,288,000    16.38%        $9,836,000    4.00%      $14,755,000   6.00%
       The Centreville National Bank             $22,972,000    18.20%        $5,049,000    4.00%       $7,574,000   6.00%
   Tier 1 Capital (to Average Assets):
       Company                                   $63,611,000    11.67%       $21,794,000    4.00%
       The Talbot Bank                           $40,288,000    11.84%       $13,608,000    4.00%      $17,010,000   5.00%
       The Centreville National Bank             $22,972,000    11.37%        $8,083,000    4.00%      $10,103,000   5.00%

Bank and holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by the Banks, as well as restricting extensions of credit and transfers of assets between the Banks and the Company. At December 31, 2001, the Banks could have paid dividends to the parent company of approximately $10,027,000 without the prior consent and approval of the regulatory agencies. The Company had outstanding net receivables from the Banks of $17,906 at December 31, 2001.

NOTE 17.  LINE OF CREDIT

The Banks had $17,000,000 in unsecured federal funds lines of credit and a reverse repurchase agreement available on a short term basis from correspondent banks. In addition, the Banks have credit availability of approximately $80,937,000 from the Federal Home Loan Bank of Atlanta. The Banks have pledged, under blanket lien, all qualifying residential loans as collateral under the borrowing agreements with the Federal Home Loan Bank. At December 31, 2001, the Federal Home Loan Bank had issued a letter of credit for $15,000,000 on behalf of the Talbot Bank to a local government entity as collateral for its deposits.

NOTE 18.    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

   FINANCIAL LIABILITIES
     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. These estimates do not take into consideration the value of core deposit intangibles. The fair value of securities sold under agreements to repurchase and long-term debt is estimated using the rates offered for similar borrowings.

   COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT
     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties.

The estimated fair values of the Company's financial instruments, excluding goodwill, as of December 31 are as follows:

                                                           2001                                2000
                                          ------------------------------------------------------------------
                                                               ESTIMATED                        Estimated
                                              CARRYING          FAIR             Carrying        Fair
                                               AMOUNT           VALUE              AMOUNT        VALUE
                                              --------      ------------          -------   ---------------
Financial assets:
   Cash and cash equivalents              $ 51,638,196      $ 51,638,000     $ 39,715,464      $ 39,715,000
   Investment securities                   125,828,582       125,974,000      117,599,965       117,610,000
   Loans                                   392,705,604       395,561,000      382,506,138       381,788,000
   Less:  allowance for loan losses         (4,189,368)          -             (4,199,008)            -
                                          ------------------------------------------------------------------

                                          $565,983,014      $573,173,000     $535,622,559      $539,113,000
                                          ============      ============     ============      ============

Financial liabilities:
   Deposits                               $487,469,628      $490,970,000     $464,484,986      $465,261,000
   Short term borrowings                    17,053,864        17,054,000       16,252,035        16,252,000
   Long-term debt                            5,000,000         5,133,000        5,000,000         5,002,000
                                          ------------   ---------------  ---------------   ---------------

                                          $509,523,492      $513,157,000     $485,737,021      $486,515,000
                                          ============      ============     ============      ============
Unrecognized financial instruments:
   Commitments to extend credit           $108,652,000      $108,652,000    $  82,760,000     $  82,760,000
   Standby letters of credit                 7,628,000         7,628,000        9,267,000         9,267,000
                                          ------------   ---------------   --------------   ---------------

                                          $116,280,000      $116,280,000    $  92,027,000     $  92,027,000
                                          =============     =============   =============     =============


NOTE 19.      FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, to meet the financing needs of its customers, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. The Company's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of the instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company generally requires collateral or other security to support the financial instruments with credit risk. The amount of collateral or other security is determined based on management's credit evaluation of the counterparty. The Company evaluates each customer's creditworthiness on a case-by-case basis.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Letters of credit and other commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the letters of credit and commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

Commitments outstanding as of December 31 are as follows:

                                      2001                  2000
                                  ------------         -------------

Commitments to extend credit      $108,652,000           $82,760,000
Letters of credit                  7,628,000               9,267,000
                                  ------------          ------------

                                  $116,280,000           $92,027,000
                                  ============           ===========

NOTE 20.  COMMITMENTS

In the normal course of business, the Company may become involved in litigation arising from banking, financial, and other activities of the Company. Management, after consultation with legal counsel, does not anticipate that the future liability, if any, arising out of these matters will have a material effect on the Company's financial condition, operating results, or liquidity.


NOTE 21.    PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information for Shore Bancshares, Inc. (Parent Company Only) is as follows:

                                                  Condensed Balance Sheets
                                                 December 31, 2001 and 2000
                                                       2001              2000
                                                       ----              ----
Assets:
  Cash                                              $     26,441   $     91,516
  Investment in subsidiaries                          70,527,357     64,890,249
  Investment in equity securities                        380,035        380,035
  Other assets                                           163,837          6,227
                                                    ------------   ------------
Total assets                                        $ 71,097,670   $ 65,368,027
                                                    ============   ============

Liabilities:
  Accounts payable                                  $    119,210   $     25,150
  Due to subsidiaries                                      7,827        318,624
                                                    ------------   ------------
                                                         127,037        343,774
Stockholders' equity:
  Common stock                                            53,330         53,242
  Surplus                                             23,039,084     22,923,707
  Retained earnings                                   47,411,873     42,601,248
  Accumulated other comprehensive income (loss)          466,346       (553,944)
                                                    ------------   ------------
  Total stockholders' equity                          70,970,633     65,024,253
                                                    ------------   ------------
Total liabilities and stockholders' equity          $ 71,097,670   $ 65,368,027
                                                    ============   ============


                         Condensed Statements of Income
              For the years ended December 31, 2001, 2000 and 1999

                                                               2001          2000         1999
                                                               ------        ------       ------
Dividends from subsidiaries                                  $3,489,328   $2,782,653   $2,489,755
Other investment income                                          11,000       10,000         --
Interest income                                                     963        2,382        1,074
                                                             ----------   ----------   ----------
                                                              3,501,291    2,795,035    2,490,829
Operating expenses                                              161,012      396,816       72,314
                                                             ----------   ----------   ----------
Income before income tax benefit and
equity in undistributed income of subsidiary                  3,340,279    2,398,219    2,418,515

Income tax benefit                                               51,167        6,227       14,379
                                                             ----------   ----------   ----------
Income before equity in undistributed income of subsidiary    3,391,446    2,404,446    2,432,894

Equity in undistributed income of subsidiary                  4,602,649    5,552,518    4,371,794
                                                             ----------   ----------   ----------
Net income                                                   $7,994,095   $7,956,964   $6,804,688
                                                             ==========   ==========   ==========


                     Condensed Statements of Cash Flows For
                the years ended December 31, 2001, 2000 and 1999

                                                            2001            2000          1999
                                                            ----            -----         ----
Cash flows from operating activities:
  Net income                                             $ 7,994,095    $ 7,956,964    $ 6,804,688
  Adjustments to reconcile net income to cash provided
    by operating activities:
    Equity in undistributed income of subsidiaries        (4,602,649)    (5,552,518)    (4,371,794)
    Net (increase) decrease in other assets                 (157,610)         8,153         46,217
    Net (decrease) increase in other liabilities            (216,736)       343,774           --
                                                         -----------    -----------    -----------
      Net cash provided by operating activities            3,017,100      2,756,373      2,479,111
                                                         -----------    -----------    -----------
Cash flows from investing activities:
  Sale of securities under agreement to resell                  --           18,140        158,238
  Purchase of other equity securities                           --         (100,035)      (280,000)
                                                         -----------    -----------    -----------
    Net cash used by investing activities                       --          (81,895)      (121,762)
                                                         -----------    -----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock                     116,485        148,828        129,959
  Purchase of common stock                                    (1,020)        (4,010)       (58,738)
  Dividends paid                                          (3,197,640)    (2,782,653)    (2,404,755)
                                                         -----------    -----------    -----------
    Net cash used by financing activities                 (3,082,175)    (2,637,835)    (2,333,534)
                                                         -----------    -----------    -----------

Net (decrease) increase in cash and cash equivalents         (65,075)        36,643         23,815
Cash and cash equivalents at beginning of year                91,516         54,873         31,058
                                                         -----------    -----------    -----------
Cash and cash equivalents at end of year                 $    26,441    $    91,516    $    54,873
                                                         ===========    ===========    ===========


NOTE 22.  QUARTERLY FINANCIAL RESULTS (UNAUDITED)

A summary of selected consolidated quarterly financial data for the two years ended December 31, 2001 is reported as follows:


                                                 FIRST           SECOND             THIRD            FOURTH
(IN THOUSANDS, EXCEPT PER SHARE DATA)           QUARTER          QUARTER           QUARTER           QUARTER
------------------------------------------------------------------------------------------------------------
2001
      Interest income                         10,141           $ 9,781          $9,687            $ 9,329
      Net interest income                      5,456             5,369            5,472             5,580
      Provision for credit losses                 57                55               56                58
      Income before income taxes               2,816             3,027            3,129             3,299
      Net Income                               1,801             2,011            2,018             2,164

      Basic earnings per common share           $.34              $.38             $.37              $.41
      Diluted earnings per common share         $.34              $.39             $.37              $.39

2000
      Interest income                        $ 9,335           $ 9,778          $ 9,977           $10,390
      Net interest income                      5,181             5,432            5,409             5,570
      Provision for credit losses                 58                90              151               138
      Income before income taxes               2,620             3,164            3,702             2,869
      Net Income                               1,668             2,086            2,358             1,845

      Basic earnings per common share          $0.32             $0.39            $0.44             $0.35
      Diluted earnings per common share        $0.31             $0.39            $0.44             $0.34

                          INDEPENDENT AUDITORS' REPORT





The Board of Directors and Stockholders
Shore Bancshares, Inc.



We have audited the accompanying consolidated balance sheets of Shore Bancshares, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Shore Bancshares, Inc. as of December 31, 2001 and 2000, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.






Baltimore, Maryland
January 25, 2002

                    Shore Bancshares, Inc. Board of Directors




       HERBERT L. ANDREW, III                                                  B. VANCE CARMEAN, JR.
                FARMER                                             CHAIRMAN OF THE BOARD, SHORE BANCSHARES, INC.
                                                                          PRESIDENT, CARMEAN GRAIN, INC.
          BLENDA W. ARMISTEAD
               INVESTOR
                                                                               RICHARD C. GRANVILLE
       LLOYD L. BEATTY, JR.                                                          INVESTOR
         CERTIFIED PUBLIC ACCOUNTANT
    PRESIDENT, DARBY ADVISORS, INC.                                              NEIL R. LECOMPTE
                                                                            CERTIFIED PUBLIC ACCOUNTANT
            PAUL M. BOWMAN                                                  OFFICE OF NEIL R. LECOMPTE
ATTORNEY, LAW OFFICE OF PAUL M. BOWMAN

            DAVID C. BRYAN                                                        DAVID L. PYLES
  OF COUNSEL, LAW OFFICES OF FOUNTAIN                                                INVESTOR
         BRYAN AND RITTER, LLC

           DANIEL T. CANNON                                                    W. MOORHEAD VERMILYE
 EXECUTIVE VICE PRESIDENT &COO, SHORE BANCSHARES, INC.                        PRESIDENT & CEO, SHORE BANCSHARES, INC.
PRESIDENT & CEO, THE CENTREVILLE NATIONAL BANK OF MARYLAND             PRESIDENT & CEO, THE TALBOT BANK OF EASTON, MARYLAND





--------------------------------------------------------------------------------


                           SHORE BANCSHARES, INC.

        W. Moorhead Vermilye ....................President & CEO
        Daniel T. Cannon ........................Executive Vice President & COO
        Susan E. Leaverton ......................Treasurer
        Carol I. Brownawell .....................Secretary











                               SHAREHOLDER RECORDS

 Inquiries relating to shareholder records, stock transfers, change of ownership or address and dividend payments should be directed to the Company's transfer agent, The Centreville National Bank of Maryland at (410) 758-1600 or (877) 758-1600. Or visit their website at www.cnbmd.com.

THE CENTREVILLE NATIONAL BANK OF MARYLAND BOARD OF DIRECTORS



                    PAUL M. BOWMAN                                     THOMAS K. HELFENBEIN
                ATTORNEY, LAW OFFICE OF                            FUNERAL DIRECTOR AND PARTNER
                    PAUL M. BOWMAN                           FELLOWS, HELFENBEIN & NEWNAM FUNERAL HOME

                    DAVID C. BRYAN                                       NEIL R. LeCOMPTE
          OF COUNSEL, LAW OFFICES OF FOUNTAIN                 CERTIFIED PUBLIC ACCOUNTANT, OFFICE OF
                 BRYAN AND RITTER, LLC                                   NEIL R. LECOMPTE

                   DANIEL T. CANNON                                      SUSANNE K. NUTTLE
EXECUTIVE VICE PRESIDENT & COO, SHORE BANCSHARES, INC.                RETIRED VICE PRESIDENT,
    PRESIDENT & CEO, THE CENTREVILLE NATIONAL BANK           THE CENTREVILLE NATIONAL BANK OF MARYLAND

                   B. VANCE CARMEAN                                      JERRY F. PIERSON
     CHAIRMAN OF THE BOARD, SHORE BANCSHARES, INC.               PRESIDENT, JERRY F. PIERSON, INC.
            PRESIDENT, CARMEAN GRAIN, INC.                            CHAIRMAN OF THE BOARD,
                                                                   THE CENTREVILLE NATIONAL BANK
                   MARK M. FREESTATE
         President, W.M. Freestate & Son, Inc.                          WM. MAURICE SANGER
              VICE CHAIRMAN OF THE BOARD,                             PRESIDENT, F.W., INC.
             THE CENTREVILLE NATIONAL BANK                  PRESIDENT CLOVERBAY DEVELOPMENT CORPORATION





--------------------------------------------------------------------------------




                                    OFFICERS
                    THE CENTREVILLE NATIONAL BANK OF MARYLAND

         Daniel T. Cannon ...................................... President & CEO
         Carol I. Brownawell .......................Executive Vice President&CFO
         Thomas E. Beery .....................................Vice President&SLO
         Timothy J. Berrigan .................................... Vice President
         Rita B. Mielke ..................................... Vice President&COO
         Pamela C. Satchell ..................................... Vice President
         Carolyn D. Spicher ..................................... Vice President
         William E. Stoops ...................................... Vice President
         David E. Thompson ...................................... Vice President
         Ralph F. Twilley ....................................... Vice President
         Kathryn C. Walls ....................................... Vice President
         Katherine M. Crook ........................... Assistant Vice President
         Cassandra A. Guy ............................. Assistant Vice President
         Elizabeth T. Clough ........................................... Cashier
         Brenda M. Beaver .................................... Assistant Cashier
         Lorrie S. Twilley ................................... Assistant Cashier
         Florence R. Morris .................................. Assistant Cashier
         C. Wayne Gibson ...................................... Internal Auditor



             THE TALBOT BANK OF EASTON, MARYLAND BOARD OF DIRECTORS


        HERBERT L. ANDREW, III                           RICHARD C. GRANVILLE

                FARMER                                         INVESTOR

          BLENDA W. ARMISTEAD                             JEROME M.MCCONNELL
               INVESTOR                        EXECUTIVE VICE PRESIDENT, THE TALBOT BANK

         LLOYD L. BEATTY, JR.                               SHARI L. MCCORD
      CERTIFIED PUBLIC ACCOUNTANT               OWNER, CHESAPEAKE TRAVEL SERVICES, INC.
    PRESIDENT, DARBY ADVISORS, INC.
                                                            DAVID L. PYLES
           DONALD D. CASSON                                    INVESTOR
    CERTIFIED PUBLIC ACCOUNTANT AND
          REAL ESTATE BROKER                             CHRISTOPHER F. SPURRY
CHAIRMAN OF THE BOARD, THE TALBOT BANK           PRESIDENT, SPURRY & ASSOCIATES, INC.

           GARY L. FAIRBANK                              W. MOORHEAD VERMILYE
        OWNER, FAIRBANK TACKLE                  PRESIDENT & CEO, SHORE BANCSHARES, INC
                                                   PRESIDENT & CEO, THE TALBOT BANK






                                    OFFICERS
                       THE TALBOT BANK OF EASTON, MARYLAND

       W. Moorhead Vermilye .................................. President & CEO
       Jerome M. McConnell ...................... Executive Vice President&SLO
       Matthew I. Werner ........................... Senior Vice President&COO
       Susan E. Leaverton ................................. Vice President&CFO
       Robert J. Meade .......................................  Vice President
       Mildred C. Bullock ....................................  Vice President
       Bruce M. Burkhardt ..................................... Vice President
       Linda S. Cheezum ....................................... Vice President
       Robyn K. Gannon .......................................  Vice President
       W. David Morse ......................................... Vice President
       Deborah L. Danenmann ..........................Assistant Vice President
       Laura P. Heikes. ............................. Assistant Vice President
       Dawn D. Henckel. ............................. Assistant Vice President
       Wanda W. Hutchison. ...........................Assistant Vice President
       J. Michael Lawrence. ..........................Assistant Vice President
       Jennifer W. Lister ............................Assistant Vice President
       Bonnie R. Meade ...............................Assistant Vice President
       Donald E. Morris. .......................... Commercial Banking Officer
       Robin B. O'Brien ..............................Assistant Vice President
       Donna Parks .................................. Assistant Vice President
       Valerie C. Pelkey ............................ Assistant Vice President
       Charles J. Selby ............................. Assistant Vice President
       Parker K. Spurry ............................. Assistant Vice President
       Samuel J. Townsend ......................... Commercial Banking Officer
       C. Wayne Gibson .......................................Internal Auditor

                   THE TALBOT BANK OF EASTON, MARYLAND OFFICES


             MAIN OFFICE TRED AVON SQUARE BRANCH ST. MICHAELS BRANCH
          18 East Dover Street 210 Marlboro Road 1013 S. Talbot Street
         Easton, MD 21601 Easton, Maryland 21601 St. Michaels, MD 21663



                      ELLIOTT ROAD BRANCH CAMBRIDGE BRANCH
                    8275 Elliott Road 2745 Dorchester Square
                      Easton, MD 21601 Cambridge, MD 21613


                                                          ATM LOCATIONS

 MEMORIAL HOSPITAL AT EASTON           SAILWINDS AMOCO                     TALBOTTOWN                CHESAPEAKE BAY OUTFITTERS
  219 S. Washington Street          511 Maryland Avenue             218  N. Washington Street       100 N Talbot St.
      Easton, MD  21601           Cambridge, Maryland 21613          Easton, Maryland 21601           St. Michaels,  MD 21663


  Phone (410) 822-1400 Fax (410) 820-4238 E-Mail: INFO@TALBOT-BANK.COM website:

                           HTTP://WWW.TALBOT-BANK.COM



                THE CENTREVILLE NATIONAL BANK OF MARYLAND OFFICES


      MAIN OFFICE                  ROUTE 213 SOUTH OFFICE               STEVENSVILLE OFFICE
109 N. Commerce Street              2609 Centreville Road             408 Thompson Creek Road
Centreville, MD  21617             Centreville, MD  21617             Stevensville, MD 21666


   HILLSBORO OFFICE                     DENTON OFFICE                       KENT OFFICE
  21913 Shore Highway                 850 S. 5th Avenue                305 East High Street
  Hillsboro, MD 21641                 Denton, MD 21629                 Chestertown, MD 21620



                                  ATM LOCATION

                          Queenstown Harbor Golf Links
                              Queenstown, MD 21658


  Phone (410) 758-1600  Fax (410) 758-2364   E-Mail: DIRECTIONS@CNB.MD.COM   website: HTTP://WWW.CNBMD.COM
