Form 10-K, Exhibit 13
period 2002-12-31
SHORE BANCSHARES INC
filed 2003-03-31
CIK 1035092

EXHIBIT 13

                             SHORE BANCSHARES, INC.


                                                                        2002

                                                                       ANNUAL

                                                                       REPORT


                                       CONTENTS

           Letter to Shareholders                                          1
           Overview of Our Services                                        3
           Consolidated Financial Highlights                               4
           Management's Discussion and Analysis of
              Financial Condition and Results of Operations                5
           Five Year Selected Financial Data                              21
           Consolidated Financial Statements                              22
           Independent Auditors' Report                                   43
           Corporate Information                                          44
           Affiliates                                                     45

DEAR SHAREHOLDERS AND FRIENDS,

The Company achieved record earnings for the year ended December 31, 2002. Net income increased 10% totaling $8,790,000 compared to $7,994,000 for 2001. On a per share basis, diluted net income was $1.62 and $1.49 for 2002 and 2001, respectively. The year 2002 also marked the beginning of something new for us. Shore Bancshares entered the insurance business on May 1, 2002, upon completion of its acquisition of the operations of The Avon Dixon Agency, Inc. and its subsidiaries. In November, the Company expanded its insurance operation through the purchase of W. M. Freestate & Sons, Inc. in Centreville. In addition, we expanded our financial services through the formation of Wye Financial Services, LLC, a registered investor advisory firm.

FINANCIAL RESULTS
The Company achieved significant growth in 2002. Total assets increased $71,663,000 or 12.3% from $582,403,000 to 654,066,000 at December 31, 2001 and
2002, respectively. The growth resulted primarily from increased deposits of $57,722,000 or 11.8% during 2002. Total Deposits at December 31, 2002 were $545,192,000 compared to $487,470,000 one year ago. Deposit growth was used to fund loans, which increased $46,833,000 or 11.9% totaling $439,539,000 at December 31, 2002.

Short-term interest rates remained unchanged for most of the year, with only one 50 basis point reduction in the federal funds rate occurring in November 2002. New York Prime fell a corresponding 50 basis points, from 4.75% to 4.25%. The low interest rate environment impacted the Company's return on average earning assets. Earnings generated by the increased volume of loans and other earning assets were not enough to offset the effects of lower overall yields. The Company was however able to increase net interest income through its deposit pricing structure. Net interest income increased $ 1,991,000 as a result of a $4,623,000 reduction in interest expense.

Return on average assets and return on average shareholder's equity were 1.42% and 11.79%, respectively for 2002, compared to 1.42% and 11.70%, respectively for 2001.

The $3,322,000 increase in noninterest income was primarily attributable to the operations of the Company's insurance subsidiaries, which generated $2,872,000 in commission income. Customer demand for long term fixed rate financing resulted in another new service offered by the Company. Wye Mortgage Group, a division of the Centerville National Bank which began operating in September, originates and sells long term fixed rate residential mortgage loans on the secondary market. During 2002, Wye Mortgage generated approximately $114,000 in fee income for the Company. The nondeposit investment program offered by the Company generated approximately $87,000 of increased revenue in 2002. These increased revenues were offset in part by the increased cost of operations associated with new services and a new branch. Other noninterest expenses increased $3,935,000, with approximately $2,655,000 of the increase resulting from the operation of the insurance subsidiaries.

The Company continues to maintain capital ratios well in excess of the required regulatory minimums, with a leverage capital ratio of 10.73% and a total risk based capital ratio of 17.34% at December 31, 2002. Total stockholders' equity was $78,028,000, a 9.9% increase over last year. Dividends paid to shareholders were $0.60 per share for each of the years ended December 31, 2002 and 2001. The Company's stock is listed on the NASDAQ Small Cap Market, quoted under the symbol "SHBI".

BEYOND 2002
We were very pleased with the results of 2002 and look forward to the challenges of 2003. With little room left for reductions in rates paid for deposits and the possibility of future reductions in the short-term federal funds rate set by the Federal Reserve Bank, managing the Company's net interest margin will be a priority. The operations of the insurance subsidiaries should become a more significant factor in the overall profitability of the Company, contributing a full year of operations in 2003. In addition, we expect our new subsidiary, Wye Financial Services, to grow as more customers become aware of our expanded offering of investment products and investment advisory services.

In January 2003, the Company combined the separate bookkeeping and proof departments of its bank subsidiaries into the "Shore Operations Center". This departmental consolidation will result in a reduction of certain noninterest expenses over time. It is the first area that the Company has studied and combined, but will serve as the model for future consolidation projects. The Chester branch of The Centreville National Bank was opened in February of 2003, bringing the number of full service banking offices to twelve. The Talbot Bank will begin construction of its new branch location in Cambridge during 2003, which we feel will enhance the Bank's presence in that community.

IN CONCLUSION
Our commitment to excellence in customer service and our desire to expand services and product offerings will continue in the upcoming year. Although there is uncertainty about the future of the national economy, we remain certain that the future of our Company is bright. Thanks to the dedicated staff of Shore Bancshares, Inc. and its subsidiaries we have exceeded our expectations once again.


Sincerely,



W. Moorhead Vermilye
President and CEO, Shore Bancshares, Inc.
President and CEO, The Talbot Bank



Daniel T. Cannon
Executive Vice President and COO, Shore Bancshares, Inc.
President and CEO, The Centreville National Bank



B. Vance Carmean, Jr.
Chairman of the Board, Shore Bancshares, Inc.

ABOUT SHORE BANCSHARES:
Shore Bancshares, Inc. ("Shore") is a financial holding company, which was formed on March 15, 1996. Headquartered in Easton, Maryland, it is the sole shareholder of The Talbot Bank of Easton, Maryland ("Talbot Bank") and The Centreville National Bank of Maryland ("Centreville National Bank"), collectively referred to as the "Banks". On May 1, 2002 Shore began operation of its insurance subsidiaries, The Avon Dixon Agency, LLC and Elliott Wilson Insurance, LLC, collectively referred to as the "Insurance Agencies". During 2002 Wye Financial Services, LLC ("Wye Financial"), a registered investment advisory firm was formed.

ABOUT OUR BANK AFFILIATES:
Talbot Bank commenced operations in 1885 and is a Maryland chartered commercial bank. The Centreville National Bank commenced operations in 1876 and is a national banking association. The Banks operate twelve full service branches and seventeen Automated Teller Machines ("ATM's"), providing a full range of commercial and consumer banking products and services to individuals, businesses, and other organizations in Kent, Queen Anne's, Caroline, Talbot and Dorchester counties in Maryland. Deposits are insured by the Federal Deposit Insurance Corporation ("FDIC").

CONSUMER BANKING SERVICES:
The Banks offer a wide variety of services to individuals within the communities they serve. Consumer banking services include no-fee access to any account at any affiliate Bank's ATM and the ability to make loan payments, deposits and withdrawals at any affiliate branch office using Shore Banclink. Telephone Banking is available to allow access to account information and funds transfer 24 hours per day, 7 days a week. A toll free number is available for this service, allowing free access to an account from anywhere. Internet banking services, including bill payer service is also available. Using the internet banking solution, account activity can be reviewed, funds transferred, and bills paid online.

Deposit products available to customers include various checking accounts, savings and money market accounts, individual retirement accounts and certificates of deposit. The Banks also offer mortgage loans, home equity loans, installment loans, debit and credit cards, personal lines of credit, to meet a variety of consumer financing needs. Safe deposit services are available at most locations. Wye Mortgage Group, a division of Centreville National Bank, offers a variety of long-term fixed rate residential mortgage products to our customers.

COMMERCIAL BANKING SERVICES:
The Banks are dedicated to serving the needs of the local communities in which we operate. Our knowledge of the local business community enables us to meet the individual needs of each commercial customer, by providing credit for working capital, facilities financing and equipment purchases. Deposit products offered to businesses include commercial checking, savings and related depository services, including telephone and internet banking. Commercial loan products include lines of credit, term loans, accounts receivable financing, commercial and construction real estate loans, and other forms of secured financing. The Business Manager program can alleviate the burden of receivables billing and collection, improving customer cash flow. Commercial credit card programs are available to suit the customers' individual needs.

INVESTMENT AND WEALTH MANAGEMENT SERVICES:
Asset management services, comprehensive financial and retirement planning and estate planning are offered through Wye Financial Services, LLC. Our goal is to provide true value by understanding customer goals and developing a plan that will help them achieve those goals with the minimum amount of risk. Each affiliate bank also offers a variety of non-deposit investment products, including fixed and variable annuities and mutual funds, to its customers. Investment advisors are available to design a plan to assist customers in achieving their financial goals for retirement, saving for education, or to implement a tax deferral strategy.

INSURANCE PRODUCTS AND SERVICES:
A full range of insurance products and services are available to customers through our insurance affiliates, who operate from four full service offices located in Talbot and Queen Anne's Counties. Elliott Wilson Insurance and The Avon Dixon Agency are independent insurance agencies with over 150 years of experience serving the needs of their neighbors in the Chesapeake Bay area. Having access to over 20 insurance companies, we are able to provide quality, economical solutions for our customer's insurance needs. There are over 40 licensed agents who can provide assistance with individual and business insurance needs including: property and casualty insurance, life, marine, individual health and long term care insurance. A full range of employee benefit plans are available to businesses, including group life, health, disability and long-term care. Pension and profit sharing plans and retirement plans for executives and employees can be developed to suit the individual needs of the business.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS



                                                                   Percent
                                                                  Increase
Years ended December 31,                   2002         2001     (Decrease)
--------------------------------------------------------------------------------
                                  (Dollars in thousands, except per share data)
FOR THE YEAR
Interest income                         $36,306      $38,938       (6.8%)
Interest expense                         12,438       17,061      (27.1%)
Net interest income                      23,868       21,877         9.1%
Net income                                8,790        7,994        10.0%
Cash dividends                            3,217        3,198         0.6%
--------------------------------------------------------------------------------

AVERAGE
Total assets                           $621,141     $562,026        10.5%
Total loans                             423,771      386,161         9.7%
Total deposits                          517,253      466,772        10.8%
Stockholders' equity                     74,545       68,332         9.1%
--------------------------------------------------------------------------------

AT YEAR END
Total assets                           $654,066     $582,403        12.3%
Total loans                             439,539      392,706        11.9%
Total deposits                          545,192      487,470        11.8%
Stockholders' equity                     78,028       70,971         9.9%
--------------------------------------------------------------------------------

PER SHARE Net income per common share:
      Basic                               $1.64        $1.50         9.3%
      Diluted                             $1.62        $1.49         8.7%
Cash dividends                            $0.60        $0.60         0.0%
Book value at year-end                   $14.52       $13.31         9.1%
--------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


PERFORMANCE OVERVIEW

Shore Bancshares, Inc. (the "Company") recorded a 10% increase in net income for 2002. Net income for the year ended December 31, 2002 was $8,790,000, compared to $7,994,000 and $7,957,000 for the years ended December 31, 2001 and 2000, respectively. Basic net income per share for 2002 was $1.64, an increase of 9.3% over 2001. Basic net income per share was $1.50 for both 2001 and 2000. Diluted net income per share was $1.62, an increase of 8.7%, compared to $1.49 and $1.48 for 2001 and 2000, respectively.

Return on average assets was 1.42% for 2002 and 2001, compared to 1.52% for 2000. Return on shareholders' equity for 2002 was 11.79% compared to 11.70% for 2001 and 12.98% for 2000. Average assets increased 10.5% totaling $621,141,000, average loans increased 9.7% totaling $423,771,000, average deposits increased 10.8% totaling $517,253,000 and average shareholders' equity increased 9.1% totaling $74,545,000 for the year ended December 31, 2002, when compared to 2001.


CRITICAL ACCOUNTING POLICIES
The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the industries in which it operates. Application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available.

The most significant accounting policies followed by the Company are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for credit losses to be the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

The allowance for credit losses represents management's estimate of probable credit losses inherent in the loan portfolio as of the balance sheet date. Determining the amount of the allowance for credit losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. The loan portfolio also represents the largest asset type on the consolidated balance sheets. Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for credit losses and a discussion of the factors driving changes in the amount of the allowance for credit losses is included in the Credit Risk Management section of this financial review.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RECENT ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS
Note 1 to the consolidated financial statements discusses new accounting policies adopted by the Company during 2002 and the expected impact of accounting policies recently issued or proposed but not yet required to be adopted. To the extent the adoption of new accounting standards materially affects the Company's financial condition, results of operations, or liquidity, the impacts are discussed in the applicable section(s) of this financial review and notes to the consolidated financial statements.


FORWARD LOOKING STATEMENTS
Portions of this Annual Report contain forward-looking statements within the meaning of The Private Securities Litigation and Reform Act of 1995. Such statements are not historical facts and include expressions about the Company's confidence, policies, and strategies, the adequacy of the allowance for credit losses, realization of deferred taxes, interest rate risk, capital levels and liquidity. Such forward-looking statements involve certain risks and uncertainties, including general economic conditions, competition in the geographic and business areas in which the Company and its affiliates operate, inflation, fluctuations in interest rates, legislation, and governmental regulation. These risks and uncertainties are described in more detail in Part I, Item 1 of the Company's Form 10-K, under the heading "Risk Factors". Actual results may differ materially from such forward-looking statements, and the Company assumes no obligation to update forward-looking statements at any time.


                              RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN
Net interest income remains the most significant component of the Company's earnings. It is the excess of interest and fees earned on loans, federal funds sold, and investment securities, over interest paid on deposits and borrowings. Interest income declined in 2002 and 2001 as a result of lower overall yields on earning assets, however a greater relative reduction in interest expense resulted in increased net interest income for both years when compared to the prior year. The Federal Reserve reduced short-term interest rates once in 2002 compared to a record setting eleven reductions during 2001. The federal funds rate declined 50 basis points from 1.75 % at the beginning of 2002 to 1.25% at December 31, 2002. Rate reductions during 2001 resulted in a decline in the federal funds rate from 6.50% at the beginning of the year to 1.75% at December 31, 2001. New York Prime interest rate, which is the index most commonly used to price loans, fell a corresponding 50 basis points to 4.25% at December 31, 2002 from 4.75% at January 1, 2002. In 2001, New York Prime fell 475 basis points from 9.50% at January 1, 2001 to 4.75% at December 31, 2001. The rate paid for interest bearing liabilities decreased 132 basis points from 3.92% for the year ended December 31, 2001 to 2.60% for the year ended December 31, 2002. The average balance of earning assets increased during 2002, totaling $587,100,000, compared to $534,224,000 for 2001; however, the yield on earning assets declined 111 basis points to 6.24%. On a tax equivalent basis, net interest income for 2002 was $24,184,000, compared to $22,191,000 for 2001 and $21,926,000 for 2000, representing an increase of 9.0% and 1.2% for 2002 and 2001, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth the major components of net interest income, on a tax equivalent basis, as of December 31, 2002, 2001 and 2000.

(Dollars in thousands)                          2002                             2001                            2000
------------------------------------------------------------------------------------------------------------------------------------
                                Average    Interest   Yield/       Average   Interest    Yield/     Average   Interest   Yield/
                                Balance        (1)     Rate        Balance        (1)     Rate      Balance        (1)    Rate
                              -------------------------------    -------------------------------   -------------------------------
Earning Assets:
   Investment securities:
     Taxable                   $115,012     $5,641       4.91%    $104,547    $ 5,977       5.72%   $109,687    $ 6,688       6.10%
     Non-taxable                 11,058        733       6.63        9,892        673       6.80      11,149        756       6.78
   Loans (2)(3)                 423,771     29,646       7.00      386,161     31,320       8.11     367,075     31,700       8.64
   Interest bearing deposits      9,849        149       1.52       10,701        370       3.46          -          -          -
   Federal funds sold            27,410        453       1.65       22,923        912       3.98      10,397        670       6.44
                              ---------  ---------  ---------    ---------  ---------  ---------   ---------  ---------  ---------

   Total earning assets         587,100     36,622       6.24%     534,224     39,252       7.35%    498,308     39,814   7.99%
                                         ---------                          ---------                         ---------

Cash and due from banks          16,757                             14,815                            12,292
Other assets                     21,550                             17,240                            18,243
Allowance for credit losses      (4,266)                            (4,253)                           (4,122)
                              ---------                          ---------                         ---------
Total assets                   $621,141                           $562,026                          $524,721
                              =========                          =========                         =========
Interest bearing liabilities:
   Demand                       $91,939    $   762        .83%   $  86,100    $ 1,494       1.74%  $  76,232    $ 1,990       2.61%
   Savings                      126,947      1,809       1.43       99,259      2,409       2.43     102,651      3,065       2.99
   Certificates of deposit
     $100,000 or more            87,761      3,032       3.45       76,580      4,026       5.26      71,111      4,071       5.72
   Other time                   145,539      6,340       4.36      148,706      8,307       5.59     134,245      7,351       5.48
                              ---------  ---------  ---------    ---------  ---------  ---------   ---------  ---------  ---------

   Interest bearing deposits    452,186     11,943       2.64      410,645     16,236       3.95     384,239     16,477       4.29
   Short-term borrowings         20,986        243       1.16       19,315        554       2.87      21,522      1,096       5.09
   Long-term debt                 5,000        252       5.04        5,000        271       5.42       5,000        315       6.30
                              ---------  ---------  ---------    ---------  ---------  ---------   ---------  ---------  ---------
   Total interest bearing
        liabilities             478,172     12,438      2.60%      434,960     17,061      3.92%     410,761     17,888       4.36%
                                         ---------                          ---------  ---------              ---------  ---------
Noninterest bearing deposits     65,067                             56,127                           50,058
Other liabilities                3,357                               2,607                            2,617
Stockholders' equity            74,545                              68,332                           61,285
                              ---------                          ---------                        ---------
Total liabilities and
   stockholders' equity        $621,141                           $562,026                         $524,721
                              =========                          =========                        =========
Net interest spread                         $24,184      3.64%                $22,191     3.43%                 $21,926      3.63%
                                         ==========                         =========                         =========
Net interest margin                                      4.12%                            4.15%                              4.40%

(1) All amounts are reported on a tax equivalent basis computed using the statutory federal income tax rate of 34% exclusive of the alternative minimum tax rate and nondeductible interest expense. The taxable equivalent adjustment amounts utilized in the above table to compute yields aggregated $316 in 2002, $314 in 2001, amd $334 in 2000.
(2) Average loan balances include nonaccrual loans.
(3) Interest income on loans includes amortized loan fees, net of costs, for each category and yields are stated to include all.

The Company's tax equivalent yield on loans declined in 2002 and 2001 as new loans and loans refinanced with the Company were recorded at rates which were much lower than the year before. Increased volume of loans during both 2002 and 2001 was not enough to offset the affects of declining interest rates. The lower overall yield on loans caused a reduction in interest income of $4,328,000, while increased loan volume only generated an additional $2,654,000 of interest income. The tax equivalent yield on earning assets was 6.24% for 2002, compared to 7.35% and 7.99% for 2001 and 2000, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Growth in the average balance of earning assets was $52,876,000 or 9.9% for the year ended December 31, 2002. Average loans increased $37,610,000 or 9.7%, totaling $423,771,000, compared to an increase of $19,086,000 or 5.2% during 2001. The average balance of investment securities increased $11,631,000 and federal funds sold and interest bearing deposits in other banks increased $3,635,000. In 2001, the average balance of earning assets increased $35,916,000 or 7.2%, driven primarily by growth in interest bearing deposits and federal funds sold, with lower overall yields than other earning assets. As a percentage of total average earning assets, loans and investment securities totaled 72.2% and 21.5%, respectively, for 2002, compared to 72.3% and 21.4%, respectively, for 2001.

The following Rate/Volume Variance Analysis identifies the portion of the changes in net interest income, which are attributable to changes in volume of average balances or to changes in the yield on earning assets and rates paid on interest bearing liabilities.

                                                        2002 OVER (UNDER) 2001                   2001 OVER (UNDER) 2000
                                                        ----------------------                   ----------------------
                                                   TOTAL           CAUSED BY               TOTAL            CAUSED BY
                                                                   ---------                                ---------
(DOLLARS IN THOUSANDS)                            VARIANCE     RATE        VOLUME         VARIANCE      RATE          VOLUME
-------------------------------------------------------------------------------------------------------------------------------
Interest income from earning assets:
      Interest Bearing Deposits                   $(221)      $ (209)       $ (12)       $     370  $     -            $  370
      Federal funds sold                           (459)        (554)          95              242        (113)           355
      Taxable investment securities                (336)        (858)         522             (711)       (411)          (300)
      Non-taxable investment securities              60          (17)          77              (83)          2            (85)
      Loans                                      (1,674)      (4,328)       2,654             (380)     (1,949)         1,569
-------------------------------------------------------------------------------------------------------------------------------
Total interest income                            (2,630)      (5,966)       3,336             (562)     (2,471)         1,909
-------------------------------------------------------------------------------------------------------------------------------

Interest expense on deposits and borrowed funds:
      Interest bearing demand                      (732)        (784)          52             (496)       (808)           312
      Savings deposits                             (600)      (1,069)         469             (656)       (557)           (99)
      Time deposits                              (2,961)      (3,267)         306              911        (608)         1,519
      Short term borrowings                        (311)        (349)          38             (542)       (494)           (48)
      Long term debt                                (19)         (19)          -               (44)        (44)             -
-------------------------------------------------------------------------------------------------------------------------------
Total interest expense                           (4,623)      (5,488)         865             (827)     (2,511)         1,684
-------------------------------------------------------------------------------------------------------------------------------
Net interest income                              $1,993        $(478)    $  2,471            $ 265        $ 40        $   225
-------------------------------------------------------------------------------------------------------------------------------

THE RATE AND VOLUME VARIANCE FOR EACH CATEGORY HAS BEEN ALLOCATED ON A CONSISTENT BASIS BETWEEN RATE AND VOLUME VARIANCES, BASED ON A PERCENTAGE OF RATE, OR VOLUME, VARIANCE TO THE SUM OF THE ABSOLUTE TWO VARIANCES.

The Company's net interest margin (its tax equivalent net interest income divided by average earning assets) represents the net yield on earning assets. The net interest margin is managed through loan and deposit pricing and assets/liability strategies. Short-term rates declined an additional 50 basis points in 2002 after a record setting decline of 475 basis points in 2001. The Company's net interest margin declined 3 basis points for 2002, from 4.15% to 4.12%, compared to a 25 basis point decline for 2001. The decrease was the result of lower yields on interest earning assets. The Company's net interest spread, which is the difference between the average yield on earning assets and the rate paid for interest bearing liabilities, increased from 3.43% in 2001 to 3.64% for 2002.

The Company continued to reduce the rates paid for interest bearing liabilities during 2002, resulting in an overall decline of 132 basis points. Interest expense for 2002 decreased $4,623,000. Lower rates accounted for a $5,488,000 reduction in interest expense, while the increased volume of deposits and other interest bearing liabilities generated additional interest expense of $865,000 for 2002. The average rate paid for certificates of deposit of $100,000 or more decreased 181 basis points, and for all other time deposits the decrease was 123 basis points. Average interest bearing demand deposits increased $5,839,000 during the year, and the rate paid for those deposits decreased 91 basis points to .83%, compared to 1.74% for 2001 and 2.61% for 2000. The rate paid for short-term borrowings, which consist primarily of securities sold under agreements to repurchase, decreased 171 basis points to 1.16%, compared to 2.87% in 2001. The rate paid on the Company's long-term debt was 5.04% for 2002, compared to 5.42% and 6.30% for 2001 and 2000, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NONINTEREST INCOME
Noninterest income increased $3,322,000 or 125.5% in 2002, compared to a decrease of $458,000 or 14.8% in 2001. Insurance commissions from the acquired insurance agencies, which began operating May 1, 2002, accounted for $2,872,000 of this increase. Service charges on deposit accounts increased $38,000 and $126,000 for 2002 and 2001, respectively. Gains on sales of securities increased $16,000. Other service charges and fees increased $211,000 or 56.9% as a result of an increase in commissions on the sale of nondeposit products of $87,000, increased ATM and debit card fee income of $43,000 and income generated by the insurance agencies for services provided to customers $51,000. Other noninterest income increased $174,000 or 48.5% in 2002 primarily as a result of income generated from the sale of loans on the secondary market totaling $116,000. Mortgage loans that are to be sold in the secondary market are not generally funded by the Company, however the Company receives a commission upon settlement.

The following table summarizes noninterest income of the Company as of December 31:

                                                        YEARS ENDED                               CHANGE FROM PRIOR YEAR
                                                                                            2002/01                   2001/00
(DOLLARS IN THOUSANDS)                       2002           2001         2000         AMOUNT     PERCENT        AMOUNT      PERCENT
------------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts         $1,915         $1,877        $1,751          $38        2.0%          $126         7.2%
Other service charges and fees                 582            371           376          211       56.9             (5)        (1.3)
Gain (loss) on sale of securities               26             10           (48)          16       160.0            58        120.8
Gain on life insurance policies                  -              -           750           -           -           (750)      (100.0)
Earnings from unconsolidated subsidiaries       40             29            15           11        37.9            14         93.3
Insurance agency commissions                 2,872              -             -        2,872       100.0             -            -
Other noninterest income                       533            359           260         174         48.5            99         38.1
------------------------------------------------------------------------------------------------------------------------------------
Total                                       $5,968         $2,646        $3,104       $3,322     125.5 %        $(458)      (14.8%)
------------------------------------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSES
Total noninterest expense increased $3,934,000 or 32.7% in 2002, compared to an increase of $122,000 or 1.0% in 2001. The increase is primarily attributable to the operation of the insurance subsididaries, which were acquired in 2002. The following increases in noninterest expenses related to the operation of the insurance agencies for eight months during 2002: salaries and employee benefits $1,949,000, occupancy and equipment expense $249,000 and other noninterest expense $457,000. Amortization of other intangible assets totaling $122,000 is attributable to the operation of the insurance subsidiaries for eight months of 2002. See Note 8 to the consolidated financial statements for further information regarding the impact of goodwill and other intangible assets on the financial statements. The additional amount of increases in each category of noninterest expense are attributable to full year effect of operating of a new branch of The Centreville National Bank, which opened in April of 2001, start up costs resulting from a branch opening in 2003 and general increased costs of operations. During 2001, the Banks began using image technology, which, combined with growth in customer bases and other enhanced services, contributed to the overall increase in data processing costs of $95,000. The Company had 222 full-time equivalent employees at December 31, 2002, compared to 163 and 154 at December 31, 2001 and 2000, respectively. Other operating expenses declined in 2001, as a result of non-recurring merger related expenses in 2000.

     The following table summarizes noninterest expense of the Company as of December 31:

                                          YEARS ENDED                                       CHANGE FROM PRIOR YEAR
                                                                                        2002/01               2001/00
(DOLLARS IN THOUSANDS)            2002              2001            2000            AMOUNT    PERCENT     AMOUNT   PERCENT
------------------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits    $9,573            $6,725            $6,472        $2,848     42.3%       $253      3.9%
Occupancy and equipment            1,758             1,512             1,373           246     16.3         139      10.2
Data processing                      889               859               764            30      3.5          95      12.3
Directors' fees                      472               418               411            54     12.9           7       1.7
Amortization of goodwill and
  and other intangible assets        129               147               147          (18)    (12.2)         -         -
Other operating expenses           3,139             2,365             2,737           774     32.7        (372)    (13.6)
------------------------------------------------------------------------------------------------------------------------------------
Total                            $15,960           $12,026           $11,904        $3,934     32.7 %      $122       1.0%
------------------------------------------------------------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INCOME TAXES
Income tax expense was $4,730,000 for 2002, compared to $4,277,000 for 2001 and $4,398,000 for 2000. The effective tax rates on earnings were 35.0%, 34.9% and 35.6%, respectively.


                          REVIEW OF FINANCIAL CONDITION

Asset and liability composition, asset quality, capital resources, liquidity, market risk and interest sensitivity are all factors which affect the Company's financial condition.

ASSETS
Total assets increased 12.3% to $654,066,000 at December 31, 2002, compared to an increase of 5.3% for 2001. Average total assets were $621,141,000, an increase of 10.5% in 2002. Average total assets increased 7.1% in 2001, totaling $562,026,000 for the year. The loan portfolio represents 72.2% of average earning assets and is the primary source of income for the Company.

Funding for loans is provided primarily by core deposits and short-term borrowings. Total deposits increased 11.8% to $545,192,000 at December 31, 2002, compared to a 4.9% increase for 2001.

     The following table sets forth the average balance of the components of average earning assets as a percentage of total average earning assets as of December 31.

                             2002      2001      2000      1999      1998
                           -------   -------   -------   -------   -------
Investment securities        21.47%    21.42%    24.25%    27.23%    25.88%
Loans                        72.18     72.28     73.66     68.62     68.80
Interest bearing deposits
  with other Banks            1.68      2.00      -
Federal funds sold            4.67      4.30      2.09      4.15      5.32
                           -------   -------   -------   -------   -------
                            100.00%   100.00%   100.00%   100.00%   100.00%
                            ======    ======    ======    ======    ======

INTEREST BEARING DEPOSITS WITH OTHER BANKS AND FEDERAL FUNDS SOLD
The Company invests excess cash balances in interest bearing accounts or federal funds sold, with its correspondent banks. These liquid investments are maintained at a level necessary to meet the immediate liquidity needs of the Company. The average balance of interest bearing deposits with other banks and federal funds sold increased $3,635,000 to $37,259,000 during 2002 and $23,227,000 to $33,624,000 during 2001.

INVESTMENT SECURITIES
The investment portfolio is structured to provide liquidity for the Company and also plays an important role in the overall management of interest rate risk. Investment securities in the held to maturity category are stated at cost adjusted for amortization of premiums and accretion of discounts. The Company has the intent and ability to hold such securities until maturity. Investment securities available for sale are stated at estimated fair value based on quoted market prices. They represent securities which may be sold as part of the Company's asset/liability strategy or which may be sold in response to changing interest rates. Net unrealized holding gains and losses on these securities are reported net of related income taxes as accumulated other comprehensive income, a separate component of stockholders' equity. At December 31, 2002, the Company had classified 89% of the portfolio as available for sale and 11% as held to maturity, compared to 91% and 9%, one year ago. The percentage of securities designated as available for sale reflects the amount needed to support the anticipated growth and liquidity needs of the Company. With the exception of municipal securities, it is the general practice of the Company to classify all newly purchased securities as available for sale.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

At December 31, 2002, investment securities available for sale were $110,864,000, a decrease of $4,068,000 or 3.5% compared to $114,932,000 one year ago. U.S. Government Agency bonds totaled $68,087,000 or 61.4% and $67,647,000 or 58.9% of the available for sale portfolio at December 31, 2002 and 2001, respectively. Mortgage-backed securities totaled $32,237,000 or 29.1% and $32,877,000 or 28.6% of the available for sale portfolio at December 31, 2002 and 2001. During 2002, proceeds from matured or called bonds were typically reinvested in U.S. Government Agency bonds with maturities less than 5 years. Earnings on certain U.S. Government Agency Bonds are exempt from state income tax and producing higher effective returns without affecting the overall credit risk and liquidity of the portfolio. In 2001, the Company invested in both U.S. Government Agency bonds and mortgage-backed securities. Investments made in mortgage-backed securities had higher overall yields than U.S. Government Agency bonds. Investment securities held to maturity totaled $13,124,000 at December 31, 2002, compared to $10,896,000 one year ago. Growth in the held to maturity category was the result of investments made in tax-exempt municipal bonds during 2002. The Company does not invest in structured notes or other derivative securities.

The following table sets forth the maturities and weighted average yields of the investment portfolio based upon the earliest possible repricing date as of December 31, 2002.

                                   1 YEAR OR LESS            1-5 YEARS                5-10 YEARS             OVER 10 YEARS
                                   --------------            ---------                ----------             -------------
                               Carrying      Average    Carrying      Average   Carrying      Average     Carrying     Average
(Dollars in thousand)           Amount        Yield      Amount        Yield     Amount        Yield       Amount       Yield
                               ------------------------------------------------------------------------------------------------
Held to Maturity:
Obligations of states and
  political subdivisions (1)    $  1,476       6.16%      $ 3,174       6.54%      $4,296       6.28%        $4,171      6.09%
Mortgage backed securities           -           -              7       9.38          -         -                 -      -
                               ------------------------------------------------------------------------------------------------
  Total Held to Maturity         $ 1,476       6.16%      $ 3,181       6.55%      $4,296       6.28%        $4,171      6.09%
                               ================================================================================================
Available for Sale:
U.S. Treasury and other
  U.S. government agencies       $15,374       4.77%      $52,714       3.81%      $1,064   4.96%           $    -         -%
Obligations of states and
  political subdivisions (1)         111       6.23            -          -            -      -                  -         -
Mortgage backed securities         6,559       5.29        22,973       5.29        1,762   5.50                944      5.91
Other securities                      -          -             -          -            -      -               9,363      4.95
                                ----------------------------------------------------------------------------------------------

  Total Available for Sale      $ 22,044       4.93%      $75,687       4.26%      $2,826   5.30%           $10,307      5.04%
                                ==============================================================================================

(1) Yields adjusted to reflect a tax equivalent basis assuming a federal tax rate of 34%.

LOANS
Loans grew 11.9% in 2002, compared to 2.7% in 2001and 10.6% in 2000. Most of the growth was concentrated in loans secured by real estate, which increased $41,116,000 or 14%. Commercial, financial and agricultural loans increased $3,009,000 or 5.1%, and real estate construction loans increased $5,099,000 or 25.2%. A healthy local real estate market and low interest rates were the driving force behind the record growth. A decline in consumer loans of $2,391,000 or 13.9% resulted in 2002 as many homeowners taking advantage of the low interest rate environment during the year refinanced their residential mortgage loans, paying off consumer debt with equity from their homes. Loans, net of unearned income, totaled $439,539,000 at December 31, 2002, an increase of $46,833,000 when compared to 2001. Loans, net of unearned income, totaled $392,706,000 on December 31, 2001, an increase of $10,200,000 or 2.7% when compared to 2000. Loan growth occurred in all components of the loan portfolio during 2001. Commercial loans increased $4,311,000 or 7.9%, construction loans increased $1,668,000 or 9%, mortgage loans increased $2,785,000 or 1%, and consumer loans increased $1,436,000 or 7.9% for the year ended December 31, 2001. Growth in loans for the year 2001 was difficult because of the number of loans paid off as borrowers sought long-term fixed rate financing that the Company did not offer due to the increased interest rate risk associated with it. However, during September 2002, the Company began to originate and sell long-term fixed rate residential mortgage loans on the secondary market.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


The table below sets forth trends in the composition of the loan portfolio over the past five years.

                                                                               December 31,
(Dollars in thousands)                             2002           2001           2000            1999           1998
                                               -----------------------------------------------------------------------
Commercial, financial and agricultural           $ 61,962       $ 58,953       $ 54,642        $ 55,468       $ 42,109
Real estate - construction                         25,354         20,255         18,587          15,643         13,228
Real estate - mortgage                            335,037        293,921        291,136         258,443        235,830
Consumer                                           17,186         19,577         18,141          16,237         14,393
                                               ----------     ----------      ---------       ---------      ---------
      Total Loans                                $439,539       $392,706       $382,506        $345,791       $305,560
                                                 ========       ========       ========        ========       ========


The table below sets forth the maturities and interest rate sensitivity of the loan portfolio at December 31, 2002.

                                                                    Maturing
                                                Maturing            After one             Maturing
                                                Within             But Within           After Five
                                                One Year           Five Years              Years                Total
Real Estate Construction
      and land development                      $ 20,896               $4,409                 $ 49            $ 25,354
Commercial, financial and agricultural            36,097               18,455                7,410              61,962
Mortgage                                          62,273              171,207              101,557             335,037
Consumer                                           6,144                9,012                2,030              17,186
                                                --------              -------             --------            --------
      Total                                     $125,410             $203,083             $111,046            $439,539
                                                ========             ========             ========            ========

Rate Terms:
   Fixed-Interest Rate Loans                     $61,236             $165,389              $41,714            $268,339
   Adjustable-Interest Rate Loans                 64,174               37,694               69,332             171,200
                                                 -------              -------             --------           ---------
      Total                                     $125,410             $203,083             $111,046            $439,539
                                                ========             ========             ========            ========

DEPOSITS
The Company primarily utilizes core deposits to fund its earning assets. At December 31, 2002 and 2001, deposits provided funding for 88% and 87% of average earning assets, respectively. Average deposits increased 10.8% in 2002, compared to a 7.5% increase in 2001. The average rate paid on interest bearing deposits decreased 132 basis points to 2.60% for 2002, compared to 3.92% for 2001. Growth in deposits occurred in all categories, except certificates of deposit and other time deposits less than $100,000. On a percentage basis the average balance of money management deposits increased in 2002 when compared to 2001. Increased deposits in 2002 and 2001 were partly driven by depositors looking for principal protection despite low rates being paid on these accounts. During 2002, the average balance of noninterest bearing demand deposits increased $8,940,000 or 15.9%, NOW and SuperNOW increased $5,838,000 or 6.8%, savings increased $5,505,000 or 18.1%, money management increased $22,184,000 or 32.2% and certificates of deposit $100,000 or more increased $11,181,000 or 14.6% when compared to 2001. The average balance of certificates of deposit less than $100,000 and other time deposits decreased $3,167,000 or 2.1% during 2002. The overall rate paid for interest bearing deposits declined in 2002 as certificates of deposit with higher rates matured and were reinvested in lower yielding certificates of deposit or savings accounts.

The Company does not accept brokered deposits, nor does it rely on purchased deposits as a funding source for loans.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth the average balances of deposits and the percentage of each category to total deposits for the years ended December 31.

(Dollars in thousands)                                                   Average Balances
---------------------------------------------------------------------------------------------------------------------
                                                   2002                       2001                          2000
---------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand                 $65,067     12.58%           $56,127    12.02%           $50,058    11.53%
Interest bearing deposits
   NOW and Super NOW                        91,938     17.77             86,100    18.45             76,232    17.55
   Savings                                  35,885      6.93             30,380     6.51             30,863     7.11
   Money management                         91,063     17.61             68,879    14.76             71,788    16.53
   CD's and other time deposits
      less than $100,000                   145,539     28.14            148,706    31.86            134,245    30.91
   CD's $100,000 or more                    87,761     16.97             76,580    16.40             71,111    16.37
                                          --------     -----           --------   ------           --------   ------
                                          $517,253    100.00%          $466,772   100.00%          $434,297   100.00%
                                          ========    =======          ========   =======          ========   =======

The following table sets forth the maturity ranges of certificates of deposit with balances of $100,000 or more on December 31, 2002 (in thousands).

           Three months or less                                  $46,991
           Over three through twelve month                        17,374
           Over twelve months                                     35,279
                                                                --------
                                                                 $99,644

SHORT-TERM BORROWINGS
Short-term borrowings consist primarily of securities sold under agreement to repurchase. These short-term obligations are issued in conjunction with cash management services for deposit customers. The average balance of these borrowings increased $1,671,000 or 8.7% in 2002, compared to a decrease of $2,207,000 or 10.3% in 2001. In order to meet short-term liquidity needs the Company may borrow from a correspondent bank under a federal funds line of credit arrangement, however no such borrowings occurred during 2002.

The following table sets forth the Company's position with respect to short-term borrowings.

(Dollars in thousands)                                   2002                        2001                        2000
----------------------------------------------------------------------------------------------------------------------------
                                                            INTEREST                    INTEREST                    INTEREST
                                                  BALANCE     RATE             BALANCE    RATE             BALANCE    RATE
----------------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED AND SECURITIES SOLD
   UNDER AGREEMENTS TO REPURCHASE:
      Average outstanding for the year            $20,986     1.15%            $19,315    2.87%            $21,522    5.09%
      Outstanding at year end                      22,008     0.90%             17,054    1.15%             16,252    4.96
      Maximum outstanding at any month end         28,585      -                25,175     -                32,498     -

CAPITAL MANAGEMENT
The Company continues to maintain capital at levels in excess of the risk based capital guidelines adopted by the federal banking agencies. Total stockholders' equity was $78,028,000 at December 31, 2002, 9.9% higher than the previous year. Stockholders' equity was $70,971,000 at December 31, 2001, an increase of 9.1% over December 31, 2000. The increase in stockholders' equity in 2002 is primarily due to earnings of the Company for the year of $8,790,000, reduced by dividends paid on common stock of $3,217,000. The Company recorded an additional $800,000 in stockholders' equity in 2002 as a result of the issuance of 39,037 shares of common stock for acquisitions.

The Company records unrealized holding gains (losses), net of tax, on investment securities available for sale as accumulated other comprehensive income (loss), a separate component of stockholder's equity. As of December 31, 2002, the portion of the Banks' investment portfolio designated as "available for sale" had unrealized holding gains, net of tax, of $1,152,000, compared to $466,000 at December 31, 2001.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table compares the Company's capital ratios as of December 31 to the regulatory requirements.

                                                                   Regulatory
(Dollars in thousands)                2002              2001       Requirements
--------------------------------------------------------------------------------
Tier 1 capital                     $ 68,799         $  68,657
Tier 2 capital                        9,229             2,313
--------------------------------------------------------------------------------
Total capital, less deductions     $ 78,028         $  70,970
Risk-adjusted assets               $449,988         $ 402,436
Risk-based capital ratios:
   Tier 1                             15.29%            17.06%         4.0%
   Total capital                      17.34%            17.64%         8.0%
Total capital                      $ 68,799          $ 68,657
--------------------------------------------------------------------------------
Total adjusted assets              $641,378          $579,349
Leverage capital ratio                10.73%            11.85%         4.0%
--------------------------------------------------------------------------------

Management knows of no trends or demands, commitments, events or uncertainties, which will materially affect capital.

RISK MANAGEMENT
The Board of Directors is the foundation for effective corporate governance and risk management. The Board demands accountability of management, keeping the interests of stockholders' in focus. Through its Asset/Liability and Audit Committees, the Board actively reviews critical risk positions, including market, credit, liquidity and operational risk. The Company's goal in managing risk is to reduce earnings volatility, control exposure to unnecessary risk, and ensure appropriate returns for risk assumed. Senior members of management actively manage risk at the product level, supplemented with corporate level oversight through the Asset/Liability Committee and internal audit function. The risk management structure is designed to identify risk issues through a systematic process, enabling timely and appropriate action to avoid and mitigate risk.

CREDIT RISK MANAGEMENT
The Company's loan portfolio is subject to varying degrees of credit risk. Credit risk is mitigated through portfolio diversification, limiting exposure to any single industry or customer, collateral protection and standard lending policies and underwriting criteria. The following discussion provides information and statistics on the overall quality of the Company's loan portfolio. Note 1 of the notes to consolidated financial statements describes the accounting policies related to nonperforming loans and charge-offs and describes the methodologies used to develop the allowance for credit losses, including both the specific and nonspecific components. Management believes the policies governing nonperforming loans and charge-offs are consistent with regulatory standards. The amount of the allowance for credit losses and the resulting provision are reviewed monthly by senior members of management and approved quarterly by the Board of Directors.

The allowance is increased by provisions for credit losses charged to expense and recoveries of loans previously charged-off. It is decreased by loans charged-off in the current period. Provisions for credit losses are made to bring the allowance for credit losses within the range of balances that are considered appropriate based upon the allowance methodology and to reflect losses within the loan portfolio as of the balance sheet date. The Company recorded a provision for credit losses of $356,000 in 2002, compared to $226,000 in 2001 and $437,000 in 2000. Net charge-offs were $428,000 in 2002, $236,000 in
2001 and $229,000 in 2000. While the local economy does not seem to be showing signs of weakness or recession exhibited elsewhere in the nation, management is aware that the effects of continued weakness in the national economy could result in future higher loss levels for the Company. The ratio of net charge-offs to average loans was .10% in 2002, compared to .06% in 2001. At December 31, 2002, the allowance for credit losses was $4,117,000, or .97% of outstanding loans, and 534% of total nonaccrual loans. This compares to an allowance of $4,189,000, or 1.08% of outstanding loans and 444% of nonaccrual loans, at December 31, 2001, and an allowance for credit losses of $4,199,000, or 1.14% of outstanding loans and 674% of nonaccrual loans, at December 31, 2000.

The adequacy of the allowance for credit losses is determined based upon management's estimate of the inherent risks associated with lending activities, estimated fair value of collateral, past experience and present indicators such as loan delinquency trends, nonaccrual loans and current market conditions. Management believes the allowance is adequate; however, future changes in the composition of the loan portfolio and financial condition of borrowers may result in additions to the allowance. Examination of the portfolio and allowance by various regulatory agencies and consultants engaged by the Company may result in the need for

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

additional provisions based upon information available at the time of the examination.

Each of the Company's bank subsidiaries maintains a separate allowance for credit losses, which is only available to absorb losses from their respective loan portfolios. Each bank's allowance is subject to regulatory examination and determination as to its adequacy.

The allowance for credit losses is comprised of two parts: the specific allowance and the nonspecific allowance. The specific allowance is the portion of the allowance that results from management's evaluation of specific loss allocations for identified problem loans and pooled reserves based on historical loss experience for each loan category. The nonspecific allowance is determined based on management's assessment of industry trends and economic factors in the markets in which the Company operates. The determination of the nonspecific allowance involves a higher risk of uncertainty and considers current risk factors that may not have yet manifested themselves in the Company's historical loss factors.

The specific allowance is based on quarterly analysis of the loan portfolio by each Bank and is determined based upon the analysis of collateral values, cash flows and guarantor's financial capacity, whichever are applicable. In addition, allowance factors are applied to internally classified loans for which specific allowances have not been determined and historical loss factors are applied to homogenous pools of unclassified loans. Historical loss factors may be adjusted by management in situations where no historical losses have occurred or where current conditions are not reflective of the specific history of the Company.

The nonspecific allowance is based upon management's evaluation of external conditions, the effects of which are not directly measured in the determination of the specific allowance. The conditions evaluated in connection with the nonspecific allowance include: general economic and business conditions affecting the Company's primary lending area; credit quality trends; collateral values; loan values; loan volumes and concentrations; seasoning of the loan portfolio; specific industry conditions within the portfolio segments; recent loss experience; duration of the current business cycle; bank regulatory examination results; and findings of internal loan review personnel. Management reviews the conditions which impact the nonspecific allowance quarterly and to the extent any of these conditions relate to specifically identifiable loans may reflect the adjustment in the specific allowance. Where any of these conditions is not related to a specific loan or loan category, management's evaluation of the probable loss related to the condition is reflected in the nonspecific allowance.

Management's decision regarding the amount of the provision is influenced by growth in commercial and real estate loan balances. In 2002, the Company experienced its highest level of charge-offs in five years. Charge-offs were $538,000, compared to $335,000 and $378,000 in 2001 and 2000, respectively. Past due and nonaccrual loans declined in 2002. In 2001, past due and nonaccrual loans increased; however, they represented primarily well-secured loans with limited exposure to the Company. In 2000, nonaccrual loans declined and net charge offs increased due to a reduction in recoveries of $100,000.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following table sets forth a summary of the Company's loan loss experience for the years ended December 31.

(Dollars in thousands)                              2002            2001           2000            1999           1998
-----------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                        $ 4,189        $  4,199       $  3,991        $  3,931       $  3,942
                                                  ---------      --------       --------        --------       --------
   Loans charged off:
      Real estate loans                               (86)             (5)           (61)           (121)           (69)
      Installment loans                              (170)           (155)           (73)           (146)          (122)
      Commercial and other                           (282)           (175)          (244)           (162)          (193)
                                                   -------         -------         ------          ------        -------
                                                     (538)           (335)          (378)           (429)          (384)
                                                  -------         -------         ------          ------        -------
   Recoveries:
      Real estate loans                                16               2             18              50             26
      Installment loans                                76              60             50              43             57
      Commercial and other                             18              37             81             156             50
                                                  -------         -------       --------       ---------          -----
                                                      110              99            149             249            133
                                                  -------         -------       --------       ---------        -------
   Net losses charged off                            (428)           (236)          (229)           (180)          (251)
   Provision for credit losses                        356             226            437             240            240
                                                  -------        --------        -------         -------        -------
Balance, end of year                              $ 4,117         $ 4,189        $ 4,199         $ 3,991        $ 3,931
                                                  -------         -------        -------         -------        -------

Average loans outstanding                        $423,771        $386,161       $367,075        $324,507       $297,786
                                                 ========        ========       ========        ========       ========

      Percentage of net charge-offs to average
         loans outstanding during the year          .10%            .06%           .06%            .06%        .08%
      Percentage of allowance for loan losses
        at year-end to average loans               0.97%           1.08%          1.14%           1.23%          1.32%

Total non-accrual loans of the Company declined during 2002, representing .18% of total loans, net of unearned income at December 31, 2002, compared to .24% one year earlier. Loan delinquencies decreased to $374,000 for 2002, compared to $1,532,000 for 2001.

The following table summarizes the past due and non-performing assets of the Company as of December 31.

(Dollars in thousands)                                 2002           2001            2000           1999           1998
-------------------------------------------------------------------------------------------------------------------------
Non-performing assets:
  Non-accrual loans                                    $771          $ 943           $ 623         $1,812        $   873
  Other real estate and other assets owned               54             56              14            137            164
                                                     ------          -----           -----         ------        -------
Total non-performing assets                             825            999             637          1,949          1,037
Past due loans                                          374          1,532           1,333          1,333          1,436
                                                     ------         ------          ------        -------        -------
    Total non-performing assets and past due loans   $1,199         $2,531          $1,970         $3,282         $2,473
                                                     ======         ======          ======         ======         ======

Non-accrual loans to total loans at period end         .18%           .24%            .16%           .52%           .29%
Non-accrual loans and past due loans,
  to total loans at period end                         .26%           .64%            .51%           .91%           .76%

During 2002 there was no change in the methods or assumptions affecting the allowance methodology. Despite a higher provision for credit losses, the allowance decreased $72,000 or 1.7% during 2002 as the result of higher levels of charge-offs in the consumer and commercial categories. The quality of the loan portfolio was strong with nonaccrual loans and delinquencies at December 31, 2002 lower than at December 31, 2001. The nonspecific allowance at December 31, 2002 was 2.0% of the total allowance, compared to 4.4% one year ago. The allowance pertaining to commercial, financial and agricultural loans represented 45.4% of the total allowance at December 31, 2002, compared to 37.3% at December 31, 2001. The increase related to the analysis of specific commercial loans with identifiable potential losses. The amount of the reserve allocated to real estate mortgage loans declined from 45.8% at December 31, 2001 to 44.4% at December 31, 2002 due to fewer specific losses identified in that category. The Company's loans are primarily made in Kent, Queen Anne, Talbot, Caroline and Dorchester Counties on Maryland's Eastern Shore.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Real estate mortgage loans represented 76.2% of the portfolio at December 31, 2002, compared to 74.8% at December 31, 2001. The Company has experienced low loss levels with respect to these loans as a result of its substantial experience in the markets it serves as well as its conservative lending practices.

The following table sets forth the allocation of the allowance for credit losses and the percentage of loans in each category to total loans for the years ended December 31,

                                          2002              2001                2000                1999              1998
(IN THOUSANDS)                           AMOUNT      %     AMOUNT      %       AMOUNT       %      AMOUNT     %      AMOUNT    %
----------------------------------------------------------------------------------------------------------------------------------
Commercial, Financial and Agricultural $1,869    14.1%    $1,563   15.0%     $1,694     14.3%    $1,437   16.1%      $947    13.8%
Real Estate-Construction                  172     5.8        135    5.2         126      4.9        108    4.5        148     4.3
Real Estate-Mortgage                    1,825    76.2      1,918   74.8       1,807     76.1      1,991   74.7      1,628    77.2
Consumer                                  169     3.9        387    5.0         412      4.7        438    4.7        296     4.7
Nonspecific                                82      -         186     -          160       -          17     -         912      -
                                       -------------------------------------------------------------------------------------------
                                       $4,117     100%    $4,189   100%      $4,199      100%    $3,991    100%    $3,931     100%
                                       ===========================================================================================

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

At December 31, 2002, the Company's loan to deposit ratio was 81%, the same as one year ago. Investment securities available for sale totaling $110,864,000 were available for the management of liquidity and interest rate risk. Cash and cash equivalents at December 31, 2002 were $69,468,000, up $17,830,000 from one year ago. Management is not aware of any demands, commitments, events or uncertainties that will materially affect the Company's ability to maintain liquidity at satisfactory levels.

MARKET RISK MANAGEMENT
Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates or equity pricing. The Company's principal market risk is interest rate risk that arises from its lending, investing and deposit taking activities. The Company's profitability is dependent on the Banks' net interest income. Interest rate risk can significantly affect net interest income to the degree that interest bearing liabilities mature or reprice at different intervals than interest earning assets. The Asset/Liability Committee of the Board of Directors (the "ALCO") of both Banks oversees the management of interest rate risk. The ALCO's primary purpose is to manage the exposure of net interest margins to unexpected changes due to interest rate fluctuations. These efforts affect the loan pricing and deposit rate policies of the Company as well as the asset mix, volume guidelines, and liquidity and capital planning.

The Company does not utilize derivative financial or commodity instruments or hedging strategies in its management of interest rate risk. Since the Company is not exposed to market risk from trading activities and does not utilize hedging strategies or off-balance sheet management strategies, the ALCO relies on "gap" analysis as its primary tool in managing interest rate risk. Gap analysis summarizes the amount of interest sensitive assets and liabilities which will reprice over various time intervals. The difference between the volume of assets and liabilities repricing in each interval is the interest sensitivity "gap". "Positive gap" occurs when more assets reprice in a given time interval, while "negative gap" occurs when more liabilities reprice. As of December 31, 2002, the Company had a negative gap position within the one-year repricing interval. The negative gap position could have a negative effect on the Company's net interest margin if short-term interest rates continue to decline in 2003. Rates paid for interest bearing liabilities are approaching their theoretical floors with very little room left for reductions in the rates being paid to depositors. The following table summarizes the Company's interest sensitivity at December 31, 2002. Loans, federal funds sold, time deposits and short term borrowings are classified based upon contractual maturities if fixed-rate or earliest repricing date if variable rate. Investment securities are classified by contractual maturities or, if they have call provisions, by the most likely repricing date.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                                3 Months         1 Year                         Non-
                                                  Within        through          through        After         Sensitive
December 31, 2002                                3 Months       12 Months        5 Years        5 Years        Funds       Total
-----------------------------------------------------------------------------------------------------------------------------------
                                                                            (Dollars in Thousands)
ASSETS:
   Loans                                          $157,510        $43,783        $202,629        $35,593      $ (4,093)   $435,422
   Investment securities                             4,460         13,397          59,114        38,930          8,087     123,988
   Interest bearing deposits with other banks       20,006             -               -             -              -       20,006
   Federal funds sold                               27,141             -               -             -              -       27,141
   Other Assets                                         -              -               -             -          47,509      47,509
-----------------------------------------------------------------------------------------------------------------------------------
   Total Assets                                   $209,117        $57,180        $261,743       $74,523        $51,503    $654,066
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
   Certificates of deposit $100,000 and over       $46,991        $17,374         $35,279       $    -        $     -      $99,644
   Other time deposits                              26,827         42,723          75,000            -              -      144,550
   Savings and money market                        131,454             -              -              -              -      131,454
   NOW and SuperNOW                                 99,434             -              -              -              -       99,434
   Noninterest bearing demand                          -               -              -              -          70,110      70,110
   Short term borrowings                            22,008             -              -              -              -       22,008
   Long-term debt                                      -               -           5,000             -              -        5,000
   Other liabilities                                   -               -              -              -           3,838       3,838
STOCKHOLDERS' EQUITY                                   -               -              -              -          78,028      78,028
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $326,714        $60,097       $115,279       $     -        $151,976    $654,066
-----------------------------------------------------------------------------------------------------------------------------------
   Excess                                        $(117,597)       $(2,917)      $146,464        $74,523      $(100,473)
   Cumulative Excess                             $(117,597)     $(120,514)       $25,950       $100,473      $      -
   Cumulative Excess as percent of total            (17.98)%       (18.43)%         3.97%         15.36%            -

In addition to gap analysis, the Banks utilize simulation models to quantify the effect a hypothetical immediate plus or minus 200 basis point change in rates would have on net interest income and the fair value of capital. The model takes into consideration the effect of call features of investments as well as prepayments of loans in periods of declining rates. When actual changes in interest rates occur, the changes in interest earning assets and interest bearing liabilities may differ from the assumptions used in the model. As of December 31, 2002, the model produced the following sensitivity profile for net interest income and the fair value of capital.

                                          Immediate Change in Rates       Policy
                                 +200 Basis Points    -200 Basis Points   Limit
--------------------------------------------------------------------------------
% Change in Net Interest Income          4.59%             (12.21)%       + 25%
                                                                          --
% Change in Fair Value of Capital        1.68%              (0.60)%       + 15%
                                                                          --

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

STOCK LISTING
The Company's common is listed on the Nasdaq Small Cap Market under the symbol SHBI. Prior to April 2001, the Company's stock was quoted on the OTC Bulletin Board under the symbol SHBI and was traded infrequently. Price information prior to April 2001 is based upon the participation of market makers for the Company's stock and actual transfers recorded by the transfer agent.

RECENT STOCK PRICES AND DIVIDENDS
The Board of Directors establishes the amount of the dividend to be paid each quarter based upon such factors as operating results, financial condition, capital adequacy, regulatory requirements, and shareholder return. Shareholders received dividends totaling $3,217,000 in 2002 and $3,198,000 in 2001. The ratio of dividends per share to net income per share was 36.6% in 2002 compared to 40% in 2001.

The following table indicates cash dividends paid per share for each quarter of 2002, 2001 and 2000 and the ranges of representative sales prices for the stated periods.

                              2002                             2001                                  2000
                      Price Range   Dividends            Price Range   Dividends            Price Range   Dividends
                      High    Low           Paid         High    Low           Paid         High    Low           Paid
First Quarter        $18.20  - 20.90        $ .15       $ 17.50 - 13.50        $ .15       $ 21.00 - 18.00   $.12
Second Quarter        19.52 - 22.00           .15         20.00 - 14.75          .15         19.00 - 12.00       .12
Third Quarter          19.55 - 22.00          .15         20.45 - 18.88          .15         22.00 - 13.00       .12
Fourth Quarter         21.50 - 23.49          .15         19.25 - 17.10          .15         18.25 - 11.00    .16
                                            -----                              -----                         ----
                                             $.60                              $ .60                         $.52
                                             ====                              =====                         ====

The ability of the Company to pay dividends is limited by federal and Maryland law. The Company may pay dividends only out of prior operating earnings. For more information regarding these restrictions, see the Risk Factors in Part I,
Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002 under the heading "The Company's Ability to Pay Dividends is Limited".

                             SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data for the five years ended December 31, 2002 and is qualified in its entirety by the detailed information and financial statements, including notes thereto, included elsewhere or incorporated by reference in this annual report. This data should be read in conjunction with the financial statements and related notes thereto, included elsewhere in this annual report and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                            Years Ended December 31,
(Dollars in thousands, except per shares data)                            2002        2001         2000         1999         1998
-----------------------------------------------------------------------------------------------------------------------------------

RESULTS OF OPERATIONS:
Interest income                                                        $36,306     $38,938      $39,480      $35,435      $34,058
Interest expense                                                       12,438       17,061       17,888       16,039       15,386
                                                                       -------      ------       ------       ------       ------
Net interest income                                                     23,868      21,877       21,592       19,396       18,672
Provision for credit losses                                                356         226          437          240          240
                                                                     ---------      ------     --------     --------     --------
Net interest income after provision for credit losses                   23,512      21,651       21,155       19,156       18,432
Noninterest income                                                       5,968       2,646        3,104        2,138        1,660
Noninterest expenses                                                    15,960      12,026       11,904       10,961       10,634
                                                                        ------      ------       ------       ------      -------
Income before taxes                                                     13,520      12,271       12,355       10,333        9,458
Income taxes                                                             4,730       4,277        4,398        3,528        3,224
                                                                        ------     -------      -------      -------       ------
    NET INCOME                                                         $8,790      $ 7,994      $ 7,957      $ 6,805       $6,234
                                                                       =======     =======      =======      =======       ======
PER SHARE DATA:
Net income - basic                                                       $1.64       $1.50        $1.50        $1.28        $1.16
Net income - diluted                                                     1.62         1.49         1.48         1.27         1.15
Dividends paid                                                             .60         .60          .52          .45          .40
Book value (at year end)                                                 14.52       13.31        12.21        11.00        10.58
Tangible book value (at year end) (1)                                    13.08       13.03        11.91        10.67        10.22

FINANCIAL CONDITION (AT YEAR END):
Assets                                                                $654,066    $582,403     $553,097     $518,217     $483,308
Deposits                                                               545,192     487,470      464,485      436,021      403,237
Total loans, net of unearned income
  and allowance for credit losses                                      435,422     388,516      378,307      341,800      301,629
Stockholders' equity                                                    78,028      70,971       65,024       58,485       56,188

PERFORMANCE RATIOS (FOR THE YEAR):
Return on average assets                                                 1.42%       1.42%        1.52%        1.37%        1.37%
Return on average stockholders' equity                                  11.79%      11.70%       12.98%       11.85%       11.16%
Net interest margin                                                      4.12%       4.15%        4.40%        4.18%        4.40%
Efficiency ratio(2)                                                     53.49%      49.04%       48.20%       50.90%       52.30%
Dividend payout ratio                                                   36.60%      40.00%       34.97%       35.34%       34.39%
Average stockholders' equity to average total assets                    12.00%      12.16%       11.68%       11.53%       12.25%

(1) Total stockholders' equity, net of goodwill and other intangible assets, divided by the number of shares of common stock outstanding at year end.

(2) Noninterest expenses as a percentage of total revenue(net interest income plus total noninterest income). Lower ratios idicate improved productivity.


                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2002 and 2001

                                                                                        2002                          2001
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
     Cash and due from banks                                                         $  22,321,279                $   17,424,346
     Interest bearing deposits with other banks                                         20,005,728                    14,178,789
     Federal funds sold                                                                 27,141,300                    20,035,061
     Investment securities:
       Available for sale - at fair value                                              110,863,542                   114,932,289
       Held to maturity - at amortized cost - fair value of
          (2002) $13,379,216 and (2001) $11,041,923                                     13,124,236                    10,896,293
     Loans, less allowance for credit losses (2002) $4,116,598
          (2001) $4,189,368                                                            435,422,089                   388,516,236
Insurance premiums receivable                                                            1,619,158                      --
Premises and equipment, net                                                              8,533,848                     7,224,093
Accrued interest receivable on loans and investment securities                           2,958,439                     3,320,923
Investment in unconsolidated subsidiary                                                  1,165,567                     1,125,567
Goodwill                                                                                 5,990,132                     1,439,553
Other intangible assets                                                                  1,796,687                        35,288
Deferred income taxes                                                                      270,130                       681,441
Other real estate                                                                           54,116                        56,116
Other assets                                                                             2,800,242                     2,537,486
                                                                                     -------------                  ------------

       Total assets                                                                   $654,066,493                  $582,403,481
                                                                                      ============                  ============

LIABILITIES
     Deposits:
       Noninterest bearing demand                                                    $ 70,109,964                   $ 65,305,024
       NOW and Super NOW                                                                99,434,204                    91,287,765
       Certificates of deposit, $100,000 or more                                        99,643,911                    75,096,165
       Other time and savings                                                          276,003,835                   255,780,674
                                                                                     -------------                 -------------
                                                                                       545,191,914                   487,469,628

     Accrued interest payable                                                              636,743                       784,994
     Short term borrowings                                                              22,008,117                    17,053,864
     Long term debt                                                                      5,000,000                     5,000,000
     Other liabilities                                                                   3,201,819                     1,124,362
                                                                                   ---------------               ---------------
       Total liabilities                                                               576,038,593                   511,432,848
                                                                                     -------------                 -------------

 STOCKHOLDERS' EQUITY
     Common stock, par value $.01, authorized 35,000,000 shares;
       issued and outstanding (2002) 5,372,064 shares;
       (2001) 5,332,947 shares                                                              53,721                        53,330
     Additional paid in capital                                                         23,837,608                    23,039,084
     Retained earnings                                                                  52,984,735                    47,411,873
     Accumulated other comprehensive income                                              1,151,836                       466,346
                                                                                    --------------                  ------------

          Total stockholders' equity                                                    78,027,900                    70,970,633
                                                                                    --------------                  ------------

          Total liabilities and stockholders' equity                                 $654,066,493                   $582,403,481
                                                                                     =============                  ============



The notes to consolidated financial statements are an integral part of these statements.

                        CONSOLIDATED STATEMENTS OF INCOME
              For the Years Ended December 31, 2002, 2001 and 2000

                                                                         2002                   2001             2000
-----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
   Loans, including fees                                            $29,604,305            $31,256,323            $31,619,234
   Interest and dividends on investment securities:
     Taxable                                                          5,615,608              5,955,160              6,691,678
     Tax-exempt                                                         483,731                443,986                499,215
Federal funds sold                                                      453,458                912,517                669,823
   Other interest                                                       149,300                369,903                      -
                                                                    -----------           ------------           ------------
         Total interest income                                       36,306,402             38,937,889             39,479,950
                                                                    -----------           ------------           ------------

INTEREST EXPENSE
   NOW and Super NOW accounts                                           753,898              1,483,160              1,989,954
   Certificates of deposit, $100,000 or more                          3,031,783              4,025,784              4,071,479
   Other time and savings                                             8,157,742             10,727,057             10,414,939
   Interest on short term borrowings                                    243,001                554,585              1,096,149
   Interest on long term debt                                           251,952                270,602                315,467
                                                                    -----------           ------------           ------------
         Total interest expense                                      12,438,376             17,061,188             17,887,988
                                                                    -----------           ------------           ------------

NET INTEREST INCOME                                                  23,868,026             21,876,701             21,591,962

PROVISION FOR CREDIT LOSSES                                             356,066                226,000                437,045
                                                                    -----------           ------------          -------------

NET INTEREST INCOME AFTER PROVISION
     FOR CREDIT LOSSES                                               23,511,960             21,650,701             21,154,917

NONINTEREST INCOME
   Service charges on deposit accounts                                1,915,103              1,876,591              1,750,652
   Gain (loss) on sale of securities                                     26,126                  9,631                (47,839)
   Gain on life insurance policies                                         -                     -                    750,004
   Insurance agency commissions                                       2,871,620                  -                    -
   Other operating income                                             1,155,640                759,906                650,739
                                                                     ----------             ----------             ----------
                                                                      5,968,489              2,646,128              3,103,556
                                                                     ----------             ----------             ----------
NONINTEREST EXPENSE
   Salaries and wages                                                 7,386,228              5,046,246              4,783,091
   Employee benefits                                                  2,187,051              1,678,466              1,688,893
   Occupancy expense                                                  1,019,380                824,164                714,775
   Furniture and equipment expense                                      738,362                687,548                657,696
   Data processing                                                      889,329                858,635                764,413
   Directors' fees                                                      471,618                417,559                410,788
   Goodwill amortization                                                      -                140,445                140,445
   Amortization of other intangible assets                              129,484                  6,943                  6,943
   Other operating expenses                                           3,139,012              2,365,871              2,736,641
                                                                     ----------             ----------             ----------
                                                                     15,960,464             12,025,877             11,903,685
                                                                     ----------             ----------             ----------

INCOME BEFORE INCOME TAXES                                           13,519,985             12,270,952             12,354,788
Federal and state income taxes                                        4,729,841              4,276,857              4,397,824
                                                                     ----------             ----------             ----------

NET INCOME                                                          $ 8,790,144            $ 7,994,095            $ 7,956,964
                                                                    ===========            ===========            ===========

Basic earnings per common share                                       $1.64                  $1.50                    $1.50
                                                                      =====                  =====                    =====

Diluted earnings per common share                                     $1.62                  $1.49                    $1.48
                                                                      =====                  =====                    =====

The notes to consolidated financial statements are an integral part of these statements.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 2002, 2001 and 2000

                                                                                                   ACCUMULATED
                                                                ADDITIONAL                            OTHER              TOTAL
                                                   COMMON        PAID IN          RETAINED        COMPREHENSIVE      STOCKHOLDERS'
                                                   STOCK         CAPITAL          EARNINGS        INCOME (LOSS)         EQUITY
                                               ------------    ------------      ------------     -------------       ------------
Balances, January 1, 2000                      $     53,148    $ 22,776,437      $ 37,429,483       ($1,773,696)      $ 58,485,372
Comprehensive income:
Net income                                               -               -          7,956,964                -           7,956,964
Other comprehensive income, net of tax:
 Unrealized loss on available for
     sale securities, net of reclassification
     adjustment of $(7,148)                              -               -                 -          1,219,752          1,219,752
                                                                                                                      ------------
Total comprehensive income                               -               -                 -                 -           9,176,716
                                               ------------    ------------      ------------     -------------       ------------

Shares repurchased and retired                           (1)         (1,461)               -                 -              (1,462)
9,191 shares issued under 401(k) plan                    92         143,044                -                 -             143,136
Exercise of stock options                                 5           5,687                -                 -               5,692
Fractional shares redeemed                               (2)             -             (2,546)               -              (2,548)
Cash dividends paid, $.52 per share                      -               -         (2,782,653)               -          (2,782,653)
                                               ------------    ------------      ------------     -------------       ------------

Balances, December 31, 2000                          53,242      22,923,707        42,601,248          (553,944)        65,024,253
Comprehensive income:
Net income                                               -               -          7,994,095                -           7,994,095
Other comprehensive income, net of tax:
 Unrealized gain on available for
     sale securities, net of reclassification
     adjustment of $(7,110)                              -               -                 -          1,020,290          1,020,290
                                                                                                                       -----------
Total comprehensive income                               -               -                 -                 -           9,014,385
                                                                                                                       -----------

Shares repurchased and retired                           -           (1,020)               -             (1,020)
2,722 shares issued under 401(k) plan                    27          41,143                -                 -              41,170
Exercise of stock options                                61          75,254                -                 -              75,315
 Premium received on issuance of
 shares in unconsolidated subsidiary                                                   14,170                               14,170
Cash dividends paid $.60 per share                       -               -         (3,197,640)               -          (3,197,640)
                                               ------------    ------------      ------------     -------------       ------------

Balances, December 31, 2001                          53,330      23,039,084        47,411,873           466,346         70,970,633
COMPREHENSIVE INCOME:
NET INCOME                                               -               -          8,790,144                -          8,790,144
OTHER COMPREHENSIVE INCOME, NET OF TAX:
 UNREALIZED GAIN ON AVAILABLE FOR
     SALE SECURITIES, NET OF RECLASSIFICATION
     ADJUSTMENT OF $(416)                                -               -                 -            685,490            685,490
                                                                                                                     -------------
TOTAL COMPREHENSIVE INCOME                               -               -                 -                 -           9,475,634
                                                                                                                     -------------

SHARES REPURCHASED AND RETIRED                          (12)        (20,832)               -                 -            (20,844)
SHARES ISSUED IN ACQUISTION OF                          390         799,610                                               800,000
     INSURANCE AGENCIES
SHARES ISSUED FOR EMPLOYEE STOCK
     PURCHASE PLAN                                       13          19,746                -                 -             19,759
CASH DIVIDENDS PAID $.60 PER SHARE                       -               -         (3,217,282)               -         (3,217,282)
                                               ------------    ------------      ------------     -------------      ------------
BALANCES, DECEMBER 31, 2002                    $     53,721    $ 23,837,608      $ 52,984,735     $   1,151,836      $ 78,027,900
                                               ============    ============      ============     =============      ============


The notes to consolidated financial statements are an integral part of these statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 2002, 2001 and 2000

                                                               2002             2001             2000
                                                          -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                             $   8,790,144    $   7,994,095    $   7,956,964
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization                           1,266,580          995,676          926,318
      Discount accretion on debt securities                    (110,316)        (131,060)         (25,244)
      (Gain) loss on sale of securities                         (26,126)          (9,631)          47,839
      Gain on life insurance policies                                --               --         (750,004)
      Provision for credit losses, net                          (72,770)          (9,640)         208,450
      Deferred income taxes                                     (19,996)        (136,433)         (89,489)
      (Gain) loss on disposal of premises and equipment          (1,125)             328            2,651
      Loss on other real estate owned                             4,000            5,000           17,566
      Net changes in:
        Insurance premiums receivable                        (1,619,158)              --               --
        Accrued interest receivable                             362,484        1,012,644         (748,988)
        Other assets                                           (302,756)        (367,486)         304,442
        Accrued interest payable                               (148,251)        (220,884)         324,618
        Other liabilities                                     2,077,457         (205,051)         233,412
                                                          -------------    -------------    -------------

           Net cash provided by operating activities         10,200,167        8,927,558        8,408,535
                                                          -------------    -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sales of securities available for sale       3,017,109        5,509,843        8,116,313
   Proceeds from maturities and principal payments
      of securities available for sale                       79,132,663       77,482,056       93,159,085
   Purchases of securities available for sale               (77,385,015)    (101,367,542)     (96,272,930)
   Proceeds from maturities and principal payments
      of securities held to maturity                          3,991,642       13,274,235        3,580,036
   Purchases of securities held to maturity                  (6,223,062)      (1,622,415)        (311,170)
   Net increase in loans                                    (46,878,083)      (9,588,339)     (36,982,347)
   Purchase of loans                                                 --         (980,837)              --
Proceeds from sale of loans                                          --          322,710               --
   Purchase of premises and equipment                        (1,599,409)        (738,686)      (1,256,773)
   Proceeds from sale of other real estate owned                 43,000               --          372,494
   Proceeds from life insurance policies                             --               --        1,170,966
   Proceeds from sale of premises and equipment                  22,000               --           20,700
   Acquisition, net of stock issued                          (5,949,073)              --               --
                                                          -------------    -------------    -------------
Net cash used in investing activities                       (51,828,228)     (17,708,975)     (28,403,626)
                                                          -------------    -------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in demand, NOW,
      money market, and savings deposits                     36,418,059       20,424,729       13,849,924
   Net increase in certificates of deposit                   21,304,227        2,559,913       14,614,017
   Net increase (decrease) in short term borrowings           4,954,253          801,682         (681,126)
   Proceeds from issuance of common stock                        19,759          116,485          148,828
   Repurchase of common stock                                   (20,844)          (1,020)          (4,010)
   Dividends paid                                            (3,217,282)      (3,197,640)      (2,782,653)
                                                          -------------    -------------    -------------

           Net cash provided by financing activities         59,458,172       20,704,149       25,144,980
                                                          -------------    -------------    -------------

              For the Years Ended December 31, 2002, 2001 and 2000

                                                     2002            2001              2000
                                                  -----------    ------------      ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS         17,830,111       11,922,732         5,149,889

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR                                 51,638,196      39,715,464        34,565,575
                                                  -----------    ------------      ------------
CASH AND CASH EQUIVALENTS AT
 END OF YEAR                                      $69,468,307    $51,638,196        $39,715,464
                                                  ===========    ===========        ===========
Supplemental cash flows information:

 Interest paid                                   $12,586,627      $17,282,072       $17,563,370
                                                 ===========      ===========       ===========

 Income taxes paid                               $ 4,680,382       $4,439,933       $ 4,108,127
                                                 ===========       ==========       ===========

 Transfers from loans to other real estate       $    45,000       $   47,000       $   267,060
                                                 ===========       ==========       ===========

The notes to consolidated financial statements are an integral part of these statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              For the Years Ended December 31, 2002, 2001 and 2000

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of Shore Bancshares, Inc. and its affiliates (the "Company"), with all significant intercompany transactions eliminated. The investments in subsidiaries are recorded on the Company's books on the basis of its equity in the net assets of the subsidiaries. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to prevailing practices within the industry in which it operates. For purposes of comparability, certain reclassifications have been made to amounts previously reported to conform with the current period presentation.

NATURE OF OPERATIONS
The Company provides commercial banking services from its locations in Talbot, Queen Anne's, Kent, Caroline, and Dorchester Counties, Maryland. Its primary source of revenue is from providing commercial, real estate and consumer loans to customers located on Maryland's Eastern Shore. A full range of insurance and investment services are offered through the Company's nonbank subsidiaries.

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

The allowance for credit losses is a material estimate that is particularly susceptible to significant changes in the near-term. Management believes that the allowance for credit losses is sufficient to address the probable losses in the current portfolio. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Company's allowance for credit losses. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

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

Loans are considered impaired when it is probable that the Company will not collect all principal and interest payments according to the loan's contractual terms. The impairment of a loan is measured at the present value of expected future cash flows using the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Impaired loans do not include groups of smaller balance homogeneous loans such as residential mortgage and consumer installment loans that are evaluated collectively for impairment. Reserves for probable credit losses related to these loans are based upon historical loss ratios and are included in the allowance for credit losses.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ALLOWANCE FOR CREDIT LOSSES
The allowance for credit losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio as of the balance sheet date and is based on the size and current risk characteristics of the loan portfolio, an assessment of individual problem loans and actual loss experience, current economic events in specific industries and geographical areas, including unemployment levels, and other pertinent factors, including regulatory guidance and general economic conditions. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows on impaired loans, estimated losses on pools of homogeneous loans that are based on historical loss experience, and consideration of current economic trends, all of which may be susceptible to significant change. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is charged to operations based on management's periodic evaluation of the factors previously mentioned, as well as other pertinent factors. Evaluations are conducted at least quarterly and more often if deemed necessary.

The allowance for credit losses consists of a specific component and a nonspecific component. The components of the allowance for credit losses represent an estimation done pursuant to either Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies," or SFAS No. 114 "Accounting by Creditors for Impairment of a Loan." The specific component of the allowance for credit losses reflects expected losses resulting from analysis developed through credit allocations for individual loans and historical loss experience for each loan category. The specific credit allocations are based on a regular analysis of all loans over a fixed-dollar amount where the internal credit rating is at or below a predetermined classification. The historical loan loss element is determined statistically using a loss migration analysis that examines loss experience and the related internal grading of loans charged off. The loss migration analysis is performed quarterly and loss factors are updated regularly based on actual experience. The specific component of the allowance for credit losses also includes consideration of concentrations and changes in portfolio mix and volume.

The nonspecific portion of the allowance reflects management's estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower's financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. In addition, the nonspecific allowance includes a component that explicitly accounts for the inherent imprecision in loan loss migration models. Historical loss experience data used to establish allocation estimates may not precisely correspond to the current portfolio. The uncertainty surrounding the strength and timing of economic cycles, including management's concerns over the effects of the prolonged economic downturn in the current cycle, also affects the allocation model's estimates of loss. The historical losses used in the migration analysis may not be representative of actual losses inherent in the portfolio that have not yet been realized.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the assets. Useful lives range from three to ten years for furniture, fixtures and equipment; three to five years for software, hardware, and data handling equipment; and ten to forty years for buildings and building improvements. Land improvements are amortized over a period of fifteen years; and leasehold improvements are amortized over the term of the respective lease. Maintenance and repairs are charged to expense as incurred, while improvements which extend the useful life of an asset are capitalized and depreciated over the estimated remaining life of the asset.

Long-lived assets are evaluated periodically for impairment when events or changes in circumstances indicate the carrying amount may not be recoverable. Impairment exists when the expected undiscounted future cash flows of a long-lived asset are less than its carrying value. In that event, the Company recognizes a loss for the difference between the carrying amount and the estimated fair value of the asset.

GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Other intangible assets represent purchased assets that also lack physical substance but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset or liability. On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets". Under the provisions of SFAS No. 142, goodwill is no longer ratably amortized into the income statement over an estimated life, but rather is tested at least annually for impairment. Intangible assets that have finite lives continue to be amortized over their estimated useful lives and also continue to be subject to impairment testing. All of the Company's other intangible assets have finite lives and are amortized on a straight-line basis over varying periods not exceeding fifteen years. Prior to adoption of SFAS No. 142, the Company's goodwill was amortized on a straight-line basis over fifteen years. Note 8 includes a summary of the Company's goodwill and other intangible assets as well as further detail about the effect of the adoption of SFAS No. 142.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

SHORT TERM BORROWINGS
Short term borrowing are comprised primarily of repurchase agreements which are securities sold to the Company's customers, at the customers' request, under a continuing "roll-over" contract that matures in one business day. The underlying securities sold are U.S. Treasury notes or Government Agency bonds, which are segregated from the Company's other investment securities by its safekeeping agents.

INCOME TAXES
The Company and its subsidiaries file a consolidated federal income tax return. Income tax expense is based on the results of operations, adjusted for permanent differences between items of income or expense reported in the financial statements and those reported for income tax purposes.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

STATEMENT OF CASH FLOWS
Cash and demand balances due from banks, interest bearing deposits with other banks and federal funds sold are considered "cash and cash equivalents" for financial reporting purposes.

STOCK-BASED COMPENSATION
The Company's, stock-based compensation plans are accounted for based on the intrinsic value method set forth in Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations. For disclosure purposes net income and earnings per share are provided as if the fair value method has been applied in accordance with SFAS Nos. 123 and 148.

ADVERTISING COSTS
Advertising costs are generally expensed as incurred.

RECENT ACCOUNTING PRONOUNCEMENTS
In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses how and when to measure impairment on long-lived assets and how to account for long-lived assets that an entity plans to dispose of either through sale, abandonment, exchange, or distribution to owners. The statement's provisions supersede SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which addressed asset impairment, and certain provisions of APB Opinion 30 related to reporting the effects of the disposal of a business segment and requires expected future operated losses from discontinued operations to be recorded in the period in which the losses are incurred rather than the measurement date. Under SFAS 144, more dispositions may qualify for discontinued operations treatment in the income statement. The provisions of SFAS 144 became effective for the Company on January 1, 2002, and did not have a material impact on results of operations, financial position, or liquidity.

In October 2002, the Financial Accounting Standards Board issued SFAS No. 147, "Acquisitions of Certain Financial Institutions". SFAS No. 147 amends SFAS No. 72 "Accounting for Certain Acquisitions of Banking and Thrift Institutions". SFAS No. 147 addresses unidentifiable intangible assets resulting from acquisitions of entire or less-than-whole financial institutions where the fair value of liabilities assumed exceeds the fair value of tangible and identifiable intangible assets acquired. The Statement allows for the recognition of goodwill where the transaction in which an unidentifiable intangible asset arose was a business combination. The transitional provisions of SFAS No. 147 allow for the reclassification of unidentifiable intangible assets that meet certain criteria to goodwill and the restatement of earnings for any amortization of the reclassified goodwill that occurred since SFAS No. 142 was adopted. Transitional provisions were effective on October 1, 2002, with earlier application permitted. Acquisition of bank branches by the Company did not meet the criteria of a business combination and therefore the adoption of SFAS No. 147 had no effect on the financial position or results of operations of the Company.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which amends SFAS 123, "Accounting for Stock -Based Compensation". SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require additional and more frequent disclosure in financial statements about the effects of stock-based compensation. Adoption of SFAS No. 148 had no effect on the financial position or results of operations of the Company.

NOTE 2.  ACQUISITIONS

On May 1, 2002, the Company completed its acquisition of certain assets of The Avon-Dixon Agency, Inc., a full service insurance agency, and its subsidiaries, all located in Easton, Maryland. The initial purchase price was $5,600,000 which was paid in the form of $4,800,000 cash and 39,037 shares of the Company's common stock valued at $800,000. An additional $1,400,000 may be payable if specific performance criteria set forth in the purchase agreement are realized. The Company recorded approximately $4,082,000 of goodwill and $1,542,000 of other intangible assets as a result of the acquisition. On November 1, 2002 the Company's subsidiary, The Avon-Dixon Agency, LLC acquired certain assets of W.
M. Freestate & Son, Inc. a full service insurance agency located in Centreville, Maryland. The Company is now offering a full range of insurance products and services to its customers.

NOTE 3. CASH AND DUE FROM BANKS

The Federal Reserve requires banks to maintain certain minimum cash balances consisting of vault cash and deposits in the Federal Reserve Bank or in other commercial banks. Such balances averaged approximately $8,370,000 and $7,049,000 during 2002 and 2001, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4. INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities are as follows:

                                                                                    GROSS              GROSS           ESTIMATED
                                                              AMORTIZED          UNREALIZED         UNREALIZED           FAIR
AVAILABLE FOR SALE SECURITIES:                                   COST               GAINS             LOSSES             VALUE
----------------------------------                         ---------------     ---------------    --------------     -------------
    DECEMBER 31, 2002:
    U.S. Treasury securities                                 $  1,031,871         $     32,509      $         --      $  1,064,380
    Obligations of U.S. Government agencies
      and corporations                                         66,775,750            1,311,649                --        68,087,399
    Obligations of states and political subdivisions              110,000                1,440                --           111,440
    Other securities:
      Mortgage backed securities                               31,242,556              998,202             3,375        32,237,383
      Federal Home Loan Bank stock                              2,154,000                   --                --         2,154,000
      Federal Reserve Bank stock                                  302,250                   --                --           302,250
      Federal Home Loan Mortgage Corporation
        Cumulative preferred stock                              5,980,513                   --           350,588         5,629,925
      Equity securities                                         1,390,036                2,078           115,349         1,276,765
                                                             ------------         ------------      ------------      ------------
                                                             $108,986,976         $  2,345,878      $    469,312      $110,863,542
                                                             ============         ============      ============      ============
    December 31, 2001:
    U.S. Treasury securities                                 $  5,076,925         $     95,265      $         --      $  5,172,190
    Obligations of U.S. Government agencies
      and corporations                                         66,401,110            1,288,871            42,613        67,647,368
    Obligations of states and political subdivisions              210,000                3,246                --           213,246
    Other securities:
      Mortgage backed securities                               33,025,586              113,745           262,510        32,876,821
      Federal Home Loan Bank stock                              1,786,100                   --                --         1,786,100
      Federal Reserve Bank stock                                  302,250                   --                --           302,250
      Federal Home Loan Mortgage Corporation
        Cumulative preferred stock                              5,980,513                   --           300,588         5,679,925
      Equity securities                                         1,390,036                1,765           137,412         1,254,389
                                                             ------------         ------------      ------------      ------------
                                                             $114,172,520         $  1,502,892      $    743,123      $114,932,289
                                                             ============         ============      ============      ============

HELD TO MATURITY SECURITIES:
    DECEMBER 31, 2002
    Obligations of states and political subdivisions         $ 13,116,712         $    293,804      $     39,530      $ 13,370,986
    Mortgage backed securities                                      7,524                  706                --             8,230
                                                             ------------         ------------      ------------      ------------
                                                             $ 13,124,236         $    294,510      $     39,530      $ 13,379,216
                                                             ============         ============      ============      ============
    December 31, 2001:
    Obligations of U.S. Government agencies
      and corporations                                       $  1,576,772         $      5,470      $         --      $  1,582,242
    Obligations of states and political subdivisions            9,307,674              154,008            14,876         9,446,806
    Mortgage backed securities                                     11,847                1,028                --            12,875
                                                             ------------         ------------      ------------      ------------
                                                             $ 10,896,293         $    160,506      $     14,876      $ 11,041,923
                                                             ============         ============      ============      ============

The amortized cost and estimated fair values of investment securities by maturity date at December 31, 2002 are as follows:

                                                AVAILABLE FOR SALE                    HELD TO MATURITY
                                          -------------------------------------------------------------------
                                               AMORTIZED        ESTIMATED        AMORTIZED        ESTIMATED
                                                  COST         FAIR VALUE          COST           FAIR VALUE
                                          -------------     -------------     -------------      ------------
Due in one year or less                    $ 21,542,227      $ 22,043,814       $ 1,475,503       $ 1,495,584
Due after one year through five years        73,932,928        75,686,541         3,181,674         3,316,468
Due after five years through ten years        2,764,962         2,825,944         4,296,063         4,380,370
Due after ten years                             920,060           944,303         4,170,996         4,186,794
                                          -------------     -------------     -------------      ------------
                                             99,160,177       101,500,602        13,124,236        13,379,216
Investments in equity securities              9,826,799         9,362,940                -                 -
                                          -------------     -------------     -------------      ------------
                                           $108,986,976      $110,863,542       $13,124,236       $13,379,216
                                          =============     =============     =============      ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The maturity date for mortgage backed securities is determined by its expected maturity. The maturity date for the remaining debt securities is determined using its contractual maturity date.

The following table sets forth the amortized cost and estimated fair values of securities which have been pledged as collateral for obligations to federal, state and local government agencies and other purposes as required or permitted by law.

                             DECEMBER 31, 2002                 DECEMBER 31, 2001
                        --------------------------      --------------------------
                         AMORTIZED      ESTIMATED         AMORTIZED      ESTIMATED
                           COST         FAIR VALUE          COST        FAIR VALUE
                        -----------    -----------      -----------    -----------
Available for sale      $80,957,596    $82,929,770      $68,120,674    $69,492,758
Held to maturity          1,602,339      1,619,188        3,316,387      3,369,126
                        -----------    -----------      -----------    -----------
                        $82,559,935    $84,548,958      $71,437,061    $72,861,884
                        ===========    ===========      ===========    ===========

There were no obligations of states and political subdivisions whose carrying value, as to any issuer, exceeded 10% of stockholders' equity at December 31, 2002 or 2001.

Proceeds from sales of investment securities were $3,017,109, $5,509,843, and $8,116,313 for the years ended December 31, 2002 2001, and 2000, respectively.

NOTE 5. LOANS AND ALLOWANCE FOR CREDIT LOSSES

The Company grants residential mortgage, consumer and commercial loans to customers primarily in Talbot, Queen Anne's, Kent, Caroline and Dorchester Counties in Maryland. The principal categories of the loan portfolio at December 31 are summarized as follows:

                                                                                                  2002                2001
                                                                                             --------------      --------------
Real estate loans:
    Construction and land development                                                          $ 25,354,196        $ 20,255,290
    Secured by farmland                                                                          13,447,623          14,705,994
    Secured by residential properties                                                           217,302,483         184,949,866
    Secured by non-farm, nonresidential properties                                              104,308,342          94,214,420
Loans to farmers (loans to finance agricultural production and other loans)                       3,697,703           3,100,465
Commercial and industrial loans                                                                  55,238,077          51,744,215
Loans to individuals for household, family, and other personal expenditures                      16,889,122          19,291,850
Obligations of States and political subdivisions in the United States, tax-exempt                 2,991,206           4,070,462
All other loans                                                                                    285,585              272,617
                                                                                            ---------------     ---------------
                                                                                                439,514,337         392,605,179
    Net deferred loan costs                                                                          24,350             100,425
                                                                                            ---------------     ---------------
                                                                                                439,538,687         392,705,604
    Allowance for credit losses                                                                (4,116,598)           (4,189,368)
                                                                                            ---------------     ---------------
                                                                                               $435,422,089        $388,516,236
                                                                                            ===============     ===============

In the normal course of banking business, loans are made to officers and directors and their affiliated interests. These loans are made on substantially the same terms and conditions as those prevailing at the time for comparable transactions with outsiders and are not considered to involve more than the normal risk of collectibility. As of December 31, 2002 and 2001, such loans outstanding, both direct and indirect (including guarantees), to directors, their associates and policy-making officers, totaled approximately $11,203,000 and $5,942,000, respectively. During 2002 and 2001, loan additions were approximately $10,880,000 and $1,295,000, and loan repayments were approximately $5,619,000 and $2,764,000, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity in the allowance for credit losses is summarized as follows:

                                     2002             2001             2000
                                  ----------      -----------      ----------
Balance, beginning of year        $4,189,368      $4,199,008       $3,990,558
                                  ----------      ----------       ----------

   Loans charged off:
      Real estate loans              (86,623)         (5,338)        (60,752)
      Installment loans             (170,187)       (154,631)        (72,650)
      Commercial and other          (282,081)       (175,225)       (244,170)
                                  -----------     ----------      ----------
                                    (538,891)       (335,194)       (377,572)
                                  -----------     ----------      ----------
   Recoveries:
      Real estate loans               15,541           1,847           18,047
      Installment loans               76,177          60,694           50,339
      Commercial and other            18,337          37,013           80,591
                                  ----------      ----------      -----------
                                     110,055          99,554          148,977
                                  ----------      ----------      -----------

   Net loans charged off            (428,836)       (235,640)       (228,595)

   Provision                         356,066         226,000          437,045
                                  ----------      ----------      -----------

   Balance, end of year           $4,116,598      $4,189,368      $ 4,199,008
                                  ==========      ==========      ===========


Information with respect to impaired loans and the related valuation allowance as of December 31 is as follows:

                                                                       2002              2001            2000
                                                                    -----------      -----------      ----------
   Impaired loans with valuation allowance                             $433,091       $  560,539      $       -
   Impaired loans with no valuation allowance                           379,355          382,537         640,092
                                                                    -----------      -----------      ----------

      Total impaired loans                                             $812,446        $ 943,076        $640,092
                                                                    ===========      ===========      ==========

    Allowance for loan losses related to impaired loans             $   116,024       $   76,935      $       -
    Allowance for loan losses related to other than impaired loans    4,000,574        4,112,433       4,199,008
                                                                    -----------      -----------      ----------

Total allowance for loan losses                                      $4,116,598       $4,189,368      $4,199,008
                                                                    ===========      ===========      ==========

   Interest income on impaired loans recorded on the cash basis       $  78,312       $   19,467      $   22,304
                                                                    ===========      ===========      ==========

   Average recorded investment in impaired loans for the year          $471,469        $ 644,549      $1,230,048
                                                                    ===========      ===========      ==========


NOTE 6. PREMISES AND EQUIPMENT

A summary of premises and equipment at December 31 is as follows:

                                           2002                 2001
                                       ------------        -------------
Land                                     $2,115,542          $ 1,768,393
Buildings and land improvements           7,123,036            6,317,658
Furniture and equipment                   4,924,664            4,321,221
                                       ------------        -------------
                                         14,163,242           12,407,272
Accumulated depreciation                 (5,629,394)          (5,183,179)
                                       ------------        -------------
                                        $ 8,533,848          $ 7,224,093
                                       ============        =============


Depreciation expense totaled $576,390, 553,000 and $556,000 for the years ended December 31, 2002, 2001 and 2000 respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company leases facilities under operating leases. Rental expense for the years ended December 31, 2002, 2001and 2000 was $267,418, $147,198 and $91,701,
respectively. Future minimum annual rental payments are approximately as follows:

                      2003                       $ 343,321
                      2004                         271,922
                      2005                          97,532
                      2006                          33,190
                      2007                           8,200
                      Thereafter                    11,917

NOTE 7.  INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

The Company owns 29.25% of the outstanding common stock of the Delmarva Bank Data Processing Center, Inc. ("DBDPC"). The investment is carried at cost, adjusted for the Company's equity in DBDPC's undistributed income.

                                                             DECEMBER 31
                                             ---------------------------------------------
                                                  2002             2001           2000
                                             ------------     ------------    ------------
Balance, beginning of year                     $1,125,567      $ 1,082,128      $1,057,331
    Premium received on issuance of stock               -           14,170               -
Equity in net income                               40,000           29,269          24,797
                                             ------------     ------------    ------------
Balance, end of year                          $ 1,165,567      $ 1,125,567     $ 1,082,128
                                             ============     ============    ============

Data processing and other expenses paid to DBDPC totaled approximately $1,063000, $954,000, and $893,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

NOTE 8.  GOODWILL AND OTHER INTANGIBLE ASSETS

Effective January 1, 2002, goodwill is no longer being amortized but rather tested for impairment under the provisions of SFAS No. 142. The acquired intangible assets apart from goodwill will continue to be amortized over their remaining estimated lives.

The significant components of goodwill and acquired intangible assets are as follows:

                                              2002                                                    2001
-----------------------------------------------------------------------------------------------------------------------------------
                                                                      WEIGHTED                                            WEIGHTED
                               GROSS                          NET     AVERAGE       GROSS                         NET      AVERAGE
                             CARRYING    ACCUMULATED       CARRYING   REMAINING   CARRYING      ACCUMULATED     CARRYING  REMAINING
                              AMOUNT    AMORTIZATION        AMOUNT      LIFE       AMOUNT      AMORTIZATION     AMOUNT      LIFE
-----------------------------------------------------------------------------------------------------------------------------------
Goodwill                   $6,657,250     $667,118       $5,990,132              $2,106,671     $667,118    $1,439,553
Unidentifiable intangible
 resulting from branch
 acquisitions                 104,144       75,799           28,345       4.1       104,144       68,856        35,288       5.1
Insurance expirations       1,270,000       47,444        1,222,556      14.8            -            -             -         -
Other identifiable
 intangibles                  620,883       75,097          545,786       4.8            -            -             -         -
                          --------------------------------------------------------------------------------------------------------
     Total                 $8,652,277     $865,458       $7,786,819              $2,210,815     $735,974    $1,474,841
                          ========================================================================================================

Future annual estimated annual amortization expense, excluding goodwill:

                               2003          208,843
                               2004          208,843
                               2005          208,843
                               2006          208,843
                               2007          133,749

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Under the provisions of SFAS No. 142, goodwill was subjected to an initial assessment for impairment as of January 1, 2002. The Company also performed an annual test for impairment. As a result of both the initial and annual assessment reviews, the Company determined that there was no impairment of goodwill. The Company will continue to review goodwill on an annual basis for impairment and as events occur or circumstances change.

The Company adopted SFAS No. 142 effective January 1, 2002. The following presents the pro forma effects of applying SFAS No. 142 to years ended December 31, 2001 and 2000.

                                                                                   Years ended December 31,
                                                                        2002                2001                 2000
------------------------------------------------------------------------------------------------------------------------
Goodwill amortization:
      Pre-tax                                                   $       -                $147,388               $147,388
      After -tax                                                        -                 144,706                144,706
Net income:
      Reported                                                  $8,790,144             $7,994,095             $7,956,964
      Add back:  goodwill amortization, net of tax effect          -                      144,706                144,706
           Adjusted net income                                   8,790,144              8,138,801              8,101,670
Basic net income per share:
      Reported                                                       $1.64                  $1.50                  $1.50
      Goodwill amortization                                            .00                    .03                    .02
           Adjusted net income per share                             $1.64                  $1.53                  $1.52
Diluted net income per share:
      Reported                                                       $1.62                  $1.49                  $1.48
      Goodwill amortization                                            .00                    .02                    .02
           Adjusted net income per share                             $1.62                  $1.51                  $1.50


NOTE 9. SIGNIFICANT DEPOSITS

The approximate maturities of certificates of deposit of $100,000 or more at December 31 are as follows:

                                           2002                   2001
                                       ----------------------------------
Three months or less                   $46,991,000            $35,447,000
Over three through twelve months        17,374,000             19,794,000
Over twelve months                      35,279,000             19,855,000
                                       ----------             -----------

                                       $99,644,000            $75,096,000
                                       ===========            ===========

NOTE 10.   SHORT TERM BORROWINGS

Short term borrowings, at December 31, 2002, consisted of securities sold under agreements to repurchase. These short term obligations represent securities sold to customers, at the customers' request, under a "roll-over" contract that matures in one business day. The underlying securities sold are U.S. Treasury Notes or Government agency securities, which are segregated, in the Company's custodial accounts from other investment securities. From time to time in order to meet short term liquidity needs the Company may borrow from a correspondent federal funds line of credit arrangement or a secured reverse repurchase agreement. The following table summarizes certain information for short term borrowings:

                                                    2002            2001
                                                    ----            ----

Average amount outstanding during the year      $20,986,113     $19,315,474
Weighted average interest rate during the year         1.15%          2.87%
Amount outstanding at year end                  $22,008,117     $17,053,864
Weighted average rate at year end                       .90%          1.15%
Maximum amount at any month end                 $28,585,030     $25,174,790

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11.  LONG TERM DEBT

As of December 31, 2002, the Company had a convertible advance from the Federal Home Loan Bank of Atlanta in the amount of $5,000,000 at an interest rate of 4.97%. The advance is due March 29, 2006 and has a one time call provision in 2004 . The Company has pledged its wholly owned residential real estate mortgage loan portfolio under a blanket floating lien as collateral for this advance.

NOTE 12.        BENEFIT PLANS

401(K) AND PROFIT SHARING PLAN
The Company has a 401(k) and profit sharing plan covering substantially all full-time employees. The 401(k) plan calls for matching contributions by the Company. The Company makes discretionary contributions to the profit sharing plan based on profits. Company contributions to this plan included in expense totaled $592,413 (2002), $387,764 (2001), and $407,384 (2000).

DEFINED BENEFIT PENSION PLAN
During 2000, the Company terminated its defined benefit pension plan, which had been frozen since 1995. All benefits were distributed to plan participants in 2000. The Plan covered substantially all full-time employees of a bank subsidiary with more than six months of service. Expense associated with the plan for the year ended December 31, 2000 was $89,760.

NOTE 13.  STOCK OPTION PLANS

The Company has two active stock option plans whereby incentive or nonqualified stock options may be granted periodically to directors, executive officers, and key employees at the discretion of the Company's Compensation Committee. The plans provide for both immediate and graduated vesting schedules and allow for up to 123,860 options of common stock to be granted. The plans were adopted in 1998 and 1995 and the options granted have a life not to exceed ten years.

The Company also has an Employee Stock Purchase Plan that was adopted in 1998 and allows employees to receive options to purchase common stock at an amount equivalent to 85% of the fair market value of the common stock. The Company has reserved 20,000 shares of common stock for issuance under the plan.

Following is a summary of changes in shares under option for all plans for the years indicated:

                                                                 YEAR ENDED DECEMBER 31,
                                                      2002                                     2001
                                           NUMBER   WEIGHTED AVERAGENUMBER           WEIGHTED AVERAGE
                                          OF SHARES      EXERCISE PRICE              OF SHARES         EXERCISE PRICE
                                          -------------------------------            --------------------------------
Outstanding at beginning of year           112,546           $ 9.67                   120,414                $9.82
Granted                                     29,423            19.75                         -                   -
Exercised                                   (2,012)           16.35                    (6,853)              (10.39)
Expired/Cancelled                             (423)           17.31                    (1,015)              (26.44)
                                          --------                                   --------
Outstanding at end of year                 139,534           $11.52                   112,546                $9.67
                                          ========                                   ========

Weighted average fair value of options
granted during the year                   $   7.91                                                          $    -
                                          ========                                                          =======


The following summarizes information about options outstanding at December 31, 2002:

                                          OPTIONS OUTSTANDING AND EXERCISABLE
                                          -----------------------------------
        OPTIONS OUTSTANDING                     WEIGHTED AVERAGE
        -------------------
                                                               REMAINING
 EXERCISE PRICE            NUMBER          NUMBER            CONTRACT LIFE
 ---------------           ------          ------            --------------
     $ 6.85                   52,549      52,549                  2.61
       8.78                   47,880      47,880                  3.95
      32.00                    5,500       3,300                  6.05
      21.00                    5,500       2,200                  7.05
      16.97                    6,980       6,980                  1.26
      19.75                   21,125           0                  9.42
                            --------    --------
                             139,534     112,909
                            ========    ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for options that vest during the years ended December 31, 2002 and 2000. No options were granted during 2001.

                                               2002               2000
                                            --------            --------
   Dividend yield                              2.20%               1.68%
   Expected volatility                        15.00%              15.00%
   Risk free interest                          4.58%               5.68%
   Expected lives (in years)                     10                  10

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-based Compensation" and SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure", but applies APB Opinion No. 25 and related interpretations in accounting for its plans. No compensation expense related to the plans was recorded during the years ended December 31, 2002, 2001, and December 31, 2000. If the Company had elected to recognize compensation cost based on fair value at the vesting dates for awards under the plans consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been changed to the pro forma amounts as follows for the years ended December 31:

                                                   2002             2001            2000
                                                ----------       ----------      ----------
Net income:
   As reported                                  $8,790,144       $7,994,095      $7,956,964
   Less pro forma stock-based compensation
      expense determined under the fair value
      method, net of related tax effects           (29,700)         (18,234)        (21,378)
                                                ----------       ----------      ----------
Pro forma net income                            $8,760,444       $7,975,861      $7,935,586
                                                ==========       ==========      ==========
Basic net income per share:
   As reported                                       $1.64            $1.50           $1.50
   Pro forma                                          1.64             1.50            1.49

Diluted earnings per share
   As reported                                       $1.62            $1.49           $1.48
   Pro forma                                          1.62            1.48             1.47

The pro forma amounts are not representative of the effects on reported net income for future years.

NOTE 14. DEFERRED COMPENSATION

The Company has a supplemental deferred compensation plan to provide retirement benefits to its President and Chief Executive Officer. The plan calls for fixed annual payments of $20,000 to be credited to the participant's account. The participant is 100% vested in amounts credited to his account. Contributions to the plan were $20,000 in 2002, 2001 and 2000.

The Company also has agreements with certain directors under which they have deferred part of their fees and compensation. The amounts deferred are invested in insurance policies, owned by the Company, on the lives of the respective individuals. Amounts available under the policies are to be paid to the individuals as retirement benefits over future years. Cash surrender values and the accrued benefit obligation included in other assets and other liabilities at December 31, are as follows:

                                                   2002             2001
                                                   ----             ----

             Cash surrender value               $1,910,401      $ 1,828,724
             Accrued benefit obligations           563,772          519,743

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.  INCOME TAXES

Income taxes included in the balance sheets as of December 31 are as follows:
                                                          2002          2001
                                                       ---------     ----------
Federal income taxes currently payable (receivable)      $90,539      $ (35,026)
State income taxes currently payable                     220,630          4,255
Deferred income tax benefits                             270,130        681,441

Components of income tax expense for each of the three years ended December 31 are as follows:

                                    2002             2001            2000
                                -----------      -----------     -----------
Currently payable:
   Federal                       $4,091,475       $3,897,184      $4,036,794
   State                            670,478          521,055         450,519
                                -----------      -----------     -----------

                                  4,761,953        4,418,239       4,487,313
                                -----------       ----------     -----------
Deferred income tax benefits:
   Federal                          (27,431)        (115,756)        (73,267)
   State                             (4,681)         (25,626)        (16,222)
                                ------------    -------------   -------------
                                    (32,112)        (141,382)        (89,489)
                                -----------     ------------    ------------

                                 $4,729,841       $4,276,857      $4,397,824
                                 ==========       ==========      ==========

A reconciliation of tax computed at the statutory federal tax rates of 34% to the actual tax expense for the three years ended December 31 follows:

                                                 2002           2001          2000
                                              ----------     ----------    ----------
Tax at federal statutory rate                       35.0%          35.0%         34.0%
   Tax effect of:
   Tax-exempt income                                (2.0)          (1.8)         (1.9)
   Non-deductible expenses                            .1             .5           1.5
   State income taxes, net of federal benefit        3.2            2.4           2.3
   Other                                            (1.3)          (1.2)          (.3)
                                              ----------     ----------    ----------
   Income tax expense                               35.0%          34.9%         35.6%
                                              ==========     ==========    ==========

Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                         2002           2001
                                                     -----------    -----------
Deferred tax assets:
   Allowance for credit losses                        $1,319,725     $1,221,480
   Provision for off balance sheet commitments            40,249         18,538
   Loan interest                                               -          6,106
   Provision for loss on other real estate                 1,931          1,931
   Loan fees                                              19,290         23,264
   Deferred compensation                                 208,790        186,816
                                                      ----------    -----------
      Total deferred tax assets                        1,589,985      1,458,135
                                                      ----------    -----------

Deferred tax liabilities:
   Depreciation                                          227,769        159,719
   Federal Home Loan Bank stock dividend                  27,613         27,613
   Undistributed income of unconsolidated subsidiary      63,702         60,585
   Loan origination fees and costs                       212,556        184,630
   Unrealized gains on available for sale securities     724,729        293,423
   Other                                                  63,486         50,724
                                                     -----------     ----------
      Total deferred tax liabilities                   1,319,855        776,694
                                                     -----------     ----------

      Net deferred tax assets                        $   270,130     $  681,441
                                                     ===========     ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16.  EARNINGS PER COMMON SHARE

Basic earnings per share is derived by dividing net income available to common stockholders by the weighted-average number of common shares outstanding and does not include the effect of any potentially dilutive common stock equivalents. Diluted earnings per share is derived by dividing net income by the weighted-average number of shares outstanding, adjusted for the dilutive effect of outstanding stock options and warrants. For the year ended December 31, 2002 options for 5,500 shares of common stock were excluded from computing diluted earnings per share because their effects are antidilutive.

                                                2002             2001              2000
                                            -----------     -------------     -------------
Basic:
Net income (applicable to common stock)      $8,790,144        $7,994,095        $7,956,964
Average common shares outstanding             5,358,969         5,330,022         5,318,377
Basic earnings per share                          $1.64            $1.50              $1.50

Diluted:
Net income (applicable to common stock)      $8,790,144        $7,994,095        $7,956,964
Average common shares outstanding             5,358,969         5,330,022         5,318,377
Diluted effect of stock options                  69,609            52,376            70,109
                                            ------------     ------------    --------------
Average common shares outstanding - diluted   5,428,578         5,382,398         5,388,486
Diluted earnings per share                      $1.62            $1.49              $1.48

NOTE 17. REGULATORY CAPITAL REQUIREMENTS

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

Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets. Management believes as of December 31, 2002, that the Company and the Banks met all capital adequacy requirements to which they are subject.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks' category.

A comparison of the Company's and Banks' capital as of December 31, 2002 and 2001 with the minimum requirements is presented below:

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                TO BE WELL
                                                                                                             CAPITALIZED UNDER
                                                                 CORRECTIVE      FOR CAPITAL                     PROMPT
                                                        ACTUAL                ADEQUACY PURPOSES             ACTION PROVISIONS
                                                        ------                -----------------             --------------------
                                                 AMOUNT           RATIO           AMOUNT       RATIO         AMOUNT      RATIO
                                                 ------           -----         ----------     ------       ---------   --------
AS OF DECEMBER 31, 2002:
   TOTAL CAPITAL (TO RISK WEIGHTED ASSETS):
        COMPANY                                 $78,028,000      17.34%          $35,999,040   8.00%
        THE TALBOT BANK                         $44,747,000      14.42%          $24,828,080   8.00%       $31,035,100   10.00%
        THE CENTREVILLE NATIONAL BANK           $26,230,000      18.96%          $11,070,080   8.00%       $13,837,600   10.00%
   TIER 1 CAPITAL (TO RISK WEIGHTED ASSETS):
        COMPANY                                 $68,799,000      15.29%          $17,999,520   4.00%
        THE TALBOT BANK                         $43,980,000      14.17%          $12,414,040   4.00%       $18,621,060    6.00%
        THE CENTREVILLE NATIONAL BANK           $24,086,000      17.41%           $5,535,040   4.00%        $8,302,560    6.00%
   TIER 1 CAPITAL (TO AVERAGE ASSETS):
        COMPANY                                 $68,799,000      10.73%          $25,655,120   4.00%
        THE TALBOT BANK                         $43,980,000      11.06%          $15,902,760   4.00%       $19,878,450    5.00%
        THE CENTREVILLE NATIONAL BANK           $24,086,000      10.01%           $9,623,640   4.00%       $12,029,550    5.00%

As of December 31, 2001:
   Total Capital (to Risk Weighted Assets):
        Company                                 $70,970,000      17.64%          $32,195,000   8.00%
        The Talbot Bank                         $44,570,000      16.28%          $21,896,000   8.00%       $27,370,000   10.00%
        The Centreville National Bank           $25,957,000      20.22%          $10,272,000   8.00%       $12,840,000   10.00%
   Tier 1 Capital (to Risk Weighted Assets):
        Company                                 $68,657,000      17.06%          $16,097,000   4.00%
        The Talbot Bank                         $43,730,000      15.98%          $10,948,000   4.00%       $16,422,000    6.00%
        The Centreville National Bank           $24,484,000      19.07%           $5,136,000   4.00%        $7,704,000    6.00%
   Tier 1 Capital (to Average Assets):
        Company                                 $68,657,000      11.85%          $23,174,000   4.00%
        The Talbot Bank                         $43,730,000      12.38%          $14,128,000   4.00%       $17,659,000    5.00%
        The Centreville National Bank           $24,484,000      10.85%           $9,029,000   4.00%       $11,287,000    5.00%

Bank and holding company regulations, as well as Maryland law, impose certain restrictions on dividend payments by the Banks, as well as restricting extensions of credit and transfers of assets between the Banks and the Company. At December 31, 2002, the Banks could have paid dividends to the parent company of approximately $8,371,000 without the prior consent and approval of the regulatory agencies. The Company had outstanding net receivables from the Banks of $0 and $17,906 at December 31, 2002 and 2001, respectively.

NOTE 18. LINES OF CREDIT

The Banks had $17,000,000 in unsecured federal funds lines of credit and a reverse repurchase agreement available on a short term basis from correspondent banks. In addition, the Banks have credit availability of approximately $86,604,000 from the Federal Home Loan Bank of Atlanta. The Banks have pledged as collateral, under blanket lien, all qualifying residential loans under borrowing agreements with the Federal Home Loan Bank. At December 31, 2002 and 2001, the Federal Home Loan Bank had issued a letters of credit in the amounts of $20,000,000 and $15,000,000, respectively, on behalf of the Talbot Bank to a local government entity as collateral for its deposits.

NOTE 19. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The estimated fair values of the Company's financial instruments, excluding goodwill, as of December 31 are as follows:

                                                                 2002                                 2001
                                                ------------------------------------- ------------------------------------
                                                                        ESTIMATED                              ESTIMATED
                                                     CARRYING            FAIR                 CARRYING          FAIR
                                                      AMOUNT             VALUE                  AMOUNT          VALUE
                                                     --------        ------------              -------     ---------------
Financial assets:
   Cash and cash equivalents                     $ 69,468,306        $ 69,469,000         $ 51,638,196        $ 51,638,000
   Investment securities                          123,987,778         124,243,000          125,828,582         125,974,000
   Loans                                          438,544,965         445,314,000          392,705,604         395,561,000
   Less:  allowance for loan losses                (4,116,598)         (4,117,000)          (4,189,368)         (4,189,000)
                                                 ------------        ------------         ------------        ------------
                                                 $627,884,451        $634,909,000         $565,983,014        $568,984,000
                                                 ============        ============         ============        ============

Financial liabilities:
   Deposits                                      $546,487,433        $551,415,000         $487,469,628        $490,970,000
   Short term borrowings                           22,008,117          22,008,000           17,053,864          17,054,000
   Long-term debt                                   5,000,000           5,377,000            5,000,000           5,133,000
                                                 ------------     ---------------      ---------------     ---------------

                                                 $573,495,550        $578,800,000         $509,523,492        $513,157,000
                                                 ============        ============         ============        ============
Unrecognized financial instruments:
   Commitments to extend credit                  $120,245,000        $120,245,000        $ 108,652,000       $ 108,652,000
   Standby letters of credit                        6,660,000           6,660,000            7,628,000           7,628,000
                                                 ------------        ------------        -------------       -------------

                                                 $126,905,000        $126,905,000         $116,280,000        $116,280,000
                                                 =============       =============        ============        ============

NOTE 20. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commitments outstanding as of December 31 are as follows:

                                               2002              2001
                                          -------------     -------------

Commitments to extend credit               $119,844,000      $108,652,000
Letters of credit                             6,660,000         7,628,000
                                           ------------      ------------

                                           $126,504,000      $116,280,000
                                           ============      ============
NOTE 21.  CONTINGENCIES

In the normal course of business, the Company may become involved in litigation arising from banking, financial, and other activities of the Company. Management, after consultation with legal counsel, does not anticipate that the future liability, if any, arising out of these matters will have a material effect on the Company's financial condition, operating results, or liquidity.

NOTE 22. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information for Shore Bancshares, Inc. (Parent Company Only) is as follows:

                            Condensed Balance Sheets
                           December 31, 2002 and 2001

                                                  2002               2001
                                             -------------        -------------
Assets:
  Cash                                       $      47,732        $     26,441
  Investment in subsidiaries                    77,484,257          70,527,357
  Investment in equity securities                  380,035             380,035
  Income taxes receivable                          194,887              84,034
  Other assets                                      27,657              79,803
                                             -------------        -------------
Total assets                                 $  78,134,568        $  71,097,670
                                             ============         =============

Liabilities:
  Accounts payable                            $     47,677$             119,210
  Deferred tax liability                            58,991                   -
  Due to subsidiaries                                    -                7,827
                                             -------------        -------------
                                                   106,668             127,037
Stockholders' equity:
  Common stock                                      53,721              53,330
  Additional paid in capital                    23,837,608          23,039,084
  Retained earnings                             52,984,735          47,411,873
  Accumulated other comprehensive income         1,151,836             466,346
                                             -------------        -------------
  Total stockholders' equity                    78,027,900          70,970,633
                                             -------------        -------------
Total liabilities and stockholders' equity   $  78,134,568        $  71,097,670
                                             =============        =============

                         Condensed Statements of Income
              For the years ended December 31, 2002, 2001 and 2000

                                                                 2002               2001            2000
                                                             ------------    --------------     -------------
  Dividends from subsidiaries                                  $9,096,080       $ 3,489,328        $2,782,653
  Other investment income                                          11,000            11,000            10,000
  Interest income                                                     608               963             2,382
                                                             ------------    --------------     -------------
                                                                9,107,688         3,501,291         2,795,035
  Operating expenses                                              182,591           161,012           396,816
                                                             ------------      ------------       -----------
  Income before income tax benefit and
  equity in undistributed income of subsidiary                  8,925,097         3,340,279         2,398,219

  Income tax benefit                                               49,134            51,167             6,227
                                                             ------------     -------------     -------------
  Income before equity in undistributed income of subsidiary    8,974,231         3,391,446         2,404,446

  Equity in undistributed income (loss) of subsidiary           (184,087)         4,602,649         5,552,518
                                                              -----------       -----------       -----------
  Net income                                                   $8,790,144        $7,994,095        $7,956,964
                                                               ==========        ==========        ==========

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Condensed Statements of Cash Flows
For the years ended December 31, 2002, 2001 and 2000

                                                                2002           2001            2000
                                                                ----           -----           ----
  Cash flows from operating activities:
  Net income                                                 $ 8,790,144    $ 7,994,095    $ 7,956,964
  Adjustments to reconcile net income to cash provided
     by operating activities:
     Equity in undistributed loss (income) of subsidiaries       184,087     (4,602,649)    (5,552,518)
     Net (increase) decrease in other assets                     (58,707)      (157,610)         8,153
     Net (decrease) increase in other liabilities                (20,369)      (216,736)       343,774
                                                             -----------    -----------    -----------
        Net cash provided by operating activities              8,895,155      3,017,100      2,756,373
                                                             -----------    -----------    -----------
Cash flows from investing activities:
  Sale of securities under agreement to resell                        --             --         18,140
  Purchase of other equity securities                                 --             --       (100,035)
  Acquisition, net of stock issued                            (5,105,497)            --             --
  Investment in subsidiaries                                    (550,000)            --             --
                                                             -----------    -----------    -----------
     Net cash used by investing activities                    (5,655,497)            --        (81,895)
                                                             -----------    -----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of common stock                          19,759        116,485        148,828
  Repurchase of common stock                                     (20,844)        (1,020)        (4,010)
  Dividends paid                                              (3,217,282)    (3,197,640)    (2,782,653)
                                                             -----------    -----------    -----------
     Net cash used by financing activities                    (3,218,367)    (3,082,175)    (2,637,835)
                                                             -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents              21,291        (65,075)        36,643
Cash and cash equivalents at beginning of year                    26,441         91,516         54,873
                                                             -----------    -----------    -----------
Cash and cash equivalents at end of year                     $    47,732    $    26,441    $    91,516
                                                             ===========    ===========    ===========


NOTE 23.  QUARTERLY FINANCIAL RESULTS (UNAUDITED)

A summary of selected consolidated quarterly financial data for the two years ended December 31, 2002 is reported as follows:

                                           FIRST     SECOND    THIRD     FOURTH
(IN THOUSANDS, EXCEPT PER SHARE DATA)     QUARTER   QUARTER   QUARTER    QUARTER
--------------------------------------------------------------------------------

2002
       INTEREST INCOME                    $ 8,805   $ 9,174   $ 9,335    $8,992
       NET INTEREST INCOME                  5,501     5,941     6,305     6,121
       PROVISION FOR CREDIT LOSSES            132        79        66        79
       INCOME BEFORE INCOME TAXES           2,765     3,294     3,826     3,635
       NET INCOME                           1,740     2,157     2,488     2,405

       BASIC EARNINGS PER COMMON SHARE      $0.33     $0.40     $0.46     $0.45
       DILUTED EARNINGS PER COMMON SHARE    $0.32     $0.40     $0.46     $0.44


2001
       Interest income                   $ 10,141   $ 9,781   $9,687    $ 9,329
       Net interest income                  5,456     5,369     5,472     5,580
       Provision for credit losses             57        55        56        58
       Income before income taxes           2,816     3,027     3,129     3,299
       Net Income                           1,801     2,011     2,018     2,164

       Basic earnings per common share       $.34      $.38      $.37      $.41
       Diluted earnings per common share     $.34      $.37      $.37      $.39

                          INDEPENDENT AUDITORS' REPORT



Audit Committee of the Board of Directors and the Stockholders of
Shore Bancshares, Inc.



We have audited the accompanying consolidated balance sheets of Shore Bancshares, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Shore Bancshares, Inc. as of December 31, 2002 and 2001, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.




Baltimore, Maryland
January 17, 2003

                    Shore Bancshares, Inc. Board of Directors


BOARD OF DIRECTORS
Herbert L. Andrew, III
Farmer

Blenda W. Armistead
Investor

Lloyd L. Beatty, Jr.
Certified Public Accountant
President, Darby Advisors, Inc.

Paul M. Bowman
Attorney, Law Offices of Paul M. Bowman

David C. Bryan
Of Counsel, Ewing, Dietz, Fountain and Kehoe, PA

Daniel T. Cannon
Executive Vice President & COO, Shore Bancshares, Inc
President & CEO, The Centreville National Bank of Maryland

B. Vance Carmean, Jr.
Cahirman of the Board, Shore Bancshares, Inc.
President, Carmean Grain, Inc.

Richard C. Granville
Investor

Kevin P. LaTulip
President, Avon Dixon Agency, LLC, Elliott Wilson Insurance, LLC,
Mubell Finance, LLC, and Wye Financial Service, LLC

Neil R. LeCompte
Certified Public Accountant, Office of Neil R. LeCompte

David L. Pyles
Investor

W. Moorhead Vermilye
President & CEO, Shore Bancshares, Inc..
President & CEO, The Talbot Bank of Easton, Maryland


OFFICERS
W. Moorhead Vermilye President & CEO
Daniel T. Cannon Executive Vice President & COO
Susan E. Leaverton Treasurer
Carol I. Brownawell Secretary


                               SHAREHOLDER RECORDS

           Inquiries relating to shareholder records, stock transfers, change of ownership or address and dividend payments
             should be directed to the Company's transfer agent, The
                      Centreville National Bank of Maryland
    at (410) 758-1600 or (877) 758-1600. Or visit our website at www.shbi.net

                    THE CENTREVILLE NATIONAL BANK OF MARYLAND

            DIRECTORS                                         EXECUTIVE OFFICERS
           ----------                                         ------------------
Paul M. BowmanDaniel T. Cannon                                President & CEO
Attorney, Law office of Paul M. Bowman                        Carol I. Brownawell       Executive Vice President & CFO
                                                              Thomas E. Beery           Vice President & SLO
David C. Bryan                                                Timothy J. Berrigan       Vice President-Information Systems
Of Counsel, Law Offices of Ewing, Dietz,                      Rita B. Mielke            Vice President & COO
 Fountain and Kehoe, PA.                                      Pamela C. Satchell        Vice President - Human Resources
                                                              Kathryn C. Walls          Vice President - Marketing
Daniel T. Cannon
Executive Vice President and COO, Shore Bancshares, Inc.      OFFICES
                                                              -------
President and CEO, The Centreville National Bank              Main Office
                                                              109 N. Commerce Street
B. Vance Carmean                                              Centreville, Maryland 21617
President Carmean Grain, Inc. Chairman of the Board,
Shore Bancshares, Inc.
                                                              Route 213 South Office
Ann B. Collier                                                2609 Centreville Road
Former Educator and Farmer                                    Centreville, Maryland 21617

                                                              Stevensville Office
Mark M. Freestate                                             408 Thompson Creek Road
Vice President, Avon Dixon Agency, LLC                        Stevensville, Maryland 21666
Vice Chairman of the Board, The Centreville National Bank
                                                              Kent Office
                                                              305 East High Street
Thomas K. Helfenbein                                          Chestertown, Maryland 21620
Funeral Director and Partner,
Fellows, Helfenbein & Newnam Funeral Home                     Hillsboro Office
                                                              21913 Shore Highway
Neil R. LeCompte                                              Hillsboro,  Maryland 21641
Certified Public Accountant, Office of
Neil R. LeCompte                                              Denton Office
                                                              850 S. 5th Street
Susanne K. Nuttle                                             Denton,  Maryland 21629
Retired Vice President, The Centreville National Bank
                                                              Chester Office
Jerry F. Pierson                                              300 Castle Marina Road
President, Jerry F. Pierson, Inc.                             Chester, Maryland 21619
Chairman of the Board, The Centreville National Bank
                                                              Wye Mortgage Group
Wm. Maurice Sanger                                            109 N. Commerce Street
President F.W., Inc.                                          Centreville,
President Cloverbay Development Corporation                   Maryland 21617

                                                              ATM LOCATION
William E. Sylvester, Jr.
President, Norwich Fluids, Inc.                               Queenstown Harbor Golf Links
                                                              Queenstown, Maryland 21658
Mary Ellen M. Valliant
President, Valliant and Associates                            Phone (410) 758-1600
Investment Management, LLC                                    Fax (410) 758-2364
                                                              E-Mail:  DIRECTIONS@CNBMC.COM
                                                              website:  HTTP://WWW.CNBMD.COM



                       THE TALBOT BANK OF EASTON, MARYLAND

DIRECTORS                                            EXECUTIVE OFFICERS
Herbert L. Andrew, III                               W. Moorhead Vermilye        President & CEO
Farmer                                               Jerome M. McConnell         Executive Vice President & SLO
                                                     Matthew I. Werner           Senior Vice President & COO
Blenda W. Armistead                                  Susan E. Leaverton          Vice President & CFO
Investor                                             Robert J. Meade             Vice President - Human Resources

Lloyd L. Beatty, Jr.                                 OFFICES
                                                     -------
Certified Public Accountant
President, Darby Advisors, Inc.                      Main Office
                                                     18 E. Dover Street
Donald D. Casson                                     Easton, Maryland 21601
Certified Public Accountant
Real Estate Broker                                   Tred Avon Square Branch
Chairman of the Board, The Talbot Bank               210 Marlboro Road
                                                     Easton, Maryland 21601
Gary L. Fairbank
Owner, Fairbank Tackle                               St. Michaels Branch
                                                     1013 S. Talbot Street
Richard C. Granville                                 St. Michaels, Maryland 21663
Investor
                                                     Elliott Road Branch
Jerome M.McConnell                                   8275 Elliott Road
Executive Vice President, The Talbot Bank            Easton, Maryland 21601

Shari L, McCord                                      Cambridge Branch
Investor                                             2745 Dorchester Square
                                                     Cambridge, Maryland 21613
David L. Pyles
Investor                                             ATM LOCATIONS

Stephen M. Shearer                                   Memorial Hospital at Easton
Owner, Shearer the Jeweler                           219 S. Washington Street
                                                     Easton, Maryland 21601
Christopher F. Spurry
President, Spurry & Associates, Inc.                 Sailwinds Amoco
                                                     511 Maryland Avenue
David P. Valliant                                    Cambridge, Maryland 21613
Investor
                                                     Talbottown
W.Moorhead Vermilye                                  218 N. Washington Street
President & CEO, Shore Bancshares, Inc.              Easton, Maryland 21601
President & CEO, The Talbot Bank
                                                     Chesapeake Bay Outfitters
                                                     100 N. Talbot Street
                                                     St. Michaels, Maryland 21663

                                                     Phone (410) 822-1400
                                                     Fax (410) 820-4238
                                                     E-Mail: INFO@TALBOT-BANK.COM
                                                             --------------------
                                                     website: HTTP://WWW.TALBOT-BANK.COM
                                                              --------------------------



                           THE AVON DIXON AGENCY, LLC

BOARD OF DIRECTORS                                         EXECUTIVE OFFICERS

Kevin P. LaTulip, Chairman                                 Kevin P. LaTulip            President
Terry M. Meade                                             Terry M. Mead               Executive Vice President
William L. Lane, Jr.
David C. Lee                                               OFFICES
                                                           -------
Sally E. McClellan
Leonard "Jay" Dayton, Jr.                                  Easton Office
Edward "Ned" McDonald                                      106 N. Harrison Street
Mark M. Freestate                                          Easton, Maryland 21601

                                                           Grasonville Office
                                                           301 Saddler Road
                                                           Grasonville, Maryland 21638

                                                           Centreville Office
                                                           195 Lawyers Row
                                                           Centreville, Maryland 21617

                                                           Phone (410) 822-0506
                                                           Fax (410) 822-5629
                                                           website: HTTP://WWW.AVONDIXON.COM
                                                                    ------------------------

                          ELLIOTT WILSON INSURANCE, LLC

BOARD OF DIRECTORS                                         EXECUTIVE OFFICERS

Kevin P. LaTulip                                           Kevin P. LaTulip            President
Terry M. Mead                                              Terry M. Mead               Executive Vice President
Erika S. Wilson
Edward "Ned" McDonald                                      OFFICES
                                                           -------

                                                           9707 Ocean Gateway
                                                           Easton, Maryland 21601

                                                           Phone (410) 820-7797
                                                           Fax (410) 820-7754
                                                           website: HTTP://ELLIOTTWILSON.COM
                                                                    ------------------------

                           WYE FINANCIAL SERVICES, LLC

BOARD OF DIRECTORS                                         EXECUTIVE OFFICERS

Kevin P. LaTulip, Chairman                                 Kevin P. LaTulip            President
Terry M. Mead                                              James M. Vermilye           Vice President
James M. Vermilye
Susan E. Leaverton                                         OFFICES
                                                           -------
Daniel T. Cannon
                                                           106 N. Washington Street
                                                           Easton, Maryland 21601

                                                           Phone (410) 763-8543
                                                           Fax (410) 763-8557
                                                           website: http://www.wyefinancial.com
